Filed Pursuant to Rule 424(b)(4)

Registration No. 333-220775

PROSPECTUS SUPPLEMENT NO. 2
(to Prospectus dated December 12, 2017)

8,843,174 Shares

Common Stock

____________________

The selling stockholder, Atkins Holdings LLC, an affiliate of Roark Capital Group, is offering 8,843,174 shares of our common stock. We are not offering any securities pursuant to this prospectus supplement and we will not receive any of the proceeds from the sale of the common stock being sold by the selling stockholder.

Our common stock is listed on the NASDAQ Capital Market (“NASDAQ”), under the symbol “SMPL.” On February 2, 2018, the last reported sale price of our common stock on NASDAQ was $13.62 per share.

You should carefully read this prospectus supplement and the accompanying prospectus before you invest in our common stock.

____________________

Investing in our common stock involves risks. See “Risk Factors” beginning on page 5 of the accompanying prospectus to read about risks that you should consider before buying our common stock.

____________________

The underwriter has agreed to purchase the shares of our common stock from the selling stockholder at a price of $12.40 per share, which will result in $109,655,357.60 of proceeds to the selling stockholder before expenses. The underwriter proposes to offer the shares of common stock from time to time for sale in one or more transactions on the NASDAQ, in the over-the-counter market, through negotiated transactions or otherwise at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. See “Underwriting” for additional information regarding underwriting compensation.

The underwriter may sell, at the direction of the selling stockholder, shares to directors and other persons associated with the company who have expressed an interest in purchasing shares in the offering.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement. Any representation to the contrary is a criminal offense.

____________________

Delivery of the common stock will be made on or about February 9, 2018.

Morgan Stanley

The date of this prospectus supplement is February 6, 2018.

TABLE OF CONTENTS

Prospectus Supplement No. 2

SUMMARY	S-3
COMPANY OVERVIEW	S-3
THE OFFERING	S-6
USE OF PROCEEDS	S-7
MARKET PRICE OF OUR COMMON STOCK	S-8
DIVIDEND POLICY	S-9
SELLING STOCKHOLDER	S-10
TAXATION	S-11
UNDERWRITING	S-15
LEGAL MATTERS	S-21
EXPERTS	S-21
WHERE YOU CAN FIND MORE INFORMATION	S-21

Prospectus Supplement No. 1

PART I – FINANCIAL INFORMATION

Item 1. Financial Statements (Unaudited):	Q-1
Condensed Consolidated Balance Sheets	Q-1
Condensed Consolidated Statements of Operations and Comprehensive Income	Q-2
Condensed Consolidated Statements of Cash Flows	Q-3
Notes to Unaudited Condensed Consolidated Financial Statements	Q-4
Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations	Q-18
Item 3 Quantitative and Qualitative Disclosures about Market Risk	Q-29
Item 4. Controls and Procedures	Q-29

PART II – OTHER INFORMATION

Item 1. Legal Proceedings	Q-30
Item 1A. Risk Factors	Q-30
Item 2. Unregistered Sales of Equity Securities and Use of Proceeds	Q-31
Item 3. Defaults Upon Senior Securities	Q-31
Item 4. Mine Safety Disclosures	Q-31
Item 5. Other Information	Q-31
Item 6. Exhibits	Q-31

Prospectus

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS	ii
SUMMARY OF THE PROSPECTUS	1
RISK FACTORS	5
USE OF PROCEEDS	21
PRICE RANGE OF SECURITIES	22
DIVIDENDS	23
SELECTED HISTORICAL FINANCIAL INFORMATION	24
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	31
BUSINESS	59
MANAGEMENT	70
EXECUTIVE COMPENSATION	77

S-i

DESCRIPTION CAPITAL STOCK	85
BENEFICIAL OWNERSHIP OF SECURITIES	91
SELLING STOCKHOLDERS	94
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS	95
CERTAIN U.S. FEDERAL INCOME AND ESTATE TAX CONSIDERATIONS FOR NON-U.S. HOLDERS	100
PLAN OF DISTRIBUTION	104
LEGAL MATTERS	107
EXPERTS	107
WHERE YOU CAN FIND MORE INFORMATION	107
INDEX TO FINANCIAL STATEMENTS	F-1

S-ii

ABOUT THIS PROSPECTUS SUPPLEMENT AND PROSPECTUS

This Prospectus Supplement No. 2 (this “prospectus supplement”) is part of the prospectus of The Simply Good Foods Company (the “Company”), dated December 12, 2017, as supplemented by Prospectus Supplement No. 1 dated January 9, 2018 (collectively, the “prospectus”).

This document consists of two parts. The first part is this prospectus supplement, which describes the specific terms of this offering. The second part is the accompanying prospectus, which contains more general information. You should read both this prospectus supplement and the accompanying prospectus, together with additional information described below under the caption “Where You Can Find More Information.”

If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely upon the information in this prospectus supplement. Any statement made in the prospectus will be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.

We are responsible for the information contained in this prospectus supplement, the accompanying prospectus and any related free writing prospectus we have authorized for use in connection with this offering. This prospectus supplement may be used only for the purpose for which it has been prepared. Neither we nor any underwriter has authorized anyone to provide information different from that contained in this prospectus supplement, the accompanying prospectus and any related free writing prospectus.

The selling stockholder is not, and the underwriter is not, making an offer to sell our common stock in any jurisdiction where the offer or sale is not permitted. You should not assume that the information appearing in this prospectus supplement, the accompanying prospectus, any free writing prospectus we have authorized for use in connection with this offering is accurate as of any date other than the date of the applicable document. Our business, financial condition, results of operations and prospects may have changed since that date. Neither this prospectus supplement nor the accompanying prospectus constitutes an offer, or an invitation on our behalf or on behalf of the underwriter, to subscribe for and purchase any of the securities, and may not be used for or in connection with an offer or solicitation by anyone, in any jurisdiction in which such an offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement includes forward-looking statements. The forward-looking statements involve risks and uncertainties. Forward-looking statements identify prospective information. Important factors could cause actual results to differ, possibly materially, from those in the forward-looking statements. In some cases you can identify forward-looking statements by words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “potential,” “should,” “will” and “would” or other similar words. You should read statements that contain these words carefully because they discuss our future priorities, goals, strategies, actions to improve business performance, market growth assumptions and expectations, new products, product pricing, changes to our business processes, future business opportunities, capital expenditures, financing needs, financial position and other information that is not historical information.

The following list represents some, but not necessarily all, of the factors that could cause actual results to differ from historical results of continuing operations or those anticipated or predicted by these forward-looking statements:

•      our ability to compete successfully in the highly competitive nutritional snacking industry;

•      our ability continually enhance our brand recognition, increase distribution of our products, attract new customers to our brands and introduce new and innovative products;

•      efforts to add additional shelf or retail space for our products;

•      changes in consumer preferences, perceptions of healthy food products and discretionary spending;

•      if our brands or reputation are damaged, the attractive characteristics that we offer our consumers, distributors and retailers may diminish;

•      expenditures used to maintain consumer awareness of our brands, build brand loyalty and generate interest in our products;

•      our success in implementing our growth strategies, including expanding our emphasis on a low-carb, low-sugar and protein-rich healthy lifestyle, while maintaining the traditional identity of our brands and the loyalty of our consumers;

•      our ability to integrate, operate or realize the anticipated benefits of such business combinations;

•      potential non-compliance with the Food and Drug Administration or other applicable regulations; and

•      other risks referenced in the section of the prospectus entitled “Risk Factors.”

We caution you that the foregoing list of important factors may not contain all of the factors that are important to you. In addition, in light of these risks and uncertainties, the matters referred to in the forward-looking statements contained in this prospectus supplement may not in fact occur.

Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by which, such performance or results will be achieved. Forward-looking information is based on information available at the time and/or management’s good faith belief with respect to future events and is subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in the statements.

Forward-looking statements speak only as of the date the statements are made. We assume no obligation to update forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information except to the extent required by applicable securities laws. If we do update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect thereto or with respect to other forward-looking statements.

SUMMARY

This summary highlights information about our business contained in the accompanying prospectus and does not contain all of the information that may be important to you. For a more complete understanding of our business and the offering, you should read this entire prospectus supplement and the accompanying prospectus.

In this prospectus supplement, unless otherwise noted or indicated by context, “Company,” “Simply Good Foods,” “we,” “our” and “us” refer to The Simply Good Foods Company and its subsidiaries.

Company Overview

Simply Good Foods is a growing developer, marketer and seller of branded nutritional foods and snacking products. Its highly-focused product portfolio consists primarily of nutrition bars, ready-to-drink shakes, snacks and confectionery products marketed under the Atkins®, SimplyProtein®, Atkins Harvest Trail, and Atkins Endulge® brand names. Over the past 45 years, Atkins has become an iconic American brand that for many consumers stands for “low carb,” “low sugar” and “protein rich” nutrition. The Atkins approach focuses on a healthy nutritional approach with reduced levels of refined carbohydrates and refined sugars and encourages the consumption of lean protein, fiber, fruits, vegetables, and good fats.

In our core Atkins snacking business, we strive to offer a complete line of nutrition bars, RTD shakes and confections that satisfy hunger while providing consumers with a convenient, “better-for-you” snacking alternative. Our sales, marketing and R&D capabilities enable us to distribute products into a national customer base across the mass merchandiser, grocery and drug channels. We believe that Atkins’ broad brand recognition, depth of management talent and strong cash generation position us to continue to innovate in the Atkins brand and acquire other brands, and thereby become an industry leading snacking platform. To that end, in December 2016, Atkins completed the acquisition of Wellness Foods, Inc. (“Wellness Foods”), a Canada-based developer, marketer and seller of the SimplyProtein® brand that is focused on protein-rich and low-sugar products, which our management believes has significant opportunity for expansion in the U.S. In addition to snacking products, Atkins entered into a license arrangement in 2014 for frozen meals sold in the U.S. by Bellisio Foods, Inc., which reduces Atkins’ GAAP net sales as products are distributed by Bellisio and are no longer shipped direct to customers.

Snacking occasions are on the rise as consumers crave convenient, healthy and delicious foods, snacks and meal replacements for their on-the-go lifestyles. Atkins’ emphasis on nutrition bars and RTD shakes positions us to capitalize on consumers’ busy schedules. We believe a number of existing and emerging consumer trends within the U.S. food and beverage industry including increased consumption of smaller, more frequent meals throughout the day, consumers’ strong preference for convenient, “better-for-you” snacks, consumers’ greater focus on health and wellness, and consumers’ moves toward controlling carbohydrate and sugar consumption will continue to both drive the growth of the nutritional snacking category and increase the demand for Atkins’ product offerings.

Simply Good Foods was formed on March 30, 2017 to consummate a business combination between Conyers Park Acquisition Corp. and NCP-ATK Holdings, Inc. (“Atkins”) which occurred on July 7, 2017.

Our Strengths

Powerful brand with strong consumer awareness and loyalty. We are a leading player in the fast growing nutritional snacking category, and Atkins is one of the only brands with scale in both nutrition bars and RTD shakes. The Atkins iconic brand has 85% aided brand awareness with U.S. consumers today, based on a study conducted by Atkins in January 2016. Atkins continues to add new consumers, as demonstrated by a 6% compound annual increase in its consumer base over the past five fiscal years. Its highly-focused snacking portfolio provides us with a unique position within retailers’ nutrition and wellness aisles, resulting in meaningful shelf space. Atkins’ ability to appeal to both weight management program consumers and consumers focused on everyday nutritious eating makes it a highly attractive and strategic brand for a diverse set of retailers across various distribution channels.

Aligned with consumer mega trends. Increasing global concern about growing rates of obesity and weight-related diseases and other health issues has resulted in increased scientific, media and consumer focus on nutrition. Over 100 independent, peer reviewed, clinical studies show the benefits of controlling carbohydrates. Management believes that this focus is prompting consumers to rebalance their nutritional breakdown away from carbohydrates. In fact, 73% of consumers are seeking to lower their carbohydrate intake according to Health Focus

International. Atkins brand attributes, “low carb,” “low sugar” and “protein rich” nutrition, are well aligned with consumer mega trends. In addition, consumers’ eating habits are gradually shifting towards increased convenience, snacking and meal replacement. Our portfolio of convenient and nutritious products as well as our ongoing effort to meet consumer demands for “cleaner labels,” which we define as products made with fewer, simpler and more recognizable ingredients, are strategically aligned with these trends.

Scalable snacking and food platform. With the highly-recognized Atkins brand as an anchor, we have been able to grow our product offerings through our brand extensions such as Atkins Harvest Trail and via acquisitions such as the December 2016 acquisition of Wellness Foods. Our in-house product development experience, combined with our outsourced manufacturing model, allow us to bring new products to market quickly. We pride ourselves on knowing our consumers and mining insights that lead to new products and ideas. We believe that we have the ability to leverage our strong relationships with our retail customers and distributors, brand building record, and category management expertise to help new products, brands and brand extensions gain distribution and consumer recognition, allowing us to continue to successfully expand our snacking platform.

Asset-light business with strong cash generation. We retain core in-house capabilities including sales and marketing, brand management, customer relationships, product development, and supply-chain know-how, while partnering with a diversified pool of contract manufacturers and distributors to execute manufacturing and distribution. Outsourcing these competencies allows us to focus our efforts on innovation, marketing and sales to strive to meet consumer demands. Our lean infrastructure allows for significant flexibility and speed-to-market and minimal capital investment, which translates into consistent and robust free cash flow generation over time, driven by strong gross margins.

Experienced leadership team. Simply Good Foods has an experienced team of industry veterans with extensive experience across multiple branded consumer products, food and nutrition categories. For example, our Chief Executive Officer Joseph Scalzo has significant experience operating packaged foods businesses, having served in various leadership roles at Dean Foods, WhiteWave Foods, The Gillette Company, The Coca-Cola Company, and The Procter & Gamble Company. Simply Good Foods’ extensive experience is complemented by the significant industry expertise of James Kilts, the former Chief Executive Officer of The Gillette Company and Nabisco, and former President of Kraft USA and Oscar Mayer, and David West, the former Chief Executive Officer of Big Heart Pet Brands and The Hershey Company. Our management team’s deep expertise and proven track record in managing brands and operating packaged food businesses is a key driver of our success and positions Simply Good Foods as an attractive vehicle for future long-term growth within the snacking space and broader food category.

Our Strategies

Continue our advocacy, education and activation for core program consumers. Consumers who purchase Atkins’ products have shown a strong affinity for the brand as evidenced by a relatively high level of servings per buyer, per year. Historically, our core target consumer base has consisted of individuals participating in branded weight management programs. These consumers are our most loyal, profitable and frequent purchasers. We believe that social media is a cost-effective way of continuing to attract and retain these core consumers. We expect that the recently improved website and mobile application will continue to attract core consumers, including millennials, to our products. Our marketing strategy also uses television and print behind our new celebrity spokeswoman Lauren Alaina and the “Today’s Atkins” campaign. We believe that our ongoing efforts to educate consumers about the benefits of a lower carbohydrate lifestyle will further reinforce the brand to core consumers who are focused on a programmatic approach to weight management.

Further develop marketing strategy to reach self-directed low carbohydrate consumers. We intend to continue to make focused changes to our approach to consumer outreach. According to the Information Resources, Inc. (“IRI”) Study, over 50% of current consumers are self-directed eaters (not on a program diet) who buy and consume our products, despite the fact that historically, Atkins’ marketing and advertising have not been targeted towards them. Based on a study we conducted in January 2016, we believe that the addressable market for our products is expandable from approximately 8 million low carbohydrate, program weight management consumers to approximately 46 million consumers, including individuals focused on self-directed weight management and those who have adopted a low carbohydrate approach to eating unrelated to weight management. This approach is reflected in our new campaign, "Today's Atkins," launched this past fall and continues to show that Atkins extends beyond a diet, focusing on lowering intake of carbohydrates and reducing sugars. This campaign is represented by our new celebrity spokesperson, actor Rob Lowe, who has followed a low-carb approach for years. Management expects that the brand’s redesigned marketing and advertising, such as our new spokesperson and our food-focused television advertising, will be effective at reaching the large addressable market of self-directed low carbohydrate consumers. Additionally, social media continues to be an important component of our marketing tools and we have an active and growing presence on key social channels such as Facebook, Instagram, and Twitter. During the 52-week period ended August 26, 2017, Atkins had approximately 10 million new visitors to its website, www.atkins.com.

Innovate and expand the portfolio of product offerings to meet consumer demands for “cleaner labels,” higher protein products and new product forms. Management expects that our ongoing efforts to meet consumer demands for “cleaner labels,” which we define as products made with fewer, simpler and more recognizable ingredients, will be effective at reaching self-directed low carbohydrate consumers, who are focused on weight management as part of overall health, wellness and “clean eating.” Management is committed to continually finding new and innovative formulations to reduce the number of product ingredients, as well as using “better for you” ingredients like nuts, fiber and whey protein in its existing products, while maintaining and improving taste and quality. In addition, we intend to continue to enhance, strengthen and expand our product offerings with new and innovative flavors and forms, simple ingredients and packaging alternatives, all while maintaining a commitment to delivering products that meet our nutritional profile and provide the convenience that consumers crave. Our in-house research and development laboratory allows us to develop new products internally and bring them to market quickly through our contract manufacturing network without diverging from high standards of taste, quality, safety and nutritional content. Additionally, we believe we will be able to meet consumer demands through merger and acquisition transactions, such as the December 2016 acquisition of Wellness Foods, a Canada-based developer, marketer and seller of the SimplyProtein® brand that is focused on “cleaner label,” protein-rich, and low-sugar products, which our management believes has significant opportunity for expansion in the U.S.

Expand distribution in white space opportunities. In the 52-week period ended August 26, 2017, over 80% of Atkins’ gross sales were through the mass retailer and grocery distribution channels. Management team believes there is opportunity for the brand to further penetrate other distribution channels such as convenience and club stores. Management also believes that the development of the SimplyProtein® brand will allow us to expand distribution into the natural and specialty channel. In addition, while shoppers have become heavy consumers of e-commerce purchases generally, only approximately 3% of Atkins’ gross sales for the pro forma combined 52-week period ended August 26, 2017 were through its e-commerce channel. We intend to leverage our brand recognition to further develop the distribution channels through which it reaches consumers, including through the expansion of the e-commerce channel.

Leverage platform to expand in attractive food and snacking categories. Management believes the fragmented snacking category presents a substantial opportunity for consolidation and the opportunity to build, through disciplined acquisitions, a leading platform in the snacking space and broader food category. As a leader in nutritious snacking, we believe we have the unique capability to leverage our operating platform and customer relationships to expand beyond the Atkins brand. Our experienced management team has deep expertise in brand building to expand the business into additional brands and products in the snacking segment. Simply Good Foods is actively seeking to identify and evaluate new acquisition opportunities to complement the Atkins platform, and sees significant opportunity for growth and synergies in complementary adjacent snacking categories such as the “better-for-you” eating space. As part of our previously announced acquisition strategy we continuously look for acquisitions. In our current acquisition pipeline we are in negotiations to purchase assets complimentary to our existing business that have $150 million to $200 million in annual revenues. We expect the purchase price to be less than one times the annual revenues. There is no assurance that this transaction or any transactions will be consummated.

The Offering

Common stock offered by the selling stockholder	8,843,174 shares.

Common stock outstanding prior to and after completion of this offering	70,582,573 shares.

Use of proceeds

The selling stockholder will receive all of the net proceeds from any sales of its shares. We will not receive any proceeds from the sale of the common stock by the selling stockholder. We will bear a portion of the expenses of the offering of the common stock by the selling stockholder, except that the selling stockholder will pay any applicable underwriting fees, discounts or commissions and certain transfer taxes on the sale of the common stock by the selling stockholder. See “Use of Proceeds” in this prospectus supplement.

Dividends

We have never declared or paid, and do not anticipate declaring or paying, any cash dividends on our common stock in the foreseeable future. While our board of directors may consider whether or not to institute a dividend policy, it is our present intention to retain any earnings for use in our business operations. See “Dividend Policy.”

NASDAQ symbol	“SMPL”

Risk Factors

For a discussion of risks relating to the Company, our business and an investment in our common stock, see “Risk Factors” in the accompanying prospectus and all other information set forth in this prospectus supplement and the accompanying prospectus before investing in our common stock.

Unless otherwise indicated, all information in this prospectus supplement relating to the number of shares of common stock to be outstanding immediately after this offering excludes approximately 9.0 million shares reserved for future issuance under our 2017 Omnibus Incentive Plan or issuable pursuant to currently outstanding equity awards.

USE OF PROCEEDS

We will not receive any proceeds from the sale of our common stock by the selling stockholder named herein. All of the common stock offered by the selling stockholder pursuant to this prospectus supplement will be sold by the selling stockholder for its own account. We may, however, bear a portion of the expenses of the offering of the common stock by the selling stockholder, except that the selling stockholder will pay any applicable underwriting fees, discounts or commissions and certain transfer taxes.

MARKET PRICE OF OUR COMMON STOCK

Our common stock has been traded on NASDAQ under the symbol “SMPL” since the business day following the consummation of the Business Combination, July 10, 2017. Prior to this time, there was no public market for our common stock. The following table shows the high and low sale prices per share of our common stock as reported on NASDAQ for the periods indicated:

	Common Stock
Fiscal Year 2017	High	Low
Period from July 10, 2017 through August 25, 2017	$12.50	$11.00

Fiscal Year 2018	High	Low
Period from August 26, 2017 through November 25, 2017	$13.06	$10.93
Period from November 26, 2017 through February 2, 2018	$16.01	$12.45

On February 2, 2018, the closing price of our common stock was $13.62. As of February 2, 2018 we had 21 holders of record of our common stock. These figures do not include the number of persons whose securities are held in nominee or “street” name accounts through brokers and other nominees.

DIVIDEND POLICY

We have never declared or paid, and do not anticipate declaring or paying, any cash dividends on our common stock in the foreseeable future. While our board of directors may consider whether or not to institute a dividend policy, it is our present intention to retain any earnings for use in our business operations.

SELLING STOCKHOLDER

Unless otherwise indicated, the following table shows information about the beneficial ownership of our common stock, as of February 2, 2018, of the stockholder selling shares in this offering.

The percentage listed below for common stock owned before the offering is based on 70,582,573 shares of common stock outstanding as of February 2, 2018. Percentage ownership of our common stock after the offering assumes the sale of common stock in this offering.

Name and Address of Beneficial Owner(1)	Common stock owned before the offering		Common stock to be sold in this offering	Common stock owned after the offering
	Number	Percentage	Number	Number	Percentage
Atkins Holdings LLC(2)	8,843,174	12.53%	8,843,174	—	—

____________

(1)      A “beneficial owner” of a security is determined in accordance with Rule 13d-3 under the Exchange Act and generally means any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise, has or shares:

•      voting power which includes the power to vote, or to direct the voting of, such security; and/or

•      investment power which includes the power to dispose, or to direct the disposition of, such security.

Unless otherwise indicated, each person named in the table above has sole voting and investment power with respect to all shares of common stock listed as owned by that person. Shares of common stock issuable upon the exercise of options exercisable on February 2, 2018, or within 60 days thereafter are considered outstanding and to be beneficially owned by the person holding such options for the purpose of computing such person’s percentage beneficial ownership, but are not deemed outstanding for the purposes of computing the percentage of beneficial ownership of any other person.

(2)      Atkins Holdings LLC directly owns 8,843,174 shares of common stock. Atkins Holdings LLC, a Georgia limited liability company, is controlled by RC II Atkins LLC, a Georgia limited liability company. RC II Atkins LLC is controlled by Roark Capital Partners II, LP, a Delaware limited partnership. Roark Capital Partners II, LP is controlled by its general partner, Roark Capital GenPar II, LLC, a Delaware limited liability company, which is in turn controlled by its managing member, Neal K. Aronson. Each of RC II Atkins LLC, Roark Capital Partners II, LP, Roark Capital GenPar II, LLC and Mr. Aronson may be deemed to have voting and dispositive power with respect to the common stock directly owned by Atkins Holdings LLC and therefore be deemed to be the beneficial owner of the common stock held by Atkins Holdings LLC, but each disclaim beneficial ownership of such common stock. The address of Atkins Holdings LLC is 1180 Peachtree Street NE Atlanta, GA 30309.

CERTAIN U.S. FEDERAL INCOME AND ESTATE TAX CONSIDERATIONS FOR NON-U.S. HOLDERS

Overview

The following is a general summary of certain U.S. federal income and estate tax consequences to non-U.S. holders, as defined below, of the ownership and disposition of shares of our common stock. This summary deals only with shares of our common stock that are purchased by a non-U.S. holder in this offering and that will be held by such non-U.S. holder as “capital assets” within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended, (the “Code”) (generally, property held for investment). This discussion supersedes, in its entirety, the discussion under the heading “Certain U.S. Federal Income and Estate Tax Considerations for Non-U.S. Holders” in the prospectus.

For purposes of the discussion regarding U.S. federal income tax consequences, a “non-U.S. holder” means a beneficial owner of shares of our common stock that, for U.S. federal income tax purposes, is not any of the following:

•      an individual who is a citizen or resident of the United States;

•      an entity treated as a corporation created or organized (or deemed to be created or organized) in or under the laws of the United States, any state thereof or the District of Columbia;

•      any entity or arrangement treated as a partnership;

•      an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•      a trust if it (1) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person for U.S. federal income tax purposes.

If any entity or arrangement treated as a partnership for U.S. federal income tax purposes holds shares of our common stock, the tax treatment of a partner in such partnership generally will depend upon the status of the partner and the activities of the partner and the partnership. If you are a partner of a partnership considering an investment in shares of our common stock, you should consult your tax advisors.

This summary is based upon provisions of the Code, applicable U.S. Treasury regulations promulgated thereunder, rulings and other administrative pronouncements and judicial decisions, all as of the date hereof. These authorities are subject to different interpretations and may be changed, perhaps retroactively, so as to result in U.S. federal income and estate tax consequences different from those summarized below. We cannot assure you that a change in law will not significantly alter the tax considerations described in this summary.

This summary does not address all aspects of U.S. federal income and estate taxation (such as the alternative minimum tax or the unearned income Medicare contribution tax) and does not address any aspects of other U.S. federal taxes (such as gift taxes) or state, local or non-U.S. taxes that may be relevant to non-U.S. holders in light of their particular circumstances. In addition, this summary does not describe the U.S. federal income tax consequences applicable to you if you are subject to special treatment under U.S. federal income tax laws (including but not limited to if you are a U.S. expatriate or an entity subject to the U.S. anti-inversion rules, a bank or other financial institution, an insurance company, a tax-exempt organization, a trader, broker or dealer in securities or currencies, a regulated investment company, a real estate investment trust, a “controlled foreign corporation,” a “passive foreign investment company,” an entity treated as a partnership or other pass-through entity for U.S. federal income tax purposes (or an investor in such a pass-through entity), a person who acquired shares of our common stock as compensation or otherwise in connection with the performance of services, or a person who has acquired shares of our common stock as part of a straddle, hedge, conversion transaction, synthetic security or other integrated investment).

We have not sought and do not expect to seek any rulings from the U.S. Internal Revenue Service (the “IRS”) regarding the matters discussed below. There can be no assurance that the IRS will not take positions concerning the tax consequences of the ownership or disposition of shares of our common stock that differ from those discussed below.

The discussion below assumes that no item of income or gain in respect of shares of our common stock at any time will be effectively connected with a U.S. trade or business conducted by a non-U.S. holder. If you are a non-U.S. holder conducting a U.S. trade or business and your income or gain in respect of shares of our common stock is effectively connected with such U.S. trade or business, you should consult your tax advisor regarding the U.S. federal income tax (including branch profits tax) consequences resulting from your investment in shares of our common stock.

This summary is for general information only and is not intended to constitute a complete description of all U.S. federal income and estate tax consequences for non-U.S. holders relating to the ownership and disposition of shares of our common stock. If you are considering the purchase of shares of our common stock, you should consult your tax advisors concerning the particular U.S. federal income and estate tax consequences to you of the ownership and disposition of shares of our common stock, as well as the consequences to you arising under other U.S. federal tax laws and the laws of any other applicable taxing jurisdiction in light of your particular circumstances.

Dividends

In general, cash distributions on shares of our common stock will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent any such distributions exceed both our current and our accumulated earnings and profits, they will first be treated as a return of capital reducing your tax basis in our common stock (determined on a share by share basis), but not below zero, and thereafter will be treated as gain from the sale of stock (the treatment of which is discussed below under “—Gain on Disposition of Shares of Common Stock”).

As discussed under “Dividends” above, we do not currently anticipate paying any cash dividends on shares of our common stock in the foreseeable future. In the event that we do pay dividends on shares of our common stock, subject to the discussions below of backup withholding and FATCA (as defined below), such dividends paid to a non-U.S. holder generally will be subject to a U.S. federal withholding tax at a 30% rate, or such lower rate as may be specified by an applicable income tax treaty.

A non-U.S. holder of shares of our common stock who wishes to claim the benefit of an applicable treaty rate (and avoid backup withholding, as discussed below) for dividends generally will be required (a) to complete IRS Form W-8BEN or W-8BEN-E (or other applicable form) and certify under penalty of perjury that such holder is not a “United States person” as defined under the Code and is eligible for treaty benefits, or (b) if shares of our common stock are held through certain non-U.S. intermediaries (including certain non-U.S. partnerships), to satisfy the relevant certification requirements of applicable U.S. Treasury regulations. This certification must be provided to us (or, if applicable, our paying agent) prior to the payment to the non-U.S. holder of any dividends, and may be required to be updated periodically.

A non-U.S. holder of shares of our common stock that does not timely furnish required documentation, but is eligible for a reduced rate of United States federal withholding tax pursuant to an income tax treaty, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. holders should consult their tax advisors regarding their entitlement to benefits under any applicable income tax treaty.

Gain on Disposition of Shares of Common Stock

Subject to the discussions below of backup withholding and FATCA (as defined below), any gain realized by a non-U.S. holder on the sale or other disposition of shares of our common stock generally will not be subject to United States federal income tax, unless:

•      the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of such sale or other disposition, and certain other conditions are met, in which case the non-U.S. holder will be subject to a 30% tax (or such lower rate specified by an applicable income tax treaty) on the individual’s net U.S.-source capital gain for the year; or

•      we are or have been a U.S. real property holding corporation (a “USRPHC”) for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of the disposition or the period that the non-U.S. holder held shares of our common stock (the “applicable period”).

We will be a USRPHC if at any time that the fair market value of our “United States real property interests,” as defined in the Code and applicable Treasury regulations, equals or exceeds 50% of the aggregate fair market value of our worldwide real property interests and our other assets used or held for use in a trade or business. We believe that we are not, and do not anticipate becoming, a USRPHC. However, because the determination of whether we are a USRPHC depends on the fair market value of our U.S. real property relative to the fair market value of other business assets, there can be no assurance that we are not currently or will not become a USRPHC in the future. Even if we are or become a USRPHC, so long as our common stock is regularly traded on an established securities market, a non-U.S. holder will be subject to U.S. federal income tax on any gain not otherwise taxable only if such non-U.S. holder actually or constructively owned more than five percent of our outstanding common stock at some time during the applicable period, but there can be no assurance that our common stock will be treated as regularly traded on an established securities market. You should consult your tax advisor about the consequences that could result if we are, or become, a USRPHC.

Information Reporting and Backup Withholding

The amount of dividends paid to each non-U.S. holder, and the tax withheld with respect to such dividends generally will be reported annually to the IRS and to each such holder, regardless of whether withholding was reduced or eliminated by an applicable tax treaty. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides or is established under the provisions of an applicable income tax treaty or agreement.

A non-U.S. holder generally will be subject to backup withholding with respect to dividends paid to such holder unless such holder certifies under penalty of perjury (generally on an applicable IRS Form W-8) that it is not a “United States person” as defined under the Code (and the payor does not have actual knowledge or reason to know that such holder is such a United States person), or such holder otherwise establishes an exemption.

Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale or other disposition by a non-U.S. holder of shares of our common stock within the United States or conducted through certain U.S.-related financial intermediaries unless such non-U.S. holder certifies under penalty of perjury that it is not a “United States person” as defined under the Code (and the payor does not have actual knowledge or reason to know that such holder is such a United States person), or such holder otherwise establishes an exemption.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.

FATCA Withholding Tax on Payments Made to Foreign Accounts

Withholding taxes may be imposed under Sections 1471 to 1474 of the Code (such Sections commonly referred to as the Foreign Account Tax Compliance Act (“FATCA”)) on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. Specifically, FATCA may impose a withholding tax of 30% on dividend income from our common stock and, once effective, on the gross proceeds of a sale or other disposition of our common stock, in each case, paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code), unless (i) the foreign financial institution undertakes certain diligence and reporting obligations, including providing sufficient documentation evidencing its compliance (or deemed compliance with FATCA), (ii) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in (i) above, it must enter into an agreement with the U.S. Department of Treasury requiring, among other things, that it undertake to identify accounts held by certain “specified United States persons” or “United States-owned foreign entities” (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. Alternatively, foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. Under certain circumstances, a non-U.S. holder of our common stock might be eligible for refunds or credits of such withholding taxes, and a non-U.S. holder might be required to file a U.S. federal income tax return to claim such refunds or credits.

Under the applicable U.S. Treasury regulations, withholding under FATCA generally applies to payments of dividends on shares of our common stock and, pursuant to current administrative guidance, is expected to apply to payments of gross proceeds made after December 31, 2018. Non-U.S. holders should consult their tax advisors regarding the potential application of withholding under FATCA on their investment in our common stock.

U.S. Federal Estate Tax

Shares of our common stock that are owned (or deemed to be owned) at the time of death by a non-U.S. holder (as specifically defined for U.S. federal estate tax purposes) who is an individual will be includable in such non-U.S. holder’s taxable estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

THE SUMMARY OF CERTAIN U.S. FEDERAL INCOME AND ESTATE TAX CONSIDERATIONS ABOVE IS INCLUDED FOR GENERAL INFORMATION PURPOSES ONLY. POTENTIAL PURCHASERS OF OUR COMMON STOCK ARE URGED TO CONSULT THEIR TAX ADVISORS TO DETERMINE THE U.S. FEDERAL, STATE AND LOCAL AND NON-U.S. INCOME, ESTATE AND OTHER TAX CONSIDERATIONS OF OWNING AND DISPOSING OF OUR COMMON STOCK.

UNDERWRITING

Morgan Stanley & Co. LLC is acting as underwriter of the offering. Subject to the terms and conditions set forth in an underwriting agreement between us, the selling stockholder and the underwriter, the selling stockholder has agreed to sell to the underwriter, and the underwriter has agreed to purchase from the selling stockholder 8,843,174 shares of our common stock.

Subject to the terms and conditions set forth in the underwriting agreement, the underwriter has agreed to purchase all of the shares sold under the underwriting agreement if any of these shares are purchased.

We and the selling stockholder have agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriter may be required to make in respect of those liabilities.

The underwriter is offering the shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the shares, and other conditions contained in the underwriting agreement, such as the receipt by the underwriter of officer’s certificates and legal opinions. The underwriter reserves the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

The underwriter is purchasing the shares of common stock from the selling stockholder at $12.40 per share (representing approximately $109,655,357.60 aggregate proceeds to the selling stockholder, before expenses). The underwriter may offer the shares of common stock from time to time for sale in one or more transactions on the Nasdaq, in the over-the-counter market, through negotiated transactions or otherwise at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. In connection with the sale of the shares of common stock offered hereby, the underwriter may be deemed to have received compensation in the form of underwriting discounts. The underwriter may effect such transactions by selling shares of common stock to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriter and/or purchasers of shares of common stock for whom they may act as agents or to whom they may sell as principal.

The expenses of the offering, not including the underwriting discounts, are estimated at $250,000 and are payable by us. We have agreed to reimburse the underwriter for expenses relating to clearing of this offering with FINRA in an amount up to $15,000.

No Sales of Similar Securities

We, our executive officers and directors and the selling stockholder have agreed not to sell or transfer any common stock or securities convertible into, exchangeable for, exercisable for, or repayable with common stock, for 45 days after the date of this prospectus supplement, with certain limited exceptions, without first obtaining the written consent of the underwriter. This lock-up provision applies to common stock and to securities convertible into or exchangeable or exercisable for or repayable with common stock. It also applies to common stock owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition.

The shares are listed on NASDAQ under the symbol “SMPL.”

Short Positions

In connection with the offering, the underwriter may purchase and sell our common stock in the open market. These transactions may include short sales and purchases on the open market to cover positions created by short sales. Short sales involve the sale by the underwriter of a greater number of shares than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriter’s option to purchase additional shares described above. The underwriter may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriter will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the option granted to them. “Naked” short sales are sales in excess of such option. The underwriter must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriter is concerned that there may be downward pressure on the price of our common stock in the open market after pricing that could adversely affect investors who purchase in the offering.

Similar to other purchase transactions, the underwriter’s purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. The underwriter may conduct these transactions on NASDAQ, in the over-the-counter market or otherwise.

None of us, the selling stockholder or the underwriter make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. In addition, neither we, the selling stockholder nor the underwriter make any representation that the underwriter will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Passive Market Making

In connection with this offering, the underwriter may engage in passive market making transactions in the common stock on the NASDAQ in accordance with Rule 103 of Regulation M under the Exchange Act during a period before the commencement of offers or sales of common stock and extending through the completion of distribution. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker’s bid, that bid must then be lowered when specified purchase limits are exceeded. Passive market making may cause the price of our common stock to be higher than the price that otherwise would exist in the open market in the absence of those transactions. The underwriter is not required to engage in passive market making and may end passive market making activities at any time.

Electronic Distribution

In connection with the offering, the underwriter may distribute prospectuses by electronic means, such as email.

Other Relationships

The underwriter and its affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. The underwriter has received, or may in the future receive, customary fees and commissions for these transactions.

In addition, in the ordinary course of its business activities, the underwriter and its affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriter and its affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Selling Restrictions

European Economic Area

In relation to each member state of the European Economic Area, no offer of ordinary shares which are the subject of the offering has been, or will be made to the public in that Member State, other than under the following exemptions under the Prospectus Directive:

(a)      to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b)      to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), subject to obtaining the prior consent of the Representatives for any such offer; or

(c)      in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of ordinary shares referred to in (a) to (c) above shall result in a requirement for the Company or any Representative to publish a prospectus pursuant to Article 3 of the Prospectus Directive, or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

Each person located in a Member State to whom any offer of ordinary shares is made or who receives any communication in respect of an offer of ordinary shares, or who initially acquires any ordinary shares will be deemed to have represented, warranted, acknowledged and agreed to and with each Representative and the Company that (1) it is a “qualified investor” within the meaning of the law in that Member State implementing Article 2(1)(e) of the Prospectus Directive; and (2) in the case of any ordinary shares acquired by it as a financial intermediary as that term is used in Article 3(2) of the Prospectus Directive, the ordinary shares acquired by it in the offer have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Member State other than qualified investors, as that term is defined in the Prospectus Directive, or in circumstances in which the prior consent of the Representatives has been given to the offer or resale; or where ordinary shares have been acquired by it on behalf of persons in any Member State other than qualified investors, the offer of those ordinary shares to it is not treated under the Prospectus Directive as having been made to such persons.

The Company, our representatives and their respective affiliates will rely upon the truth and accuracy of the foregoing representations, acknowledgments and agreements.

This prospectus supplement has been prepared on the basis that any offer of shares in any Member State will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of shares. Accordingly any person making or intending to make an offer in that Member State of shares which are the subject of the offering contemplated in this prospectus may only do so in circumstances in which no obligation arises for the Company or any of the Representatives to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither the Company nor the Representatives have authorized, nor do they authorize, the making of any offer of shares in circumstances in which an obligation arises for the Company or the Representatives to publish a prospectus for such offer.

For the purposes of this provision, the expression an “offer of ordinary shares to the public” in relation to any ordinary shares in any Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the ordinary shares to be offered so as to enable an investor to decide to purchase or subscribe the ordinary shares, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (as amended) and includes any relevant implementing measure in each Member State.

Notice to Prospective Investors in the United Kingdom

In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This document must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons.

Notice to Prospective Investors in Switzerland

The shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX

Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, the Company, the shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (FINMA), and the offer of shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares.

Notice to Prospective Investors in the Dubai International Financial Centre

This prospectus supplement relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus supplement is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for the prospectus supplement. The shares to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this prospectus supplement you should consult an authorized financial advisor.

Notice to Prospective Investors in Australia

No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission (“ASIC”), in relation to the offering. This prospectus supplement does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the “Corporations Act”), and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

Any offer in Australia of the shares may only be made to persons (the “Exempt Investors”) who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the shares without disclosure to investors under Chapter 6D of the Corporations Act.

The shares applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring shares must observe such Australian on-sale restrictions.

This prospectus supplement contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus supplement is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Notice to Prospective Investors in Hong Kong

The shares of common stock have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the shares of common stock have been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares of common stock which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Notice to Prospective Investors in Japan

The shares have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) and, accordingly, will not be offered or sold, directly or indirectly, in Japan, or for the benefit of any Japanese Person or to others for re-offering or resale, directly or indirectly, in Japan or to any Japanese Person, except in compliance with all applicable laws, regulations and ministerial guidelines promulgated by relevant Japanese governmental or regulatory authorities in effect at the relevant time. For the purposes of this paragraph, “Japanese Person” shall mean any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

Notice to Prospective Investors in Singapore

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275, of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a)      a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)      a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the shares pursuant to an offer made under Section 275 of the SFA except:

(a)      to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

(b)      where no consideration is or will be given for the transfer;

(c)      where the transfer is by operation of law;

(d)      as specified in Section 276(7) of the SFA; or

(e)      as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

Notice to Prospective Investors in Canada

The shares of common stock may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the shares of common stock must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriter is not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

LEGAL MATTERS

The validity of the common stock offered hereby will be passed upon for us by Kirkland & Ellis LLP, New York, New York. Latham & Watkins LLP, New York, New York is representing the underwriter in this offering. King & Spalding LLP, Atlanta, Georgia is representing the selling stockholder in this offering.

EXPERTS

The consolidated financial statements of The Simply Good Foods Company (successor) at August 26, 2017 and for the period July 7, 2017 through August 27, 2017 and the consolidated financial statements of NCP-ATK Holdings, Inc. and subsidiaries (predecessor) at August 27, 2016 and for the period August 28, 2016 through July 6, 2017, the 52-week period ended August 27, 2016, the 35-week period ended August 29, 2015, and the 52-week period ended December 27, 2014, included in the accompanying prospectus have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The audited financial statements of Conyers Park Acquisition Corp. as of December 31, 2016 and for the period from April 20, 2016 (inception) to December 31, 2016 included in the accompanying prospectus have been so included in reliance on a report of WithumSmith+Brown, PC, an independent registered public accounting firm, appearing elsewhere herein given on the authority of said firm, as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act to register with the SEC the securities being offered in this prospectus supplement. This prospectus supplement, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules filed with it. For further information about us, and the securities being offered, reference is made to the registration statement and the exhibits and schedules filed with it. Statements contained in this prospectus supplement regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement. You may inspect the registration statement and exhibits without charge at the office of the SEC at 100 F Street, N.E., Washington, D.C. 20549, and you may obtain copies from the SEC at prescribed rates.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You can inspect and copy these reports, proxy statements and other information at the public reference facilities of the SEC at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. The SEC also maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC (www.sec.gov). Our website is www.thesimplygoodfoodscompany.com. However, the information on our website is not a part of this prospectus.

PROSPECTUS SUPPLEMENT NO. 1
(To Prospectus Dated December 12, 2017)

THE SIMPLY GOOD FOODS COMPANY

____________________

This Prospectus Supplement No. 1 (this “Supplement No. 1”) is part of the prospectus of The Simply Good Foods Company (the “Company”), dated December 12, 2017 (the “Prospectus”). This Supplement No. 1 supplements, modifies or supersedes certain information contained in the Prospectus. Any statement in the Prospectus that is modified or superseded is not deemed to constitute a part of the Prospectus, except as modified or superseded by this Supplement No. 1. Except to the extent that the information in this Supplement No. 1 modifies or supersedes the information contained in the Prospectus, this Supplement No. 1 should be read, and will be delivered, with the Prospectus. This Prospectus Supplement No. 1 is not complete without, and may not be utilized except in connection with, the Prospectus.

The purpose of this Supplement No. 1 is to update and supplement the information in the Prospectus with the information contained in the Company’s Quarterly Report on Form 10-Q for the thirteen week period ended November 25, 2017, as filed with the Securities and Exchange Commission (“SEC”) on January 9, 2018, which is attached hereto.

____________________

Investing in our common stock involves risks that are described in the “Risk Factors” section beginning on page 5 of the Prospectus.

Neither the SEC nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

____________________

The date of this prospectus supplement is January 9, 2018.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

____________________

FORM 10-Q

____________________

(Mark One)

☒      QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the quarterly period ended November 25, 2017

OR

☐       TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from to

Commission File Number: 001-38115

____________________

The Simply Good Foods Company

(Exact name of registrant as specified in its charter)

____________________

Delaware	82-1038121
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1050 17th Street, Suite 1500
Denver, CO 80265
(Address of principal executive offices and zip code)
(303) 633-2840
(Registrant’s telephone number, including area code)

____________________

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes ☒ No☐

Indicate by check mark whether the registrant has submitted electronically and posted on its corporate Website, if any, every Interactive Date File required to be submitted and posted pursuant to Rule 405 of Regulation S-T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files). Yes☒ No ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act). Yes ☐ No ☒

As of January 8, 2018, there were 70,582,573 shares of common stock, par value $0.01 per share, issued and outstanding.

The Simply Good Foods Company and Subsidiaries

FORM 10-Q

FOR THE QUARTER ENDED NOVEMBER 25, 2017

i

Part I. Financial Information

Item 1. Financial Statements (Unaudited)

The Simply Good Foods Company and Subsidiaries

Condensed Consolidated Balance Sheets

(Unaudited, dollars in thousands, except share data)

	November 25, 2017	August 26, 2017
Assets	(Successor)	(Successor)
Current assets:
Cash and cash equivalents	$62,875	$56,501
Accounts receivable, net	43,583	37,181
Inventories	31,665	29,062
Prepaid expenses	3,338	2,904
Other current assets	8,918	8,263
Total current assets	150,379	133,911

Long-term assets:
Property and equipment, net	2,457	2,105
Intangible assets, net	317,522	319,148
Goodwill	466,787	465,030
Other long-term assets	2,294	2,294
Total assets	$939,439	$922,488

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$17,455	$14,859
Accrued interest	531	561
Accrued expenses and other current liabilities	14,524	15,042
Current portion of TRA liability	2,611	2,548
Current maturities of long-term debt	711	234
Total current liabilities	35,832	33,244

Long-term liabilities:
Long-term debt, less current maturities	191,701	191,856
Long-term portion of TRA liability	23,706	23,127
Deferred income taxes	78,680	75,559
Total liabilities	329,919	323,786
See commitments and contingencies (Note 8)

Stockholders’ equity:
Preferred stock, $0.01 par value, 100,000,000 shares authorized, none issued	—	—
Common stock, $0.01 par value, 600,000,000 shares authorized, 70,582,573 and 70,562,477 issued and outstanding, respectively	706	706
Additional paid-in-capital	611,437	610,138
Accumulated deficit	(1,943)	(12,161)
Accumulated other comprehensive (loss) income	(680)	19
Total stockholders’ equity	609,520	598,702
Total liabilities and stockholders’ equity	$939,439	$922,488

See accompanying notes to the unaudited condensed consolidated financial statements.

The Simply Good Foods Company and Subsidiaries

Condensed Consolidated Statements of Operations and Comprehensive Income

(Unaudited, dollars in thousands, except share data)

	Thirteen Weeks Ended November 25, 2017	Thirteen Weeks Ended November 26, 2016
	(Successor)	(Predecessor)
Net sales	$106,587	$99,803
Cost of goods sold	53,830	51,091
Gross profit	52,757	48,712

Operating Expenses:
Distribution	4,817	4,369
Selling	3,903	4,293
Marketing	9,850	9,206
General and administrative	12,079	9,931
Depreciation and amortization	1,934	2,453
Change in fair value of contingent consideration – TRA liability	642	—
Other expense	246	—
Total operating expenses	33,471	30,252

Income from operations	19,286	18,460

Other income (expense):
Change in warrant liabilities	—	722
Interest expense	(3,019)	(7,063)
Gain (loss) on foreign currency transactions	355	(610)
Other income	86	177
Total other expense	(2,578)	(6,774)

Income before income taxes	16,708	11,686
Income tax expense	6,490	4,899
Net income	$10,218	$6,787

Other comprehensive income:
Foreign currency translation adjustments	(699)	303
Comprehensive income	$9,519	$7,090

Earnings per share from net income:
Basic	$0.14
Diluted	$0.14
Weighted average shares outstanding:
Basic	70,571,008
Diluted	71,240,590

See accompanying notes to the unaudited condensed consolidated financial statements.

The Simply Good Foods Company and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(Unaudited, dollars in thousands)

	Thirteen Weeks Ended November 25, 2017	Thirteen Weeks Ended November 26, 2016
	(Successor)	(Predecessor)
Operating activities
Net income	$10,218	$6,787
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	1,934	2,453
Amortization of deferred financing costs and debt discount	322	491
Stock compensation expense	1,068	526
Change in warrant liabilities	—	(722)
Change in fair value of contingent consideration – TRA liability	642	—
Unrealized (gain) loss on foreign currency transactions	(355)	610
Deferred income taxes	3,125	4,712
Changes in operating assets and liabilities:
Accounts receivable, net	(6,985)	6,910
Inventories	(2,688)	3,908
Prepaid expenses	(375)	(815)
Other current assets	53	(3,692)
Accounts payable	2,627	(7,143)
Accrued interest	(30)	205
Accrued expenses and other current liabilities	(767)	(5,628)
Other	44	33
Net cash provided by operating activities	8,833	8,635

Investing activities
Purchases of property and equipment	(661)	(41)
Acquisition of business, net of cash acquired	(1,757)	—
Cash withdrawn from trust account	—	—
Net cash used in investing activities	(2,418)	(41)

Financing activities
Proceeds from option exercises	—	109
Net cash provided by financing activities	—	109
Cash and cash equivalents
Net increase in cash	6,415	8,703
Effect of exchange rate on cash	(41)	(205)

Cash at beginning of period	56,501	78,492
Cash and cash equivalents at end of period	$62,875	$86,990
Supplemental disclosures of cash flow information
Cash paid for interest	$2,727	$6,282
Cash paid for taxes	$341	$5

See accompanying notes to the unaudited condensed consolidated financial statements.

Notes to Unaudited Condensed Consolidated Interim Financial Statements

(Unaudited, dollars in thousands, except for shares data)

1. Nature of Operations and Principles of Consolidation

Conyers Park Acquisition Corp (“Conyers Park”) was formed on April 20, 2016, as a special purpose acquisition company (“SPAC”) for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses.

The Simply Good Foods Company (“Simply Good Foods”), was formed by Conyers Park on March 30, 2017. On April 10, 2017, Conyers Park and NCP-ATK Holdings, Inc. (“Atkins”) announced that they entered into a definitive agreement (the “Merger Agreement”). On July 7, 2017, (the “Closing Date”), pursuant to the Merger Agreement, Conyers Park merged into Simply Good Foods which acquired Atkins. As a result, both entities became wholly-owned subsidiaries of Simply Good Foods. Simply Good Foods was listed on the NASDAQ stock exchange under the symbol “SMPL” upon the consummation of the transaction (the “Business Combination”). Atkins was formerly owned by Roark Capital Management, LLC (“Roark”).

The Business Combination resulted in Conyers Park controlling the board of directors of the combined entity. As a result, for accounting purposes, Simply Good Foods is the Business Combination acquirer and the accounting “successor” while Atkins is the acquiree and accounting “predecessor”. Our financial statement presentation includes the financial statements of Atkins as “predecessor” for all periods prior to the Closing Date and of Simply Good Foods, including the consolidation of Atkins, for periods after the Closing Date, see Note 3 for a detailed discussion of the Business Combination.

Unless the context otherwise requires, “we,” “us,” “our” and the “Company” refer, for periods prior to the completion of the Business Combination, to Atkins and its subsidiaries, and, for periods upon or after the completion of the Business Combination, to Simply Good Foods and its subsidiaries.

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All material intercompany accounts and transactions have been eliminated in the consolidated financial statements. The consolidated financial statements are prepared in accordance with U.S. generally accepted accounting principles (“GAAP”). The Company maintains its accounting records on a 52/53-week fiscal year.

As a result of the Business Combination, the financial information presented within the financial statements have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission (the “SEC”). The accompanying financial statements include condensed consolidated balance sheet information for the successor entity ended November 25, 2017 and August 26, 2017. The remaining financial statements include the successor thirteen week period ended November 25, 2017 and the predecessor thirteen week period ended November 26, 2016.

Description of Business

Simply Good Foods operates in the healthy snacking category. The Atkins brand focuses on an approach to eating that advocates reduced levels of refined carbohydrates and refined sugars, and encourages the consumption of lean protein, fiber, fruits, vegetables, and good fats. The Company sells a variety of nutrition bars, RTD shakes, snacks and confectionery products designed around the nutrition principles of the Atkins eating approach. In addition to snacking products we have a license arrangement for frozen meals sold in the United States.

Seasonality

The Company has experienced in the past, and expects to continue to experience, seasonal fluctuations in sales as a result of consumer spending patterns. Historically, sales have been greatest in the first calendar quarter as the Company sells product to retail locations, which sell to consumers in the second fiscal quarter, primarily driven by the post-holiday resolution season. The Company has also seen minimal seasonality in the summer and back-to-school shopping seasons in the third and fourth fiscal quarters, respectively. The period of the lowest sales has historically been the fourth fiscal quarter. The Company believes these consumer spending patterns are driven primarily by the predisposition of consumers to adjust their approach to nutrition at certain times of the year as well as the timing of the Company’s advertising linked with key customer promotion windows.

Notes to Unaudited Condensed Consolidated Interim Financial Statements

(Unaudited, dollars in thousands, except for shares data)

1. Nature of Operations and Principles of Consolidation (cont.)

Unaudited Interim Condensed Consolidated Financial Statements

The interim Condensed Consolidated Financial Statements and related notes (“interim statements”) of the Company and its subsidiaries are unaudited. In the opinion of management, all adjustments (including normal recurring adjustments) and disclosures necessary for a fair presentation of these interim statements have been included. The results reported in these interim statements are not necessarily indicative of the results that may be reported for the entire year. These interim statements should be read in conjunction with the Company’s Consolidated Financial Statements for the fiscal year ended August 26, 2017, included in our Annual Report on Form 10-K (“Annual Report”), filed on November 9, 2017. The year-end balance sheet data was derived from the audited financial statements and, in accordance with the instructions to Form 10-Q, certain information and footnote disclosures required by United States (“U.S.”) generally accepted accounting principles (“GAAP”) have been condensed or omitted.

2. Summary of Significant Accounting Policies

Refer to Note 2, Summary of Significant Accounting Policies, to the Consolidated Financial Statements for the fiscal year ended August 26, 2017, included in our Annual Report, for a description of critical accounting policies. There have been no significant changes to our critical accounting policies since August 26, 2017.

Recently Issued and Adopted Accounting Pronouncements

In May 2014, the Financial Accounting Standards Board (the “FASB”) issued Accounting Standards Update (“ASU”) No. 2014-09, Revenue from Contracts with Customers. The objective of ASU No. 2014-09 is to outline a new, single comprehensive model to use in accounting for revenue arising from contracts with customers. The new revenue recognition model provides a five-step analysis for determining when and how revenue is recognized, depicting the transfer of promised goods or services to customers in an amount that reflects the consideration that is expected to be received in exchange for those goods or services. On July 9, 2015, the FASB voted to delay the implementation of ASU No. 2014-09 by one year to fiscal years and interim periods within those years beginning after December 15, 2017. An entity may elect to early adopt as of the original effective date, fiscal years and interim periods within those years beginning after December 15, 2016. In April 2016, the FASB issued ASU No. 2016-10, Revenue from Contracts with Customers, Identifying Performance Obligations and Licensing which provides additional clarification regarding identifying performance obligations and licensing. In December 2016, the FASB issued ASU No. 2016-19, 2016-20, Technical Corrections and Improvements to Topic 606, Revenue from Contracts with Customers. These ASUs will replace most existing revenue recognition guidance in GAAP and, due to the Business Combination, will be effective for the Company beginning in fiscal 2019. The standard permits the use of either the retrospective or modified retrospective (cumulative effect) transition method and the Company has not yet selected which transition method to apply.

The Company is currently evaluating recently issued guidance on practical expedients as part of the transition decision. Upon initial evaluation, the Company believes the key changes in the standard that impact revenue recognition relate to the recognition of customer programs and incentive offerings, including special pricing agreements, price protection, promotion, and other volume-based incentives. The Company is still in the process of evaluating these impacts.

In January 2016, the FASB issued ASU No. 2016-01, Financial Instruments-Overall (Subtopic 825-10). This new standard enhances the reporting model for financial instruments regarding certain aspects of recognition, measurement, presentation, and disclosure. The provisions of this ASU are effective for annual reporting periods beginning after December 15, 2017, and interim reporting periods within those annual periods. This ASU is to be applied using a cumulative-effect adjustment to the balance sheet as of the beginning of the fiscal year of adoption. This ASU is effective for the Company’s August 2018 fiscal year end. The Company does not anticipate adoption of this ASU will have a material impact to its consolidated financial statements.

Notes to Unaudited Condensed Consolidated Interim Financial Statements

(Unaudited, dollars in thousands, except for shares data)

2. Summary of Significant Accounting Policies (cont.)

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842). The standard requires lessees to recognize the assets and liabilities that arise from leases on the balance sheet. A lessee should recognize in the statement of financial position a liability to make lease payments (the lease liability) and a right-of-use asset representing its right to use the underlying asset for the lease term. The new guidance is effective for the Company beginning in fiscal 2019. The amendments should be applied at the beginning of the earliest period presented using a modified retrospective approach with earlier application permitted as of the beginning of an interim or annual reporting period. The Company is currently evaluating the effects adoption of this guidance will have on its consolidated financial statements.

In August 2016, the FASB issued ASU No. 2016-15, Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments. The new guidance is intended to eliminate diversity in practice in how certain cash receipts and cash payments are presented and classified in the statement of cash flows. The new standard is effective for financial statements issued for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years. Early adoption is permitted for all entities, provided that all of the amendments are adopted in the same period. The guidance requires application using a retrospective transition method. This ASU is effective for the Company’s August 2019 fiscal year end. The Company does not anticipate adoption of this ASU will have a material impact on its consolidated statements of cash flows.

In January 2017, the FASB issued ASU No. 2017-04, Intangibles — Goodwill and other (Topic 350): Simplifying the Test for Goodwill Impairment. The standard simplifies how an entity tests goodwill by eliminating Step 2 of the goodwill impairment test. The amended standard also modifies the concept of impairment from the condition that exists when the carrying amount of goodwill exceeds its implied fair value to the condition that exists when the carrying amount of a reporting unit exceeds its fair value. The new guidance is effective for the Company beginning in fiscal 2020. Early adoption is permitted for interim or annual goodwill impairment tests performed on testing dates after January 1, 2017. The Company is currently evaluating the impact of the new guidance on its goodwill impairment testing.

In January 2017, the FASB issued ASU No. 2017-01, Business Combinations (Topic 805), to assist entities with evaluating whether transactions should be accounted for as acquisitions (or disposals) of assets or businesses. The provisions of this ASU provide a more robust framework to use in determining when a set of assets and activities is a business by clarifying the requirements related to inputs, processes, and outputs. These provisions are to be applied prospectively and are effective for annual reporting periods beginning after December 15, 2017, and interim reporting periods within those annual periods. This ASU is effective for the Company’s 2019 fiscal year end. The Company does not anticipate adoption of this ASU to be material to its consolidated financial statements.

In May 2017, the FASB issued ASU No. 2017-09, Compensation — Stock Compensation (Topic 718): Scope of Modification Accounting. The amended standard specifies the modification accounting applicable to any entity which changes the terms or conditions of a share-based payment award. The new guidance is effective for all entities after December 2017. Early adoption is permitted. The Company does not anticipate adoption of this ASU to be material to its consolidated financial statements.

3. Business Combinations

Acquisition of Atkins

Upon the consummation of the Business Combination, and through a number of sub-mergers discussed in Note 1 above, Conyers Park merged into Simply Good Foods which subsequently acquired, and obtained control over Atkins. As a result of the Business Combination, Simply Good Foods is the acquirer for accounting purposes, and Atkins is the acquiree and accounting predecessor. The Company’s financial statement presentation distinguishes a “Predecessor” for Atkins for periods prior to the Closing Date. The Company is the “Successor” for periods after the Closing Date, which includes consolidation of Atkins subsequent to the Business Combination. The Merger was accounted for as a business combination using the acquisition method of accounting, and the Successor financial statements reflect a new basis of accounting that is based on the fair value of the net assets acquired. The historical

Notes to Unaudited Condensed Consolidated Interim Financial Statements

(Unaudited, dollars in thousands, except for shares data)

3. Business Combinations (cont.)

financial information of Conyers Park, prior to the Business Combination, are not reflected in the Predecessor financial statements as those amounts are considered de-minimus. The financial statements of Conyers Park are included in the post-merger Successor entity, which includes balance sheet and equity items of Conyers Park assumed by Simply Good Foods through the transaction. As a result of the application of the acquisition method of accounting as of the Closing Date, the financial statements for the Predecessor period and for the Successor period are presented on a different basis of accounting and are therefore not comparable.

The Business Combination is accounted for using the acquisition method of accounting in accordance with ASC 805, Business Combinations (“ASC 805”). ASC 805 requires, among other things, that assets acquired and liabilities assumed be recognized at their fair values, as determined in accordance with ASC 820, Fair Value Measurements, as of the Business Combination date. Consistent with the acquisition method of accounting, the assets acquired and liabilities assumed from Atkins have been recorded at their respective fair values and added to those of Conyers Park. ASC 805 establishes a measurement period to provide the Company with a reasonable amount of time to obtain the information necessary to identify and measure various items in a business combination and cannot extend beyond one year from the acquisition date.

The Business Combination was funded by Conyers Park through a combination of cash, stock, and debt financing. Cash sources of funding included $404.0 million of cash held in Conyers Park’s trust account, $100.0 million from private placement equity issuance, $200.0 million in new term loan debt, and $0.2 million of cash on hand at Conyers Park. Upon the close of the transaction, a total of $8.1 million was paid in debt issuance costs related to the new term loan, $8.1 million was paid in deferred equity issuance costs related to the original IPO of Conyers Park, $3.0 million was paid related to the private placement equity issuance costs, and $12.4 million of cash was paid in acquisition-related transaction costs incurred by Conyers Park. As an integrated part of the closing of the Business Combination, $284.0 million of cash was paid to retire the predecessor long-term debt of Atkins. The acquisition-related transaction costs incurred by Conyers Park are reflected within the opening accumulated deficit within the Simply Good Foods consolidated statement of stockholder’s equity. In the first quarter of fiscal 2018, per the terms of the Merger Agreement, Simply Good Foods paid a working capital adjustment of $1.8 million to the former owners of Atkins which resulted in an increase to the previously recognized Goodwill.

In connection with this change in control, the assets and liabilities of Atkins were recorded at their respective fair value on the closing date by application of the acquisition method of accounting as prescribed by ASC 805 and ASC 820. The selling equity holders of Atkins, primarily Roark, received approximately $817.0 million in total consideration, inclusive of 10.2 million shares of common stock of Simply Good Foods valued at $11.47 per share or $117.6 million in equity consideration at fair value. The selling equity owners are also entitled to future cash payments pursuant to the Tax Receivable Agreement (the “TRA”) which had an estimated fair value of $25.7 million as of the close of the Business Combination. The TRA obligation was recorded at its acquisition-date fair value and classified as a liability. The TRA generally provides for the payment by Simply Good Foods to the Atkins’ selling equity holders for certain federal, state, local and non-U.S. tax benefits deemed realized in post-closing taxable periods by Simply Good Foods, Conyers Park, Atkins and Atkins’ eligible subsidiaries from the use of up to $100 million of the following tax attributes: (i) net operating losses available to be carried forward as of the closing of the Business Combination; (ii) certain deductions generated by the consummation of the business transaction; and (iii) remaining depreciable tax basis from the 2003 acquisition of Atkins Nutritionals, Inc. The TRA is contingent consideration and subsequent changes in fair value of the contingent liability will be recognized in earnings. As of November 25, 2017, the estimated fair value of these contingent payments is $25.7 million which has been recorded as a liability and represents 100% of the value of the recorded tax attributes (refer to Note 7, Income Taxes, for additional discussion on the TRA).

As disclosed in the Annual Report, the predecessor financial statements of historical Atkins’ included business combination related seller costs of $2.0 million related to legal costs, $8.6 million of contingent success fees to an investment banker providing advisory services triggered by the transaction, and $13.8 million of contingent change-in-control bonuses. These seller costs were incurred during the fourth quarter of fiscal 2017 and were

Notes to Unaudited Condensed Consolidated Interim Financial Statements

(Unaudited, dollars in thousands, except for shares data)

3. Business Combinations (cont.)

recorded within business combination transaction costs within the Statements of Operations and Comprehensive Income as disclosed in the Annual Report.

The following summarizes the preliminary estimated fair value of the Business Combination, pending finalization per the terms of the Merger Agreement.

(In thousands)
Cash paid	$673,763
Equity consideration paid to selling equity holders(1)	117,567
Total cash and equity consideration	791,330
TRA payable to selling equity holders	25,675
Total consideration	$817,005

 (1) Equity consideration paid is summarized below:

(In thousands, except equity per share data)
Shares of Simply Good Foods paid to former equity holders of Atkins	10,250
Fair Value of SMPL equity per share	$11.47
Equity consideration paid	$117,567

The fair value of these units was determined as follows:

Per share price based on the market price on the day of the close	$11.47

The Company has recorded a preliminary allocation of the purchase price to Predecessor’s tangible and identified intangible assets acquired and liabilities assumed, based on their fair values as of the closing date. The purchase price allocation is preliminary, may change, and will be completed prior to the measurement period prescribed by ASC 805. The preliminary July 7, 2017 fair value is as follows (in thousands):

Assets acquired:
Cash and cash equivalents	$71,181
Accounts receivable, net	31,507
Inventories	33,023
Prepaid assets	1,781
Other current assets	13,466
Property and equipment, net	1,793
Intangible assets, net (1)	320,000
Other long-term assets	2,224
Liabilities assumed:
Accounts payable	(12,187)
Other current liabilities	(36,498)
Deferred income taxes(2)	(76,072)
Total identifiable net assets	350,218
Goodwill(1)(3)	466,787
Total assets acquired and liabilities assumed	$817,005

____________

(1)     Goodwill and intangible assets were recorded at fair value consistent with ASC 820 as a result of the Business Combination. Intangible assets consist of brands and trademarks, customer relationships, proprietary recipes and formulas and licensing agreements. The useful lives of the intangible assets are disclosed in Note 4. The fair value measurement of the assets and liabilities was based on significant inputs not observable in the market and thus represent Level 3 measurements within the fair value measurement hierarchy. Level 3 fair market values were determined using a variety of information, including estimated future cash flows, appraisals, and market comparable data and companies.

Notes to Unaudited Condensed Consolidated Interim Financial Statements

(Unaudited, dollars in thousands, except for shares data)

3. Business Combinations (cont.)

(2)       As a result of the increase in the fair value of the intangible asset the deferred income taxes were stepped-up by $50.7 million.

(3)       Amounts recorded for goodwill are generally not expected to be deductible for tax purposes.

The purchase price is pending finalization for the completion of the assessment of the accounting and valuation of the TRA. The final determination of the fair value of the assets acquired and liabilities assumed is expected to be completed as soon as practicable after completion of the Business Combination, including a period of time to finalize working capital adjustments. The final determinations will not be in excess of one year of the time of the transaction, consistent with ASC 805.

Unaudited Pro Forma Financial Information

The following unaudited pro forma combined financial information presents combined results of Conyers Park and Atkins as if the Business Combination had occurred at the beginning of fiscal year 2017:

13-weeks ended November 26, 2016
Revenue	$99,803
Gross profit	$48,712
Net income	$9,019

These pro forma combined results include certain adjustments, primarily due to decreases in amortization expense due to the changes in useful lives of intangible assets and decreases in interest expense due to the refinancing of Atkins debt. The pro forma financial information is not intended to represent or be indicative of the actual results of operations of the combined entity that would have been reported had the Business Combination been completed at the beginning of fiscal year 2017, nor is it representative of future operating results of the Company.

4. Goodwill and Intangibles

The following table presents the changes in goodwill:

Total
Balance, August 26, 2017 (Successor)	465,030
Goodwill working capital adjustment	1,757
Balance, November 25, 2017 (Successor)	$466,787

Changes in fair value of the Company’s Goodwill from August 26, 2017 to November 25, 2017 resulted from the acquisitions and application of the acquisition method of accounting as described in Note 3 above. There were no impairment charges related to goodwill during these periods or since the inception of the Company.

Notes to Unaudited Condensed Consolidated Interim Financial Statements

(Unaudited, dollars in thousands, except for shares data)

4. Goodwill and Intangibles (cont.)

Intangible assets, net in our Condensed Consolidated Balance Sheets consist of the following:

		November 25, 2017
Successor	Useful Life	Gross carrying amount	Accumulated amortization	Net carrying amount
Intangible assets with indefinite life:
Brands and trademarks	Indefinite life	$232,000	$—	$232,000
Intangible assets with finite lives:
Customer relationships	15 years	59,000	1,498	57,502
Proprietary recipes and formulas	7 years	7,000	381	6,619
Licensing agreements	14 years	22,000	599	21,401
		$320,000	$2,478	$317,522

		August 26, 2017
Successor	Useful Life	Gross carrying amount	Accumulated amortization	Net carrying amount
Intangible assets with indefinite life:
Brands and trademarks	Indefinite life	$232,000	$—	$232,000
Intangible assets with finite lives:
Customer relationships	15 years	59,000	515	58,485
Proprietary recipes and formulas	7 years	7,000	131	6,869
Licensing agreements	14 years	22,000	206	21,794
		$320,000	$852	$319,148

Intangible assets, net changed due to regular amortization expense. Amortization expenses related to intangible assets during the thirteen weeks ended November 25, 2017 and November 26, 2016 were $1.6 million and $2.2 million respectively.

Estimated future amortization for each of the next five fiscal years and thereafter is as follows:

(In thousands by fiscal year)
2018	$4,879
2019	6,505
2020	6,505
2021	6,505
2022	6,505
2023 and thereafter	54,623

5. Long-Term Debt and Line of Credit

On July 7, 2017, the Company entered into a Credit Agreement with Barclays Bank PLC and other parties. The Credit Agreement provides for a term facility of $200.0 million (“Term Facility”) with a seven year maturity, and a revolving loan of up to $75.0 million (the “Revolving Credit Facility”) with a five year maturity, in each case under the new first lien senior secured loan facilities (the “New Credit Facilities”). Substantially concurrent with the consummation of the Business Combination, the full $200.0 million of the first lien term loan (the “Term Loan”) was drawn, and no revolving loans were drawn. The interest rate per annum is based on either (i) a base rate equaling the higher of (a) the “prime rate”, (b) the federal funds effective rate plus 0.50% and (c) the Euro-currency rate applicable for an interest period of one month plus 1.00% plus (x) 3.00% margin for Term Loan or (y) 2.00% margin for Revolving Credit Facility, or (ii) London Interbank Offered Rate (“LIBOR”) adjusted for statutory reserve requirements, plus (x) 4.00% margin for Term Loan and is subject to a floor of 1.00% or (y) 3.00% margin for Revolving Credit Facility. The applicable margin for Revolving Credit Facility will be adjusted after the completion of the Company’s first full fiscal quarter after the closing of the Business Combination based upon the Company’s

Notes to Unaudited Condensed Consolidated Interim Financial Statements

(Unaudited, dollars in thousands, except for shares data)

5. Long-Term Debt and Line of Credit (cont.)

consolidated first lien net leverage ratio. As security for the payment or performance of its debt, the Company has pledged certain equity interests in its subsidiaries.

The New Credit Facilities are subject to mandatory prepayments based on contractual terms. With respect to the Term Loan, prior to the six-month anniversary of the Closing Date, a 1.00% prepayment premium is payable by the Company in connection with certain repricing events. The Company may also voluntarily prepay outstanding loans at any time.

The credit facilities governing our debt arrangements contain certain financial and other covenants. The revolving credit facility has a maximum total net leverage ratio equal to or less than 6.25:1.00 (with a reduction to 6.00:1.00 on and after the third anniversary of the closing date of the credit facilities) contingent on credit extensions in excess of 30% of the total amount of commitments available under the revolving credit facility, and limitations on our ability to, among other things, incur and/or undertake asset sales and other dispositions, liens, indebtedness, certain acquisitions, and investments, consolidations, mergers, reorganizations and other fundamental changes payment of dividends and other distributions to equity and warrant holders and prepayments of material subordinated debt, in each case, subject to customary exceptions materially consistent with credit facilities of such type and size. Any failure to comply with the restrictions of the credit facilities may result in an event of default. The credit facilities governing our debt arrangements bear interest at variable rates. If market interest rates increase, variable rate debt will create higher debt service requirements, which could adversely affect our cash flow. As the Company has not drawn on the revolving credit facility as of November 25, 2017, and August 26, 2017, no debt covenants were applicable as of the period then ended.

As of November 25, 2017, the Company’s only outstanding long-term debt is the Term Loan maturing on July 7, 2024.

At November 25, 2017 and August 26, 2017, there were no amounts drawn against the Revolving Credit Facility or lines of credit, and long-term debt consists of the following:

	November 25, 2017	August 26, 2017
	(Successor)	(Successor)
Term loan	$200,000	$200,000
Less: deferred financing fees	7,588	7,910
Total debt	192,412	192,090
Less: current maturities, net of deferred financing fees of $1.3 million at November 25, 2017 and August 26, 2017, respectively	711	234
Long-term debt, net of deferred financing fees	$191,701	$191,856

The Company utilizes market approaches to estimate the fair value of certain outstanding borrowings by discounting anticipated future cash flows derived from the contractual terms of the obligations and observable market interest and foreign exchange rates. The Company carries debt at historical cost and discloses fair value. As of August 26, 2017 and November 25, 2017, the book value of the Company’s debt approximated fair value. All term debt is valued based on significant observable inputs and classified as Level 2 in the fair value hierarchy.

6. Fair Value of Financial Instruments

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. To increase the comparability of fair value measurements, a three-tier fair value hierarchy, which prioritizes the inputs used in the valuation methodologies, is as follows:

Level 1 — Valuations based on quoted prices for identical assets and liabilities in active markets.

Notes to Unaudited Condensed Consolidated Interim Financial Statements

(Unaudited, dollars in thousands, except for shares data)

6. Fair Value of Financial Instruments (cont.)

Level 2 — Valuations based on observable inputs other than quoted prices included in Level 1, such as quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets and liabilities in markets that are not active, or other inputs that are observable or can be corroborated by observable market data.

Level 3 — Valuations based on unobservable inputs reflecting the Company’s own assumptions, consistent with reasonably available assumptions made by other market participants. These valuations require significant judgment.

The following tables set forth the Company’s liabilities measured at fair value. The fair value and fair value inputs of the TRA is discussed in Note 7.

Fair value at November 25, 2017 is summarized as follows:

Successor	Level 1	Level 2	Level 3	Total
Liabilities
TRA liability	$—	$—	$26,317	$26,317

Fair value at August 26, 2017 is summarized as follows:

Successor	Level 1	Level 2	Level 3	Total
Liabilities
TRA liability	$—	$—	$25,675	$25,675

For the thirteen week period ended November 25, 2017, $0.6 million was charged to the Change in fair value of contingent consideration — TRA liability in the accompanying Condensed Consolidated Statements of Operations and Comprehensive Income.

7. Income Taxes

The following table shows the tax expense and the effective tax rate for the thirteen weeks ended November 25, 2017 and November 26, 2016 resulting from operations:

	November 25, 2017	November 26, 2016
	(Successor)	(Predecessor)
Income before income taxes	$16,708	$11,686
Provision for income taxes	$6,490	$4,899
Effective tax rate	38.8%	41.9%

The effective tax rate for the thirteen weeks ended November 25, 2017 is lower than the effective tax rate for the thirteen weeks ended thirteen weeks ended November 26, 2016 by 3.1%, which is primarily driven by a greater pre-tax income combined with lower permanent differences.

Tax Receivable Agreement

Concurrent with the Business Combination, the Company entered into the TRA with the historical shareholders of Atkins. The TRA entered into by the Company in consideration for the Business Combination is valued based on the future expected payments under the terms of the agreement (see Note 3). As more fully described in the TRA, the TRA generally provides for the payment by Simply Good Foods to the Atkins’ selling equity holders for certain federal, state, local and non-U.S. tax benefits deemed realized in post-closing taxable periods by Simply Good Foods, Conyers Park, Atkins and Atkins’ eligible subsidiaries from the use of up to $100 million of the following tax attributes: (i) net operating losses available to be carried forward as of the closing of the Business Combination; (ii) certain deductions generated by the consummation of the business transaction; and (iii) remaining depreciable tax basis from the 2003 acquisition of Atkins Nutritionals, Inc. In addition, Simply Good Foods will pay the Atkins selling equity holders for the use of 75% of up to $7.6 million of alternative minimum tax

Notes to Unaudited Condensed Consolidated Interim Financial Statements

(Unaudited, dollars in thousands, except for shares data)

7. Income Taxes (cont.)

credit carryforwards. The TRA is contingent consideration and subsequent changes in fair value of the contingent liability will be recognized in earnings. As of November 25, 2017, the estimated fair value of these contingent payments is $26.3 million, which has been recorded as a liability and represents 100% of the value of the recorded tax attributes.

Estimating the amount of payments that may be made under the TRA is by its nature imprecise, insofar as the calculation of amounts payable depends on a variety of factors. The actual increase in tax basis and deductions, as well as the amount and timing of any payments under the TRA, will vary depending upon a number of factors, including:

•         The amount and timing of the Company’s income — The Company is required to pay 100% of the deemed benefits as and when deemed realized. As such, the Company is generally not required to make payments under the TRA until and unless a tax benefit is actually realized on a filed return. Without income against which specified TRA attributes are deductible, the benefit of such deduction is not deemed to be realized, resulting in no payment under the TRA. The utilization of such tax attributes and recognition of benefit against Company income will result in payments under the TRA.

•         The amount and timing of deductions — Similar to the above, the timing of the recognition of deductions and attributes included in the TRA will impact the ultimate timing of payments under the TRA. In turn, the fair value of the TRA payments will fluctuate over time; and

•         Future tax rates of jurisdictions in which the Company has tax liability, including the impact of the Tax Cuts and Jobs Act as more fully described in Note 14, Subsequent Events.

Significant inputs used to preliminarily estimate the future expected payments include a tax savings rate of approximately 37% and an imputed interest rate of approximately 10%. The TRA assumptions will be re-measured for subsequent inputs based on the enacted tax rates under the Tax Cuts and Jobs Act singed into law on December 22, 2017, further discussed within Note 14. TRA fair value inputs related to the fair value disclosures included in Note 6 are the above discount rate, book income projections, timing of expected adjustments to calculate taxable income, and the projected rate of use for attributes defined in the TRA. The TRA fair value requires significant judgment and is considered a level 3 hierarchy assessment.

Payments made under the TRA are generally due within 90 days following the filing of Simply Good Foods U.S. federal and state income tax returns, and may include the tax returns that reflect activity as early as the taxable year ended August 26, 2017. Payments under the TRA will be based on the tax reporting positions that Simply Good Foods will determine. The term of the TRA generally will continue until all applicable tax benefit payments have been made to the seller’s representative under the agreement.

As of November 25, 2017, the undiscounted future expected payments under the TRA are as follows:

(In thousands by fiscal year)	Estimated future payments
2018	$2,812
2019	9,195
2020	5,271
2021	4,075
2022	3,482
2023 and thereafter	15,001
$39,836

Notes to Unaudited Condensed Consolidated Interim Financial Statements

(Unaudited, dollars in thousands, except for shares data)

8. Commitments and Contingencies

Leases

The Company has non-cancellable operating leases for nine buildings. For the thirteen weeks ended November 25, 2017 and November 26, 2016, rent expenses for the successor entity were $0.6 million and for the predecessor entity were $0.6 million, respectively.

Litigation

The Company is a party to certain litigation and claims that are considered normal to the operations of the business. Management is of the opinion that the outcome of these actions will not have a material adverse effect on the Company’s consolidated financial statements.

Tax Receivable Agreement

Refer to Note 7 for detail on the TRA, which was contingent consideration at the time of the Business Combination.

Other

The Company has entered into endorsement contracts with certain celebrity figures to promote and endorse the Atkins brand and line of products. These contracts contain endorsement fees, which are expensed ratably over the life of the contract, and performance fees, that are recognized at the time of achievement. Based on the terms of the contracts in place and achievement of performance conditions as of November 25, 2017 the Company will be required to make payments of $1.8 million over the next year.

9. Stockholders’ Equity

Successor Stock

The Company is authorized to issue 600,000,000 shares of common stock, par value $0.01 per share, of which 70,562,477 shares of Simply Good Foods were issued at the time of the Business Combination transaction and at August 26, 2017. The number of outstanding shares as of August 26, 2017 was previously reported to be 70,628,322 due to the improper inclusion of 65,845 restricted stock units that were not outstanding shares of common stock at August 26, 2017. The disclosure of shares outstanding at August 26, 2017 has been updated in this report to reflect the actual number of shares outstanding.

During the thirteen week period ended November 25, 2017, equity warrants were converted for 20,096 shares of common stock and 70,582,573 shares of common stock were issued and outstanding at November 25, 2017. Please refer to Note 11 regarding the treatment of stock-based compensation and restricted stock units.

Successor Equity Warrants

Prior to the Business Combination, Conyers Park issued 13,416,667 public warrants and 6,700,000 private placement warrants. Simply Good Foods assumed the Conyers Park equity warrants upon the change of control event. As a result of the Business Combination, the warrants issued by Conyers Park are no longer exercisable for shares of Conyers Park common stock, but instead are exercisable for common stock of Simply Good Foods. All other features of the warrants remain unchanged.

Each whole warrant entitles the holder to purchase one whole share of the Company’s common stock at a price of $11.50 per share, subject to adjustment as discussed below. The public warrants became exercisable 30 days after the completion of the Business Combination and expire five years after that date, or earlier upon redemption or liquidation. The private warrants do not expire.

Notes to Unaudited Condensed Consolidated Interim Financial Statements

(Unaudited, dollars in thousands, except for shares data)

9. Stockholders’ Equity (cont.)

The Company may call the public warrants for redemption, in whole and not in part, at a price of $0.01 per warrant upon not less than 30 days prior written notice of redemption to each warrant holder if the reported last sale price of the Company’s common stock equals or exceeds $18.00 per share for any 20 trading days within a 30-trading day period ended three business days before the Company sends the notice of redemption to the warrant holders.

If the number of outstanding shares of the Company’s common stock is increased by a stock dividend payable in shares of common stock, or by a split-up of shares of common stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of common stock issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding shares of common stock.

If the number of outstanding shares of the Company’s common stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of common stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of common stock issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding shares of common stock.

Due to the conversion of 20,096 warrants during the thirteen weeks ended November 25, 2017, the Company had 20,096,571 warrants outstanding as of November 25, 2017.

Predecessor Warrant Liabilities of Atkins

Atkins, the predecessor company, had outstanding warrants prior to the transaction forming Simply Good Foods. These Warrants were settled as a part of the Business Combination. Refer to Note 3 for additional details on the Business Combination.

Historically, the value of the predecessor warrants were reflected as a liability in the accompanying consolidated financial statements and adjusted to fair value each reporting period through change in warrant liabilities in the accompanying Consolidated Statements of Operations and Comprehensive Income. For the predecessor entity, other income (expenses) of $0.7 million was included in the changes in warrant liabilities in the accompanying Condensed Consolidated Statements of Operations and Comprehensive Income for the thirteen weeks ended November 26, 2016.

10. Earnings Per Share

Basic earnings per share is based on the weighted average number of common shares issued and outstanding for the Successor period. Diluted earnings per share is based on the weighted average number of common shares issued and outstanding and the effect of all dilutive common stock equivalents outstanding during each period.

Notes to Unaudited Condensed Consolidated Interim Financial Statements

(Unaudited, dollars in thousands, except for shares data)

10. Earnings Per Share (cont.)

The following table reconciles the numerators and denominators used in the computations of both basic and diluted earnings per share:

Thirteen Weeks Ended November 25, 2017
(In thousands, except share data)	(Successor)
Basic earnings per share computation:
Numerator:
Net income available to common stock shareholders	$10,218
Denominator:
Weighted average common shares – basic	70,571,008
Basic earnings per share from net income	$0.14
Diluted earnings per share computation:
Numerator:
Net income available to common stock shareholders	$10,218
Denominator:
Weighted average common shares outstanding – basic	70,571,008
Warrant conversion	659,301
Restricted stock units	10,281
Weighted average common shares – diluted(1)	71,240,590
Diluted earnings per share from net income	$0.14

____________

(1)       Excludes the effect of non-qualified stock options as the strike price exceeds the average market price for the period

11. Stock Option Plan

Stock-based compensation includes stock options and restricted stock unit awards, which are awarded to employees, directors, and consultants of the Company. Stock-based compensation expense is recognized for equity awards over the vesting period based on their grant-date fair value. Stock-based compensation expense is included within the same financial statement caption where the recipient’s other compensation is reported.

The Company issued stock options to purchase 67,400 shares of common stock convertible at $12.00 per share during the thirteen week period ended November 25, 2017 for a total of 2,645,092 stock options outstanding as of November 25, 2017. The Company also awarded additional 67,500 restricted stock units at a fair value of $11.91 per share during the thirteen week period ended November 25, 2017 for a total of 133,345 outstanding restricted stock units as of November 25, 2017. The Company recorded $1.1 million of stock-based compensation expense during the thirteen week successor period ended November 25, 2017 compared to $0.5 million of stock-based compensation expense recorded during the thirteen week predecessor period ended November 26, 2016.

As of August 26, 2017, 65,845 shares of restricted stock units were outstanding which had not fully vested and are not included in the outstanding common stock included within the Condensed Consolidated Balance Sheets.

12. Related Party Transactions

Successor

Tax Receivable Agreement

The TRA provides for the effective payment to the former equity holders of Atkins for cash savings, if any, in U.S. federal, state and local income tax, or franchise tax that is actually realized as a result of the Business Combination discussed in Note 7.

Notes to Unaudited Condensed Consolidated Interim Financial Statements

(Unaudited, dollars in thousands, except for shares data)

12. Related Party Transactions (cont.)

Predecessor

Pursuant to an arrangement with the former majority stockholder of Atkins, the Predecessor Company was obligated to pay a management fee of the greater of $0.9 million or an amount equal to 2% of consolidated adjusted earnings before interest, tax, depreciation and amortization (EBITDA), as defined by the First Lien and Second Lien, which can be prorated upon a fiscal year-end change. Annual reimbursements for out-of-pocket expenses were limited to $0.2 million.

For the thirteen week predecessor period ended November 26, 2016, the management fee expense was $0.4 million.

13. Segment and Customer Information

The Company has organized its operations into one operating segment that sells its branded nutritional foods and snacking products designed around the nutrition principles of the Atkins eating approach. The results of the operating segment are reviewed by the Company’s chief operating decision maker to make decisions about resource expenditures and assessing financial performance. This operating segment is therefore the Company’s only reportable segment.

14. Subsequent Events

On December 22, 2017, President Trump signed the Tax Cuts and Jobs Act into law. The change in the tax law will be partially effective in the current 2018 fiscal year and fully effective in the 2019 fiscal year. The primary impacts to the Company include repeal of the alternative minimum tax regime, decrease of the corporate income tax rate structure, and net operating loss limitations. These changes will have a material impact to the value of deferred tax assets and liabilities, the value of the Company’s TRA, and the Company’s future taxable income and effective tax rate.

Additionally, we currently anticipate the enacted changes in the corporate tax rate and calculation of taxable income will have a favorable effect on our financial condition, profitability, and/or cash flows. The Company is analyzing the Tax Cuts and Jobs Act with its professional advisers. Until such analysis is complete, the full impact of the new tax law on the Company in future periods is uncertain, and no assurances can be made by the Company on any potential impacts.

Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations

This Quarterly Report on Form 10-Q (this “Report”) contains forward-looking statements. When used anywhere in this Report, the words “expect,” “believe,” “anticipate,” “estimate,” “intend,” “plan” and similar expressions are intended to identify forward-looking statements. These statements relate to future events or our future financial or operational performance and involve known and unknown risks, uncertainties and other factors that could cause our actual results, levels of activity, performance or achievements to differ materially from those expressed or implied by these forward-looking statements. We disclaim any undertaking to publicly update or revise any forward-looking statements contained herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based. These statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties. Such risks and uncertainties include those related to our ability to sell our products.

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our Consolidated Financial Statements and related notes included in Item 8 of our Annual Report on Form 10-K for the fiscal year ended August 26, 2017 (“Annual Report”). In addition to historical information, the following discussion contains forward-looking statements, such as statements regarding the Company’s expectation for future performance, liquidity and capital resources that involve risks, uncertainties and assumptions that could cause actual results to differ materially from the Company’s expectations. The Company’s actual results may differ materially from those contained in or implied by any forward-looking statements. Factors that could cause such differences include those identified below and in Item 1A “Risk Factors” of our Annual Report on Form 10-K for the 2017 fiscal year. The Company assumes no obligation to update any of these forward-looking statements.

Unless the context requires otherwise, in this Report the terms “we,” “us,” “our” and the “Company” refer to Simply Good Foods, Inc. and its subsidiaries.

The following discussion should be read in conjunction with our unaudited condensed consolidated financial statements and the related notes and other financial information appearing elsewhere in this Report. Readers are also urged to carefully review and consider the various disclosures made by us which attempt to advise interested parties of the factors which affect our business, including, without limitation, the disclosures in our Annual Report.

Overview

Simply Good Foods is a developer, marketer and seller of branded nutritional foods and snacking products. Our highly-focused product portfolio consists primarily of nutrition bars, RTD shakes, snacks and confectionery products marketed under the Atkins®, SimplyProtein®, Atkins Harvest Trail, and Atkins Endulge® brand names. Over the past 45 years, Atkins has become an iconic American brand that for many consumers stands for “low carb,” “low sugar” and “protein rich” nutrition. In our core snacking business, we strive to offer a complete line of nutrition bars, RTD shakes and confections that satisfy hunger while providing consumers with a convenient, “better-for-you” snacking alternative. In addition to snacking products, we have a license arrangement for frozen meals sold in the United States by Bellisio Foods, Inc.

We are a leading brand in nutritional snacking with a broad and growing consumer base. Our sales, marketing and R&D capabilities enable us to distribute products to a national customer base across the mass merchandiser, grocery and drug channels. We believe that our broad brand recognition, depth of management talent and strong cash generation position us to continue to innovate in the Atkins brand and acquire other brands, and thereby become an industry leading snacking platform. To that end, in December 2016, we completed the acquisition of Wellness Foods, Inc., a Canada-based developer, marketer and seller of the SimplyProtein® brand that is focused on protein-rich and low-sugar products, which management believes has significant opportunity for expansion in the U.S.

Seasonality

We have experienced in the past, and expect to continue to experience, seasonal fluctuations in our retail sales as a result of consumer spending patterns. Historically, the months of January to May result in the greatest retail sales due to renewed consumer focus during the resolution season following New Year’s Day, as well as significant customer merchandising around that time. We believe these consumer spending patterns are driven primarily by the predisposition of consumers to adjust their approach to nutrition at certain times of the year as well as the timing of our advertising linked with key customer promotion windows.

Matters Affecting Comparability

Our results of operations for the periods presented in this section were affected by the following:

Acquisition of Atkins

The Simply Good Foods Company (“Simply Good Foods”), was formed on March 30, 2017 to consummate a business combination with NCP-ATK Holdings, Inc. (“Atkins”) and Conyers Park Acquisition Corp (“Conyers Park”). Conyers Park, a special purpose acquisition company (“SPAC”), was formed on April 20, 2016 for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses.

On April 10, 2017, Conyers Park and Atkins entered into a definitive agreement (the “Merger Agreement”). Under the terms of the agreement, Conyers Park and Atkins combined under a new holding company, Simply Good Foods, which is listed on the NASDAQ Capital Market under the symbol “SMPL” as of closing of the Business Combination.

On July 7, 2017, Simply Good Foods completed the business combination (the “Business Combination”) with Conyers Park and Atkins. As a result Simply Good Foods owns all of the equity in Atkins.

As a result of the Business Combination, Simply Good Foods is the acquirer for accounting purposes and the successor while Atkins is the acquiree and accounting predecessor. Our financial statement presentation includes the financial statements of Atkins as “Predecessor” for periods prior to the Closing Date and of Simply Good Foods for periods after the Closing Date, including the consolidation of Atkins. Following the consummation of the Business Combination, we are obligated to make payments under the Tax Receivable Agreement (the “TRA”). For convenience, we have also included supplemental pro forma information for the first thirteen weeks ended in fiscal 2017 that gives effect to the Business Combination as if such transaction had been consummated on August 30, 2015. References in this Quarterly Report to information provided on a pro forma basis refer to such supplemental pro forma financial information.

Our Reportable Segment

Our business is organized around one reportable segment based on our go-to-market strategies, the objectives of the business and how our chief decision maker, our CEO, monitors operating performance and allocates resources.

Key Financial Definitions

Net sales. Net sales consists primarily of product sales less cost of promotional activities, slotting fees and other sales credits and adjustments, including product returns. The Company also includes licensing revenue from the frozen meals business in net sales.

Cost of goods sold. Cost of goods sold consists primarily of the costs we pay to its contract manufacturing partners to produce the products sold. These costs include the purchase of raw ingredients, packaging, and a tolling charge for the contract manufacturer. Cost of goods sold includes products provided at no charge as part of promotions and the non-food materials provided with customer orders.

Operating expenses. Operating expenses consist primarily of selling, marketing, distribution, general and administrative, depreciation and amortization, and other expenses. The following is a brief description of the components of operating expenses:

•         Distribution. Distribution is principally freight associated with shipping and handling of products to the customer.

•         Selling. Selling expenses are comprised of broker commissions and co-op advertising costs.

•         Marketing. Marketing expenses are comprised of media and other marketing costs.

•         General and administrative. General and administrative expenses are comprised of expenses associated with corporate and administrative functions that support our business, including fees for employee salaries, professional services, insurance and other general corporate expenses. We expect our general and administrative fees to increase as we incur additional legal, accounting, insurance and other expenses associated with being a public company.

•         Depreciation and amortization. Depreciation and amortization costs consist of costs associated with the depreciation of fixed assets and capitalized leasehold improvements and amortization of intangible assets.

•         Other expense. Other expense is principally one-time costs of restructuring consisting of severance and related expenses.

Results of Operations

In assessing the performance of our business, we consider a number of key performance indicators used by management and typically used by our competitors, including the non-GAAP measures of EBITDA and Adjusted EBITDA. Because not all companies use identical calculations, this presentation of EBITDA and Adjusted EBITDA may not be comparable to other similarly titled measures of other companies. See “Reconciliation of Adjusted EBITDA” below for a reconciliation of EBITA and Adjusted EBITDA to net income.

Comparison of Unaudited Results for the Successor Period for the Thirteen Weeks Ended November 25, 2017 and the Predecessor Period for the Thirteen Weeks Ended November 26, 2016.

The following unaudited table presents, for the periods indicated, selected information from our condensed consolidated financial results, including information presented as a percentage of net sales (in thousands):

	Successor		Predecessor
	unaudited		unaudited
(in thousands)	13-weeks ended November 25, 2017	% of Sales	13-weeks ended November 26, 2016	% of Sales
Net sales	$106,587	100.0%	$99,803	100.0%
Cost of goods sold	53,830	50.5%	51,091	51.2%
Gross profit	52,757	49.5%	48,712	48.8%

Operating Expenses:
Distribution	4,817	4.5%	4,369	4.4%
Selling	3,903	3.7%	4,293	4.3%
Marketing	9,850	9.2%	9,206	9.2%
General and administrative	12,079	11.3%	9,931	10.0%
Depreciation and amortization	1,934	1.8%	2,453	2.5%
Change in fair value of contingent consideration – TRA liability	642	0.6%	—	—%
Other Expense	246	0.2%	—	—%
Total operating expenses	33,471	31.4%	30,252	30.3%

Income from operations	19,286	18.1%	18,460	18.5%

Other income (expense):
Changes in warrant liabilities	—	—%	722	0.7%
Interest expense	(3,019)	(2.8)%	(7,063)	(7.1)%
Gain (loss) on foreign currency transactions	355	0.3%	(610)	(0.6)%
Other income	86	0.1%	177	0.2%
Total other expense	(2,578)	(2.4)%	(6,774)	(6.8)%

Income before income taxes	16,708	15.7%	11,686	11.7%
Income tax expense	6,490	6.1%	4,899	4.9%
Net income	$10,218	9.6%	$6,787	6.8%

Other financial data:
Adjusted EBITDA	$23,710	22.2%	$22,251	22.3%

Net sales. Net sales of $106.6 million increased $6.8 million, or 6.8%, for the thirteen weeks ended November 25, 2017 compared to the thirteen weeks ended November 26, 2016. The increase in net sales was driven primarily by organic sales growth of $4.0 million driven by the U.S. and the addition of Wellness Foods of $2.8 million.

Cost of goods sold. Cost of goods sold increased $2.7 million, or 5.4%, for the thirteen weeks ended November 25, 2017 compared to the thirteen weeks ended November 26, 2016. The increase was primarily due to volume growth of $3.8 million, offset by product mix of $0.8 million and a reduction in input costs of $0.3 million.

Gross profit. Gross profit increased $4.0 million, or 8.3%, for the thirteen week period ended November 25, 2017 compared to the thirteen week period ended November 26, 2016. Gross margin of $52.8 million, or 49.5% of net sales, for the thirteen weeks ended November 25, 2017 improved 70 bps from 48.8% of net sales for the thirteen weeks ended November 26, 2016 due to favorable product mix and a reduction in input costs.

Operating expenses. Operating expenses increased $3.2 million, or 10.6%, for the thirteen week period ended November 25, 2017 compared to the thirteen week period ended November 26, 2016 due to the following:

•         Selling. Selling expenses decreased $0.4 million, or 9.1%, for the thirteen week period ended November 25, 2017 compared to the thirteen week period ended November 26, 2016. The decrease was primarily driven by broker savings of $0.2 million and other expenses of $0.2 million.

•         Marketing. Marketing expenses increased $0.6 million, or 7.0%, for the thirteen week period ended November 25, 2017 compared to thirteen week period ended November 26, 2016. The increase in expense was primarily driven by an increase in media of $0.4 million and other expenses of $0.2 million.

•         Distribution. Distribution expenses increased $0.4 million, or 10.3%, for the thirteen week period ended November 25, 2017 compared to the thirteen week period ended November 26, 2016. The increase in distribution expenses was primarily driven by increased volume of $0.3 million and other costs of $0.1 million.

•         General and administrative. General and administrative expenses increased $2.1 million for the thirteen week period ended November 25, 2017 compared to the thirteen week period ended November 26, 2016. The increase is related to the acquisition of Wellness Foods of $0.5 million, incremental costs associated with public company operations $0.9 million, and employee related costs of $0.7 million.

•         Depreciation and amortization. Depreciation and amortization expenses decreased $0.5 million for the 13 week period ended November 25, 2017 compared to the thirteen week period ended November 26, 2016. The difference is related to the change in the basis of the amortizable intangible assets revalued at the time of the Business Combination.

•         Change in fair value of contingent consideration — TRA liability. The Company recorded $0.6 million in contingent consideration expense for the thirteen week period ended November 25, 2017 which represents the change in the fair value of the TRA resulting from the Business Combination in the prior year.

Change in warrant liabilities. For the thirteen week period ended November 26, 2016, a gain of $0.7 million was recorded which related to the fair value change in the predecessor warrant liabilities. The predecessor warrant liabilities were settled in conjunction with the Business Combination in the prior year.

Interest expense. Interest expense decreased $4.0 million for the thirteen week period ended November 25, 2017 compared to the thirteen week period ended November 26, 2016 which is the result of favorable refinance terms and reduced outstanding principal balance of long-term debt due to the Business Combination in the prior year.

Gain (loss) on foreign currency transactions. A gain of $0.4 million in foreign currency transactions was recorded for the thirteen week period ended November 25, 2017 compared to a foreign currency loss of $0.6 million for the thirteen week period ended November 26, 2016, representing a favorable change of $1.0 million.

Income tax expense. Income tax expense increased $1.6 million or 32.5%, for the thirteen week period ended November 25, 2017 compared to the thirteen week period ended November 26, 2016. The difference is primarily due to greater pre-tax income offset by a lower effective tax rate due to lower permanent differences for the thirteen week period ended November 25, 2017 compared to the thirteen week period ended November 26, 2016.

Adjusted EBITDA. Adjusted EBITDA increased $1.5 million or 6.6% for the thirteen week period ended November 25, 2017 compared to the thirteen week period ended November 26, 2016. The increase is due to higher gross profit offset by higher operating expenses. For a reconciliation of Adjusted EBITDA to its most directly comparable GAAP measure, see “Reconciliation of Adjusted EBITDA”.

Supplemental Unaudited Pro Forma Combined Thirteen Week Period Ended November 26, 2016

The following unaudited pro forma financial information has been prepared from the perspective of Atkins and its thirteen week quarter ended November 26, 2016. The unaudited pro forma income statement presents the historical consolidated statement of operations of Atkins for the thirteen weeks ended November 26, 2016, giving effect to the Business Combination as if it had occurred on August 28, 2016.

The unaudited pro forma financial statements give effect to the Business Combination in accordance with the acquisition method of accounting for business combinations. The historical financial information has been adjusted to give pro forma effect to events that are related and/or directly attributable to the Business Combination, are factually supportable and are expected to have a continuing impact on the results of the combined company. The adjustments presented on the unaudited pro forma financial statements have been identified and presented to provide relevant information necessary for an accurate understanding of the combined company upon consummation of the Business Combination.

The unaudited pro forma financial information is for illustrative purposes only. The financial results may have been different if the Business Combination actually been completed sooner. You should not rely on the unaudited pro forma financial information as being indicative of the historical results that would have been achieved if the Business Combination been completed as of the beginning of fiscal 2017

..

Unaudited Pro Forma Condensed Consolidated Statement of Operations

For the Pro Forma Thirteen Week period ended November 26, 2016

(In thousands)

	Unaudited Historical(i)
(in thousands)	(Predecessor) Thirteen Weeks Ended November 26, 2016	Pro Forma Adjustments		Pro Forma Unaudited Thirteen Weeks Ended November 26, 2016
Net sales	$99,803	$—		$99,803
Cost of goods sold	51,091	—		51,091
Gross profit	48,712	—		48,712

Operating Expenses:
Distribution	4,369	—		4,369
Selling	4,293	—		4,293
Marketing	9,206	—		9,206
General and administrative	9,931	346	ii	10,277
Depreciation and amortization	2,453	(561	)iii	1,892
Other expense	—	—		—
Total operating expenses	30,252	(215)		30,037

Income from operations	18,460	215		18,675

Other income (expense):
Change in warrant liabilities	722	(722	)iv	—
Interest expense	(7,063)	3,965	[v]	(3,098)
Gain (loss) on foreign currency transactions	(610)	—		(610)
Other income	177	—		177
Total other expense	(6,774)	3,243		(3,531)

Income before income taxes	11,686	3,458		15,144
Income tax expense	4,899	1,098	vi	5,997
Net income	$6,787	$2,360		$9,147

Other Financial Data (Unaudited):
Adjusted EBITDA(ix)	$22,251			$22,251

____________

i.        The amounts presented represent the Predecessor’s historical GAAP results of operations.

ii.        The adjustment represents the incremental stock based compensation expense under the new Simply Good Foods omnibus incentive plan.

iii.      The adjustment reflects the difference in the intangible asset amortization expense associated with the allocation of purchase price to intangible assets due to the Business Combination. The amortization expense decreased as more indefinite lived intangible assets were identified for the successor entity than the predecessor entity. The amount of amortizable intangible assets identified in the Business Combination decreased from $125.8 million to $88.0 million.

iv.      The Simply Good Foods warrants are not liabilities and are accounted for as equity warrants. To make the periods comparable the adjustment represents the corresponding reversal of the predecessor fair value adjustment of expense.

v.       The adjustment represents the expected interest expense associated with the new term loan and revolving debt facilities of Simply Good Foods. The predecessor entity had $337.2 million outstanding as of August 27, 2016 while the successor entity had $200.0 million outstanding. The long-term debt of the predecessor entity accrued interest at 6.25% on the first lien and 9.75% on the second lien while the successor debt accrues interest at 3 month LIBOR and 4%. The significant reduction in outstanding principal, and lower interest rates, drive significant expense savings.

vi.      Represents the effective income tax rate of 39.6%

ix.      Adjusted EBITDA is a non-GAAP financial measure. For a reconciliation to its most directly comparable GAAP measure, see “Reconciliation of Adjusted EBITDA” within this section.

Comparison of Unaudited Results for the Thirteen Week Period Ended November 25, 2017 and the Supplemental Pro Forma Thirteen Week Period Ended November 26, 2016

For comparative purposes, we are presenting an unaudited statement of operations for the thirteen week period ended November 25, 2017, compared to unaudited supplemental pro forma statement of operations for the thirteen week period ended November 26, 2016. The following table presents, for the periods indicated, selected information from our supplemented unaudited pro forma condensed consolidated financial results, including information presented as a percentage of net sales:

	Historical		Pro Forma
	Successor		Predecessor
	unaudited		unaudited
(in thousands)	13-weeks ended November 25, 2017	% of sales	13-weeks ended November 26, 2016	% of sales
Net sales	$106,587	100.0%	$99,803	100.0%
Cost of goods sold	53,830	50.5%	51,091	51.2%
Gross profit	52,757	49.5%	48,712	48.8%

Operating Expenses:
Distribution	4,817	4.5%	4,369	4.4%
Selling	3,903	3.7%	4,293	4.3%
Marketing	9,850	9.2%	9,206	9.2%
General and administrative	12,079	11.3%	10,277	10.3%
Depreciation and amortization	1,934	1.8%	1,892	1.9%
Change in fair value of contingent consideration – TRA liability	642	0.6%	—	—%
Other Expense	246	0.2%	—	—%
Total operating expenses	33,471	31.4%	30,037	30.1%

Income from operations	19,286	18.7%	18,675	18.7%

Other income (expense):
Changes in warrant liabilities	—	—%	—	—%
Interest expense	(3,019)	(2.8)%	(3,098)	(3.1)%
Gain (loss) on foreign currency transactions	355	0.3%	(610)	(0.6)%
Other income	86	0.1%	177	0.2%
Total other expense	(2,578)	(2.4)%	(3,531)	(3.5)%

Income before income taxes	16,708	15.7%	15,144	15.2%
Income tax expense	6,490	6.1%	5,997	6.0%
Net income	$10,218	9.6%	$9,147	9.2%

Other Financial Data (Unaudited):
Adjusted EBITDA	$23,710	22.2%	$22,251	22.3%

Net sales. Net sales of $106.6 million increased $6.8 million, or 6.8%, for the thirteen weeks ended November 25, 2017 compared to the pro forma thirteen weeks ended November 26, 2016. The increase in net sales was driven primarily by organic sales growth of $4.0 million driven by the U.S. and the addition of Wellness Foods of $2.8 million.

Cost of goods sold. Cost of goods sold increased $2.7 million, or 5.4%, for the thirteen weeks ended November 25, 2017 compared to the pro forma thirteen weeks ended November 26, 2016. The increase was primarily due to volume growth of $3.8 million, offset by product mix of $0.8 million and a reduction in input costs of $0.3 million.

Gross profit. Gross profit increased $4.0 million, or 8.3%, for the thirteen week period ended November 25, 2017 compared to the pro forma thirteen week period ended November 26, 2016. Gross margin of $52.8 million, or 49.5% of net sales, for the thirteen weeks ended November 25, 2017 improved 70 bps from 48.8% of net sales for the pro forma thirteen weeks ended November 26, 2016 due to favorable product mix and a reduction in input costs.

Operating expenses. Operating expenses increased $3.4 million, or 11.4%, for the thirteen week period ended November 25, 2017 compared to the pro forma thirteen week period ended November 26, 2016 due to the following:

•         Selling. Selling expenses decreased $0.4 million, or 9.1%, for the thirteen week period ended November 25, 2017 compared to the pro forma thirteen week period ended November 26, 2016. The decrease was primarily driven by broker savings of $0.2 million and other expenses of $0.2 million.

•         Marketing. Marketing expenses increased $0.6 million, or 7.0%, for the thirteen week period ended November 25, 2017 compared to the pro forma thirteen week period ended November 26, 2016. The increase in expense was primarily driven by an increase in media of $0.4 million and other expenses of $0.2 million.

•         Distribution. Distribution expenses increased $0.4 million, or 10.3%, for the thirteen week period ended November 25, 2017 compared to the pro forma thirteen week period ended November 26, 2016. The increase in distribution expenses was primarily driven by increased volume of $0.3 million and other costs of $0.1 million.

•         General and administrative. General and administrative expenses increased $1.8 million for the thirteen week period ended November 25, 2017 compared to the pro forma thirteen week period ended November 26, 2016. The increase is related to the acquisition of Wellness Foods of $0.5 million, incremental costs associated with public company operations of $0.9 million, and employee related costs of $0.4 million.

•         Depreciation and amortization. Depreciation and amortization expenses remained consistent between the thirteen week period ended November 25, 2017 compared to the pro forma thirteen week period ended November 26, 2016. The pro forma thirteen week period ended November 26, 2016 is adjusted based on the change in the depreciable basis of intangible assets as if the Business Combination occurred at the beginning of the year.

•         Change in fair value of contingent consideration — TRA liability. The Company recorded $0.6 million in contingent consideration expense for the thirteen week period ended November 25, 2017 which represents the fair value change in the TRA resulting from the Business Combination in the prior year.

Interest expense. Interest expense remained consistent between the thirteen week period ended November 25, 2017 and the the pro forma thirteen week period ended November 26, 2016. The pro forma thirteen week period ended November 26, 2016 is adjusted based of the long-term debt of the Company as if the Business Combination occurred at the beginning of the year.

Gain (Loss) on foreign currency transactions. A gain of $0.4 million in foreign currency transactions was recorded for the thirteen week period ended November 25, 2017 compared to a foreign currency loss of $0.6 million for the pro forma thirteen week period ended November 26, 2016, representing a favorable change of $1.0 million.

Income tax expense. Income tax expense remained consistent for the thirteen week period ended November 25, 2017 compared to the pro forma thirteen week period ended November 26, 2016. The anticipated effective tax rate assumed within the pro forma financial statements was 39.6% compared to an actual effective tax rate of 38.8% as discussed in Note 7 of the Condensed Consolidated Consolidated Financial Statements included in this Report.

Adjusted EBITDA. Adjusted EBITDA increased $1.5 million, or 6.6%, for the thirteen week period ended November 25, 2017 compared to the pro forma thirteen week period ended November 26, 2016. The increase is due to higher gross profit offset by higher operating expenses. For a reconciliation of Adjusted EBITDA to its most directly comparable GAAP measure, see “Reconciliation of Adjusted EBITDA”.

Reconciliation of Adjusted EBITDA

Adjusted EBITDA. Adjusted EBITDA is a non-GAAP financial measure commonly used in our industry and should not be construed as an alternative to net income as an indicator of operating performance or as an alternative to cash flow provided by operating activities as a measure of liquidity (each as determined in accordance with GAAP). Simply Good Foods defines Adjusted EBITDA (earnings before interest, tax, depreciation, and amortization) as net income (loss) before interest expense, income tax expense, depreciation and amortization with further adjustments to exclude the following items: stock-based compensation and warrant expense, transaction costs and IPO readiness costs, restructuring costs, management fees, transactional exchange impact, change in fair value of contingent consideration — TRA liability, and other non-core expenses. The Company believes that the inclusion of these supplementary adjustments in presenting Adjusted EBITDA are appropriate to provide additional information to investors and reflects more accurately operating results of the on-going operations. Adjusted EBITDA may not be comparable to other similarly titled captions of other companies due to differences in calculation.

The unaudited tables below provides a reconciliation of Adjusted EBITDA to its most directly comparable GAAP measure, which is net income (loss), for the thirteen week periods ended November 25, 2017 (Successor), November 26, 2016 (Predecessor), and pro forma period ended November 26, 2016.

Adjusted EBITDA Reconciliation: (in thousands)	Thirteen Weeks Ended November 25, 2017	Thirteen Weeks Ended November 26, 2016	Thirteen Weeks Ended November 26, 2016
	(Successor)	(Predecessor)	(Pro Forma)
Net income	$10,218	$6,787	$9,147
Interest	3,019	7,063	3,098
Taxes	6,490	4,899	5,997
Depreciation/Amortization	1,934	2,453	1,892
EBITDA	21,661	21,202	20,134
Stock Option and Warrant Expense	1,068	(196)	872
Transaction Fees/IPO Readiness	—	8	8
Restructuring	246	—	—
Roark Management Fee	—	430	430
Frozen Licensing Media	63	—	—
Non-core legal costs	376	183	183
Change in fair value of contingent consideration - TRA liability	642	—	—
Other(1)	(346)	624	624
Adjusted EBITDA	$23,710	$22,251	$22,251
____________

Other items consist principally of exchange impact of foreign currency transactions as well as minor impacts of channel inventory returns

Liquidity and Capital Resources

Overview

We have historically funded our operations with cash flow from operations and, when needed, with borrowings under our credit facility. Our principal uses for liquidity have been debt service and working capital. We believe our sources of liquidity and capital will be sufficient to finance our continued operations, growth strategy and additional expenses we expect to incur as a public company for at least the next twelve months.

Following the consummation of the Business Combination, we are obligated to make payments under the TRA. Although the actual timing and amount of any payments that may be made under the TRA will vary, the payments that we will be required to make could be significant. Any payments made by us under the TRA will generally reduce the amount of overall cash flow that might have otherwise been available to us and, to the extent that we are unable to make payments under the TRA for any reason, the unpaid amounts generally will be deferred and will accrue interest until paid by us. See Note 7, Income Taxes, of the consolidated financial statements for additional information on the TRA.

Debt and credit facilities

On July 7, 2017, the Company entered into a Credit Agreement with Barclays Bank PLC and other parties. The Credit Agreement provides for a term facility of $200.0 million (“Term Facility”) with a seven year maturity, and a revolving loan of up to $75.0 million (the “Revolving Credit Facility”) with a five year maturity, in each case under the new first lien senior secured loan facilities (the “New Credit Facilities”). Substantially concurrently with the consummation of the Business Combination, the full $200.0 million of the first lien term loan (the “Term Loan”) were drawn, and no revolving loans were drawn. The interest rate per annum is based on either (i) a base rate equaling the higher of (a) the “prime rate”, (b) the federal funds effective rate plus 0.50% and (c) the Eurocurrency rate applicable for an interest period of one month plus 1.00% plus (x) 3.00% margin for Term Loan or (y) 2.00% margin for Revolving Credit Facility, or (ii) London Interbank Offered Rate (“LIBOR”) adjusted for statutory reserve requirements, plus (x) 4.00% margin for Term Loan and is subject to a floor of 1.00% or (y) 3.00% margin for Revolving Credit Facility. The applicable margin for Revolving Credit Facility will be adjusted after the completion of the Company’s first full fiscal quarter after the closing of the Business Combination based upon the Company’s consolidated first lien net leverage ratio. As security for the payment or performance of its debt, the Company has pledged certain equity interests in its subsidiaries.

The New Credit Facilities are subject to mandatory prepayments based on contractual terms. With respect to the Term Loan, prior to the six-month anniversary of the Closing Date as of July 7, 2017, a 1.00% prepayment premium is payable by the Company in connection with certain repricing events. The Company may also voluntarily prepay outstanding loans at any time.

The credit facilities governing our debt arrangements contain certain financial and other covenants. The revolving credit facility has a maximum total net leverage ratio equal to or less than 6.25:1.00 (with a reduction to 6.00:1.00 on and after the third anniversary of the closing date of the credit facilities) contingent on credit extensions in excess of 30% of the total amount of commitments available under the revolving credit facility, and limitations on our ability to, among other things, incur and/or undertake asset sales and other dispositions, liens, indebtedness, certain acquisitions, and investments, consolidations, mergers, reorganizations and other fundamental changes payment of dividends and other distributions to equity and warrant holders and prepayments of material subordinated debt, in each case, subject to customary exceptions materially consistent with credit facilities of such type and size. Any failure to comply with the restrictions of the credit facilities may result in an event of default. The credit facilities governing our debt arrangements bear interest at variable rates. If market interest rates increase, variable rate debt will create higher debt service requirements, which could adversely affect our cash flow. As the Company has not drawn on the revolving credit facility as of November 25, 2017, no debt covenants were applicable as of the period then ended.

Cash Flows

The following table sets forth the major sources and uses of cash for each of the periods set forth below (in thousands):

	Thirteen Weeks Ended November 25, 2017	Thirteen Weeks Ended November 26, 2016
	(Successor)	(Predecessor)
Net cash provided by operating activities	$8,833	$8,635
Net cash used in investing activities	$(2,418)	$(41)
Net cash provided by financing activities	$—	$109

Operating activities. Our net cash used in operating activities was $8.8 million for the successor period ended November 25, 2017, a decrease of $0.2 million, compared to net cash provided by operating activities of $8.6 million for the predecessor period ended November 26, 2016. The Company has $62.9 million in cash and cash equivalents as of November 25, 2017 which is sufficient to satisfy current liabilities, current maturities of long-term debt, and the interest payments associated with them.

Investing activities. Our net cash used in investing activities was $2.4 million for the successor period ended November 25, 2017, which was an increase in cash used of $2.4 million compared to minimal cash used in investing activities for the predecessor period ended November 26, 2016. The change was due to a working capital adjustment paid in the current period related to the Business Combination and also an increase in purchases of property, plant and equipment.

Financing activities. Our net cash provided by financing activities was $0.0 million for the successor period ended November 25, 2017, compared to net cash proceeds from option exercises of $0.1 million for the predecessor period ended November 26, 2016.

Off-Balance Sheet Arrangements

As of November 25, 2017, we had no material off-balance sheet arrangements that have or are reasonably likely to have a current or future material effect on its financial condition, changes in financial condition, income or expenses, results of operations, liquidity, capital expenditures or capital resources.

Contractual Obligations

The following table summarizes our expected material contractual payment obligations as of November 25, 2017.

	Payments due by period
Contractual Obligations ($ in thousands)	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
Long-term debt obligations	$200,000	$2,000	$4,000	$4,000	$190,000
Operating leases(1)	10,085	2,571	4,347	2,734	433
Interest payments	71,350	10,712	22,884	20,671	17,083
Total	$281,435	$15,283	$31,231	$27,405	$207,516

____________

(1)      As of November 25, 2017, the Company is obligated under multiple non-cancelable operating leases, which continue through 2023. Rent expenses, inclusive of real estate taxes, utilities and maintenance incurred under operating leases, are included in general and administrative expenses in the Company’s consolidated statements of operations, were $0.6 million for the thirteen week successor period ended November 25, 2017 and $0.6 million for the thirteen week predecessor period from ended November 26, 2016.

New Accounting Pronouncements

For a description of critical accounting policies that affect our significant judgments and estimates used in the preparation of our consolidated financial statements, refer to our Annual Report. There have been no significant changes to our critical accounting policies since August 26, 2017. Refer to Note 2. Summary of Significant Accounting Policies of our Condensed Consolidated Financial Statements in this filing for further information regarding recently issued accounting standards.

Tax Cuts and Jobs Act

On December 22, 2017, President Trump signed the Tax Cuts and Jobs Act into law. The change in the tax law will be partially effective in the current 2018 fiscal year and fully effective in the 2019 fiscal year. The primary impacts to the Company include repeal of the alternative minimum tax regime, decrease of the corporate income tax rate structure, and net operating loss limitations. These changes will have a material impact to the value of deferred tax assets and liabilities, the value of the Company’s TRA, and the Company’s future taxable income and effective tax rate.

Additionally, we currently anticipate the enacted changes in the corporate tax rate and calculation of taxable income will have a favorable effect on our financial condition, profitability, and/or cash flows. The Company is analyzing the Tax Cuts and Jobs Act with its professional advisers. Until such analysis is complete, the full impact of the new tax law on the Company in future periods is uncertain, and no assurances can be made by the Company on any potential impacts.

JOBS Act

Simply Good Foods qualifies as an “emerging growth company” pursuant to the provisions of the JOBS Act, enacted on April 5, 2012. Section 102 of the JOBS Act provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. However, Simply Good Foods is choosing to “opt out” of such extended transition period, and as a result, Simply Good Foods will comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. Simply Good Foods’ decision to opt out of the extended transition period is irrevocable.

Subject to certain conditions set forth in the JOBS Act, Simply Good Foods is not required to, among other things, (1) provide an auditor’s attestation report on our systems of internal controls over financial reporting pursuant to Section 404, (2) provide all of the compensation disclosure that may be required of non-emerging growth public companies under the Dodd-Frank Wall Street Reform and Consumer Protection Act, (3) comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (auditor discussion and analysis), and (4) disclose certain executive compensation-related items such as the correlation between executive compensation and performance and comparisons of the Chief Executive Officer’s compensation to median employee compensation. These exemptions will apply until Simply Good Foods no longer meets the requirements of being an emerging growth company. Simply Good Foods will remain an emerging growth company until the earlier of (a) the last day of the fiscal year (i) following the fifth anniversary of the completion of Conyers Park’s initial public offering, which was July 20, 2016, (ii) in which Simply Good Foods has total annual gross revenue of at least $1.0 billion or (iii) in which Simply Good Foods is deemed to be a large accelerated filer, which means the market value of its common stock that is held by non-affiliates exceeds $700 million as of the last business day of its prior second fiscal quarter, and (b) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior 3-year period.

Item 3. Quantitative and Qualitative Disclosures about Market Risk

There were no material changes in our market risk exposure during the thirteen week period ended November 25, 2017. For a discussion of our market risks see “Quantitative and Qualitative Disclosures About Market Risk” in Part II, Item 7A of our Annual Report.

Item 4. Controls and Procedures

We maintain disclosure controls and procedures, as such term is defined in Rules 13a-15(e) and 15d-15(e) under the Securities Exchange Act of 1934, as amended, (the “Exchange Act”), that are designed to provide reasonable assurance that information required to be disclosed by us in the reports that we file or submit under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC rules and forms, and that such information is accumulated and communicated to our management, including our Chief Executive Officer and Chief Financial Officer, as appropriate, to allow timely decisions regarding required financial disclosures.

Management, including the participation of our Chief Executive Officer and our Chief Financial Officer, conducted an evaluation of the effectiveness of our disclosure controls and procedures as of the end of the period covered by this Report. Based on this evaluation, our Chief Executive Officer and Chief Financial Officer concluded that our disclosure controls and procedures were effective as of November 25, 2017. In designing and evaluating our disclosure controls and procedures, management recognized that disclosure controls and procedures, no matter how well conceived and operated, can provide only reasonable but not absolute assurance that the objectives of the disclosure controls and procedures are met. The design of any disclosure control and procedure also is based in part upon certain assumptions about the likelihood of future events, and there can be no assurance that any design will succeed in achieving its stated goals under all potential future conditions.

Changes in Internal Control over Financial Reporting

The design and implementation of internal control over financial reporting for the Company post-Business Combination has required and will continue to require significant time and resources from management and other personnel. We were engaged in the process of the design and implementation of our internal control over financial reporting in a manner commensurate with the scale of our operations post-Business Combination. Except for the activities described above, there have been no changes in our internal control over financial reporting during the thirteen week period ended November 25, 2017 that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

PART II

Item 1. Legal Proceedings

From time to time, we have been and may again become involved in legal proceedings arising in the ordinary course of our business. We are not presently a party to any litigation that we believe to be material and we are not aware of any pending or threatened litigation against us that we believe could have a material adverse effect on our business, operating results, financial condition or cash flows.

Item 1A. Risk Factors

You should carefully consider the factors discussed in Part I, Item 1A. “Risk Factors” in our Annual Report, which could materially affect our business, financial condition, cash flows or future results. Except as set forth below, there have been no material changes in our risk factors included in our Annual Report. The risks described in our Annual Report are not the only risks facing our company. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial also may materially adversely affect our business, financial condition or future results.

We will be required to be compliant with the Sarbanes-Oxley Act of 2002 if we fail to continue to qualify as an emerging growth company, which could lead to increased costs to comply with regulatory requirements.

For as long as we remain an emerging growth company, we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies. We may remain an emerging growth company until July 20, 2021, provided that prior to July 20, 2021, if the market value of our common stock that is held by non affiliates exceeds $700 million as of the end of our second fiscal quarter at any time or if we have annual gross revenues of $1.07 billion or more in any fiscal year, we would cease to be an emerging growth company as of the last Saturday in August of the applicable year. We also would cease to be an emerging growth company if we issue more than $1 billion of non convertible debt over a three year period.

Pursuant to Section 404 of the Sarbanes Oxley Act of 2002, or Section 404, public companies are required to furnish a report by management on its internal control over financial reporting. However, while we remain an emerging growth company, we will not be required to include an attestation report on internal control over financial reporting issued by our independent registered public accounting firm. To achieve compliance with Section 404 within the prescribed period, we will be engaged in a process to document and evaluate our internal control over financial reporting, which is both costly and challenging. In this regard, we will need to continue to dedicate internal resources, potentially engage outside consultants and adopt a detailed work plan to assess and document the adequacy of internal control over financial reporting, continue steps to improve control processes as appropriate, validate through testing that controls are functioning as documented and implement a continuous reporting and improvement process for internal control over financial reporting. In addition, if we lose our status as an emerging growth company sooner than anticipated, we may need to accelerate our efforts to comply with Section 404, which may lead to increased costs and resources to complete the process. Despite our efforts, there is a risk that we will not be able to conclude, within the prescribed time frame or at all, that our internal control over financial reporting is effective as required by Section 404. If we identify one or more material weaknesses in our internal control over financial reporting, it could result in an adverse reaction in the financial markets due to a loss of confidence in the reliability of our financial statements.

The recently passed Tax Cuts and Jobs Act may have a significant impact on our Company.

On December 22, 2017, President Trump signed the Tax Cuts and Jobs Act into law. The change in the tax law will be partially effective in the current 2018 fiscal year and fully effective in the 2019 fiscal year. The primary impacts to the Company include repeal of the alternative minimum tax regime, decrease of the corporate income tax rate structure, and net operating loss limitations. These changes will have a material impact to the value of deferred tax assets and liabilities, the value of the Company’s TRA, and the Company’s future taxable income and effective tax rate.

Additionally, we currently anticipate the enacted changes in the corporate tax rate and calculation of taxable income will have a favorable effect on our financial condition, profitability, and/or cash flows. The Company is analyzing the Tax Cuts and Jobs Act with its professional advisers. Until such analysis is complete, the full impact of the new tax law on the Company in future periods is uncertain, and no assurances can be made by the Company on any potential impacts.

Item 2. Unregistered Sales of Equity Securities and Use of Proceeds

None.

Item 3. Defaults Upon Senior Securities

None.

Item 4. Mine Safety Disclosures

Not Applicable.

Item 5. Other Information

None.

Item 6. Exhibits

Exhibit No.	Document
3.1	Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to Form 8-K filed on July 13, 2017).
3.2	Amended and Restated Bylaws (incorporated by reference to Exhibit 3.2 to Form 8-K filed on July 13, 2017).
4.1	Form of Common Stock Certificate (incorporated by reference to Exhibit 4.1 to Amendment No. 3 to Registration Statement on Form S-4 filed on June 12, 2017).
4.2

Warrant Agreement, dated July 14, 2016, between Conyers Park Acquisition Corp. and Continental Stock Transfer & Trust Company (incorporated by reference to Form 8-K filed by Conyers Park Acquisition Corp. on July 20, 2016).

4.3	Form of Warrant (incorporated by reference to Exhibit 4.1 to Form 8-K filed on July 13, 2017).
31.1	Certification of Principal Executive Officer pursuant to Section 302 of the Sarbanes Oxley Act of 2002.
31.2	Certification of Principal Financial Officer pursuant to Section 302 of the Sarbanes Oxley Act of 2002.
32.1	Certification of Principal Executive Officer and Principal Financial Officer pursuant to Section 906 of the Sarbanes Oxley Act.
101.INS	XBRL Instance Document
101.SCH	XBRL Taxonomy Extension Schema Document
101.CAL	XBRL Taxonomy Extension Calculation Linkbase Document
101.DEF	XBRL Taxonomy Extension Definition Linkbase Document
101.LAB	XBRL Taxonomy Extension Label Linkbase Document
101.PRE	XBRL Taxonomy Extension Presentation Linkbase Document

PROSPECTUS

18,945,674 Shares

THE SIMPLY GOOD FOODS COMPANY

Common Stock

This prospectus relates to an aggregate of 18,945,674 shares of common stock, par value $0.01 per share (the “Common Stock”) that may be resold from time to time by the selling stockholders named in this prospectus, which include certain members of our board of directors (each a “Selling Stockholder” and collectively, the “Selling Stockholders”). We are not offering any securities pursuant to this prospectus. We are registering the resale of the Common Stock as required by the Investor Rights Agreements we entered into with Conyers Park Sponsor (as defined below) and Atkins Holdings LLC. For more information on the Investor Rights Agreements, please see “Certain Relationships and Related Party Transactions — The Investor Rights Agreements.”

We will bear all costs, expenses and fees in connection with the registration of the Common Stock and will not receive any proceeds from the sale of the Common Stock. The Selling Stockholders will bear all commissions and discounts, if any, attributable to their respective sales of the Common Stock.

Our common stock and Warrants are listed on The NASDAQ Capital Market (“NASDAQ”) under the symbols “SMPL” and “SMPL.W”, respectively. On November 10, 2017, the closing sale prices of our common stock and Warrants were $12.10 and $2.44, respectively.

Investing in our common stock involves risks that are described in the “Risk Factors” section beginning on page 5 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this prospectus or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 12, 2017.

TABLE OF CONTENTS

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS	ii
SUMMARY OF THE PROSPECTUS	1
RISK FACTORS	5
USE OF PROCEEDS	21
PRICE RANGE OF SECURITIES	22
DIVIDENDS	23
SELECTED HISTORICAL FINANCIAL INFORMATION	24
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	31
BUSINESS	59
MANAGEMENT	70
EXECUTIVE COMPENSATION	77
DESCRIPTION CAPITAL STOCK	85
BENEFICIAL OWNERSHIP OF SECURITIES	91
SELLING STOCKHOLDERS	94
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS	95
CERTAIN U.S. FEDERAL INCOME AND ESTATE TAX CONSIDERATIONS FOR NON-U.S. HOLDERS	100
PLAN OF DISTRIBUTION	104
LEGAL MATTERS	107
EXPERTS	107
WHERE YOU CAN FIND MORE INFORMATION	107
INDEX TO FINANCIAL STATEMENTS	F-1

You should rely only on the information contained or incorporated by reference in this prospectus. No one has been authorized to provide you with information that is different from that contained or incorporated by reference in this prospectus. This prospectus is dated as of the date set forth on the cover hereof. You should not assume that the information contained in this prospectus is accurate as of any date other than that date. You should not assume that the information incorporated by reference in this prospectus is accurate as of any date other than the date of such incorporated document.

i

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. These forward-looking statements relate to expectations for future financial performance, business strategies or expectations for our business. Specifically, forward-looking statements may include statements relating to:

•         our ability to continue to operate at a profit;

•         our ability to maintain current operation levels;

•         our ability to maintain and gain market acceptance for our products or new products;

•         our ability to capitalize on attractive opportunities;

•         our ability to respond to competition and changes in the economy;

•         other risks and uncertainties indicated in this prospectus, including those set forth under the section entitled “Risk Factors”; and

•         other statements preceded by, followed by or that include the words “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “seek,” “target” or similar expressions.

These forward-looking statements are based on information available as of the date of this prospectus, and current expectations, forecasts and assumptions, and involve a number of judgments, risks and uncertainties. Important factors could cause actual results to differ materially from those indicated or implied by forward-looking statements such as those contained in documents we have filed with the U.S. Securities and Exchange Commission. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

As a result of a number of known and unknown risks and uncertainties, our actual results or performance may be materially different from those expressed or implied by these forward-looking statements. For a discussion of the risks involved in our business and investing in our common stock, see the section entitled “Risk Factors.”

Should one or more of these risks or uncertainties materialize, or should any of the underlying assumptions prove incorrect, actual results may vary in material respects from those expressed or implied by these forward-looking statements. You should not place undue reliance on these forward-looking statements.

ii

SUMMARY OF THE PROSPECTUS

This summary highlights selected information from this prospectus and may not contain all of the information that is important to you in making an investment decision. Before investing in our securities, you should carefully read this entire prospectus, including our consolidated financial statements and the related notes included in this prospectus and the information set forth under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” See also the section entitled “Where You Can Find More Information.”

Unless otherwise indicated or the context otherwise requires, references in this prospectus to “Simply Good Foods,” “Atkins,” the “Company,” “we,” “our” “us” and other similar terms refer to The Simply Good Foods Company and its consolidated subsidiaries.

Unless otherwise specified, share calculations do not include any shares of common stock issuable upon the exercise of outstanding warrants to purchase shares of common stock.

Overview

Simply Good Foods is a growing developer, marketer and seller of branded nutritional foods and snacking products. Its highly-focused product portfolio consists primarily of nutrition bars, ready-to-drink (“RTD”) shakes, snacks and confectionery products marketed under the Atkins®, SimplyProtein®, Atkins Harvest Trail, and Atkins Endulge® brand names. Over the past 45 years, Atkins has become an iconic American brand that for many consumers stands for “low carb,” “low sugar” and “protein rich” nutrition. The Atkins approach focuses on a healthy nutritional approach with reduced levels of refined carbohydrates and refined sugars and encourages the consumption of lean protein, fiber, fruits, vegetables, and good fats.

In our core Atkins snacking business, we strive to offer a complete line of nutrition bars, RTD shakes and confections that satisfy hunger while providing consumers with a convenient, “better-for-you” snacking alternative. Our sales, marketing and R&D capabilities enable us to distribute products into a national customer base across the mass merchandiser, grocery and drug channels. We believe that Atkins’ broad brand recognition, depth of management talent and strong cash generation position us to continue to innovate in the Atkins brand and acquire other brands, and thereby become an industry leading snacking platform. To that end, in December 2016, Atkins completed the acquisition of Wellness Foods, Inc., a Canada-based developer, marketer and seller of the SimplyProtein® brand that is focused on protein-rich and low-sugar products, which our management believes has significant opportunity for expansion in the U.S. In addition to snacking products, Atkins entered into a license arrangement in 2014 for frozen meals sold in the U.S. by Bellisio Foods, Inc. which reduces Atkins’ GAAP net sales as products are distributed by Bellisio and are no longer shipped direct to customers.

Snacking occasions are on the rise as consumers crave convenient, healthy and delicious foods, snacks and meal replacements for their on-the-go lifestyles. Atkins’ emphasis on nutrition bars and RTD shakes positions us to capitalize on consumers’ busy schedules. We believe a number of existing and emerging consumer trends within the U.S. food and beverage industry — including increased consumption of smaller, more frequent meals throughout the day, consumers’ strong preference for convenient, “better-for-you” snacks, consumers’ greater focus on health and wellness, and consumers’ moves toward controlling carbohydrate and sugar consumption — will continue to both drive the growth of the nutritional snacking category and increase the demand for Atkins’ product offerings.

Our Strengths

Powerful brand with strong consumer awareness and loyalty. We are a leading player in the fast-growing nutritional snacking category, and Atkins is one of the only brands with scale in both nutrition bars and RTD shakes. The Atkins iconic brand has 85% aided brand awareness with U.S. consumers today, based on a study conducted by Atkins in January 2016. Atkins continues to add new consumers, as demonstrated by a 6% compound annual increase in its consumer base over the past five fiscal years. Its highly-focused snacking portfolio provides us with a unique position within retailers’ nutrition and wellness aisles, resulting in meaningful shelf space. Atkins’ ability to appeal to both weight management program consumers and consumers focused on everyday nutritious eating makes it a highly attractive and strategic brand for a diverse set of retailers across various distribution channels.

Aligned with consumer mega trends. Increasing global concern about growing rates of obesity and weight-related diseases and other health issues has resulted in increased scientific, media and consumer focus on nutrition. Over 100 independent, peer reviewed, clinical studies show the benefits of controlling carbohydrates. Management believes that this focus is prompting consumers to rebalance their nutritional breakdown away from carbohydrates. In fact, 73% of consumers are seeking to lower their carbohydrate intake according to Health Focus International. Atkins brand attributes “low carb,” “low sugar” and “protein rich” nutrition, are well aligned with consumer mega trends. In addition, consumers’ eating habits are gradually shifting towards increased convenience, snacking and meal replacement. Our portfolio of convenient and nutritious products as well as our ongoing effort to meet consumer demands for “cleaner labels,” which we define as products made with fewer, simpler and more recognizable ingredients, are strategically aligned with these trends.

Scalable snacking and food platform. With the highly-recognized Atkins brand as an anchor, we have been able to grow our product offerings through our brand extensions such as Atkins Harvest Trail via acquisitions such as the December 2016 acquisition of Wellness Foods, Inc., a Canada-based developer, marketer and seller of the SimplyProtein® brand. Our in-house product development experience, combined with our outsourced manufacturing model, allow us to bring new products to market quickly. We pride ourselves on knowing our consumers and mining insights that lead to new products and ideas. We believe that we have the ability to leverage our strong relationships with our retail customers and distributors, brand building record, and category management expertise to help new products, brands and brand extensions gain distribution and consumer recognition, allowing us to continue to successfully expand our snacking platform.

Asset-light business with strong cash generation. We retain core in-house capabilities including sales and marketing, brand management, customer relationships, product development, and supply-chain know-how, while partnering with a diversified pool of contract manufacturers and distributors to execute manufacturing and distribution. Outsourcing these competencies allows us to focus our efforts on innovation, marketing and sales to strive to meet consumer demands. Our lean infrastructure allows for significant flexibility and speed-to-market and minimal capital investment, which translates into consistent and robust free cash flow generation over time, driven by strong gross margins.

Experienced leadership team. Simply Good Foods has an experienced team of industry veterans with extensive experience across multiple branded consumer products, food and nutrition categories. For example, our Chief Executive Officer, Joseph Scalzo, has significant experience operating packaged foods businesses, having served in various leadership roles at Dean Foods, WhiteWave Foods, The Gillette Company, The Coca-Cola Company, and The Procter & Gamble Company. Simply Good Foods’ extensive experience is complemented by the significant industry expertise of James Kilts, the former Chief Executive Officer of The Gillette Company and Nabisco, and former President of Kraft USA and Oscar Mayer, and David West, the former Chief Executive Officer of Big Heart Pet Brands and The Hershey Company. Our management team’s deep expertise and proven track record in managing brands and operating packaged food businesses is a key driver of our success and positions Simply Good Foods as an attractive vehicle for future long-term growth within the snacking space and broader food category.

Our Strategies

Continue our advocacy, education and activation for core program consumers. Consumers who purchase Atkins’ products have shown a strong affinity for the brand as evidenced by a relatively high level of servings per buyer, per year. Historically, our core target consumer base has consisted of individuals participating in branded weight management programs. These consumers are our most loyal, profitable and frequent purchasers. We believe that social media is a cost-effective way of continuing to attract and retain these core consumers. We expect that the recently improved website and mobile application will continue to attract core consumers, including millennials, to our products. Our marketing strategy also uses television and print behind our new celebrity spokeswoman Lauren Alaina and the “Today’s Atkins” campaign. We believe that our ongoing efforts to educate consumers about the benefits of a lower carbohydrate lifestyle will further reinforce the brand to core consumers who are focused on a programmatic approach to weight management.

Further develop marketing strategy to reach self-directed low carbohydrate consumers. We intend to continue to make focused changes to our approach to consumer outreach. According to the Information Resources, Inc. (“IRI”) Study, over 50% of current consumers are self-directed eaters (not on a program diet) who buy and consume our products, despite the fact that historically, Atkins’ marketing and advertising have not been targeted towards them. Based on a study we conducted in January 2016, we believe that the addressable market for our products is expandable from approximately 8 million low carbohydrate, program weight management consumers to approximately 46 million consumers, including individuals focused on self-directed weight management and those who have adopted a low carbohydrate approach to eating unrelated to weight management. Management expects that the brand’s redesigned marketing and advertising, such as our food-focused television advertising, will be effective at reaching the large addressable market of self-directed low carbohydrate consumers. Additionally, social media continues to be an important component of our marketing tools and we have an active and growing presence on key social channels such as Facebook, Instagram and Twitter. During the 52-week period ended August 26, 2017, Atkins had approximately 10 million new visitors to its website, www.atkins.com.

Innovate and expand the portfolio of product offerings to meet consumer demands for “cleaner labels,” higher protein products and new product forms. Management expects that our ongoing efforts to meet consumer demands for “cleaner labels,” which we define as products made with fewer, simpler and more recognizable ingredients, will be effective at reaching self-directed low carbohydrate consumers, who are focused on weight management as part of overall health, wellness and “clean eating.” Management is committed to continually finding new and innovative formulations to reduce the number of product ingredients, as well as using “better for you” ingredients like nuts, fiber and whey protein in its existing products, while maintaining and improving taste and quality. In addition, we intend to continue to enhance, strengthen and expand our product offerings with new and innovative flavors and forms, simple ingredients and packaging alternatives, all while maintaining a commitment to delivering products that meet our nutritional profile and provide the convenience that consumers crave. Our in-house research and development laboratory allows us to develop new products internally and bring them to market quickly through our contract manufacturing network without diverging from high standards of taste, quality, safety and nutritional content. Additionally, we believe we will be able to meet consumer demands through merger and acquisition transactions, such as the December 2016 acquisition of Wellness Foods, Inc., a Canada-based developer, marketer and seller of the SimplyProtein® brand that is focused on “cleaner label,” protein-rich, and low-sugar products, which our management believes has significant opportunity for expansion in the U.S.

Expand distribution in white space opportunities. In the 52-week period ended August 26, 2017, over 80% of Atkins’ gross sales were through the mass retailer and grocery distribution channels. Management team believes there is opportunity for the brand to further penetrate other distribution channels such as convenience and club stores. Management also believes that the development of the SimplyProtein® brand will allow us to expand distribution into the natural and specialty channel. In addition, while shoppers have become heavy consumers of e-commerce purchases generally, only approximately 3% of Atkins’ gross sales for the pro forma combined 52-week period ended August 26, 2017 were through its e-commerce channel. We intend to leverage our brand recognition to further develop the distribution channels through which it reaches consumers, including through the expansion of the e-commerce channel.

Leverage platform to expand in attractive food and snacking categories. Management believes the fragmented snacking category presents a substantial opportunity for consolidation and the opportunity to build, through disciplined acquisitions, a leading platform in the snacking space and broader food category. As a leader in nutritious snacking, we believe we have the unique capability to leverage our operating platform and customer relationships to expand beyond the Atkins brand. Our experienced management team has deep expertise in brand building to expand the business into additional brands and products in the snacking segment. Simply Good Foods is actively seeking to identify and evaluate new acquisition opportunities to complement the Atkins platform, and see significant opportunity for growth and synergies in complementary adjacent snacking categories such as the “better-for-you” eating space.

Risk Factors

Our business is subject to numerous risks and uncertainties, including those highlighted in the section entitled “Risk Factors” immediately following this prospectus summary, that represent challenges that we face in connection with the successful implementation of our strategy and the growth of our business.

Corporate Information

We were incorporated in the State of Delaware in March 2017 in order to become the parent company of NCP-ATK HOLDINGS, Inc. following the consummation of a business combination with Conyers Park, a blank check company incorporated in the State of Delaware in April 2016. On July 7, 2017, we consummated the Business Combination and, in connection therewith, became a successor issuer to Conyers Park by operation of Rule 12g-3(a) promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Our principal executive offices are located at 1050 17th Street, Suite 1500, Denver, CO 80265, and our telephone number is (303) 633-2840. Our website address is www.thesimplygoodfoodscompany.com. Information contained on our website is not a part of this prospectus and the inclusion of our website address in this prospectus is an inactive textual reference only.

RISK FACTORS

An investment in our securities involves a high degree of risk. You should carefully consider the risks described below before making an investment decision. Our business, prospects, financial condition, or operating results could be harmed by any of these risks, as well as other risks not currently known to us or that we currently consider immaterial. The trading price of our securities could decline due to any of these risks, and, as a result, you may lose all or part of your investment.

We may not be able to compete successfully in the highly competitive nutritional snacking industry.

The market for nutritious snacking is large and intensely competitive because consumers are seeking simpler, “cleaner” and more sustainable eating habits. Our business is committed to providing people a more nutritious way to eat. As a result, we compete in the nutritional snacking industry, a subcategory of the general snack foods industry. Competitive factors in the nutritional snacking industry include product quality and taste, brand awareness among consumers, nutritional content, simpler and less processed ingredients, innovation of “on-trend” snacks, variety of snacks offered, grocery aisle placement, access to retailer shelf space, price, advertising and promotion, product packaging and package design. We compete in this market against numerous multinational, regional and local companies principally on the basis of our low-carb, low-sugar and protein-rich nutritional content, product taste and quality, our brand recognition and loyalty, marketing, advertising, price and the ability to satisfy specific consumer dietary needs. An increasing focus on healthy and simpler products in the marketplace will likely increase these competitive pressures within the category in future periods.

Our competitors in the nutritional snacking industry also include companies selling branded weight loss programs who support these programs by offering a wide variety of diet foods and meal replacement bars and shakes and nutritional supplements, and through the promotion of weight loss and weight management approaches such as paleo, vegan, gluten free, vegetarian and others. Views towards nutritional snacking, weight loss and management, and other nutritional approaches, are cyclical and trendy in nature, with constantly changing consumer perceptions. In addition to remaining competitive through the quality of our products, consumer perceptions of Atkins’ weight management approach and the effectiveness of a low-carb, low-sugar and protein-rich eating approach must continue to be viewed favorably, or our business and reputation may be adversely affected. If other weight management approaches become more popular, or are generally perceived to be more effective than Atkins. We may be unable to compete effectively. Some of our competitors have substantially greater financial and other resources than us and sell brands that may be more widely recognized than Atkins’ brands. Our current and potential competitors may offer products similar to our products or a wider range of products than we offer, and may offer such products at more competitive prices than we do. Local or regional markets often have significant smaller competitors, many of whom offer products similar to ours and may have unique ties to regional or national retail chains. Any increased competition from new entrants into the nutritional snacking industry or any increased success by existing competition could result in reductions in our sales, and require us to reduce our prices, or both, which could adversely affect our business, financial condition and results of operations.

If we do not continually enhance our brand recognition, increase distribution of our products, attract new customers to its brands and introduce new and innovative products, either on a timely basis or at all, our business may suffer.

The nutritional snacking industry is subject to rapid and frequent changes in consumer demands. Because consumers in this industry are constantly seeking new products and strategies to achieve their healthy eating goals, our success relies heavily on our ability to continue to develop and market new and innovative products and extensions. New product sales represent a growing and important portion of our net sales. In order to respond to new and evolving consumer demands, achieve market acceptance and keep pace with new nutritional, weight management, technological and other developments, we must constantly introduce new and innovative products into the market, some of which may be sent to market prematurely and may not be consistent with its quality and taste standards. Accordingly, we may not be successful in developing, introducing on a timely basis or marketing any new or enhanced products. If we are unable to commercialize new products, our revenue may not grow as expected, which would adversely affect our business, financial condition and results of operations.

Our growth may be limited if we are unable to add additional shelf or retail space for our products.

Our results will depend on our ability to drive revenue growth, in part, by expanding the distribution channels for our products. However, our ability to do so may be limited by an inability to secure additional shelf or retail space for our products. Shelf and retail space for nutritional snacks is limited and subject to competitive and other pressures, and there can be no assurance that retail operators will provide sufficient shelf space nor that online retailers will provide us online access to their platform to enable us to meet our growth objectives.

Changes in consumer preferences, perceptions of healthy food products and discretionary spending may negatively impact our brand loyalty and net sales, and adversely affect our business, financial condition and results of operations.

We focus on products that are, or that we believe are, perceived to have positive effects on health, and compete in a market that relies on innovation and evolving consumer preferences. However, the processed food industry, and the nutritional snacking industry in particular, are subject to changing consumer trends, demands and preferences. Emerging science, Atkins’ nutritional approach and theories regarding health are constantly evolving. Therefore, products or methods of eating once considered healthy may over time become disfavored by consumers or no longer be perceived as healthy. Trends within the food industry change often and our failure to anticipate, identify or react to changes in these trends could, among other things, lead to reduced consumer demand and price reductions, and could adversely impact our business, financial condition and results of operations. Additionally, certain ingredients used in our products may become negatively perceived by consumers, resulting in reformulation of existing products to remove such ingredients, which may negatively affect taste or other qualities. Factors that may affect consumer perception of healthy products include dietary trends and attention to different nutritional aspects of foods, concerns regarding the health effects of specific ingredients and nutrients, trends away from specific ingredients in products and increasing awareness of the environmental and social effects of product production. Consumer perceptions of the nutritional profile of low-carb, low-sugar and protein-rich eating practices and products may shift, and consumers may no longer perceive food products with fewer carbohydrates, higher levels of protein, higher levels of fat and additional fiber as healthy. Approaches regarding weight management and healthy lifestyles are the subject of numerous studies and publications, often with differentiating views and opinions, some of which may be adverse to us. Conflicting scientific information on what constitutes good nutrition, diet fads and other weight loss trends may also adversely affect our business from time to time. Our success depends, in part, on our ability to anticipate the tastes and dietary habits of consumers and other consumer trends and to offer products that appeal to their needs and preferences on a timely and affordable basis. A change in consumer discretionary spending, due to economic downturn or other reasons may also adversely affect our sales, and our business, financial condition and results of operations.

If our brands or reputation are damaged, the attractive characteristics that we offer our consumers, distributors and retailers may diminish, which could adversely affect our business, financial condition and results of operations.

We believe we have built our reputation on the efficacy of our nutritional approach, as well as the high quality flavor and nutritional content of our food, and we must protect and grow the value of our brands to continue to be successful in the future. Any incident that erodes consumer affinity for our brands could significantly reduce our value and damage our business. For example, negative third-party reports regarding the Atkins nutritional approach, whether accurate or not, may adversely impact consumer perceptions. Atkins’ brand value could suffer and our business could be adversely affected if our consumers perceive a reduction in the effectiveness of our nutritional approach or the quality of our food. In addition, if we are forced, or voluntarily elect, to recall certain products, including frozen foods or other licensed products over which we may not have full quality control, the public perception of the quality of our food may be diminished. We may also be adversely affected by news reports or other negative publicity, regardless of their accuracy, regarding other aspects of our business, such as public health concerns, illness, safety, security breaches of confidential consumer or employee information, employee related claims relating to alleged employment discrimination, health care and benefit issues or government or industry findings concerning our retailers, distributors, manufacturers or others across the food industry supply chain.

In addition, as part of our marketing initiatives, we have entered into agreements with certain public figures to market and endorse our products on both a national and local level. While we maintain specific selection criteria and are diligent in our efforts to seek out public figures that resonate genuinely and effectively with our consumer audience, the individuals we choose to market and endorse our products may fall into negative favor with the general public. Because our consumers may associate the public figures that market and endorse our products with us, any negative publicity on behalf of such individuals may result in negative publicity about us and our products. This negative publicity could adversely affect our brand and reputation as well as our revenue and profits.

Also, there has been a marked increase in the use of social media platforms and similar channels, including weblogs (blogs), websites and other forms of Internet-based communications that provide individuals with access to a broad audience of consumers and other interested persons. The availability of information on social media platforms is virtually immediate as is its impact. Many social media platforms immediately publish the content their subscribers and participants post, often without filters or checks on accuracy of the content posted. The opportunity for dissemination of information, including inaccurate information, is seemingly limitless. Information concerning our business and/or products may be posted on such platforms at any time. Negative views regarding our products and the efficacy of a low-carb, low-sugar and protein-rich eating approach have been posted on various social media platforms, and may continue to be posted in the future, which we cannot control. Regardless of their accuracy or authenticity, such information and views may be adverse to our interests, which may harm our reputation and brand. The harm may be immediate without affording us an opportunity for redress or correction.

Ultimately, the risks associated with any such negative publicity cannot be eliminated or completely mitigated and may adversely affect our business, financial condition and results of operations.

We must expend resources to maintain consumer awareness of our brands, build brand loyalty and generate interest in our products.

We believe that the Atkins nutritional approach is broadly known and followed in the United States and in many of the other countries in which we operate. In order to remain competitive and to expand and keep shelf placement for our products, we may need to increase our marketing and advertising spending in order to maintain and increase consumer awareness, protect and grow our existing market share or to promote new products, which could impact our operating results. Substantial advertising and promotional expenditures may be required to maintain or improve our brand’s market position or to introduce new products to the market, and participants in our industry are engaging with non-traditional media, including consumer outreach through social media and web-based channels. An increase in our marketing and advertising efforts may not maintain our current reputation, or lead to an increase in brand awareness. Moreover, we may be unable to maintain current awareness of our brand due to any potential fragmentation of our marketing efforts as we continue to focus on a low-carb, low-sugar and protein-rich nutritional approach for everyday snacking consumers. In addition, we consistently evaluate our product lines to determine whether or not to discontinue certain products. Discontinuing product lines may increase our profitability but could reduce our sales and hurt our brands, and a reduction in sales of certain products could result in a reduction in sales of other products. The discontinuation of product lines may have an adverse effect on our business, financial condition and results of operations.

In addition, unattractive shelf placement and pricing may put our products at a disadvantage to those of our competitors. Even if we obtain shelf space or preferable shelf placement, our new and existing products may fail to achieve the sales expectations set by our retailers, potentially causing these retailers to remove our products from their shelves. Additionally, an increase in the quantity and quality of private-label products in the product categories in which we compete could create more pressure for shelf space and placement for branded products within each such category, which could adversely affect our sales.

We may not be successful in implementing our growth strategies, including expanding our emphasis on a low-carb, low-sugar and protein-rich healthy lifestyle, while maintaining the traditional identity of our brands and the loyalty of our consumers.

Our future success depends in large part on our ability to implement our growth strategies effectively. In December 2016, we transitioned from a single- to multi-brand portfolio with the addition of Wellness Foods and the addition of the SimplyProtein® brand. We expect to focus on nutritional snacking in the future. As a multi-brand business, we face increased complexities and greater uncertainty with respect to consumer trends and demands than as a single-brand business. Our ability to successfully expand our nutritional snacking brands and other growth strategies depends, among other things, on our ability to identify, and successfully cater to, new demographics and consumer trends, develop new and innovative products, identify and acquire additional product lines and businesses, secure shelf space in grocery stores, wholesale clubs and other retailers, increase consumer awareness of our brands, enter into distribution and other strategic arrangements with third-party retailers and other potential distributors of our products and compete with numerous other companies and products. In addition, self-directed lifestyle consumers of our nutritional snacking products may have different preferences and spending habits than the consumers of traditional weight loss products, and we may not be successful in reaching and maintaining the loyalty of new consumers to the same extent, or at all, as we have with our historical consumers. Traditional weight management consumers actively on the Atkins program represent approximately 15% of our current consumer base whereas the remaining 85% of our consumers are not currently on a program diet. Furthermore, we may not be successful in evolving our advertising and other efforts to appeal to both our branded weight loss consumers and self-directed healthy lifestyle consumers. If we are unable to identify and capture new audiences and demographics, our ability to successfully integrate additional brands will be adversely affected. Accordingly, we may not be able to successfully implement our growth strategies, expand our brands, or continue to maintain growth in our sales at our current rate, or at all. If we fail to implement our growth strategies, our sales and profitability may be negatively impacted, which would adversely affect our business, financial condition and results of operations.

We intend to grow through acquisitions or joint ventures and we may not successfully integrate, operate or realize the anticipated benefits of such business combinations.

As part of our strategic initiatives, we intend to pursue selected acquisitions or joint ventures, such as our acquisition of Wellness Foods, Inc., including its SimplyProtein® brand, in December 2016. Our acquisition strategy is based on identifying and acquiring brands with products that complement our existing products and identifying and acquiring brands in new categories and in new geographies for the purpose of expanding our platform of nutritional snacks and potentially other food products. However, although we regularly evaluate multiple acquisition candidates, we cannot be certain that we will be able to successfully identify suitable acquisition candidates, negotiate acquisitions of identified candidates on favorable terms, or integrate acquisitions that we complete.

Acquisitions involve numerous risks and uncertainties, including intense competition for suitable acquisition targets, which could increase target prices and/or adversely affect our ability to consummate deals on favorable or acceptable terms, the potential unavailability of financial resources necessary to consummate acquisitions in the future, the risk that we improperly value and price a target, the potential inability to identify all of the risks and liabilities inherent in a target company or assets notwithstanding our diligence efforts, the diversion of management’s attention from the operations of our business and strain on our existing personnel, increased leverage due to additional debt financing that may be required to complete an acquisition, dilution of the net current book value per share if we issue additional equity securities to finance an acquisition, difficulties in identifying suitable acquisition targets or in completing any transactions identified on sufficiently favorable terms and the need to obtain regulatory or other governmental approvals that may be necessary to complete acquisitions.

In addition, any future acquisitions may pose risks associated with entry into new geographic markets, including outside the United States and our current international markets, distribution channels, lines of business or product categories, where we may not have significant prior experience and where we may not be as successful or profitable as we are in businesses and geographic regions where we have greater familiarity and brand recognition. Potential acquisitions may also entail significant transaction costs and require a significant amount of management time, even where we are unable to consummate or decides not to pursue a particular transaction.

In addition to the risks above, even when acquisitions, such as the acquisition of Wellness Foods, are completed, integration of acquired entities can involve significant difficulties. These include failure to achieve financial or operating objectives with respect to an acquisition, systems, operational and managerial controls and procedures, the need to modify systems or to add management resources, difficulties in the integration and retention of consumers or personnel and the integration and effective deployment of operations or technologies, amortization of acquired assets (which would reduce future reported earnings), possible adverse short-term effects on cash flows or operating results, integrating personnel with diverse backgrounds and organizational cultures, coordinating sales and marketing functions and failure to obtain and retain key personnel of an acquired business. Failure to manage these acquisition growth risks could have an adverse effect on our business.

All of our products must comply with regulations of the Food and Drug Administration, or FDA, as well as state and local regulations. Any non-compliance with the FDA or other applicable regulations could harm our business.

Our products must comply with various FDA rules and regulations, including those regarding product manufacturing, food safety, required testing and appropriate labeling of our products. The FDA has not defined nutrient content claims with respect to carbohydrates, but has not objected to the use of net carbohydrate information on food labels if the label adequately explains how the term is used so that it would not be false or misleading to consumers. The FDA requires all carbohydrates per serving to be listed on the Nutrition Facts Panel (“NFP”) of a package. In addition to the information on the NFP, we use the term “net carbohydrate” (or “net carbs”) on our Atkins’ packaging to assist consumers in tracking the carbohydrates in that serving of food that impact a person’s blood sugar (glucose) levels. We determine the number of net carbs in a serving of food by subtracting fiber, and sugar alcohols, if any, from the actual number of carbohydrates listed on the NFP. Fiber and sugar alcohols can be subtracted from the carbohydrates because they minimally impact blood sugar. It is possible that FDA regulations and/or their interpretations may change related to, for example, definitions of certain of our core ingredients, such as fiber; labeling requirements for describing other ingredients or nutrients, such as sugar alcohols or protein; or disclosures of any ingredient labeled as genetically modified, or GMO. As such, there is a risk that our products could become non-compliant with the FDA’s regulations, and any such non-compliance could harm our business.

In addition, if FDA or other regulations restrict us from labeling and marketing certain ingredients or product attributes, such as fiber or “net carb” count, we may be unable to effectively reach our target demographics, promote what we believe to be the benefits of our products or communicate that our products are composed of what we consider to be low-carb, low-sugar and protein-rich ingredients.

We do not manufacture our products directly, but rather, rely on a pool of contract manufacturers who produces products in their own facilities. Therefore, we must rely on these manufacturers to maintain compliance with regulatory requirements. Although we require our contract manufacturers to be compliant, we do not have direct control over such facilities. Failure of our contract manufacturers to comply with applicable regulation could have an adverse effect on our business.

Conflicts between state and federal law regarding definitions of our core ingredients, as well as labeling requirements, may lead to non-compliance with state and local regulations. For example, certain states may maintain narrower definitions of certain ingredients, as well as more stringent labeling requirements, of which we are unaware. Any non-compliance at the state or local level could also adversely affect our business, financial condition and results of operations.

Changes in the legal and regulatory environment could limit our business activities, increase our operating costs, reduce demand for our products or result in litigation.

Elements of our businesses, including the production, storage, distribution, sale, display, advertising, marketing, labeling, health and safety practices, transportation and use of many of our products, are subject to various laws and regulations administered by federal, state and local governmental agencies in the United States, as well as the laws and regulations administered by government entities and agencies outside the United States in markets in which our products or components thereof (such as packaging) may be made, manufactured or sold. These laws and regulations and interpretations thereof may change, sometimes dramatically, as a result of a variety of factors, including political, economic or social events. Such changes may include changes in:

•         food and drug laws (including FDA regulations);

•         laws related to product labeling;

•         advertising and marketing laws and practices;

•         laws and programs restricting the sale and advertising of certain of our products;

•         laws and programs aimed at reducing, restricting or eliminating ingredients present in certain of our products;

•         laws and programs aimed at discouraging the consumption of products or ingredients or altering the package or portion size of certain of our products;

•         state consumer protection and disclosure laws;

•         taxation requirements, including the imposition or proposed imposition of new or increased taxes or other limitations on the sale of its products; competition laws;

•         anti-corruption laws, including the U.S. Foreign Corrupt Practices Act of 1977, as amended, or FCPA, and the UK Bribery Act of 2010, or Bribery Act;

•         economic sanctions and anti-boycott laws, including laws administered by the U.S. Department of Treasury, Office of Foreign Assets Control and the European Union;

•         laws relating to export, reexport, transfer, and import controls, including the Export Administration Regulations, the EU Dual Use Regulation, and the customs and import laws administered by the U.S. Customs and Border Protection;

•         employment laws;

•         privacy laws;

•         laws regulating the price we may charge for our products; and

•         farming and environmental laws.

New laws, regulations or governmental policies and their related interpretations, or changes in any of the foregoing, including taxes or other limitations on the sale of our products, ingredients contained in our products or commodities used in the production of our products, may alter the environment in which it does business and, therefore, may impact our operating results or increase our costs or liabilities. In addition, if we fail to adhere to such laws and regulations, we could be subject to regulatory investigations, civil or criminal sanctions, as well as class action litigation, which has increased in the industry in recent years.

We rely on sales to a limited number of retailers for the substantial majority of our net sales, and the loss of one or more such retailers may harm our business. In addition, we maintain “at will” contracts with these retailers, which do not require recurring or minimum purchase amounts of our products.

A substantial majority of our sales are generated from a limited number of retailers. Sales to our largest retailer, Walmart Stores, Inc., represented approximately 42% of sales of Simply Good Foods. Although the composition of our significant retailers may vary from period to period, we expect that most of our net sales and accounts receivable will continue to come from a relatively small number of retailers for the foreseeable future. These retailers may take actions that affect us for reasons that we cannot always anticipate or control, such as their financial condition, changes in their business strategy, operations or the introduction of competing products or the perceived quality of our products.

In addition, our retailers typically do not provide us with firm, long-term or short-term volume purchase commitments. As a result, we could have periods with little to no orders for our products while still incurring costs related to workforce maintenance, marketing, general corporate expenses and debt service. Furthermore, despite operating in different channels, our retailers sometimes compete for the same consumers. As a result of actual or perceived conflicts resulting from this competition, retailers may take actions that negatively affect us. We may not be able to find new retailers to supplement periods where we experience few or no purchase orders or that we can recover fixed costs as a result of experiencing reduced purchase orders. Periods of few or no purchase orders for our products could adversely affect our business, financial condition and results of operations.

Conversely, from time to time, we may experience unanticipated increases in orders of our products from these retailers that can create supply chain problems and may result in unfilled orders. If we are unable to meet such increased orders of our products, our reputation with these retailers may be harmed. Unanticipated fluctuations in product requirements by these retailers could result in fluctuations in our results from quarter to quarter.

Consolidation among retailers may also adversely affect our results. An increase in the concentration of our sales to large customers may negatively affect our profitability due to the impact of higher shelving fees and reduced volumes of product sold. Furthermore, as retailers consolidate, they may reduce the number of branded products they offer in order to accommodate private label products and generate more competitive terms from branded suppliers.

The loss of, or disruption in, or our inability to efficiently operate our fulfillment network could adversely affect our business, financial condition and results of operations.

For our U.S. operations, we utilize a single distribution center in Greenfield, Indiana. Substantially all of our inventory is shipped directly to our retailers from this center by the third-party operator. We rely significantly on the orderly operation of this center, and if complications arise or if the facility is severely damaged or destroyed, our ability to deliver inventory on a timely basis will be significantly impaired. Such delays could adversely impact our business.

We also rely on a single-sourced logistics provider for distribution and product shipments in the United States. Our utilization of delivery services for shipments is subject to risks, including increases in fuel prices, which would increase shipping costs, and employee strikes and inclement weather, which may impact the ability of providers to provide delivery services that adequately meet our shipping needs. From time to time, we may change third-party transportation providers, and we could therefore face logistical difficulties that could adversely affect deliveries. In addition, we could incur costs and expend resources in connection with such change, and fail to obtain terms as favorable as those we currently receive.

Disruptions in operations due to natural or man-made disasters, fire, flooding, terrorism or other catastrophic events, system failure, labor disagreements or shipping problems may result in delays in the delivery of products to retailers.

We rely on a limited number of third-party suppliers and manufacturers to supply our core ingredients and produce our products.

The core ingredients used in manufacturing our products include soy, nuts, dairy and cocoa. There may be a limited market supply of any of these core ingredients and we rely on a limited number of third party suppliers to provide these ingredients, a portion of which are international companies. Any disruption in the supply could adversely affect our business, particularly our profitability and our margins. Events that adversely affect our suppliers could impair our ability to obtain core ingredient inventories in the quantities that it desires. Such events include problems with Atkins’ suppliers’ businesses, finances, labor relations, ability to import core ingredients, costs, production, insurance, reputation and weather conditions during growing, harvesting or shipping, including flood, drought, frost and earthquakes, as well as natural or man-made disasters or other catastrophic occurrences.

Our financial performance depends in large part on our ability to purchase core ingredients in sufficient quantities at competitive prices. We may not have continued supply, pricing or exclusive access to core ingredients from these sources. Any of our suppliers could discontinue or seek to alter their relationships with us. Additionally, we may be adversely affected if there is increased demand for the specific core ingredients we use in our products, there is a reduction in overall supply of required core ingredients, suppliers raise their prices, stop selling to us or our contract manufacturers or enter into arrangements that impair their abilities to provide us or our contract manufacturers with core ingredients or increases in the cost of packaging and distributing core ingredients.

We also rely on a limited number of contract manufacturers to manufacture our products. Currently, we have multiple contract manufacturers for ready-to-drink shakes and numerous contract manufacturers for nutrition bars. If any of these manufacturers experience adverse effects on their businesses or are unable to continue manufacturing our products at required levels, on a timely basis, or at all, we may be forced to seek other manufacturers to manufacture our products. In addition, our contract manufacturers independently contract for and obtain some of the core ingredients in our products. If contract manufactures are unable to obtain these core ingredients in the required amounts or at all, their ability to manufacture our products would be adversely affected. It could take a significant period of time to locate and qualify such alternative production sources. We may not be able to identify and qualify new manufacturers in a timely manner or that such manufacturers could allocate sufficient capacity in order to meet our requirements, which could adversely affect our ability to make timely deliveries of products. Furthermore, we may be unable to negotiate pricing or other terms with existing or new manufacturers as favorable as what we currently enjoy. There is also no guarantee a new manufacturing partner could accurately replicate the production process and taste profile of the existing products.

We are also subject to risks associated with protection of our trade secrets by our third party contract manufacturers. If our contract manufacturers fail to protect our trade secrets, either intentionally or unintentionally, our business, financial condition and results of operations could be adversely affected.

If we experience significant increased demand for our products, or needs to replace an existing supplier or manufacturer, additional supplies of core ingredients or manufacturers to produce our products may not be available when required on acceptable terms, or at all, or that any supplier would allocate sufficient capacity to us in order to meet our requirements, fill our orders in a timely manner or meet our strict quality standards. Even if our existing suppliers and manufacturers are able to expand their capacities to meet our needs or we are able to find new sources of core ingredients or new manufacturers to produce our products, we may encounter delays in production, inconsistencies in quality and added costs. We may not be able to pass increased costs onto the consumer immediately, if at all, which may decrease or eliminate our profitability in any period. Any manufacturing and/or supply disruptions or cost increases could have an adverse effect on our ability to meet consumer demand for our products and result in lower net sales and profitability both in the short and long term.

We rely, in part, on our third-party co-manufacturers to maintain the quality of our products. The failure or inability of these co-manufacturers to comply with the specifications and requirements of our products could result in product recall, which could adversely affect our reputation and subject us to significant liability should the consumption of any of our products cause or be claimed to cause illness or physical harm.

We sell products for human consumption, which involves risks such as product contamination or spoilage, product tampering, other adulteration, mislabeling and misbranding. All of our products are manufactured by independent third-party contract manufacturers. We also licenses certain products that contain our brand and logo, but which are produced and distributed exclusively by third parties. In addition, we do not own our warehouse facility, but it is managed for us by a third party. Under certain circumstances, we may be required to, or may voluntarily, recall or withdraw products. For example, in 2016, as part of a larger national recall by several other food companies, we incurred losses, including recalled product as a result of potential contamination from an ingredient supplied to one of our third-party manufacturers at their manufacturing center. While the contamination did not result in any consumer illness, and we were indemnified for a substantial portion of our direct product loss, any future recall may be more costly.

A widespread recall or withdrawal of any of ours or Atkins’ licensed products may negatively and significantly impact its sales and profitability for a period of time and could result in significant losses depending on the costs of the recall, destruction of product inventory, reduction in product availability, and reaction of competitors and consumers. We may also be subject to claims or lawsuits, including class actions lawsuits (which could significantly increase any adverse settlements or rulings) or judgments, resulting in liability for actual or claimed injuries, illness or death. Any of these events could adversely affect our business, financial condition and results of operations. Whether or not a product liability claim or lawsuit is unsuccessful or is not fully pursued, the negative publicity surrounding any assertion that our products caused illness or physical harm could adversely affect our reputation with existing and potential consumers and our corporate and brand image. Moreover, claims or liabilities of this sort might not be covered by our insurance or by any rights of indemnity or contribution that we may have against others. We maintain product liability insurance in an amount that we believe to be adequate. However, we may incur claims or liabilities for which we are not insured or that exceed the amount of our insurance coverage. A product liability judgment against us or a product recall could adversely affect our business, financial condition and results of operations.

Ingredient and packaging costs are volatile and may rise significantly, which may negatively impact the profitability of our business.

We negotiate the prices for large quantities of core ingredients, such as soy, nuts, dairy and cocoa, as well as packaging materials. A number of these ingredients are manufactured and packaged in Canada. Costs of ingredients and packaging are volatile and can fluctuate due to conditions that are difficult to predict, including global competition for resources, fluctuations in currency and exchange rates, weather conditions, natural or man-made disasters, consumer demand and changes in governmental trade and agricultural programs. Continued volatility in the prices of the core ingredients and other supplies we purchase could increase our cost of goods sold and reduce our profitability.

We do not use hedges or forward pricing for availability of any core ingredients. As such, any material upward movement in core ingredient pricing could negatively impact our margins if we are not able to pass these costs on to our consumers, or our sales if we are forced to increase our prices. If we are not successful in managing our ingredient and packaging costs, if we are unable to increase our prices to cover increased costs or if such price increases reduce our sales volumes, then such increases in costs will adversely affect our business, financial condition and results of operations.

Certain of our core ingredient contracts have minimum volume commitments that could require purchases without matching revenues during weaker sales periods. Future core ingredient prices may be impacted by new laws or regulations, suppliers’ allocations to other purchasers, interruptions in production by suppliers, natural disasters, volatility in the price of crude oil and related petrochemical products and changes in exchange rates.

Our international operations expose us to regulatory, economic, political and social risks in the countries in which we operate.

The international nature of our operations involves a number of risks, including changes in U.S. and foreign regulations, tariffs, taxes and exchange controls, economic downturns, inflation and political and social instability in the countries in which we operate and our dependence on foreign personnel. Moreover, although our products in our foreign operations typically mirror those in the United States, consumers in countries outside the United States may have different tastes, preferences and nutritional approaches than U.S. consumers. In addition, our international business is small in comparison to our U.S. business, and as a result, our operations are more spread out and less consolidated which can limit our ability to effectively and timely react to adverse events. We cannot be certain that we will be able to enter and successfully compete in additional foreign markets or that we will be able to continue to compete in the foreign markets in which we currently operate.

Doing business outside the United States requires us to comply with the laws and regulations of the U.S. government and various foreign jurisdictions, which place restrictions on our operations, trade practices, partners and investment decisions. In particular, our operations are subject to U.S. and foreign anti-corruption and trade control laws and regulations, such as the FCPA or the Bribery Act, export controls and economic sanctions programs, including those administered by the U.S. Treasury Department’s Office of Foreign Assets Control, OFAC and the EU. As a result of doing business in foreign countries and with foreign partners, we are exposed to a heightened risk of violating anti-corruption and trade control laws and sanctions regulations. The FCPA prohibits us from providing anything of value to foreign officials for the purposes of obtaining or retaining business or securing any improper business advantage. In addition, the Bribery Act extends beyond bribery of foreign public officials and also applies to transactions with private persons. The provisions of the Bribery Act are also more onerous than the FCPA in a number of other respects, including jurisdictional reach, non-exemption of facilitation payments and, potentially, penalties.

Our continued expansion outside the United States, including in developing countries, and our development of new partnerships and joint venture relationships worldwide, could increase the risk of FCPA, OFAC, Bribery Act or EU Sanctions violations in the future. Violations of anti-corruption and trade control laws and sanctions regulations are punishable by civil penalties, including fines, denial of export privileges, injunctions, asset seizures, debarment from government contracts and revocations or restrictions of licenses, as well as criminal fines and imprisonment.

Disruptions in the worldwide economy may adversely affect our business, financial condition and results of operations.

Adverse and uncertain economic conditions may impact distributor, retailer and consumer demand for our products. In addition, our ability to manage normal commercial relationships with our suppliers, contract manufacturers, distributors, retailers, consumers and creditors may suffer. Consumers may shift purchases to lower-priced or other perceived value offerings during economic downturns, making it more difficult to sell our premium products. During economic downturns, it may be more difficult to convince consumers to switch to or continue to use our brands or convince new users to choose our brands without expensive sampling programs and price promotions. In particular, consumers may reduce their purchases of products without GMOs, gluten, or preservatives when there are conventional offerings of similar products, which generally have lower retail prices. In addition, consumers may choose to purchase private-label products rather than branded products because they are generally less expensive. Distributors and retailers may become more conservative in response to these conditions and seek to reduce their inventories. Our results of operations depend upon, among other things, our ability to maintain and increase sales volume with our existing distributors and retailers, to attract new consumers and to provide products that appeal to consumers at prices they are willing and able to pay. Prolonged unfavorable economic conditions may have an adverse effect on our sales and profitability.

Our international operations expose us to fluctuations in exchange rates, which may adversely affect our operating results.

We source large quantities of our core ingredients from foreign suppliers, and as a result, any material upward movement in foreign exchange rates relative to the U.S. dollar will adversely affect our profitability. Furthermore, the substantial majority of our revenues are generated domestically, while a substantial portion of our third party manufacturing is completed in Canada. Any U.S. dollar weakness may therefore adversely affect revenues and cash flows while also increasing supply and manufacturing costs.

Our geographic focus makes it particularly vulnerable to economic and other events and trends in North America.

We operate mainly in North America and, therefore, is particularly susceptible to adverse regulations, economic climate, consumer trends, market fluctuations, including commodity price fluctuations or supply shortages of key ingredients, and other adverse events in North America, including the U.S. and Canada. The concentration of our businesses in North America could present challenges and may increase the likelihood that an adverse event in North America would materially and adversely affect product sales, financial condition and operating results.

Our business could be negatively impacted by changes in the U.S. political environment.

The recent presidential and congressional elections in the United States have resulted in significant uncertainty with respect to, and could result in changes in, legislation, regulation and government policy at the federal, state and local levels. Any such changes could significantly impact our business as well as the markets in which we compete. Specific legislative and regulatory proposals discussed during and after the 2016 U.S. elections that might materially impact us include, but are not limited to, changes to existing trade agreements, import and export regulations, tariffs, particularly with respect to tariffs on Canadian imports (where we source a large number of nutritional bars), and custom duties, healthcare delivery and spending, public company reporting requirements, environmental regulation and antitrust enforcement. The tax reform legislative draft pending as of November 2017 has the potential to materially impact the Company due to underlying proposed changes to income tax regulations, the federal tax code, and applicable corporate tax rates. To the extent changes in the political environment have a negative impact on us or on our markets, our business, financial condition and results of operations could be adversely affected.

Litigation or legal proceedings could expose us to significant liabilities and have a negative impact on our reputation.

From time to time, we may be party to various claims and litigation proceedings. We evaluates these claims and litigation proceedings to assess the likelihood of unfavorable outcomes and to estimate, if possible, the amount of potential losses. Based on these assessments and estimates, we may establish reserves, as appropriate. These assessments and estimates are based on the information available to management at the time and involve a significant amount of management judgment. Actual outcomes or losses may differ materially from our current assessments and estimates.

There is an additional risk that these types of suits may lead to adverse publicity, consumer confusion, distrust and additional legal challenges for us. Should we become subject to related or additional unforeseen lawsuits, including claims related to our products or labeling or advertising, which may vary in accordance with state and federal rules and regulations, consumers may avoid purchasing our products or seek alternative products, even if the basis for the claims against us is unfounded. For example, state and federal rules and regulations vary with respect to certain labeling requirements.

Any consumer loss of confidence in the truthfulness of our labeling or ingredient claims would be difficult and costly to overcome and may significantly reduce our brand value. For example, publications and other third-party commentary may vary in opinion with respect to calculations of net carbs and vary on approach to calculations of net carbs, which may lead to reports questioning the accuracy of our calculations and reporting the amount of net carbs contained in certain of our products. Uncertainty among consumers as to the nutritional content or the ingredients used in our products, regardless of the cause, may have a substantial and adverse effect on our brands and our business, results of operations and financial condition.

We may not be able to adequately protect our intellectual property and other proprietary rights that are material to our business.

Our ability to compete effectively depends in part upon protection of our rights in trademarks, trade dress, trade secrets, copyrights and other intellectual property and other proprietary rights that we own or license. Our use of contractual provisions, confidentiality procedures and agreements, and trademark, copyright, unfair competition, trade secret and other laws to protect our intellectual property and other proprietary rights may be inadequate to effectively protect our intellectual property rights. We may not be able to preclude third parties from using our intellectual property rights with respect to food or beverage products, and may not be able to leverage our branding beyond our current product offerings. In addition, trademark or other intellectual property applications may not always be granted. Third parties may oppose our intellectual property applications, or otherwise challenge our use of trademarks or other intellectual property. Third parties may infringe, misappropriate, or otherwise violate our intellectual property, and changes in applicable laws could serve to lessen or remove the current legal protections available for intellectual property. Any legal action that we may bring to protect our brand and other intellectual property could be unsuccessful and expensive and could divert management’s attention from other business concerns. Any litigation or claims brought against us, for trademark infringement or related matters, even without merit, could result in substantial costs and diversion of our resources. A successful claim of trademark, copyright or other intellectual property infringement, misappropriation, or other violation against us could prevent us from providing our products or services, or could require us, if we are unable to license such third-party intellectual property on reasonable terms, to redesign or rebrand our products or product packaging. Certain of our intellectual property licenses have fixed terms, and even for those that do not, we cannot guarantee that all of our intellectual property licenses will remain in effect indefinitely. Termination of intellectual property licenses granted by or to us could result in the loss of profits generated pursuant to such licenses. Any of the foregoing results could harm our business, financial condition or results of our operations.

Any inadequacy, failure or interruption of our information technology systems may harm our ability to effectively operate our business, and our business is subject to online security risks, including security breaches and identity theft.

We are dependent on various information technology systems, and a failure of our information technology systems to perform as we anticipate could disrupt our business. Like many other companies, our information technology systems may be vulnerable to damage or interruption from circumstances beyond our control, including natural disasters, terrorist attacks, telecommunications failures, computer viruses, hackers, and other security issues. Despite safeguards that we have implemented that are designed to prevent unauthorized access to our information technology systems, we cannot be certain that our information technology systems are free from vulnerability to security breaches (especially as the sophistication of cyber-security threats continues to increase), or from vulnerability to inadvertent disclosures of sensitive data by third parties or by us.

Unauthorized users who penetrate our information security systems could misappropriate proprietary employee or consumer information or data. As a result, it may become necessary to expend additional amounts of capital and resources to protect against, or to alleviate, problems caused by unauthorized access, and such data security breaches could also result in lost profit due to reduced demand for our products. These expenditures, however, may not prove to be a timely remedy against breaches by unauthorized users who are able to penetrate our information security. In addition to purposeful security breaches, the inadvertent transmission of computer viruses could adversely affect our computer systems and, in turn, harm our business.

A significant number of states require that consumers be notified if a security breach results in the disclosure of their personal financial account or other information. Additional states and governmental entities are considering such “notice” laws. In addition, other public disclosure laws may require that material security breaches be reported. If we experience a security breach and such notice or public disclosure is required in the future, our reputation and our business may be harmed.

With the exception of limited information voluntarily submitted by users of our website, we typically do not collect or store consumer data or personal information. However, third-party providers, including our licensees, contract manufacturers, e-commerce contractors and third-party sellers may do so. The website operations of such third parties may be affected by reliance on other third-party hardware and software providers, technology changes, risks related to the failure of computer systems through which these website operations are conducted, telecommunications failures, data security breaches and similar disruptions. If we or our third-party providers fail to maintain or protect our respective information technology systems and data integrity effectively, fail to implement new systems and/or update or expand existing systems or fail to anticipate, plan for or manage significant disruptions to systems involved in our operations, we could lose existing customers, have difficulty preventing, detecting, and controlling fraud, have disputes with customers, suppliers, distributors or others, and be subject to regulatory sanctions, including sanctions stemming from violations of the Health Insurance Portability and Accountability Act of 1996, or HIPAA, and as a result, have increases in operating expense.

If we do not maintain effective internal control over financial reporting, we could fail to report our financial results accurately.

Effective internal control over financial reporting is necessary for us to provide reliable financial reports. In the future we may discover areas of our internal control over financial reporting that need improvement. Prior to the merger, we had not historically documented our internal controls, and if in the future we identify a control deficiency that rises to the level of a material weakness in internal controls over financial reporting, this material weakness may adversely affect our ability to record, process, summarize and report financial information timely and accurately and, as a result, Atkins’ financial statements may contain material misstatements or omissions. A material weakness is defined as a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is reasonable possibility that a material misstatement of the annual or interim financial statements will not be prevented or detected on a timely basis. In addition, our internal financial and accounting team is leanly staffed, which can lead to inefficiencies with respect to segregation of duties. If we fail to properly and efficiently maintain an effective internal control over financial reporting, we could fail to report our financial results accurately.

If we are unable to implement appropriate systems, procedures and controls, we may not be able to successfully offer our products and grow our business and account for transactions in an appropriate and timely manner.

Our ability to successfully offer our products, grow our business and account for transactions in an appropriate and timely manner requires an effective planning and management process and certain other automated management and accounting systems. We currently do not have an integrated enterprise resource planning system and certain other automated management and accounting systems. We periodically update our operations and financial systems, procedures and controls; however; we still rely on manual processes and procedures that may not scale proportionately with our business growth. Our systems will continue to require automation, modifications and improvements to respond to current and future changes in our business. Failure to implement in a timely manner appropriate internal systems, procedures and controls could adversely affect our business, financial condition and results of operations.

Severe weather conditions and natural disasters such as fires, floods, droughts, hurricanes, earthquakes and tornadoes can affect crop supplies, manufacturing facilities and distribution activities, and negatively impact the operating results of our business.

Severe weather conditions and natural disasters, such as fires, floods, droughts, frosts, hurricanes, earthquakes, tornadoes, insect infestations and plant disease, may affect the supply of core ingredients on which we depend to make food products, or may curtail or prevent the manufacturing or distribution of food products by third parties. Competing manufacturers might be affected differently by weather conditions and natural disasters, depending on the location of their sources of supplies and manufacturing or distribution facilities. If supplies of core ingredients available to us are reduced, we may not be able to find enough supplemental supply sources on favorable terms, which could adversely affect our business, financial condition and results of operations. In addition, because we rely on two co-manufacturers for a majority of our manufacturing needs and a single distribution warehouse, adverse weather conditions could impact the ability for those third-party operators to manufacture and store our products.

The seasonal nature of our business could cause operating results to fluctuate.

We have experienced and expect to continue to experience fluctuations in our quarterly results of operations due to the seasonal nature of our business. The months of January to May result in the greatest retail sales due to renewed consumer focus on healthy living following New Year’s Day, as well as significant customer merchandising around that time. This seasonality could cause our share price to fluctuate as the results of an interim financial period may not be indicative of our full year results. Seasonality also impacts relative revenue and profitability of each quarter of the year, both on a quarter-to-quarter and year-over-year basis.

Loss of our key executive officers or other personnel, or an inability to attract and retain such management and other personnel, could negatively impact our business.

Our future success depends to a significant degree on the skills, experience and efforts of our key executive officers. The loss of the services of any of these executives could adversely affect our business and prospects, as we may not be able to find suitable individuals to replace them on a timely basis, if at all. Additionally, we also depend on our ability to attract and retain qualified personnel to operate and expand our business. If we fail to attract talented new employees, our business and results of operations could be negatively affected.

We have not been managed as a public company and our current resources may not be sufficient to fulfill our public company obligations.

As a result of the Business Combination, we are subject to various regulatory requirements, including those of the SEC and NASDAQ. These requirements include record keeping, financial reporting and corporate governance rules and regulations. While certain members of our management team have experience in managing a public company, we have not historically had the resources typically found in a public company. Our internal infrastructure may not be adequate to support our increased reporting obligations, and we may be unable to hire, train or retain necessary staff and may be reliant on engaging outside consultants or professionals to overcome our limited experience or employees which could adversely affect our business if our internal infrastructure is inadequate to fulfill our public company obligations.

We will incur significantly increased costs as a result of operating as a public company, and our management will be required to devote substantial time to compliance efforts.

We will incur significant legal, accounting, insurance and other expenses as a result of being a public company. The Dodd-Frank Act and the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, as well as related rules implemented by the SEC, have required changes in corporate governance practices of public companies. In addition, rules that the SEC is implementing or is required to implement pursuant to the Dodd-Frank Act are expected to require additional change. We expect that compliance with these and other similar laws, rules and regulations, including compliance with Section 404 of the Sarbanes-Oxley Act, will substantially increase our expenses, including our legal and accounting costs, and make some activities more time-consuming and costly. We also expect these laws, rules and regulations to make it more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage, which may make it more difficult for us to attract and retain qualified persons to serve on our board of directors or as officers.

Our only significant asset is ownership of 100% of NCP-ATK Holdings, Inc. and such ownership may not be sufficient to pay dividends or make distributions or loans to enable us to pay any dividends on our common stock or satisfy our other financial obligations, including our obligations under the Tax Receivable Agreement.

We have no direct operations and no significant assets other than the ownership of 100% of NCP-ATK Holdings, Inc. We will depend on NCP-ATK Holdings, Inc. for distributions, loans and other payments to generate the funds necessary to meet our financial obligations, including our expenses as a publicly traded company, and to pay any dividends with respect to our common stock. Legal and contractual restrictions in agreements governing our debt arrangements and future indebtedness of NCP-ATK Holdings, Inc., as well as the financial condition and operating requirements of NCP-ATK Holdings, Inc. The earnings from, or other available assets of, NCP-ATK Holdings, Inc. may not be sufficient to pay dividends or make distributions or loans to enable us to pay any dividends on our common stock or satisfy our other financial obligations.

Our indebtedness could adversely affect our financial condition and ability to operate our company, and we may incur additional debt.

As a result of the Business Combination, we have approximately $200 million in outstanding indebtedness and a revolving credit facility of $75 million. Our debt level and the terms of our debt arrangements could adversely affect our financial condition and limit our ability to successfully implement our growth strategies. In addition, under the credit facilities governing our indebtedness, we have granted the lenders a security interest in substantially all of our assets, including the assets of our subsidiaries and an affiliate.

Our ability to meet our debt service obligations will depend on our future performance, which will be affected by the other risk factors described herein. If we do not generate enough cash flow to pay our debt service obligations, we may be required to refinance all or part of our existing debt, sell our assets, borrow more money or raise equity. We may not be able to take any of these actions on a timely basis, on terms satisfactory to us, or at all.

The credit facilities governing our debt arrangements contain financial and other covenants. The failure to comply with such covenants could have an adverse effect on us.

The credit facilities governing our debt arrangements contain certain financial and other covenants, For example, the revolving credit facility has a maximum total net leverage ratio equal to or less than 6.25:1.00 (with a reduction to 6:00:1.00 on and after the third anniversary of the closing date of the credit facilities) contingent on credit extensions in excess of 30% of the total amount of commitments available under the revolving credit facility, and limitations on our ability to, among other things, incur and/or undertake asset sales and other dispositions, liens, indebtedness, certain acquisitions, and investments, consolidations, mergers, reorganizations and other fundamental changes payment of dividends and other distributions to equity and warrant holders and prepayments of material subordinated debt, in each case, subject to customary exceptions materially consistent with credit facilities of such type and size. Any failure to comply with the restrictions of the credit facilities may result in an event of default. The credit facilities governing our debt arrangements bear interest at variable rates. If market interest rates increase, variable rate debt will create higher debt service requirements, which could adversely affect our cash flow.

We may need additional capital in the future, and it may not be available on acceptable terms or at all.

We have historically relied upon cash generated by our operations to fund our operations and strategy. We may also need to access the debt and equity capital markets. However, these sources of financing may not be available on acceptable terms, or at all. Our ability to obtain additional financing will be subject to a number of factors, including market conditions, our operating performance, investor sentiment and our ability to incur additional debt in compliance with agreements governing our then-outstanding debt. These factors may make the timing, amount, terms or conditions of additional financings unattractive to us. If we are unable to generate sufficient funds from operations or raise additional capital, our growth could be impeded.

The unaudited pro forma combined financial information included in this document may not be indicative of what our actual financial position or results of operations would have been.

The unaudited pro forma combined financial information in this prospectus is presented for illustrative purposes only and is not necessarily indicative of what our actual financial position or results of operations would have been had the Business Combination been completed on the dates indicated. See the section entitled “Unaudited Pro Forma Combined Financial Information” for more information.

A market for our securities may not continue, which would adversely affect the liquidity and price of our securities.

The price of our securities may fluctuate significantly due to general market and economic conditions and an active trading market for our securities may not develop or be sustained. In addition, the price of our securities can vary due to general economic conditions and forecasts, our general business condition and the release of our financial reports. Additionally, if our securities are delisted from NASDAQ for any reason and are quoted on the OTC Bulletin Board, an inter-dealer automated quotation system for equity securities that is not a national securities exchange, the liquidity and price of our securities may be more limited than if we were listed on NASDAQ or another national securities exchange. You may be unable to sell your securities unless a market can be established or sustained.

There can be no assurance that that we will be able to comply with the continued listing standards of NASDAQ.

Our common stock and Warrants are listed on NASDAQ. If NASDAQ delists our common stock from trading on its exchange for failure to meet the listing standards, we and our stockholders could face significant material adverse consequences including:

•         a limited availability of market quotations for our securities;

•         a determination that our common stock is a “penny stock” which will require brokers trading in our common stock to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for our common stock;

•         a limited amount of analyst coverage; and

•         a decreased ability to issue additional securities or obtain additional financing in the future.

If securities or industry analysts do not publish or cease publishing research or reports about us, our business, or our market, or if they change their recommendations regarding our common stock adversely, the price and trading volume of our common stock could decline.

The trading market for our common stock will be influenced by the research and reports that industry or securities analysts may publish about us, our business, our market, or our competitors. Securities and industry analysts do not currently, and may never, publish research on us. If no securities or industry analysts commence coverage of the post-combination company, our stock price and trading volume would likely be negatively impacted. If any of the analysts who may cover us change their recommendation regarding our stock adversely, or provide more favorable relative recommendations about our competitors, the price of our common stock would likely decline. If any analyst who may cover us were to cease coverage or fail to regularly publish reports on it, we could lose visibility in the financial markets, which could cause our stock price or trading volume to decline.

A significant portion of our total outstanding shares are restricted from immediate resale but may be sold into the market in the near future. This could cause the market price of our common stock to drop significantly, even if our business is doing well.

Sales of a substantial number of shares of common stock in the public market could occur at any time. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of common stock. Approximately 27% of our common stock is restricted from resale pursuant to investor rights agreements entered into with certain of our stockholders (the “Investor Rights Agreements”) for 180 days from July 7, 2017, the date of the consummation of the Business Combination; these shares may be sold after the expiration of the lock-up. Pursuant to the Investor Rights Agreements, no later than 180 days following the consummation of the Business Combination, we are required to file a shelf registration statement relating to the offer and sale of certain shares of common stock held by our affiliates. As restrictions on resale end, the market price of common stock could decline if the holders of currently restricted shares sell them or are perceived by the market as intending to sell them. See the section entitled “Certain Relationships and Related Party Transactions — The Investor Rights Agreements” for additional information.

Anti-takeover provisions contained in our amended and restated certificate of incorporation and amended and restated bylaws, as well as provisions of Delaware law, could impair a takeover attempt.

Our amended and restated certificate of incorporation and amended and restated bylaws contain provisions that may discourage unsolicited takeover proposals that stockholders may consider to be in their best interests. We are also subject to anti-takeover provisions under Delaware law, which could delay or prevent a change of control. Together these provisions may make more difficult the removal of management and may discourage transactions that otherwise could involve payment of a premium over prevailing market prices for our securities. These provisions include:

•         a staggered board providing for three classes of directors, which limits the ability of a stockholder or group to gain control of our board;

•         no cumulative voting in the election of directors, which limits the ability of minority stockholders to elect director candidates;

•         the right of our board of directors to elect a director to fill a vacancy created by the expansion of the board of directors or the resignation, death, or removal of a director in certain circumstances, which prevents stockholders from being able to fill vacancies on our board of directors;

•         the ability of our board of directors to determine whether to issue shares of our preferred stock and to determine the price and other terms of those shares, including preferences and voting rights, without stockholder approval, which could be used to significantly dilute the ownership of a hostile acquirer;

•         a prohibition on stockholder action by written consent, which forces stockholder action to be taken at an annual or special meeting of our stockholders;

•         a prohibition on stockholders calling a special meeting, which forces stockholder action to be taken at an annual of our stockholders or at a special meeting of our stockholders called by the chairman of the board, the chief executive officer of the board of directors pursuant to a resolution adopted by a majority of the board of directors;

•         the requirement that a meeting of stockholders may be called only by the board of directors, which may delay the ability of our stockholders to force consideration of a proposal or to take action, including the removal of directors;

•         providing that directors may be removed prior to the expiration of their terms by stockholders only for cause and upon the affirmative vote of a majority of the voting power of all outstanding shares of the combined company;

•         a requirement that changes or amendments to the amended and restated certificate of incorporation or the amended and restated bylaws must be approved by at least 75% of the voting power of our outstanding common stock; and

•         advance notice procedures that stockholders must comply with in order to nominate candidates to our board of directors or to propose matters to be acted upon at a stockholders’ meeting, which may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of the Company.

USE OF PROCEEDS

All of the shares of Common Stock offered by the Selling Stockholders pursuant to this prospectus will be sold by the Selling Stockholders for their respective amounts. We will not receive any of the proceeds from these sales.

The Selling Stockholders will pay any underwriting fees, discounts, selling commissions, stock transfer taxes and certain legal expenses incurred by such Selling Stockholders in disposing of the shares, and we will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus, including, without limitation, all registration and filing fees, Nasdaq listing fees and fees and expenses of our counsel and our independent registered public accountants.

PRICE RANGE OF SECURITIES

Our common stock and warrants have been traded on The NASDAQ Capital Market under the symbol “SMPL” and “SMPL.W”, respectively, since the business day following the consummation of the Business Combination, July 10, 2017. Prior to this time, there was no public market for our common stock or warrants. The following table shows the high and low sale prices per share of our common stock and Warrants as reported on NASDAQ for the periods indicated:

	Common Stock		Warrants
	High	Low	High	Low
Period from July 10, 2017 through August 25, 2017	$12.50	$11.00	$2.90	$1.08
Period from August 28, 2017 through November 10, 2017	$13.06	$10.93	$3.05	$1.86

On November 10, 2017, the closing prices of our common stock and warrants were $12.10 and $2.44, respectively. As of November 10, 2017 we had 32 holders of record of our common stock and two holders of record of our Warrants. These figures do not include the number of persons whose securities are held in nominee or “street” name accounts through brokers.

DIVIDENDS

We have never declared or paid, and do not anticipate declaring or paying, any cash dividends on our common stock in the foreseeable future. While our board of directors may consider whether or not to institute a dividend policy, it is our present intention to retain any earnings for use in our business operations.

SELECTED HISTORICAL FINANCIAL INFORMATION

The following table sets forth selected historical and other financial information derived from Simply Good Foods’ audited financial statements of the successor and predecessor periods ended August 26, 2017 and July 6, 2017, the audited financial statements for the 52-week period ended August 27, 2016, the audited 35-week period ended August 29, 2015, the audited 52-week periods ending December 27, 2014 and December 28, 2013, and the unaudited financial statements for the 52-week period ended December 29, 2012. You should read the following summary financial information in conjunction with the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and the related notes appearing elsewhere in this prospectus.

	2017		2016	2015	2014	2013	2012
	From July 7, 2017 through	From August 28, 2016 through	52-week period ended	35-week period ended	52-week period ended
	August 26, 2017	July 6, 2017	August 27, 2016	August 29, 2015	December 27, 2014	December 28, 2013	December 29, 2012
	(audited)	(audited)	(audited)	(audited)	(audited)	(audited)	(unaudited)
(in thousands)	(Successor )	(Predecessor )	(Predecessor )	(Predecessor )	(Predecessor )	(Predecessor )	(Predecessor )
Operating data:
Net Sales	$56,334	$339,837	$427,858	$252,898	$429,858	$393,929	$311,153
Cost of goods sold	35,941	179,998	248,464	151,978	249,832	221,120	161,739
Gross profit	20,393	159,839	179,394	100,920	180,026	172,809	149,414
Operating expenses:
Distribution	2,784	14,970	18,489	11,429	19,481	19,544	16,575
Selling	2,322	13,905	18,513	14,632	22,282	23,211	15,851
Marketing	4,615	33,589	37,751	30,515	33,548	31,951	28,122
General and administrative	7,813	39,276	46,961	29,028	41,000	40,008	35,156
Depreciation and amortization	1,000	8,617	10,179	7,267	11,195	11,304	11,166
Business combination transaction costs	—	25,608	—	—	—	—	—
Other expense	—	141	1,542	65	146	603	1,094
Total operating expenses	18,534	136,106	133,435	92,936	127,652	126,621	107,964
Income from operations	1,859	23,733	45,959	7,984	52,374	46,188	41,450
Other income (expense):
Change in warrant liabilities	—	722	(722)	1,689	143	(3,173)	(8,392)
Interest expense	(1,662)	(22,724)	(27,195)	(18,331)	(27,823)	(35,402)	(21,573)
Loss (gain) on foreign currency transactions	513	133	(619)	(1,045)	(1,211)	1,198	(534)
Other expense	30	221	118	55	96	297	171
Total other expense	(1,119)	(21,648)	(28,418)	(17,632)	(28,795)	(37,080)	(30,328)
(Loss) income before (benefit from) provision for income taxes	740	2,085	17,541	(9,648)	23,579	9,108	11,122
(Benefit from) provision for income taxes	290	4,570	7,507	(4,334)	9,623	5,859	14,234
Net (loss) income	$450	$(2,485)	$10,034	$(5,314)	$13,956	$3,249	$(3,112)

(in thousands)
Balance sheet data (at end of period):
Total assets	$922,488	$344,867	$389,512	$366,953	$385,215	$367,033	$337,917
Long term debt, less current maturities	191,856	281,445	321,638	331,565	330,758	330,234	252,197
Warrant liabilities	—	15,000	15,722	15,000	16,689	16,832	17,158
Stockholders’ equity (deficit)	598,702	(28,027)	(27,834)	(41,322)	(36,217)	(53,911)	11,570

UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

Any reference in this section to “Atkins” refers to NCP-ATK Holdings, Inc. and its consolidated subsidiaries.

The following unaudited pro forma combined financial information has been prepared from the perspective of Atkins and its fiscal year end of August 26, 2017. The unaudited pro forma combined income statement for the 52 weeks ended August 26, 2017 combines the audited historical consolidated statement of operations of Atkins for the 52 weeks ended August 26, 2017 with the unaudited historical statement of operations of Conyers Park for the year ended June 30, 2017, giving effect to the Business Combination as if it had occurred on August 28, 2016.

Prior to the Business Combination, Conyers Park and Atkins had different fiscal year ends. Atkins’ year end is the last Saturday in August, or August 26, 2017, and Conyers Park’s year end was December 31, 2016. As the fiscal year ends differ by more than 93 days, financial information for Conyers Park as for the year ended June 30, 2017 have been used in the preparation of the unaudited pro forma combined income statement for the 52 weeks ended August 26, 2017 and is adjusted giving effect to the Business Combination as if it had occurred on August 28, 2016.

The unaudited pro forma combined financial information gives effect to the Business Combination in accordance with the acquisition method of accounting for business combinations. The historical financial information has been adjusted to give pro forma effect to events that are related and/or directly attributable to the Business Combination, are factually supportable and are expected to have a continuing impact on the results of the combined company. The adjustments presented on the unaudited pro forma combined financial information have been identified and presented to provide relevant information necessary for an accurate understanding of the combined company upon consummation of the Business Combination.

This information should be read together with Atkins’ and Conyers Park’s financial statements and related notes, “Management Discussion and Analysis of Financial Condition and Results of Operations,” and other financial information included elsewhere in this registration statement.

The unaudited pro forma combined financial information is for illustrative purposes only. The financial results may have been different had the companies always been combined. You should not rely on the unaudited pro forma combined financial information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that the combined company will experience. Atkins and Conyers Park have not had any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

In connection with this change in control, the assets and liabilities of Atkins were recorded at their respective fair value on the closing date by application of the acquisition method of accounting as prescribed by ASC 805 and ASC 820. The selling equity holders of Atkins, primarily Roark, received 10.2 million shares of common stock of Simply Good Foods valued at $11.47 per share or $117.6 million in equity consideration at fair values. The Conyers Park’s sponsor, Conyers Park Sponsor, LLC (“Conyers Park Sponsor”) received 10.1 million shares of our common stock valued at $11.47 per share. Conyers Park’s existing public investors were entitled to receive up to 40.3 million shares of our common stock. The private placement investors received 10.0 million shares of our common stock.

Below are the pro forma financial information and related notes thereto which give effect to the Business Combination and related financing transactions.

52-Week Period Ended August 26, 2017
(In thousands, except for share information)

	52-Weeks Ended August 26, 2017 Historical Atkins(h)	Period Ended June 30, 2017 Historical Conyers Park(i)	Pro Forma Adjustments		Pro Forma Combined Income Statement
Net sales	$396,171	—	—		$396,171
Cost of goods sold	215,939	—	(5,989	)(a)	209,950
Gross profit	180,232	—	5,989		186,221
Distribution	17,754	—	—		17,754
Selling	16,227	—	—		16,227
Marketing	38,204	—	—		38,204
General and administrative	47,089	1,221	(635	)(b)	48,945
Depreciation and amortization	9,617	—	(1,979	)(c)	7,638
Business combination transaction costs	25,608	12,435	(38,043	)(d)	—
Other expense	141	—	—		141
Income (loss) from operations	25,592	(13,656)	45,376		57,312
Interest income	—	1,479	—		1,479
Change in warrant liabilities	722	—	(722	)(e)	—
Interest expense	(24,386)	—	12,475	(f)	(11,911)
Gain on foreign currency transactions	646	—	—		646
Other income	251				251
Income before income taxes	2,825	(12,177)	57,129		47,777
Provision for income taxes	4,860	—	14,060	(g)	18,920
Net (loss) income	$(2,035)	(12,177)	$43,069		$28,857
Common stock outstanding	—	11,844,120	—		70,562,477
Basic and diluted earnings per share	—	(1.03)	—		0.40

NOTE 1 — DESCRIPTION OF THE BUSINESS COMBINATION

Description of the Business Combination

The Merger Agreement provided for the business combination of Conyers Park and Atkins under Simply Good Foods. Conyers Park Parent Merger Sub, Inc., a wholly-owned subsidiary of Simply Good Foods merged with and into Conyers Park with Conyers Park surviving such merger, and (b) immediately after, Conyers Park Merger Sub 1, Inc., a wholly-owned subsidiary of Simply Good Foods merged with and into Atkins, with Atkins surviving such merger, as a result of which Conyers Park and Atkins became wholly-owned subsidiaries of Simply Good Foods.

Basis of Presentation

The accompanying unaudited pro forma combined financial information has been prepared from the perspective of Atkins and its fiscal year end of August 26, 2017. The unaudited pro forma combined income statement for the 52 weeks ended August 26, 2017 combines the audited historical consolidated statement of operations of Atkins for the 52 weeks ended August 26, 2017 with the unaudited historical statement of operations of Conyers Park for the year ended June 30, 2017, giving effect to the Business Combination as if it had occurred on August 28, 2016.

Prior to the Business Combination, Conyers Park and Atkins had different fiscal year ends. Atkins’ year end is the last Saturday in August, or August 26, 2017, and Conyers Park’s year end was December 31, 2016. As the fiscal years differ by more than 93 days, financial information for Conyers Park for the year ended June 30, 2017 has been used in the preparation of the unaudited pro forma combined income statements for the 52 weeks ended August 26, 2017. The unaudited pro forma combined income statement for Conyers Park for the year ended June 30, 2017 was prepared by subtracting the unaudited period from April 20, 2016 (inception) through June 30, 2016 as filed on Form 10-Q from the audited period from April 20, 2016 (inception) through December 31, 2016 as filed on Form 10-K and adding the unaudited six months ended June 30, 2017.

Restructuring costs of $167 were historically recorded as of the 52 weeks ended August 26, 2017. A material historical restructuring cost should not be removed as a pro forma adjustment as it is not attributable to the acquisition; however, those costs should be disclosed as a note to the pro forma financials.

In connection with the closing of the Business Combination, Atkins anticipates incurring incremental general and administrative expenses of approximately $2,000 per year as a result of being a public company, including costs associated with annual and quarterly reporting, Sarbanes-Oxley compliance expenses, expenses associated with listing on the NASDAQ, independent auditor fees, legal fees, investor relations expenses, registrar and transfer agent fees, director and officer liability insurance expenses, compensation for independent directors, and other administrative costs. The unaudited pro forma consolidated financial statements do not reflect this incremental general and administrative expense.

The pro forma combined financial statements do not necessarily reflect what the combined company’s financial condition or results of operations would have been had the acquisition occurred on the dates indicated. They also may not be useful in predicting the future financial condition and results of operations of the combined company. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors.

NOTE 2 — PRELIMINARY ALLOCATION OF PURCHASE PRICE

The Business Combination has been accounted for using the acquisition method of accounting in accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 805, Business Combinations (“ASC 805”). ASC 805 requires, among other things, that assets acquired and liabilities assumed be recognized at their fair values, as determined in accordance with ASC 820, Fair Value Measurements, as of the effective date of the Business Combination. Consistent with the acquisition method of accounting, the assets acquired and liabilities assumed from Atkins have been recorded at their respective fair values and added to those of Conyers Park. ASC 805 establishes a measurement period to provide the Company with a reasonable amount of time to obtain the information necessary to identify and measure various items in a business combination and cannot extend beyond one year from the acquisition date.

The following summarizes the preliminary estimated fair value of the Business Combination, pending finalization per the terms of the Merger Agreement. As discussed in more detail within the Notes to the Financial Statements, the Company has recorded a preliminary allocation of the purchase price to Predecessor’s tangible and identified intangible assets acquired and liabilities assumed, based on their fair values as of the closing date. The purchase price allocation is preliminary, may change, and will be completed prior to the measurement period prescribed by ASC 805. The preliminary July 7, 2017 fair value is as follows (in thousands):

Cash paid to selling equityholders	$672,006
Equity consideration paid to selling equityholders	117,567
Total cash and equity consideration	789,573
Tax Receivable Agreement to selling equityholders	25,675
Total consideration	$815,248
Cash and cash equivalents	$71,181
Accounts receivable, net	31,507
Inventories, net	33,023
Other current assets	15,247
Property and equipment, net	1,793
Intangible assets, net	320,000
Goodwill	465,030
Other long-term assets	2,224
Accounts payable	(12,187)
Other current liabilities	(36,498)
Deferred income taxes	(76,072)
Total assets acquired and liabilities assumed	$815,248

Atkins debt was not assumed or repaid by Conyers Park as part of the Business Combination. Atkins debt was repaid in connection with the Business Combination and has therefore been excluded from the determination of the fair value of liabilities assumed. Certain executive officers of Atkins are entitled to benefits upon a change of control. Such payments are the obligation of the Selling Equityholders.

At the closing of the Business Combination, Simply Good Foods entered into the Tax Receivable Agreement with the Stockholders’ Representative (on behalf of the Selling Equityholders). The Tax Receivable Agreement will be treated as contingent consideration for accounting purposes and included as part of the consideration transferred in the Business Combination. The Tax Receivable Agreement obligation will be recorded at its acquisition-date fair value and classified as a liability. The Tax Receivable Agreement generally provides for the payment by Simply Good Foods to the Selling Equityholders for certain federal, state, local and non-U.S. tax benefits deemed realized in post-closing taxable periods by Simply Good Foods, Conyers Park, Atkins and Atkins’ eligible subsidiaries from the use of up to $100 million of the following tax attributes: (i) net operating losses available to be carried forward as of the closing of the Business Combination; (ii) certain deductions generated by the consummation of the transactions contemplated by the Merger Agreement; and (iii) remaining depreciable tax basis from the 2003 acquisition of Atkins Nutritionals, Inc. As of August 26, 2017, the estimated fair value of these contingent payments is $25,675 which has been recorded as a liability and represents 100% of the value of the recorded tax attributes. Subsequent changes in fair value of the contingent liability will be recognized in earnings.

The final amounts allocated to assets acquired and liabilities assumed in the Business Combination could differ materially from the preliminary amounts presented in these unaudited pro forma financial statements. A decrease in the fair value of assets acquired or an increase in the fair value of liabilities assumed in the Business Combination from those valuations presented in these unaudited pro forma financial statements would result in a corresponding increase in the amount of goodwill that will result from the Business Combination. In addition, if the value of the acquired assets is higher than indicated, it may result in higher amortization and depreciation expense than is presented in these unaudited pro forma financial statements.

NOTE 3 — RECONCILIATION OF CONYERS PARK’S UNAUDITED HISTORICAL STATEMENT OF OPERATIONS

A reconciliation of Conyers Park’s unaudited historical statement of operations for the year ended June 30, 2017 is as follows:

CONDENSED COMBINED STATEMENT OF OPERATIONS (UNAUDITED)
(In thousands)

	Period from April 20, 2016 (inception) through December 31, 2016	Period from April 20, 2016 (inception) through June 30, 2016	Six Months Ended June 30, 2017	Year ended June 30, 2017
Revenues	$—	$—	$—	$—
General and administrative expenses	487	2	736	1,221
Business combination transaction costs	—	—	12,435	12,435
Loss from operations	(487)	(2)	(13,171)	(13,656)
Interest Income	294	—	1,185	1,479
Net Loss	$(193)	$(2)	$(11,986)	$(12,177)

NOTE 4 — PRO FORMA ADJUSTMENTS

Adjustments included in the unaudited pro forma financial statements are as follows:

(a)      Represents a non-cash, one time inventory fair value adjustment recorded in conjunction with the Business Combination and is not indicative of future cost of goods sold.

(b)      Represents the incremental stock based compensation expense incurred under the Simply Good Foods Omnibus Incentive Plan.

(c)      Represents the adjustment to amortization expense to reflect the preliminary fair market value of intangible assets:

	Preliminary Fair Value	Estimated Useful Life in Years	52 Weeks Ended August 26, 2017 Amortization Expense
Customer relationships	$59,000	15	$3,933
Trademarks and tradenames	232,000	Indefinite	—
Licensing agreements	22,000	14	1,572
Formula and recipes	7,000	7	1,000
Total	$320,000		$6,505
Less: Atkins historical amortization expense			(8,302)
Pro forma adjustment			$(1,797)

 (d)    Business combination transaction expenses are one-time in nature and primarily consist of fees related to the Business Combination and the Company’s acquisition activities.

(e)      Represents the reversal of the associated changes in fair value of the Atkins warrants, which were exercised and settled with the Business Combination.

(f)      Represents the adjustment necessary to arrive at the expected interest expense associated with the new term loan and revolving debt facilities of Simply Good Foods determined as follows:

52-Weeks Ended August 26, 2017
Outstanding debt	$200,000
Interest rate	5.31%
Interest on debt	$10,620
Amortization of deferred financing fees	1,291
Atkins historical interest	(24,386)
Pro forma adjustment	$(12,475)

In connection with the Business Combination, Simply Good Foods entered into a term loan facility of $200.0 million that matures in seven years and accrues interest at LIBOR plus 4.0% and a revolving credit facility agreement that provides for a $75.0 million facility that matures in five years and accrues interest at LIBOR plus 3.0%.

(g)      Represents the adjustment necessary to arrive at an effective income tax rate of 39.6%.

(h)      Calculated as the total of the accounting successor (Simply Good Foods) and the accounting predecessor (Atkins) as presented within the Company’s Annual Report on Form 10-K for fiscal year ended August 26, 2017.

(i)       These amounts are not included in the accounting predecessor and successor pro forma financial information include in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” below.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our audited and unaudited financial condition and results of operations should be read in conjunction with the information presented in “Selected Historical Financial Information” and our consolidated financial statements and the notes thereto included elsewhere in this prospectus. In addition to historical information, the following discussion contains forward-looking statements, such as statements regarding our expectation for future performance, liquidity and capital resources, that involve risks, uncertainties and assumptions that could cause actual results to differ materially from our expectations. Our actual results may differ materially from those contained in or implied by any forward-looking statements. Factors that could cause such differences include those identified below and those described in “Cautionary Note Regarding Forward-Looking Statements,” “Risk Factors” and “Unaudited Pro Forma Combined Financial Information.” We assume no obligation to update any of these forward-looking statements.

Overview

We are a developer, marketer and seller of branded nutritional foods and snacking products. Our highly-focused product portfolio consists primarily of nutrition bars, RTD shakes, snacks and confectionery products marketed under the Atkins®, SimplyProtein®, Atkins Harvest Trail, Atkins Endulge® and Atkins Lift brand names. Over the past 45 years, we have become an iconic American brand that for many consumers stands for “low carb,” “low sugar” and “protein rich” nutrition. In our core snacking business, we strive to offer a complete line of nutrition bars, RTD shakes and confections that satisfy hunger while providing consumers with a convenient, “better-for-you” snacking alternative. In addition to snacking products, we have entered into a license arrangement for frozen meals sold in the U.S. by Bellisio Foods, Inc.

We are a leading brand in nutritional snacking with a broad and growing consumer base. Our sales, marketing and R&D capabilities enable us to distribute products into a national customer base across the mass merchandiser, grocery and drug channels. We believe that our broad brand recognition, depth of management talent and strong cash generation position us to continue to innovate in the Atkins brand and acquire other brands, and thereby become an industry leading snacking platform. To that end, in December 2016, Atkins completed the acquisition of Wellness Foods, Inc., a Canada-based developer, marketer and seller of the SimplyProtein® brand that is focused on protein-rich and low-sugar products, which we believe has significant opportunity for expansion in the U.S.

Matters Affecting Comparability

Our results of operations for the periods presented in this section were affected by the following:

Acquisition of Atkins

The Simply Good Foods Company, was formed on March 30, 2017 to consummate a business combination with Atkins and Conyers Park. Conyers Park, a special purpose acquisition company (“SPAC”), was formed on April 20, 2016 for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses.

On April 10, 2017, Conyers Park and Atkins entered into a definitive agreement (the “Merger Agreement”). Under the terms of the agreement, Conyers Park and Atkins combined under a new holding company, Simply Good Foods, which is listed on the NASDAQ Capital Market under the symbol “SMPL” as of closing of the Business Combination.

On July 7, 2017, Simply Good Foods completed the business combination (the “Business Combination”) with Conyers Park and Atkins. As a result Simply Good Foods owns all of the equity in Atkins.

As a result of the Business Combination, Simply Good Foods is the acquirer for accounting purposes and the successor while Atkins is the acquiree and accounting predecessor. Our financial statement presentation includes the financial statements of Atkins as “Predecessor” for periods prior to the Closing Date and of Simply Good Foods for periods after the Closing Date, including the consolidation of Atkins. For convenience, we have also included in this section supplemental pro forma combined information for 2017 and pro forma information for 2016 that gives effect to the Business Combination as if such transaction had been consummated on August 30, 2015.

Licensing of the Frozen Meals

On September 1, 2016, the agreement with Bellisio Foods to license Atkins’ frozen meals resulting in royalty income became effective. This income is reported within net sales in 2017 whereas the frozen sales and related profitability was included in net sales through operating income in all prior periods. For a further discussion of this agreement, see Note 17 Significant Agreement, in the notes to the Financial Statements.

Change in Fiscal Year

Effective August 29, 2015, Atkins changed its fiscal year end from the last Saturday in December to the last Saturday in August. The intent of the change was to better align the reporting of Atkins’ financial results with the consumer spending patterns on our business and the seasonality of the business. This change has also allowed us to better synchronize our management processes and business cycles with our customers.

Atkins’ Reportable Segment

Our business is organized around one reportable segment based on its go-to-market strategies, the objectives of the business and how Atkins’ chief decision maker, its CEO, monitors operating performance and allocates resources.

Recent Developments

Emerging Growth Status

We qualify as an “emerging growth company” pursuant to the provisions of the JOBS Act, enacted on April 5, 2012. Section 102 of the JOBS Act provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. However, we are choosing to “opt out” of such extended transition period, and as a result, we will comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. Our decision to opt out of the extended transition period is irrevocable.

Subject to certain conditions set forth in the JOBS Act, we are not required to, among other things, (1) provide an auditor’s attestation report on our systems of internal controls over financial reporting pursuant to Section 404, (2) provide all of the compensation disclosure that may be required of non-emerging growth public companies under the Dodd-Frank Wall Street Reform and Consumer Protection Act, (3) comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (auditor discussion and analysis), and (4) disclose certain executive compensation-related items such as the correlation between executive compensation and performance and comparisons of the Chief Executive Officer’s compensation to median employee compensation. These exemptions will apply until we no longer meet the requirements of being an emerging growth company. We will remain an emerging growth company until the earlier of (a) the last day of the fiscal year (i) following the fifth anniversary of the completion of Conyers Park’s initial public offering, which was July 20, 2016, (ii) in which we have total annual gross revenue of at least $1.0 billion or (iii) in which we are deemed to be a large accelerated filer, which means the market value of our common stock that is held by non-affiliates exceeds $700 million as of the last business day of our prior second fiscal quarter, and (b) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period.

Key Performance Indicators

In assessing the performance of its business, we consider a number of key performance indicators used by management and typically used by its competitors, including the non-GAAP measures of EBITDA and Adjusted EBITDA. Because not all companies use identical calculations, this presentation of EBITDA and Adjusted EBITDA may not be comparable to other similarly titled measures of other companies.

Adjusted EBITDA. We define Adjusted EBITDA as net income (loss) before interest expense, income tax expense, depreciation and amortization with further adjustments to exclude the following items: stock-based compensation and warrant expense, transaction costs and IPO readiness, restructuring costs, management fees, transactional exchange impact and other one-time expenses. We believe that the inclusion of these supplementary adjustments in presenting Adjusted EBITDA are appropriate to provide additional information to investors and reflects more accurately operating results of the on-going operations. Adjusted EBITDA may not be comparable to other similarly titled captions of other companies due to differences in calculation.

The unaudited tables below provides a reconciliation of Adjusted EBITDA to its most directly comparable GAAP measure, which is net income (loss), for the periods ending August 26, 2017 (Successor), July 6, 2017 (Predecessor), and fiscal years ending August 27, 2016, August 29, 2015, December 27, 2014, and December 28, 2013.

We define EBITDA (earnings before interest, tax, depreciation, and amortization), a non-GAAP financial measure, as net income (loss) before interest expense, income tax expense and depreciation and amortization, and Adjusted EBITDA is defined as EBITDA, with further adjustments to exclude the following items: stock-based compensation and warrant expense, transaction costs and IPO readiness, restructuring costs, management fees, transactional exchange impact and other one-time expenses. We believe that the inclusion of these supplementary adjustments in presenting Adjusted EBITDA are appropriate to provide additional information to investors and reflects more accurately operating results of the ongoing operations. Adjusted EBITDA may not be comparable to other similarly titled captions of other companies due to differences in calculation.

	2017		2016
(in thousands)	From July 7, 2017 through August 26, 2017	From August 28, 2016 through July 6, 2017	52-weeks ended August 26, 2017	52-weeks ended August 27, 2016
	(Successor)	(Predecessor)	(Pro Forma Combined)	(Predecessor, Pro Forma)
Net income (loss)	$450	$(2,485)	$28,701	$21,290
Interest	1,662	22,724	11,911	11,911
Taxes	290	4,570	18,818	13,958
Depreciation/Amortization	1,000	8,617	7,638	7,592
EBITDA	3,402	33,426	67,068	54,751
Stock Option and Warrant Expense	412	1,719		3,488
Transaction Fees/IPO Readiness	—	371	371	470
Restructuring	—	167	167	1,049
Roark Management Fee	—	1,200	1,200	1,670
Recall Receivable Reserve	(1,195)	—	(1,195)	1,922
Frozen Licensing Media	456	794	1,250
Non-recurring legal costs	96	723	819
Business combination transaction costs	—	25,608	—
Purchase accounting inventory step-up	5,989	—	—
Other	(506)	(119)	(625)	896
Adjusted EBITDA	$8,654	$63,889	$72,543	$64,246

____________

(1)      Other items consist principally of exchange impact of foreign currency transactions as well as minor impacts of channel inventory returns.

Adjusted EBITDA Reconciliation: (in thousands)	52-weeks ended August 27, 2016	53-weeks ended August 29, 2015	35-weeks ended August 29, 2015	35-weeks ended December 27, 2014	52-weeks ended December 27, 2014	52-weeks ended December 28, 2013
Net income (loss)	$10,034	$9,076	$(5,314)	$(4,503)	$13,956	$3,249
Interest	27,195	27,760	18,331	18,408	27,823	35,402
Taxes	7,507	6,205	(4,334)	(2,554)	9,623	5,859
Depreciation/Amortization	10,179	10,967	7,267	7,495	11,195	11,304
EBITDA	54,915	54,008	15,950	18,846	62,597	55,814
Stock Option and Warrant Expense	2,826	1,029	(1,464)	1,826	1,285	4,684
Transaction Fees/IPO Readiness	470	556	483	1,394	1,466	—
Restructuring	1,542	197	65	15	146	603
Roark Management Fee	1,670	1,647	854	781	1,574	1,421
Recall Receivable Reserve	1,922	—	—	—
Refinancing Closing Costs	—	—	—	2,668
Frozen Licensing Media	—	—	—	—
Non-recurring legal costs	—	—	—	—
Business combination transaction costs	—	—	—	—
Purchase accounting inventory step-up	—	—	—	—
Other	896	1,939	1,073	235	1,268	(1,172)
Adjusted EBITDA	$64,241	$59,376	$16,961	$23,097	$68,336	$64,018

Key Financial Definitions

Net sales.  Net sales consists primarily of product sales to our customers less cost of promotional activities, slotting fees and other sales credits and adjustments, including product returns. However, beginning in the first quarter of the year ended August 26, 2017, in connection with the licensing of our frozen business noted above, we now include licensing revenue from the frozen meals business in net sales.

Cost of goods sold. Cost of goods sold consists primarily of the costs we pay to our contract manufacturing partners to produce the products sold. These costs include the purchase of raw ingredients, packaging and a tolling charge for the contract manufacturer. Cost of products sold includes products provided at no charge as part of promotions and the non-food materials provided with customer orders.

Operating expenses. Operating expenses consist primarily of selling, marketing and distribution expenses, general and administrative expenses, depreciation and amortization and other expenses. The following is a brief description of the components of our operating expenses:

•             Selling, marketing and distribution. Selling and marketing expenses are comprised of advertising and marketing costs as well as broker commissions. Distribution is principally freight associated with shipping and handling of products from our distribution center to the customer.

•             General and administrative. General and administrative expenses are comprised of expenses associated with corporate and administrative functions that support our business, including fees for employee salaries, professional services, insurance and other general corporate expenses. We expect our general and administrative fees to increase as we incur additional legal, accounting, insurance and other expenses associated with being a public company.

•             Depreciation and amortization.  Depreciation and amortization costs consist of costs associated with the depreciation of fixed assets and capitalized leasehold improvements and amortization of intangible assets.

•             Other expense. Other expense is principally one-time costs of restructuring consisting of severance and related expenses.

Comparison of Results for the Successor Period from July 7, 2017 through August 26, 2017 and the Predecessor Period from August 28, 2016 through July 6, 2017.

The following table presents, for the periods indicated, selected information from our consolidated financial results, including information presented as a percentage of net sales (in thousands):

	2017
	From July 7, 2017 through August 26, 2017	% of sales	From August 28, 2016 through July 6, 2017	% of sales
(in thousands)	(Successor)		(Predecessor)
Net sales	$56,334	100.0%	$339,837	100.0%
Cost of goods sold	35,941	63.8%	179,998	53.0%
Gross profit	20,393	36.2%	159,839	47.0%
Operating Expenses:
Distribution	2,784	4.9%	14,970	4.4%
Selling	2,322	4.1%	13,905	4.1%
Marketing	4,615	8.2%	33,589	9.9%
General and administrative	7,813	13.9%	39,276	11.6%
Depreciation and amortization	1,000	1.8%	8,617	2.5%
Business combination transaction costs	—	—%	25,608	7.5%
Other Expense	—	—%	141	—%
Total operating expenses	18,534	32.9%	136,106	40.1%
Income from operations	1,859	3.3%	23,733	7.0%
Other income (expense):
Changes in warrant liabilities	—	—%	722	0.2%
Interest expense	(1,662)	(3.0)%	(22,724)	(6.7)%
Loss on foreign currency transactions	513	0.9%	133	—%
Other income	30	0.1%	221	0.1%
Total other expense	(1,119)	(2.0)%	(21,648)	(6.4)%
Income before income taxes	740	1.3%	2,085	0.6%
Income tax expense	290	0.5%	4,570	1.3%
Net income	$450	0.8%	$(2,485)	(0.7)%
Other financial data:
Adjusted EBITDA	$8,654	15.4%	$63,889	18.8%

Net sales. Net sales for the successor period from July 7, 2017 through August 26, 2017 were $56.3 million compared to $339.8 million for the predecessor period from August 28, 2016 through July 6, 2017. There was no impact to net sales as a result of the business combination.

Cost of goods sold. Cost of goods sold for the successor period from July 7, 2017 through August 26, 2017 were $35.9 million compared to $180.0 million for the predecessor period from August 28, 2016 through July 6, 2017. As a result of the business combination, there was a one-time inventory fair value step-up of $6.0 million that was charged to cost of goods sold in the successor period from July 7, 2017 through August 26, 2017.

Gross profit. Gross profit for the successor period from July 7, 2017 through August 26, 2017, including the effect of the one-time inventory fair value step-up, were $20.4 million, or 36.2% of net sales, compared to the predecessor period from August 28, 2016 through July 6, 2017, gross profit was $159.8 million, or 47.0% of net sales.

Operating expenses. Operating expenses for the successor period from July 7, 2017 through August 26, 2017 were $18.5 million or 32.9% of net sales compared to $136.1 million or 40.1% of net sales the predecessor period from August 28, 2016 through July 6, 2017.

Interest expense. Interest expense for the successor period from July 7, 2017 through August 26, 2017 was $1.7 million or 3.0% or net sales compared to $22.7 million or 6.7% of net sales for the predecessor period from August 28, 2016 through July 6, 2017. The lower interest expense in the successor period from July 7, 2017 through August 26, 2017 is the result of the reduced principal balance of the debt as well as a reduction in the rate of interest being incurred on the debt.

Income tax expense. Income tax expense for the successor period from July 7, 2017 through August 26, 2017 were $0.3 million compared to $4.6 million for the predecessor period from August 28, 2016 through July 6, 2017. Higher taxes in the predecessor period relate to the impacts of the nondeductible business combination transaction costs.

Adjusted EBITDA. Adjusted EBITDA decreased $55.2 million or 86.5% for the successor period from July 7, 2017 through August 26, 2017 compared to the predecessor period from August 28, 2016 through July 6, 2017. For a reconciliation of Adjusted EBITDA to its most directly comparable GAAP measure, see “Reconciliation of Adjusted EBITDA”.

Supplemental Pro Forma Combined 52-Week Period Ended August 26, 2017

For comparative purposes, we are presenting a supplemental unaudited pro forma combined statement of operations for the 52-week period ended August 26, 2017, and we discuss such pro forma combined results compared to the Predecessor’s full year 2016 results below.

The unaudited pro forma combined statements of operations for the fiscal year ended August 26, 2017 presents our consolidated results of operations giving pro forma effect to the Business Combination as if it had occurred as of August 28, 2016. The pro forma combined adjustments are based on available information and upon assumptions that our management believes are reasonable in order to reflect, on a pro forma combined basis, the impact of these transactions on the historical financial information of our Predecessor and Successor entities, as applicable.

The Business Combination is accounted for using the acquisition method of accounting in accordance with the FASB Accounting Standards Codification (“ASC”) 805, Business Combinations (“ASC 805”). ASC 805 requires, among other things, that assets acquired and liabilities assumed be recognized at their fair values, as determined in accordance with ASC 820, Fair Value Measurements, as of the Business Combination date. Under the acquisition method of accounting, the assets acquired and liabilities assumed will be recorded at the effective time of the Business Combination at their respective fair values. ASC 805 establishes a measurement period to provide the Company with a reasonable amount of time to obtain the information necessary to identify and measure various items in a business combination and cannot extend beyond one year from the acquisition date.

The initial estimated fair values of the acquired assets and assumed liabilities as of the Closing Date, which are based on the consideration paid and our estimates and assumptions, are reflected herein. As explained in more detail in Note 3. Business Combinations in the Consolidated Financial Statements, the total purchase price to acquire Atkins has been allocated to the assets acquired and assumed liabilities, based upon preliminary estimated fair values at the Closing Date. We utilized third-party valuation specialists to assist our management in determining the fair values of the acquired assets and liabilities assumed. We have not finalized our assessment of the purchase consideration and estimated fair value of assets acquired and liabilities assumed as of August 26, 2017.

The unaudited pro forma combined financial information contains a variety of adjustments, assumptions and estimates, is subject to numerous other uncertainties and the assumptions and adjustments as described in the accompanying notes hereto and should not be relied upon as being indicative of our results of operations had the Business Combination occurred on August 28, 2016. The unaudited pro forma combined financial information also does not project our results of operations for any future period or date. The unaudited pro forma combined financial information for the 52-weeks ended August 26, 2017 includes results of the Successor and Predecessor entities. The pro forma combined adjustments give effect to the items identified in the pro forma combined table below in connection with the Business Combination.

Pro Forma Combined Statement of Operations

For the pro forma combined 52-week period ended August 26, 2017

(In thousands)

(in thousands)	Historical (i) (Successor) From July 7, 2017 through August 26, 2017	(Predecessor) From August 28, 2016 through July 6, 2017	Pro Forma Combined (Unaudited) Pro Forma Adjustments		52-weeks ended August 26, 2017
Net sales	$56,334	$339,837	$—		$396,171
Cost of goods sold	35,941	179,998	(5,989	)ii	209,950
Gross profit	20,393	159,839	5,989		186,221

Operating Expenses:
Distribution	2,784	14,970	—		17,754
Selling	2,322	13,905	—		16,227
Marketing	4,615	33,589	—		38,204
General and administrative	7,813	39,276	635	iii	47,724
Depreciation and amortization	1,000	8,617	(1,979	)iv	7,638
Business combination transaction costs	—	25,608	(25,608)[v]		—
Other expense	—	141	—		141
Total operating expenses	18,534	136,106	(26,952)		127,688

Income from operations	1,859	23,733	32,941		58,533

Other income (expense):
Change in warrant liabilities	—	722	(722	)vi	—
Interest expense	(1,662)	(22,724)	12,475	vii	(11,911)
Loss (gain) on foreign currency transactions	513	133	—		646
Other income	30	221	—		251
Total other expense	(1,119)	(21,648)	11,753		(11,014)

Income (loss) before income taxes	740	2,085	44,694		47,519
Income tax expense	290	4,570	13,958	vii	18,818
Net income (loss)	$450	$(2,485)	$30,736		$28,701

Other Financial Data (Unaudited):
Adjusted EBITDA(ix)	$8,654	$63,889	$72,543

____________

i.         The amounts presented represent the Successor’s and Predecessor’s historical GAAP results of operations.

ii.        The adjustment represents a non-cash, one time inventory fair value adjustment recorded in conjunction with the Business Combination and was recognized in the successor period, and is not indicative of future cost of goods sold.

iii.       The adjustment represents the incremental stock based compensation expense incurred under the Simply Good Foods Omnibus Incentive Plan.

iv.       The adjustment reflects the difference in the intangible asset amortization expense associated with the allocation of purchase price to intangible assets due to the Business Combination. The amortization expense decreased as more indefinite lived intangible assets were identified for the successor entity than the predecessor entity. The amount of amortizable intangible assets identified in the Business Combination decreased from $125.8 million to $88.0 million. Refer to Note 5 of the consolidated financial statements for additional details.

v.        Business combination transaction expenses primarily consist of fees related to the Business Combination and the Company’s acquisition activities. Refer to Note 3 of the consolidated financial statements for additional details.

vi.       Predecessor warrants were accounted for as warrant liabilities, which were exercised and settled with the Business Combination.

vii.      Represents the adjustment necessary to arrive at the expected interest expense associated with the new term loan and revolving debt facilities of Simply Good Foods. The predecessor entity had $337.2 million outstanding as of August 27, 2016 while the successor entity had $200.0 million outstanding. The long term debt of the predecessor entity accrued interest at 6.25% on the first lien and 9.75% on the second lien while the successor debt accrues interest at 3 month LIBOR plus 4%. The significant reduction in outstanding principal, and lower interest rates, drive significant expense savings. Refer to Note 7 of the consolidated financial statements for additional details on long-term debt.

viii.     Represents the adjustment necessary to arrive at an effective income tax rate of 39.6%.

ix.       Adjusted EBITDA is a non-GAAP financial measure. For a reconciliation to its most directly comparable GAAP measure, see “Reconciliation of Adjusted EBITDA” within this section.

Supplemental Pro Forma 52-Week Period Ended August 27, 2016

The following unaudited pro forma financial information has been prepared from the perspective of Atkins and its fiscal year end of August 27, 2016. The unaudited pro forma income statement for the 52-weeks ended August 27, 2016 presents the historical consolidated statement of operations of Atkins for the 52-weeks ended August 27, 2016, giving effect to the Business Combination as if it had occurred on August 30, 2015.

The unaudited pro forma financial statements give effect to the Business Combination in accordance with the acquisition method of accounting for business combinations. The historical financial information has been adjusted to give pro forma effect to events that are related and/or directly attributable to the Business Combination, are factually supportable and are expected to have a continuing impact on the results of the combined company. The adjustments presented on the unaudited pro forma financial statements have been identified and presented to provide relevant information necessary for an accurate understanding of the combined company upon consummation of the Business Combination.

The unaudited pro forma financial statements also reflect the impact of the Atkins license arrangement for frozen meals sold in the U.S. by Bellisio. This agreement was effective September 1, 2016 and is a seven-year license with Bellisio to license its frozen meals business. Bellisio manufactures, distributes, markets, promotes and sells Atkins frozen food products under the Atkins licensed mark. The effects of the license agreement are presented in the “Frozen License Adjustments” and “Atkins’ Pro Forma” columns in the unaudited historical consolidated statement of operations for the 52-weeks ended August 27, 2016.

The unaudited pro forma financial information is for illustrative purposes only. The financial results may have been different if the Business Combination actually been completed sooner. You should not rely on the unaudited pro forma financial information as being indicative of the historical results that would have been achieved if the Business Combination been completed as of August 30, 2015.

Pro Forma Statement of Operations

For the pro forma 52-week period ended August 27, 2016

(In thousands)

(In thousands)	Historical Atkins	Frozen License Adjustments		Atkins’ Pro Forma(i)	Pro Forma Adjustments		Pro Forma (Unaudited)
Net sales	$427,858	$(58,819)		$369,039	$—		$369,039
Cost of goods sold	248,464	(48,977)		199,487	—		199,487
Gross profit	179,394	(9,842)		169,552	—		169,552

Operating Expenses:
Distribution	18,489	(3,023	)vii	15,466	—		15,466
Selling	18,513	(2,440	)vii	16,073	—		16,073
Marketing	37,751	(1,487)		36,264	—		36,264
General and administrative	46,961	(2,897)		44,064	1,384	ii	45,448
Depreciation and amortization	10,179	—		10,179	(2,587	)iii	7,592
Other expense (income)	1,542	(493)		1,049	—		1,049
Total operating expenses	133,435	(10,340)		123,095	(1,203)		121,892

Income from operations	45,959	498		46,457	1,203		47,660

Other income (expense):	—
Change in warrant liabilities	(722)	—		(722)	722	iv	—
Interest expense	(27,195)	—		(27,195)	15,284	[v]	(11,911)
Loss (gain) on foreign currency transactions	(619)	—		(619)	—		(619)
Other income	118	—		118	—		118
Total other expense	(28,418)	—		(28,418)	16,006		(12,412)

Income (loss) before income taxes	17,541	498		18,039	17,209		35,248
Income tax expense	7,507	197		7,704	6,254	vi	13,958
Net income (loss)	$10,034	$301		$10,335	$10,955		$21,290
____________

i.         The amounts in this column represents the Predecessor’s historical GAAP results after removing the results of operations of the Frozen operations.

ii.        The adjustment represents the incremental stock based compensation expense under the new Simply Good Foods omnibus incentive plan.

iii.       The adjustment reflects the difference in the intangible asset amortization expense associated with the allocation of purchase price to intangible assets due to the Business Combination. The amortization expense decreased as more indefinite lived intangible assets were identified for the successor entity than the predecessor entity. The amount of amortizable intangible assets identified in the Business Combination decreased from $125.8 million to $88.0 million. Refer to Note 5 of the consolidated financial statements for additional details.

iv.       The Simply Good Foods warrants are not warrant liabilities and are accounted for as equity warrants. The adjustment represents the corresponding decrement to expense.

v.        The adjustment represents the expected interest expense associated with the new term loan and revolving debt facilities of Simply Good Foods. The predecessor entity had $337.2 million outstanding as of August 27, 2016 while the successor entity had $200.0 million outstanding. The long term debt of the predecessor entity accrued interest at 6.25% on the first lien and 9.75% on the second lien while the successor debt accrues interest at 3 month LIBOR and 4%. The significant reduction in outstanding principal, and lower interest rates, drive significant expense savings. Refer to Note 7 of the consolidated financial statements for additional details on long-term debt.

vi.       Represents the effective income tax rate of 39.6%

vii.      Approximately $2.1 million of Pro Forma Frozen Licensing Selling costs were previously classified as Pro Forma Frozen Licensing Distribution expenses.

Comparison of Results for the Supplemental Pro forma combined 52-Week Period Ended August 26, 2017 and the Supplemental Pro forma 52-Week Period Ended August 27, 2016

For comparative purposes, we are presenting a supplemental unaudited pro forma combined statement of operations for the 52-week period ended August 26, 2017, and we discuss such pro forma combined results compared to the supplemental unaudited pro forma statement of operations for the 52-week period ended August 27, 2016. The following table presents, for the periods indicated, selected information from our consolidated financial results, including information presented as a percentage of net sales (in thousands):

	Pro Forma Combined (Unaudited)		Pro Forma (Unaudited)
(in thousands)	52-weeks ended August 26, 2017	% of sales	52-weeks ended August 27, 2016	% of sales
	$396,171	100.0%	$369,039	100.0%
Cost of goods sold	209,950	53.0%	199,487	54.1%
Gross profit	186,221	47.0%	169,552	45.9%

Operating Expenses:
Distribution	17,754	4.5%	15,466	4.2%
Selling	16,227	4.1%	16,073	4.4%
Marketing	38,204	9.6%	36,264	9.8%
General and administrative	47,724	12.0%	45,448	12.3%
Depreciation and amortization	7,638	1.9%	7,592	2.1%
Business combination transaction costs	—	—%	—	—%
Other Expense	141	—%	1,049	0.3%
Total operating expenses	127,688	32.2%	121,892	33.0%

Income from operations	58,533	14.8%	47,660	12.9%

Other income (expense):
Changes in warrant liabilities	—	—%	—	—%
Interest expense	(11,911)	(3.0)%	(11,911)	(3.2)%
Loss on foreign currency transactions	646	0.2%	(619)	(0.2)%
Other income	251	0.1%	118	—%
Total other expense	(11,014)	(2.8)%	(12,412)	(3.4)%

Income before income taxes	47,519	12.0%	35,248	9.6%
Income tax expense	18,818	4.7%	13,958	3.8%
Net income	$28,701	7.2%	$21,290	5.8%
Other Financial Data (Unaudited):
Adjusted EBITDA	$72,543	18.3%	$64,246	17.4%

Net sales. Net sales increased $27.1 million, or 7.4%, for the pro forma combined 52-weeks ended August 26, 2017 compared to the pro forma 52-weeks ended August 27, 2016. The increase in net sales was driven primarily by growth of $20.0 million in Atkins core business and the December 2016 addition of Wellness Foods of $7.1 million. The growth in the core business net sales was primarily driven by increased demand, growing volume $17.4 million, and improved returns of $2.6 million. The improvement to returns was principally due to the 2016 recall expense which decreased 2016 Net Sales. The recall was subsequently reimbursed in 2017.

Cost of goods sold. Cost of goods sold increased $10.5 million, or 5.2%, for the pro forma combined 52-weeks ended August 26, 2017 compared to the pro forma 52-weeks ended August 27, 2016. The increase was primarily due to volume growth of $6.9 million and the Wellness Foods acquisition of $3.6 million.

Gross profit. Gross profit increased $16.7 million, or 9.8%, for the pro forma combined 52-week period ended August 26, 2017 compared to the pro forma 52-week period ended August 27, 2016. Gross margin of 47.0%

for the pro forma combined 52- weeks ended August 26, 2017 improved 110 bps from 45.9% for the pro forma 52-weeks ended August 27, 2016 due to the favorable recall expense, cost saving initiatives and favorable mix.

Operating expenses. Operating expenses increased $5.8 million, or 4.8%, for the pro forma combined 52-week period ended August 26, 2017 compared to the pro forma 52-week period ended August 27, 2016 due to the following:

•         Selling. Selling expenses increased $0.2 million, or 1.0%, for the pro forma combined 52-week period ended August 26, 2017 compared to the pro forma 52-week period ended August 27, 2016.

•         Marketing. Marketing expenses increased $1.9 million, or 5.3%, for the pro forma combined 52-week period ended August 26, 2017 compared to the pro forma 52-week period ended August 27, 2016 to support the growth of the snacking business.

•         Distribution. Distribution expenses increased $2.3 million, or 14.8%, for the pro forma combined 52-week period ended August 26, 2017 compared to the pro forma 52-week period ended August 27, 2016. The increase in distribution expenses was primarily driven by a one-time surcharge in 2017 of $0.87 million.

•         General and administrative. General and administrative expenses increased $2.3 million for the pro forma combined 52-week period ended August 26, 2017 compared to the pro forma 52-week period ended August 27, 2016. The increase related to the acquisition of Wellness Foods and incremental costs associated with public company operations.

•         Depreciation and amortization. Depreciation and amortization expenses were flat for the pro forma combined 52-week period ended August 26, 2017 compared to the pro forma 52-week period ended August 27, 2016.

•         Other expense. Other expenses decreased $0.9 million for the pro forma combined 52-week period ended August 26, 2017 compared to the pro forma 52-week period ended August 27, 2016.

Loss (gain) on foreign currency transactions. Loss on foreign currency transactions increased $1.3 million for the pro forma combined 52-week period ended August 26, 2017 compared to the pro forma 53-week period ended August 27, 2016.

Income tax expense (benefit). Income tax expense increased $4.9 million, from the pro forma combined 52-week period ended August 26, 2017 compared to the pro forma 52-week period ended August 27, 2016. The difference is due higher income before operations in 2017 compared to 2016.

Adjusted EBITDA. Pro forma adjusted EBITDA increased $8.3 million, or 12.9%, for the pro forma combined 52-week period ended August 26, 2017 (unaudited) compared to the pro forma 52-week period ended August 27, 2016 (unaudited). The increase was driven by the increase in gross profit.

Comparison of Results for the 52-Week Period Ended August 27, 2016 and the 53-Week Period Ended August 29, 2015

The following table sets forth information comparing the components of net income for the 52-week period ended August 27, 2016 (audited) and the 53-week period ended August 29, 2015 (unaudited). Effective August 29, 2015, Atkins changed its fiscal year end from the last Saturday in December to the last Saturday in August. The intent of the change was to better align the reporting of Atkins’ financial results with the consumer spending patterns on its business and the seasonality of the business. This change has also allowed Atkins to better synchronize its management processes and business cycles with its consumers. For comparative purposes, we are presenting a supplemental unaudited statement of operations for the 53-week period ended August 29, 2015.

	52-Week Period Ended August 27, 2016		53-Week Period Ended August 29, 2015
(in thousands)	(audited)		(unaudited)
		% of sales		% of sales
Net sales	$427,858	100.0%	$419,128	100.0%
Cost of goods sold	248,464	58.1%	246,059	58.7%
Gross profit	179,394	41.9%	173,069	41.3%

Operating expenses:
Distribution	18,489	4.3%	18,128	4.3%
Selling	18,513	4.3%	19,754	4.7%
Marketing	37,751	8.8%	35,911	8.6%
General and administrative	46,961	11.0%	44,375	10.6%
Depreciation and amortization	10,179	2.4%	10,967	2.6%
Other expense	1,542	0.4%	196	—%
Total operating expenses	133,435	31.2%	129,331	30.8%

Income from operations	45,959	10.7%	43,738	10.5%

Other income (expense):
Interest expense	(27,195)	(6.4)%	(27,760)	(6.6)%
Other expense	(1,223)	(0.3)%	(697)	(0.2)%
Income (loss) before income taxes	17,541	4.0%	15,281	3.7%
Taxes	7,507	1.8%	6,205	1.5%
Net income (loss)	10,034	2.2%	$9,076	2.2%
Other Financial Data (Unaudited):
Adjusted EBITDA	$64,241	15.0%	$59,376	14.2%

Net sales. Net sales increased $8.7 million, or 2%, for the 52-week period ended August 27, 2016 (audited) compared to the 53-week period ended August 29, 2015 (unaudited). The increase in net sales was driven primarily by growth in Atkins’ U.S. snacking products, which were up $12.5 million, partially offset by declines in frozen meals of $2.2 million and an unfavorable currency impact of $2.1 million. The increase in U.S. snacking products of $12.5 million was due to a volume increase of $7.7 million driven by an increase in demand and positive price/mix of $7.7 million, partially offset by an increase in returns of $2.9 million. The pricing and mix increase can be primarily attributed to the annualized impact of Atkins’ price increase on U.S. snacking products in December 2014 of approximately $2.5 million as well as improved product mix largely due to the addition of the Atkins Lift line to the portfolio at a higher price point. The increase in returns was principally due to the one-time impact of an ingredient recall on some of Atkins’ products in June of 2016. Atkins recognized a loss for this of approximately $2 million and successfully pursued collection of this from its supplier in 2017.

Cost of goods sold. Cost of goods sold increased $2.4 million, or 1%, from the 52-week period ended August 27, 2016 (audited) compared to the 53-week period ended August 29, 2015 (unaudited). The increase in cost of goods sold was driven primarily by the net sales increase noted above totaling approximately $5 million partially offset by cost savings and improved product mix of approximately $3 million.

Gross profit. Gross profit increased $6.3 million, or 4%, from the 52-week period ended August 27, 2016 (audited) compared to the 53-week period ended August 29, 2015 (unaudited). The increase in gross profit was driven primarily by the net sales increase noted above (approximately $4 million), the annualized impact of Atkins’ price increase from snacking products in December 2014 of approximately $2.5 million as well as favorable cost savings and product mix of approximately $3 million partially offset by the increase in returns and allowances of $3 million, principally due to the one-time cost of the recall, and product mix.

Operating expenses. Operating expenses increased $4.1 million, or 3%, from the 52-week period ended August 27, 2016 (audited) compared to the 53-week period ended August 29, 2015 (unaudited) due to the following:

•         Selling, marketing and distribution. Selling, marketing and distribution expenses increased $1.0 million, or 1%, from the 52-week period ended August 27, 2016 (audited) compared to the 53-week period ended August 29, 2015 (unaudited). The increase in selling, marketing and distribution expenses was driven primarily by costs growing proportionally with the increased net sales.

•         General and administrative. General and administrative expenses increased $2.6 million, or 6%, from the 52-week period ended August 27, 2016 (audited) compared to the 53-week period ended August 29, 2015 (unaudited). The increase in general and administrative expenses was driven primarily by increases in employee related costs of $1.3 million and in facility costs of $0.4 million as well as some one-time legal settlements of $0.6 million in 2016.

•         Depreciation and amortization. Depreciation and amortization expenses decreased $0.8 million, or 7%, from the 52-week period ended August 27, 2016 (audited) compared to the 53-week period ended August 29, 2015 (unaudited). The decrease in depreciation and amortization expenses was driven primarily by the decrease in amortization of intangible assets.

•         Other expense. Other expenses increased $1.3 million from the 52-week period ended August 27, 2016 (audited) compared to the 53-week period ended August 29, 2015 (unaudited). The increase in other expenses was due to the one-time costs of restructuring activities largely due to the employee costs eliminated as part of the licensing of Atkins’ frozen meal products.

Interest expense. Interest expense decreased $0.6 million, or 2.0%, from the 52-week period ended August 27, 2016 (audited) compared to the 53-week period ended August 29, 2015 (unaudited). The decrease in interest expense was driven primarily by reduced levels of debt.

Other income (expense). Other expense increased $0.5 million from the 52-week period ended August 27, 2016 (audited) compared to the 53-week period ended August 29, 2015 (unaudited) due to an increase in warrant liabilities of $1.8 million partially offset by more favorable currency transaction expense of $1.3 million.

Income tax expense (benefit). Income tax expense increased $1.3 million, for the 52-week period ended August 27, 2016 (audited) compared to the 53-week period ended August 29, 2015 (unaudited). The increase in the income tax expense was primarily driven by the increase in pretax income of $2.3 million in the 52-week period ended August 27, 2016, combined with a one-time tax benefit of $0.9 million and remaining net benefit of $0.4 million for all other items affecting income tax, both of which reduced tax expense in 32-week period ended August 29, 2015. The one-time tax benefit relates to a reduction in the federal income tax rate used to record income taxes from 35% to 34% during 53-week period ended August 29, 2015.

Net income. Net income increased $1.0 million, or 11%, from the 52-week period ended August 27, 2016 (audited) compared to the 53-week period ended August 29, 2015 (unaudited). The increase in net income was driven primarily by improved income from operations largely due to improved gross profit partially offset by higher operating expenses and increased income taxes.

Adjusted EBITDA. Adjusted EBITDA increased $4.9 million, or 8%, from the 52-week period ended August 27, 2016 (unaudited) compared to the 53-week period ended August 29, 2015 (unaudited). The increase was driven primarily by improved income from operations largely due to improved gross profit partially offset by higher operating expenses. Additionally, Adjusted EBITDA is improved by the exclusion of the loss from the ingredient recall and frozen meals restructuring charges that are onetime items in EBITDA. For a reconciliation of Adjusted EBITDA to its most directly comparable GAAP measure, see “— Key Performance Indicators — Adjusted EBITDA.”

Comparison of Results for the 35-Week Period Ended August 29, 2015 and December 27, 2014

The following table sets forth information comparing the components of net income for the 35-week periods ended August 29, 2015 (audited) and December 27, 2014 (unaudited). Effective August 29, 2015, Atkins changed its fiscal year end from the last Saturday in December to the last Saturday in August. The intent of the change was to better align the reporting of Atkins’ financial results with the consumer spending patterns on its business and the seasonality of the business. This change has also allowed Atkins to better synchronize its management processes and business cycles with its consumers. For comparative purposes, we are presenting a supplemental unaudited statement of operations for the 35-week period ended December 27, 2014.

	35-Week Period Ended
	August 29, 2015		December 27, 2014
	(audited)		(unaudited)
(in thousands)		% of sales		% of sales
Net Sales	$252,898	100.0%	$260,391	100.0%
Cost of goods sold	151,978	60.1%	155,634	59.8%
Gross profit	100,920	39.9%	104,757	40.2%

Operating expenses:
Distribution	11,429	4.5%	12,781	4.9%
Selling	14,632	5.8%	16,348	6.3%
Marketing	30,515	12.1%	28,804	11.1%
General and administrative	29,028	11.5%	26,992	10.4%
Depreciation and amortization	7,267	2.9%	7,495	2.9%
Other expense	65	—%	14	—%
Total operating expenses	92,936	36.8%	92,434	35.6%

Income from operations	7,984	3.1%	12,323	4.6%

Other income (expense):
Interest expense	(18,331)	(7.2)%	(18,408)	(7.1)%
Other expense	699	0.3%	(972)	(0.4)%

Income (loss) before income taxes	(9,648)	(3.8)%	(7,057)	(2.9)%
Taxes	(4,334)	(1.7)%	(2,554)	(1.0)%
Net income (loss)	$(5,314)	(2.1)%	$(4,503)	(1.9)%

Other Financial Data (Unaudited):
Adjusted EBITDA	$16,961	6.7%	$23,097	8.9%

Net sales. Net sales decreased $7.5 million, or 3%, for the 35-week period ended August 29, 2015 (audited) compared to the 35-week period ended December 27, 2014 (unaudited). The decrease in net sales was driven primarily by decreases to the U.S. snacking business of $7.9 million and an unfavorable currency impact of $3.5 million partially offset by an increase in frozen meals of $2.0 million and an increase in our international business in constant dollars of $1.9 million. The decrease in the U.S. snacking business was due to a volume decrease of $12.7 million partially offset by positive pricing and mix changes of $4.8 million. The volume decline was largely driven by a decline in retail inventory levels primarily due to our warehouse shutdown the last week in August 2015 to conduct a physical inventory in connection with the shift in year end from December to August in the 35-week period ended August 29, 2015. This resulted in a delay in timing of shipment to customers and reduced retail inventory levels. The pricing and mix increase can be primarily attributed to the price increase from snacking products in December of 2014.

Cost of goods sold. Cost of goods sold decreased $3.7 million, or 2%, for the 35-week period ended August 29, 2015 (audited) compared to the 35-week period ended December 27, 2014 (unaudited). The decrease in cost of goods sold was driven primarily by the net sales decrease noted above.

Gross profit. Gross profit decreased $3.8 million, or 4%, for the 35-week period ended August 29, 2015 (audited) compared to the 35-week period ended December 27, 2014 (unaudited). The decrease in gross profit was driven primarily by the net sales decrease noted above (approximately $2.5 million) and negative product price/mix of approximately $0.5 million.

Operating expenses. Operating expenses increased $0.5 million, or 1%, for the 35-week period ended August 29, 2015 (audited) compared to the 35-week period ended December 27, 2014 (unaudited) due to the following:

•         Selling, marketing and distribution. Selling, marketing and distribution expenses decreased $1.4 million, or 2%, for the 35-week period ended August 29, 2015 (audited) compared to the 35-week period ended December 27, 2014 (unaudited) as costs decreased proportionally with the reduced net sales.

•         General and administrative. General and administrative expenses increased $2.0 million, or 8%, for the 35-week period ended August 29, 2015 (audited) compared to the 35-week period ended December 27, 2014 (unaudited). The increase in general and administrative expenses was driven primarily by increases in employee related costs due to a one-time bonus payout for all employees in August 2015 as well as a smaller bonus payout in 2014.

•         Depreciation and Amortization. Depreciation and amortization expenses decreased $0.2 million, or 3%, for the 35-week period ended August 29, 2015 (audited) compared to the 35-week period ended August 30, 2014 (unaudited).

Interest expense. Interest expense was relatively unchanged from the 35-week period ended August 29, 2015 (audited) compared to the 35-week period ended December 27, 2014 (unaudited) as debt levels were relatively constant.

Other income (expense). Other income increased $1.7 million for the 35-week period ended August 29, 2015 (audited) compared to the 35-week period ended December 27, 2014 (unaudited) due to a decrease in warrant liabilities of $2.6 million partially offset by unfavorable currency transaction expense of $0.8 million.

Income tax expense (benefit). Income tax benefit increased $1.8 million, for the 35-week period ended August 29, 2015 (audited) compared to the 35-week period ended December 27, 2014 (unaudited). The increase in the income tax benefit was primarily driven by the increase in pretax loss of $2.6 million; the increase in non-temporary differences $0.9 million; and a onetime tax benefit of $0.9 million. The one-time tax benefit relates to a reduction in the federal income tax rate used to record income taxes from 35% to 34% during the 35-week period ended August 29, 2015. These tax credits are offset by the change in tax expenses of valuation allowance of $0.3 million; state income tax adjustment of $0.2 million and all other changes affecting income tax of $0.4 million.

Net income (loss). Net loss increased $0.8 million, or 18%, for the 35-week period ended August 29, 2015 (audited) compared to the 35-week period ended December 27, 2014 (unaudited). The decrease in profitability was driven primarily by the decline in gross profit and increase in operating expenses partially offset by a decrease in other expense and an increase in income tax benefits.

Adjusted EBITDA. Adjusted EBITDA decreased $6.1 million, or 27%, for the 35-week period ended December 27, 2014 (unaudited) compared to the 35-week period ended August 30, 2014 (unaudited). The decrease in Adjusted EBITDA was driven primarily by the decline in gross profit and increase in operating expenses. For a reconciliation of Adjusted EBITDA to its most directly comparable GAAP measure, see “— Key Performance Indicators — Adjusted EBITDA.”

Comparison of Results for the 52-Week Period Ended December 27, 2014 and December 28, 2013

The following table sets forth information comparing the components of net income for the 52-week period ended December 27, 2014 and December 28, 2013.

	52-Week Period Ended
	December 27, 2014		December 28, 2013
	(audited)		(audited)
(in thousands)		% of sales		% of sales
Net sales	$429,858	100.0%	$393,929	100.0%
Cost of goods sold	249,832	58.1%	221,120	56.1%
Gross profit	$180,026	41.9%	$172,809	43.9%
Operating expenses:
Selling, marketing and distribution	$75,311	17.5%	$74,706	18.9%
General and administrative	41,000	9.5%	40,008	10.2%
Depreciation and amortization	11,195	2.6%	11,304	2.9%
Other expense	146	0.0%	603	0.2%
Total operating expenses	$127,652	29.7%	$126,621	32.1%
Income from operations	52,374	12.2%	46,188	11.7%
Other income (expense):
Interest expense	(27,823)	(6.5)%	(35,402)	(9.0)%
Other expense	(972)	(0.2)%	(1,678)	(0.4)%
Income before income taxes	23,579	5.5%	9,108	2.3%
Taxes	9,623	2.2%	5,859	1.5%
Net income	$13,956	3.2%	$3,249	0.8%
Other financial data (Unaudited):
Adjusted EBITDA	$68,336	15.9%	$64,018	16.3%

Net sales. Net sales increased $36 million, or 9%, for the 52-week period ended December 27, 2014 (audited) compared to the 52-week period ended December 28, 2013 (audited). The increase in net sales was driven primarily by growth in the U.S. snacking business of $21.2 million, an increase in the frozen meals business of $12.3 million and growth in international of $2.4 million. The impact of currency between periods was negligible. The growth in the U.S. snacking business is volume growth of approximately $25.6 million, partially offset by pricing and mix changes of approximately $4.4 million. Volume growth was largely due to an increase in consumer demand, while the pricing and mix decrease can be primarily attributed to the expansion of products into certain lower price point products. The frozen meals increase can be attributed to the significant increase in consumers and retail distribution in the second year of launch.

Cost of goods sold. Cost of goods sold increased $28.7 million, or 13%, for the 52-week period ended December 27, 2014 (audited) compared to the 52-week period ended December 28, 2013 (audited). The increase in cost of goods sold was driven primarily by the net sales increase noted above (approximately $20 million) and negative product mix due to the increase in higher-cost frozen meals as a percentage of the portfolio.

Gross profit. Gross profit increased $7.2 million, or 4%, for the 52-week period ended December 27, 2014 (audited) compared to the 52-week period ended December 28, 2013 (audited). The increase in gross profit was driven primarily by the net sales increase noted above (approximately $9 million) partially offset by negative product mix principally due to the increase in lower margin frozen meals.

Operating expenses. Operating expenses increased $1.0 million, or 1%, for the 52-week period ended December 27, 2014 (audited) compared to the 52-week period ended December 28, 2013 (audited) due to the following:

•         Selling, marketing and distribution. Selling, marketing and distribution expenses increased $0.6 million, or 1%, for the 52-week period ended December 27, 2014 (audited) compared to the 52-week period ended December 28, 2013 (audited). The increase in selling, marketing and distribution expense was driven primarily by increased selling and marketing costs principally behind the frozen meals expansion. As a percentage of net sales, the decline was driven by efficiency gains in distribution costs and sales commissions.

•         General and administrative. General and administrative expenses increased $1.0 million, or 2%, for the 52-week period ended December 27, 2014 (audited) compared to the 52-week period ended December 28, 2013 (audited). The increase is driven by an increase in employee and facility costs of $1.3 million largely due to the expansion into frozen meals. In addition, the 52-week period ended December 27, 2014 (audited) includes approximately $1.5 million in one-time costs for an external study to assess strategic options that was offset by approximately $2.7 million in one-time costs to refinance Atkins’ debt that was in the 52-week period ended December 28, 2013 (audited).

•         Depreciation and amortization. Depreciation and amortization expenses decreased $0.1 million, or 1%, for the 52-week period ended December 27, 2014 (audited) compared to the 52-week period ended December 28, 2013 (audited).

•         Other expense. Other expenses decreased $0.4 million for the 52-week period ended December 27, 2014 (audited) compared to the 52-week period ended December 28, 2013 (audited).

Interest expense. Interest expense decreased $7.6 million, or 21%, for the 52-week period ended December 27, 2014 (audited) compared to the 52-week period ended December 28, 2013 (audited). The decrease in interest expense was driven primarily by the write off of all remaining deferred financing fees in 2013 in connection with the refinancing.

Other income (expense). Other expense decreased $0.7 million for the 52-week period ended December 27, 2014 (audited) compared to the 52-week period ended December 28, 2013 (audited) due to an decrease in warrant liabilities of $3.4 million partially offset by unfavorable currency transaction expense of $2.4 million.

Income tax expense (benefit). Income tax expense increased $3.8 million, for the 52-week period ended December 27, 2014 (audited) compared to the 52-week period ended December 28, 2013 (audited). The increase in the income tax expense was primarily driven by the increase in pretax income $14.5 million and an increase in state income tax $0.4 million; offset by tax credits on non-temporary differences $1.2 million; and a valuation allowance $0.5 million.

Adjusted EBITDA. Adjusted EBITDA increased $5.3 million, or 8%, for the 52-week period ended December 27, 2014 (unaudited) compared to the 52-week period ended December 28, 2013 (unaudited). The increase was driven by the increase in gross profit partially offset by increased operating expenses to support the new frozen meals. For a reconciliation of Adjusted EBITDA to its most directly comparable GAAP measure, see “— Key Performance Indicators — Adjusted EBITDA.”

Liquidity and Capital Resources

Overview.  We have historically funded our operations with cash flows from operations and, when needed, with borrowings under our credit facility. Our principal uses for liquidity have been debt service and working capital. We believe our sources of liquidity and capital will be sufficient to finance our continued operations, growth strategy and additional expenses we expect to incur as a public company for at least the next twelve months.

Following the consummation of the Business Combination, we are obligated to make payments under the Tax Receivable Agreement (the “TRA”). Although the actual timing and amount of any payments that may be made under the TRA will vary, the payments that we will be required to make could be significant. Any payments made by us under the TRA will generally reduce the amount of overall cash flow that might have otherwise been available to us and, to the extent that we are unable to make payments under the TRA for any reason, the unpaid amounts generally will be deferred and will accrue interest until paid by us.

Debt and credit facilities

On July 7, 2017, the Company entered into a Credit Agreement with Barclays Bank PLC and other parties. The Credit Agreement provides for a term facility of $200.0 million (“Term Facility”) with a seven year maturity, and a revolving loan of up to $75.0 million (the “Revolving Credit Facility”) with a five year maturity, in each case under the new first lien senior secured loan facilities (the “New Credit Facilities”). Substantially concurrently with the consummation of the Business Combination, the full $200.0 million of the first lien term loan (the “Term Loan”) were drawn, and no revolving loans were drawn. The interest rate per annum is based on either (i) a base rate equaling the higher of (a) the “prime rate”, (b) the federal funds effective rate plus 0.50% and (c) the Eurocurrency rate applicable for an interest period of one month plus 1.00% plus (x) 3.00% margin for Term Loan or (y) 2.00% margin for Revolving Credit Facility, or (ii) London Interbank Offered Rate (“LIBOR”) adjusted for statutory reserve requirements, plus (x) 4.00% margin for Term Loan and is subject to a floor of 1.00% or (y) 3.00% margin for Revolving Credit Facility. The applicable margin for Revolving Credit Facility will be adjusted after the completion of the Company’s first full fiscal quarter after the closing of the Business Combination based upon the Company’s consolidated first lien net leverage ratio. As security for the payment or performance of its debt, the Company has pledged certain equity interests in its subsidiaries.

The New Credit Facilities are subject to mandatory prepayments based on contractual terms. With respect to the Term Loan, prior to the six-month anniversary of the Closing Date as of July 7, 2017, a 1.00% prepayment premium is payable by the Company in connection with certain repricing events. The Company may also voluntarily prepay outstanding loans at any time.

The credit facilities governing our debt arrangements contain certain financial and other covenants. The revolving credit facility has a maximum total net leverage ratio equal to or less than 6.25:1.00 (with a reduction to 6.00:1.00 on and after the third anniversary of the closing date of the credit facilities) contingent on credit extensions in excess of 30% of the total amount of commitments available under the revolving credit facility, and limitations on our ability to, among other things, incur and/or undertake asset sales and other dispositions, liens, indebtedness, certain acquisitions, and investments, consolidations, mergers, reorganizations and other fundamental changes payment of dividends and other distributions to equity and warrant holders and prepayments of material subordinated debt, in each case, subject to customary exceptions materially consistent with credit facilities of such type and size. Any failure to comply with the restrictions of the credit facilities may result in an event of default. The credit facilities governing our debt arrangements bear interest at variable rates. If market interest rates increase, variable rate debt will create higher debt service requirements, which could adversely affect our cash flow. As the Company has not drawn on the revolving credit facility as of August 26, 2017, no debt covenants were applicable as of the period then ended.

The following table shows summary cash flows information for the successor period from July 7, 2017 through August 26, 2017 (audited), the predecessor period from August 28, 2016 through July 6, 2016 (audited), and the 52-week period ended August 27, 2016 (audited), the 53-week period ended August 29, 2015 (unaudited), the 35-week period ended August 29, 2015 (audited) and August 30, 2014 (unaudited) and the 52-week periods ended December 27, 2014 (audited) and December 28, 2013 (audited).

	(Successor)	(Predecessor)
	From July 7, 2017 through	From August 28, 2016 through	52/53-Week Period Ended		35-Week Period Ended		52-Week Period Ended
(in thousands)	August 26, 2017	July 6, 2017	August 27, 2016	August 29, 2015	August 29, 2015	August 30, 2014	December 27, 2014	December 28, 2013
Net cash provided by operating activities	(27,356)	21,939	$29,023	$37,805	$20,426	$6,403	$23,479	$21,941
Net cash provided by (used in) investing activities	(197,304)	(20,458)	(815)	(1,685)	(968)	(159)	(875)	(1,229)
Net cash (used in) provided by financing activities	280,799	(53,536)	(6,735)	(1,932)	(2,165)	(5,091)	(4,857)	(1,729)
Effect of exchange rate changes on cash and cash equivalents	159	(10)	(75)	(179)	(113)	22	(249)	(52)
Net increase (decrease) in cash and cash equivalents	56,298	(52,065)	$21,398	$34,009	$17,180	$1,175	$17,498	$18,931

Comparison of Results for the Successor Period from July 7, 2017 through August 26, 2017 and the Predecessor Period from August 28, 2016 through July 6, 2017.

Operating activities. Our net cash used in operating activities was $27.4 million for the successor period from July 7, 2017 through August 26, 2017, a decrease of $49.3 million, compared to net cash provided by operating activities of $21.9 million for the predecessor period ending July 6, 2017. This decrease of $49.3 million was due primarily to the payment of transaction related expenses in the successor period offset by higher net income of approximately $2.9 million. The Company has $56.5 million in cash and cash equivalents as of August 26, 2017 which is sufficient to satisfy current liabilities, current maturities of long term debt, and the interest payments associated with them.

Investing activities. Our net cash used in investing activities was $197.3 million for the successor period ended August 26, 2017, which was an increase in cash used of $176.8 million compared to net cash used in investing activities of $20.5 million for the predecessor period. The large increase was due to the net exchange of cash in the Business Combination in the successor period of $196.8 million compared to the purchase of Wellness Foods for approximately $20.0 million (net of cash acquired) in December 2016 (Predecessor period).

Financing activities. Our net cash provided by financing activities was $280.8 million for the successor period ended August 26, 2017, an increase of cash provided of $334.3 million, compared to net cash used in financing activities of $53.5 million for the predecessor period. This increase in cash provided was due to the proceeds from the issuance of long term debt of $191.9 million and proceeds from the issuance of equity of $97.0 million in the successor period related to the Business Combination.

Comparison of Results for the 52-Week Period Ended August 27, 2016 (audited) and the 53-Week Period Ended August 29, 2015 (unaudited)

Operating activities. Our net cash provided by operating activities was $29.0 million for the 52-week period ended August 27, 2016 (audited) compared to $37.8 million for the 53-week period ended August 29, 2015 (unaudited). This decrease of $8.8 million was due primarily to an unfavorable change in operating assets and liabilities as well as a slightly lower net income. The unfavorable change in operating assets and liabilities was driven by an increase in receivables partially offset by a reduction of inventory. Both of these were due to timing of sales in the month of August 2015 in connection with Atkins’ change in fiscal year end.

Investing activities. Our net cash used by investing activities was $0.8 million for the 52-week period ended August 27, 2016 (audited) compared to $1.7 million for the 53-week period ended August 29, 2015 (unaudited). All uses related to capital expenditures for the business, which average approximately $1.0 million per year, principally for research and development equipment, IT and website investments.

Financing activities. Our net cash used by financing activities was $6.7 million for the 52-week period ended August 27, 2016 (audited) compared to $1.9 million for the 53-week period ended August 29, 2015 (unaudited). The change was driven by an increase in payments of debt in 2016.

Comparison of Results for the 35-Week Period Ended August 29, 2015 (audited) and August 30, 2014 (unaudited)

Operating activities. Our net cash provided by operating activities was $20.4 million for the 35-week period ended August 29, 2015 (audited) compared to $6.4 million for the 35-week period ended August 30, 2014 (unaudited). This increase of $14.0 million was due primarily to a decrease in our net loss as well as a favorable change in operating assets and liabilities. The favorable change in operating assets and liabilities was driven by lower accounts payable and accrued expenses due to timing of disbursements, as well as a decrease in receivables partially offset by a reduction of inventory. The changes in receivables and inventory were due to timing of sales in the month of August 2015 in connection with the change in fiscal year end.

Investing activities. Our net cash used by investing activities was $1.0 for the 35-week period ended August 29, 2015 (audited) compared to $0.2 million for the 35-week period ended August 30, 2014 (unaudited). All uses related to capital expenditures for the business, which average approximately $1 million per year, principally for research and development equipment, IT and website investments.

Financing activities. Our net cash used by financing activities was $2.2 million for the 35-week period ended August 29, 2015 (audited) compared to $5.1 million for the 35-week period ended August 30, 2014 (unaudited). The change was driven by a change in paydown of debt.

Comparison of Results for the 52-Week Period Ended December 27, 2014 (audited) and December 28, 2013 (audited)

Operating activities. Our net cash provided by operating activities was $23.5 million for the 52-week period ended December 27, 2014 compared to $21.9 million in the 52-week period ended December 28, 2013. This $1.5 million increase was due primarily to higher net income partially offset by an unfavorable change in operating assets and liabilities and the one-time write off of extinguished deferred financing fees in 2013. The unfavorable change in operating assets and liabilities was driven by a reduction in accrued interest due to the refinancing and greater accounts payable and accrued expenses due to timing of disbursements, partially offset by lower growth in receivables due to timing of sales.

Investing activities. Our net cash used in investing activities was $0.9 million for the 52-week period ended December 27, 2014 compared to $1.2 million in the 52-week period ended December 28, 2013. All uses here relate to capital expenditures for the business, which average approximately $1.0 million per year, principally for research and development equipment, IT and website investments.

Financing activities. Our net cash used in financing activities was $4.9 million for the 52-week period ended December 27, 2014 compared to a $1.7 million use in the 52-week period ended December 28, 2013. This increase in uses was due primarily to the paydown of debt in the 52-week period ended December 27, 2014 compared to the refinancing of the debt and partial distribution to shareholders in the 52-week period ended December 28, 2013.

Debt and credit facilities.  On April 3, 2013, we entered into a First Lien Credit Agreement, or First Lien, and a Second Lien Credit Agreement, or Second Lien, with Credit Suisse. The First Lien consists of a $20 million revolving line of credit and a $275 million term loan. The First Lien revolving line of credit bears interest at a rate per annum equal to LIBOR, with a floor of 1.27%, plus 5.0%, and matures on April 3, 2018. The First Lien requires quarterly principal and interests payments, bears interest at a rate per annum equal to LIBOR, with a floor of 1.27%, plus 5.0%, and matures on January 2, 2019. The First Lien also provides for an excess cash flow prepayment based on a contractual formula, payable within 120 days of the end of each fiscal year. The Second Lien consists of a $100 million term loan that requires annual interest payments, bears interest a rate per annum equal to LIBOR, with a floor of 1.27%, plus 8.5%, and matures on April 3, 2019.

Under the First Lien and Second Lien, we have granted the lenders a security interest in substantially all of our assets, including the assets of our subsidiaries and an affiliate. In addition, the First Lien and Second Lien contain various restrictions, including restrictions on the payment of dividends and other distributions to equity and warrant holders, the incurrence of debt and the provision of liens and provide for the maintenance of certain financial ratios, including a maximum net leverage ratio ranging from 4.50:1:00 to 7:00:1:00. As of August 26, 2017, we were in compliance with these covenants.

The First and Second Lien credit agreements were refunded on July 7, 2017.

In connection with the consummation of the Business Combination, we entered into a new Credit Agreement (the “New Credit Agreement”) with Barclays Bank PLC, as administrative agent, providing for (i) term loans in an aggregate principal amount of $200,000,000 (the “Term Loan”) and (ii) a revolving loan of up to $75,000,000 (including revolving loans, swingline loans and letters of credit) (the “Revolving Loan”). At our election, the interest rate per annum applicable to the loans under the New Credit Agreement will be based on a fluctuating rate of interest determined by reference to either (i) a base rate determined by reference to the higher of (a) the “prime rate,” (b) the federal funds effective rate plus 0.50% and (c) the Eurocurrency rate applicable for an interest period of one month plus 1.00%, plus an applicable margin equal to (x) 3.00%, in the case of the Term Loans, or (y) 2.00%, in the case of the Revolving Loan or (ii) a Eurocurrency rate determined by reference to LIBOR, adjusted for statutory reserve requirements, plus an applicable margin equal to (x) 4.00%, in the case of the Term Loan, or (y) 3.00%, in the case of the Revolving Loan. Borrowings under the Term Loan will be subject to a floor of 1.00% in the case of Eurocurrency loans. The applicable margin for loans under the Revolving Loan will be adjusted after the completion of our first full fiscal quarter after the closing of the Business Combination based upon our consolidated first lien net leverage ratio.

The New Credit Agreement contains a number of customary affirmative and negative covenants that, among other things, limits our ability to: incur additional indebtedness (including guaranty obligations); incur liens; engage in mergers, consolidations, liquidations and dissolutions; sell assets; pay dividends and make other payments in respect of capital stock; make acquisitions, investments, loans and advances; pay and modify the terms of certain indebtedness; engage in certain transactions with affiliates; enter into negative pledge clauses and clauses restricting subsidiary distributions; and change our line of business, in each case, subject to certain exceptions.

In connection with the New Credit Agreement, we entered into a collateral agreement in favor of the administrative agent. Pursuant to the agreement, amounts borrowed under the New Credit Agreement are secured on a first priority basis by a perfected security interest in substantially all of our tangible and intangible assets (subject to certain exceptions), including U.S. registered intellectual property and all of the capital stock of our direct and indirect wholly-owned restricted subsidiaries (limited, in the case of foreign subsidiaries, to 65% of the capital stock of first tier foreign subsidiaries).

Seasonality

We have experienced in the past, and expect to continue to experience, seasonal fluctuations in our retail sales as a result of consumer spending patterns. Historically, the months of January to May result in the greatest retail sales due to renewed consumer focus on healthy living following New Year’s Day, as well as significant customer merchandising around that time. We believe these consumer spending patterns are driven primarily by the predisposition of consumers to adjust their approach to nutrition at certain times of the year as well as the timing of our advertising linked with key customer promotion windows.

Off-Balance Sheet Arrangements

As of August 26, 2017, we had no material off-balance sheet arrangements that have or are reasonably likely to have a current or future material effect on its financial condition, changes in financial condition, income or expenses, results of operations, liquidity, capital expenditures or capital resources.

Contractual Obligations

The following table summarizes our expected material contractual payment obligations as of August 26, 2017.

	Payments due by period
Contractual Obligations ($ in thousands)	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
Long term debt obligations	$200,000	$1,500	$4,000	$4,000	$190,500
Operating leases(1)	10,340	2,294	4,372	2,861	813
Interest payments	72,368	10,737	21,270	20,725	19,636
Total	$282,708	$14,531	$29,642	$27,586	$210,949

____________

(1)      As of August 26, 2017, we are obligated under multiple non-cancelable operating leases, which continue through 2021. Rent expenses, inclusive of real estate taxes, utilities and maintenance incurred under operating leases, are included in general and administrative expenses in our consolidated statements of operations, were $0.3 million for successor period from July 7, 2017 through August 26, 2017 and $1.7 million for predecessor period from August 28, 2016 through July 6, 2017.

Critical Accounting Policies, Judgments and Estimates

General. The consolidated financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the U.S. While the majority of the Company’s revenues, expenses, assets and liabilities are not based on estimates, there are certain accounting principles that require management to make estimates regarding matters that are uncertain and susceptible to change. Critical accounting policies are defined as those policies that are reflective of significant judgments, estimates and uncertainties, which would potentially result in materially different results under different assumptions and conditions. Management regularly reviews the estimates and assumptions used in the preparation of the Company’s financial statements for reasonableness and adequacy. The following critical accounting discussion pertains to accounting policies the Company believes are most critical to the portrayal of its historical financial condition and results of operations and that require significant, difficult, subjective or complex judgments. Other companies in similar businesses may use different estimation policies and methodologies, which may impact the comparability of the Company’s financial condition, results of operations and cash flows to those of other companies.

Our significant accounting policies are discussed in Note 2. Summary of Significant Accounting Policies of our Consolidated Financial Statements in this prospectus; however, we believe the following accounting policies are critical in the preparation of our consolidated financial statements because of the judgment necessary to account for these matters and the significant estimates involved, which are susceptible to change.

Use of Estimates

The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements. Estimates also affect the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

Cash and cash equivalents consist of cash on hand, deposits available on demand, and other short-term, highly liquid investments with original maturities of three months or less. Because of the short maturity of these investments, the carrying amounts approximate their fair value.

Concentration of Credit Risk

We maintain cash balances in six financial institutions. The Company holds material cash balances in the U.S. which are insured by the Federal Deposit Insurance Corporation up to $250,000 per institution. From time to time, the Company’s balances may exceed these limits. As of August 26, 2017 and August 27, 2016, uninsured cash balances were approximately $56.1 million and $78.2 million, respectively. As a result of the acquisition of Wellness Foods, discussed in Note 3. Business Combinations, the Company has banking relationships in Canada subject to the Canadian Deposit Insurance Corporation which insures up to CAD $100,000 per institution. As of August 26, 2017, the Company had uninsured CAD $3.1 million related to Wellness Foods banking relationships. The Company believes it is not exposed to any significant credit risk on cash.

Revenue Recognition

The Company recognizes revenue from the sale of product when (i) persuasive evidence of an arrangement exists, (ii) the price is fixed or determinable, (iii) title and risk of loss pass to the customer at the time of delivery and (iv) there is reasonable assurance of collection of the sales proceeds. The Company records estimated reductions to revenue for customer programs, slotting fees and incentive offerings, including special pricing agreements, price protection, promotions and other volume-based incentives at the time the incentive is offered or at the time of revenue recognition for the underlying transaction that results in progress by the customer toward earning the incentive. Some of these incentives are recorded by estimating costs based on historical experience and expected levels of performance of the trade promotion.

Business Combinations

As discussed in detail in Note 3. Business Combinations of our Consolidated Financial Statements in this filing, on July 7, 2017, Simply Good Foods acquired the Atkins business from Roark. Roark retained a minority interest in Simply Good Foods after the transaction. The Business Combination was funded through a combination of cash, stock, and debt financing.

The Business Combination is accounted for using the acquisition method of accounting in accordance with the FASB Accounting Standards Codification (“ASC”) 805, Business Combinations (“ASC 805”). ASC 805 requires, among other things, that assets acquired and liabilities assumed be recognized at their fair values, as determined in accordance with ASC 820, Fair Value Measurements, as of the Business Combination date. Under the acquisition method of accounting, the assets acquired and liabilities assumed will be recorded at the effective time of the Business Combination at their respective fair values and added to those of Conyers Park.

ASC 805 establishes a measurement period to provide the Company with a reasonable amount of time to obtain the information necessary to identify and measure various items in a business combination and cannot extend beyond one year from the acquisition date.

Tax Receivable Arrangement

As discussed in Note 3 and Note 9, simultaneously with the closing of the Business Combination, Simply Good Foods entered into the Tax Receivable Agreement (the “TRA”). The TRA is contingent consideration and included as part of the consideration transferred in the Business Combination. The Tax Receivable Agreement

obligation is recorded at its acquisition-date fair value and classified as a liability. The Tax Receivable Agreement will generally provide for the payment by Simply Good Foods to the Selling Equity holders for certain federal, state, local and non-U.S. tax benefits deemed realized in post-closing taxable periods by Simply Good Foods, Conyers Park, Atkins and Atkins eligible subsidiaries from the use of up to $100 million of the following tax attributes: (i) net operating losses available to be carried forward as of the closing of the Business Combination; (ii) certain deductions generated by the consummation of the transactions contemplated by the Merger Agreement; and (iii) remaining depreciable tax basis from the 2003 acquisition of Atkins Nutritionals, Inc. As of August 26, 2017, the estimated fair value of these contingent payments is $25.7 million which has been recorded as a liability and represents 100% of the value of the recorded tax attributes. Subsequent changes in fair value of the contingent liability will be recognized in earnings.

Goodwill and Indefinite-Lived Intangible Assets

Goodwill and intangible assets result primarily from the Business Combination acquisitions, including the 2011 acquisition of the Company by Roark. Intangible assets primarily include brands and trademarks with indefinite lives and customer-related relationships with finite lives. Upon acquisition, the purchase price is first allocated to identifiable assets and liabilities, including customer-related intangible assets and trademarks, with any remaining purchase price recorded as goodwill.

Finite-lived intangible assets are amortized utilizing the straight-line method over their estimated useful lives. The Company reviews for impairment indicators of finite-lived intangibles and other long-lived assets as described in the “Property and Equipment” significant accounting policy.

For goodwill and other intangible assets that have indefinite lives, those assets are not amortized. Rather, impairment tests are conducted on an annual basis or more frequently if indicators of impairment are present. Goodwill is allocated to the reporting unit in which the business that created the goodwill resides. A reporting unit is an operating segment, or a business unit one level below that operating segment, for which discrete financial information is prepared and regularly reviewed by segment management. The Company has determined that it has one reporting unit for purposes of allocating goodwill.

A qualitative assessment of goodwill and indefinite-lived intangibles was performed in 2014, 2015, 2016 and 2017. Qualitative assessment includes consideration for the economic, industry and market conditions in addition to the overall financial performance of the Company and these assets. Based on the results of assessment, it was determined that it is more likely than not the reporting unit had a fair value in excess of carrying value. Accordingly, no further impairment testing was completed and no impairment charges related to goodwill or indefinite-lived intangibles were recognized during the fiscal periods ended August 26, 2017, August 27, 2016, August 29, 2015 or December 27, 2014.

Income Taxes

Income taxes include federal, state and foreign taxes currently payable and deferred taxes arising from temporary differences between income for financial reporting and income tax purposes. Deferred tax assets and liabilities are determined based on the differences between the financial statement balances and the tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the year that includes the enactment date. Valuation allowances are established when necessary to reduce deferred tax assets to amounts expected to be realized.

Share-Based Compensation

Share-based compensation is rewarded to employees, directors, and consultants of the Company. Share-based compensation expense is recognized for equity awards over the vesting period based on their grant-date fair value. The fair value of option awards is estimated at the date of grant using the Black-Scholes valuation model. The exercise price of each stock option equals or exceeds the estimated fair value of the Company’s stock price on the date of grant. Options can generally be exercised over a maximum term of ten years. Compensation expense is recognized only for equity awards expected to vest, and the Company accounts for forfeitures as they are incurred. Share based compensation expense is included within the same financial statement caption where the recipient’s other compensation is reported.

Accounts Receivable and Trade Promotions

The Company estimates the allowance for doubtful accounts based upon a review of outstanding receivables, historical collection information and fiscal strength of the customer. Normally, accounts receivable are due within 30 days after the date of the invoice. Receivables more than 90 days old are considered past due. Accounts receivable are written off when they are determined to be uncollectible. The Company’s policy for estimating allowances for doubtful accounts with respect to receivables is to record an allowance based on a historical evaluation of write-offs, aging of balances, and other quantitative and qualitative analysis. At August 26, 2017 and August 27, 2016, the allowance for doubtful accounts was $0.4 million and $0.3 million, respectively.

The Company estimates allowances to reflect commitments made to customers for customer-executed promotional activities and other incentive offerings, including special pricing agreements, price protection, promotions, and volume-based incentives, as well as damaged and aged customer inventory. These allowances are based on historical evaluations, both qualitative and quantitative, as well as the Company’s best estimate of current activity. The allowances for customer programs and other incentive offerings are recorded at the time the incentive is offered or at the time of revenue recognition for the underlying transaction that results in progress by the customer toward earning the incentive. The Company’s allowances for these commitments are recorded as a reduction to both accounts receivables and net sales. At August 26, 2017 and August 27, 2016, the allowance for these commitments was $7.8 million and $9.6 million, respectively.

Inventories

Inventories, which consist of nutrition bars, shakes, frozen meals and packaging material, are valued at the lower of cost or market, with cost determined using standard costs which approximate costs determined on the first-in, first-out method, and with market defined as the lower of replacement cost or realizable value. Inventories consist materially of finished goods.

Obsolete inventory is reserved at 50% for inventory four to six months from expiration, and 100% for items within three months of expiration. Reserves are also taken for certain products or packaging materials when it is determined their cost may not be recoverable. At August 26, 2017 and August 27, 2016, the provision for obsolete inventory was $1.0 million and $1.0 million, respectively.

As a result of the Business Combination, Simply Good Foods recorded a one-time inventory fair value step-up of $6.0 million, as determined in accordance with FASB Accounting Standards Codification (ASC) 820, Fair Value Measurements (ASC 820). Refer to Note 3. Business Combinations for additional information regarding the transaction. The one-time inventory fair value step-up impacts cost of goods sold of the successor period.

Property and Equipment

Property and equipment are stated at cost or the allocated fair value in purchase accounting, net of accumulated depreciation. The costs of additions and betterments that substantially extend the useful life of an asset are capitalized and the expenditures for ordinary repairs and maintenance are expensed in the period incurred. When items of property and equipment are sold or retired, the related costs and accumulated depreciation are removed from the accounts, and any gain or loss is included in other income.

The Company capitalizes costs of materials and consultants involved in developing its website and mobile applications for smart phones (collectively, “website development costs”). Costs incurred during the preliminary project and post-implementation stages are charged to expense. Website development costs are amortized on a straight-line basis over an estimated useful life of three years.

Amortization of capitalized website development costs expensed were $0.1 million for the successor period from July 7, 2017 through August 26, 2017 and $0.5 million for the predecessor period from August 28, 2016 through July 6, 2017, and $0.6 million, $0.3 million, and $0.8 million during the fiscal years ended August 27, 2016, August 29, 2015, and December 27, 2014, respectively.

There were no disposals of fully amortized website development costs during the successor period from July 7, 2017 through August 26, 2017 or the predecessor period from August 28, 2016 through July 6, 2017, or for the fiscal periods ending August 27, 2016, and August 29, 2015. For the fiscal year ended December 27, 2014, the total disposals of fully amortized website development costs was $1.9 million.

Leasehold improvements are amortized over the shorter of the remaining term of the lease or the useful life of the improvement utilizing the straight-line method. The Company determines whether there has been an impairment of long-lived assets, excluding goodwill and indefinite lived intangible assets, whenever events or changes in business circumstances indicate that the carrying value of any long-lived assets may not be fully recoverable. There were no indicators of impairment in the successor period from July 7, 2017 through August 26, 2017 or the predecessor period from August 28, 2016 through July 6, 2017, or the fiscal years ending August 27, 2016, August 29, 2015, and December 27, 2014.

Deferred Financing Costs and Debt Discounts

Costs incurred in obtaining long-term financing paid to parties other than creditors are considered a debt discount and are amortized over the terms of the long-term financing agreements using the effective-interest method. Amounts paid to creditors are recorded as a reduction in the proceeds received by the creditor and are considered a discount on the issuance of debt.

Research and Development Activities

The Company’s research and development activities primarily consist of generating and testing new product concepts, new flavors, and packaging and are primarily internal. The Company expenses research and development costs as incurred as they primarily relate to compensation, facility costs and purchased research and development services, materials and supplies. Research and development costs are included in general and administrative expenses in the Company’s Consolidated Statements of Operations and Comprehensive Income (Loss). The Company’s total research and development expenses were $0.4 million for the successor period from July 7, 2017 through August 26, 2017 and $1.9 million for the predecessor period from August 28, 2016 through July 6, 2017, and $2.1 million, $1.4 million, and $2.1 million for the 52-week period ended August 27, 2016, the 35-week period ended August 29, 2015, and the 52-week period ended December 27, 2014, respectively.

Foreign Currency Translation

For all foreign operations, the functional currency is the local currency. Assets and liabilities of these operations are translated into U.S. dollars using the exchange rate in effect at the end of each reporting period. Income statement accounts are translated at the average rate of exchange prevailing during each reporting period. Translation adjustments arising from the translation of these amounts are recorded as a component of Other Comprehensive Income (Loss).

Unrealized foreign currency gains and losses arising from the remeasurement of intercompany positions within the Company’s international subsidiaries are recorded as a component of other income (expense).

Advertising Costs

Production costs related to television commercials are expensed when first aired. All other advertising costs are expensed when incurred through selling and marketing. Total advertising costs were $3.8 million for the successor period from July 7, 2017 through August 26, 2017 and $26.6 million for the predecessor period from August 28, 2016 through July 6, 2017 and $27.8 million, $23.0 million, and $27.7 million for the 52-week period ended August 27, 2016, the 35-week period ended August 29, 2015, and the 52-week period ended December 27, 2014, respectively.

Production costs related to television commercials not yet aired are included in prepaid expenses in the accompanying Consolidated Balance Sheets. Production costs related to television commercials not yet aired were $1.2 million and nil at August 26, 2017 and August 27, 2016, respectively.

Shipping and Handling Costs

Costs associated with products shipped to customers are recognized in distribution in the accompanying Consolidated Statements of Operations and Comprehensive Income (Loss). The Company’s cost of sales does not include shipping and handling amounts related to the delivery to the buyer. Costs of $2.8 million for the successor period from July 7, 2017 through August 26, 2017 and $15.0 million for the predecessor period from August 28, 2016 through July 6, 2017 were recorded and $18.5 million, $11.4 million, and $19.5 million associated with products shipped to customers in the 52-week period ended August 27, 2016, the 35-week period ended August 29, 2015, and the 52-week period ended December 27, 2014, respectively.

New Accounting Pronouncements

In May 2014, the Financial Accounting Standards Board (the “FASB”) issued Accounting Standards Update (“ASU”) No. 2014-09, Revenue from Contracts with Customers. The objective of ASU No. 2014-09 is to outline a new, single comprehensive model to use in accounting for revenue arising from contracts with customers. The new revenue recognition model provides a five-step analysis for determining when and how revenue is recognized, depicting the transfer of promised goods or services to customers in an amount that reflects the consideration that is expected to be received in exchange for those goods or services. On July 9, 2015, the FASB voted to delay the implementation of ASU No. 2014-09 by one year to fiscal years and interim periods within those years beginning after December 15, 2017. An entity may elect to early adopt as of the original effective date, fiscal years and interim periods within those years beginning after December 15, 2016. In April 2016, the FASB issued ASU No. 2016-10, Revenue from Contracts with Customers, Identifying Performance Obligations and Licensing which provides additional clarification regarding identifying performance obligations and licensing. In December 2016, the FASB issued ASU No. 2016-19, 2016-20, Technical Corrections and Improvements to Topic 606, Revenue from Contracts with Customers. These ASUs will replace most existing revenue recognition guidance in GAAP and, due to the Business Combination, will be effective for the Company beginning in fiscal 2019. The standard permits the use of either the retrospective or modified retrospective (cumulative effect) transition method and the Company has not yet selected which transition method to apply.

The Company is currently evaluating recently issued guidance on practical expedients as part of the transition decision. Upon initial evaluation, the Company believes the key changes in the standard that impact revenue recognition relate to the recognition of customer programs and incentive offerings, including special pricing agreements, price protection, promotion, and other volume-based incentives. The Company is still in the process of evaluating these impacts.

In August 2014, the FASB issued ASU No. 2014-15, Presentation of Financial Statements (Subtopic 205-40) - Going Concern: Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern. ASU No. 2014-15 explicitly requires management to evaluate, at each annual or interim reporting period, whether there are conditions or events that exist which raise substantial doubt about an entity’s ability to continue as a going concern and to provide related disclosures. ASU No. 2014-15 is effective for annual periods ending after December 15, 2016, and annual and interim periods thereafter, with early adoption permitted. The Company has evaluated the adoption of this new standard on its financial statement disclosures and does not anticipate there to be an impact.

In July 2015, the FASB issued ASU No. 2015-11, Inventory (Topic 330) - Simplifying the Measurement of Inventory. The amendments clarify that an entity should measure inventory within the scope of this update at the lower of cost and net realizable value. Net realizable value is the estimated selling price in the ordinary course of business, less reasonably predictable costs of completion, disposal, and transportation. Substantial and unusual losses that result from subsequent measurement of inventory should be disclosed in the financial statements. The Company has adopted the new accounting standard in the interim period ending February 25, 2017 and no adjustments were made to the inventory balance as a result of the adoption.

In January 2016, the FASB issued ASU No. 2016-01, Financial Instruments-Overall (Subtopic 825-10). This new standard enhances the reporting model for financial instruments regarding certain aspects of recognition, measurement, presentation, and disclosure. The provisions of this ASU are effective for annual reporting periods beginning after December 15, 2017, and interim reporting periods within those annual periods. This ASU is to be applied using a cumulative-effect adjustment to the balance sheet as of the beginning of the fiscal year of adoption. This ASU is effective for the Company’s August 2018 fiscal year end. The Company does not anticipate adoption of this new standard will be material to its consolidated financial statements.

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842). The standard requires lessees to recognize the assets and liabilities that arise from leases on the balance sheet. A lessee should recognize in the statement of financial position a liability to make lease payments (the lease liability) and a right-of-use asset representing its right to use the underlying asset for the lease term. The new guidance is effective for the Company beginning in fiscal 2019. The amendments should be applied at the beginning of the earliest period presented using a modified retrospective approach with earlier application permitted as of the beginning of an interim or annual reporting period. The Company is currently evaluating the effects adoption of this guidance will have on its consolidated financial statements.

In March 2016, the FASB issued ASU No. 2016-09, Improvements to Employee Share-Based Payment Accounting. The pronouncement simplifies the accounting for income tax consequences of share-based payment transactions. The new guidance requires that all of the tax related to share-based payments be recorded in earnings at settlement (or expiration). This guidance is effective for the Company beginning in fiscal 2017. Early adoption is permitted. The Simply Good Foods Company adopted this accounting pronouncement on a prospective basis within the successor period of the financial statements.

In August 2016, the FASB issued ASU No. 2016-15, Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments. The new guidance is intended to eliminate diversity in practice in how certain cash receipts and cash payments are presented and classified in the statement of cash flows. The new standard is effective for financial statements issued for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years. Early adoption is permitted for all entities, provided that all of the amendments are adopted in the same period. The guidance requires application using a retrospective transition method. This new standard is effective for the Company starting in fiscal year 2019. The Company does not anticipate adoption of this ASU will have a material impact on its Consolidated Statement of Cash Flows.

In January 2017, the FASB issued ASU No. 2017-04, Intangibles — Goodwill and other (Topic 350): Simplifying the Test for Goodwill Impairment. The amended standard simplifies how an entity tests goodwill by eliminating Step 2 of the goodwill impairment test. The amended standard also modifies the concept of impairment from the condition that exists when the carrying amount of goodwill exceeds its implied fair value to the condition that exists when the carrying amount of a reporting unit exceeds its fair value. The new guidance is effective for the Company beginning in fiscal 2020. Early adoption is permitted for interim or annual goodwill impairment tests performed on testing dates after January 1, 2017. The Company is currently evaluating the impact of the new guidance on its goodwill impairment testing.

In January 2017, the FASB issued ASU No. 2017-01, Business Combinations (Topic 805), to assist entities with evaluating whether transactions should be accounted for as acquisitions (or disposals) of assets or businesses. The provisions of this ASU provide a more robust framework to use in determining when a set of assets and activities is a business by clarifying the requirements related to inputs, processes, and outputs. These provisions are to be applied prospectively and are effective for annual reporting periods beginning after December 15, 2017, and interim reporting periods within those annual periods. This ASU is effective for the Company’s 2019 fiscal year end. The Company does not anticipate adoption of this new standard will be material to its consolidated financial statements.

In May 2017, the FASB issued ASU No. 2017-09, Compensation — Stock Compensation (Topic 718): Scope of Modification Accounting. The amended standard specifies the modification accounting applicable to any entity which changes the terms or conditions of a share-based payment award. The new guidance is effective for all entities after December 2017. Early adoption is permitted. The Company does not anticipate adoption of this new standard will be material to its consolidated financial statements.

JOBS Act

Simply Good Foods qualifies as an “emerging growth company” pursuant to the provisions of the JOBS Act, enacted on April 5, 2012. Section 102 of the JOBS Act provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. However, Simply Good Foods is choosing to “opt out” of such extended transition period, and as a result, Simply Good Foods will comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. Simply Good Foods’ decision to opt out of the extended transition period is irrevocable.

Subject to certain conditions set forth in the JOBS Act, Simply Good Foods is not required to, among other things, (1) provide an auditor’s attestation report on our systems of internal controls over financial reporting pursuant to Section 404, (2) provide all of the compensation disclosure that may be required of non-emerging growth public companies under the Dodd-Frank Wall Street Reform and Consumer Protection Act, (3) comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (auditor discussion and analysis), and (4) disclose certain executive compensation-related items such as the correlation between executive compensation and performance and comparisons of the Chief Executive Officer’s compensation to median employee compensation. These exemptions will apply until Simply Good Foods no longer meets the requirements of being an emerging growth company. Simply Good Foods will remain an emerging growth company until the earlier of (a) the last day of the fiscal year (i) following the fifth anniversary of the completion of Conyers Park’s initial public offering, which was July 20, 2016, (ii) in which Simply Good Foods has total annual gross revenue of at least $1.0 billion or (iii) in which Simply Good Foods is deemed to be a large accelerated filer, which means the market value of its common stock that is held by non-affiliates exceeds $700 million as of the last business day of its prior second fiscal quarter, and (b) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior 3-year period.

Quantitative and Qualitative Disclosures of Market Risks

Simply Good Foods’ future income, cash flows and fair values relevant to financial instruments are dependent upon prevalent market interest rates. Market risk refers to the risk of loss from adverse changes in market prices and interest rates.

Concentration of credit risk. We maintain cash balances in six financial institutions. The balances are insured by the Federal Deposit Insurance Corporation up to $250,000 per institution. From time to time, our balances may exceed this limit. As of August 26, 2017, uninsured cash balances were approximately $56.1 million. We do not believe the Company is exposed to any significant credit risk on cash.

As of August 26, 2017, approximately 34% of gross trade accounts receivable was derived from one customer. 42% of gross sales for the successor period from July 7, 2017 through August 26, 2017, and 46% of gross sales, for the predecessor period from August 28, 2016 through July 6, 2017, were derived from the same customer.

Interest rate risk. We are subject to interest rate risk in connection with borrowing based on a variable interest rate. Derivative financial instruments, such as interest rate swap agreements and interest rate cap agreements, may be used for the purpose of managing fluctuating interest rate exposures that exist from our variable rate debt obligations that are expected to remain outstanding. Interest rate changes do not affect the market value of such debt, but could impact the amount of our interest payments, and accordingly, our future earnings and cash flows, assuming other factors are held constant.

Foreign currency risk. We are exposed to changes in currency rates as a result of its investments in foreign operations and revenue generated in currencies other than U.S. dollar. Revenue and profit generated by international operations will increase or decrease compared to prior periods as a result of changes in foreign currency exchange rates. Foreign currency risk is primarily related to operations in Canada. A 10% increase or decrease in the Canadian Dollar against the U.S. Dollar would result in less than a 1% change in net income for the pro forma 52 week period ended August 26, 2017.

Inflation. While inflation may impact Simply Good Foods’ revenue and cost of services and products, we believe the effects of inflation, if any, on its results of operations and financial condition have not been significant. However, there can be no assurance that its results of operations and financial condition will not be materially impacted by inflation in the future.

BUSINESS

Overview

Simply Good Foods is a growing developer, marketer and seller of branded nutritional foods and snacking products. Its highly-focused product portfolio consists primarily of nutrition bars, ready-to-drink (“RTD”) shakes, snacks and confectionery products marketed under the Atkins®, SimplyProtein®, Atkins Harvest Trail, and Atkins Endulge® brand names. Over the past 45 years, Atkins has become an iconic American brand that for many consumers stands for “low carb,” “low sugar” and “protein rich” nutrition. The Atkins approach focuses on a healthy nutritional approach with reduced levels of refined carbohydrates and refined sugars and encourages the consumption of lean protein, fiber, fruits, vegetables, and good fats.

In our core Atkins snacking business, we strive to offer a complete line of nutrition bars, RTD shakes and confections that satisfy hunger while providing consumers with a convenient, “better-for-you” snacking alternative. Our sales, marketing and R&D capabilities enable us to distribute products into a national customer base across the mass merchandiser, grocery and drug channels. We believe that Atkins’ broad brand recognition, depth of management talent and strong cash generation position us to continue to innovate in the Atkins brand and acquire other brands, and thereby become an industry leading snacking platform. To that end, in December 2016, Atkins completed the acquisition of Wellness Foods, Inc., a Canada-based developer, marketer and seller of the SimplyProtein® brand that is focused on protein-rich and low-sugar products, which our management believes has significant opportunity for expansion in the U.S. In addition to snacking products, Atkins entered into a license arrangement in 2014 for frozen meals sold in the U.S. by Bellisio Foods, Inc. which reduces Atkins’ GAAP net sales as products are distributed by Bellisio and are no longer shipped direct to customers.

Snacking occasions are on the rise as consumers crave convenient, healthy and delicious foods, snacks and meal replacements for their on-the-go lifestyles. Atkins’ emphasis on nutrition bars and RTD shakes positions us to capitalize on consumers’ busy schedules. We believe a number of existing and emerging consumer trends within the U.S. food and beverage industry — including increased consumption of smaller, more frequent meals throughout the day, consumers’ strong preference for convenient, “better-for-you” snacks, consumers’ greater focus on health and wellness, and consumers’ moves toward controlling carbohydrate and sugar consumption will continue to both drive the growth of the nutritional snacking category and increase the demand for Atkins’ product offerings.

Our Strengths

Powerful brand with strong consumer awareness and loyalty. We are a leading player in the fast-growing nutritional snacking category, and Atkins is one of the only brands with scale in both nutrition bars and RTD shakes. The Atkins iconic brand has 85% aided brand awareness with U.S. consumers today, based on a study conducted by Atkins in January 2016. Atkins continues to add new consumers, as demonstrated by a 6% compound annual increase in its consumer base over the past five fiscal years. Its highly-focused snacking portfolio provides us with a unique position within retailers’ nutrition and wellness aisles, resulting in meaningful shelf space. Atkins’ ability to appeal to both weight management program consumers and consumers focused on everyday nutritious eating makes it a highly attractive and strategic brand for a diverse set of retailers across various distribution channels.

Aligned with consumer mega trends. Increasing global concern about growing rates of obesity and weight-related diseases and other health issues has resulted in increased scientific, media and consumer focus on nutrition. Over 100 independent, peer reviewed, clinical studies show the benefits of controlling carbohydrates. Management believes that this focus is prompting consumers to rebalance their nutritional breakdown away from carbohydrates. In fact, 73% of consumers are seeking to lower their carbohydrate intake according to Health Focus International. Atkins brand attributes “low carb,” “low sugar” and “protein rich” nutrition, are well aligned with consumer mega trends. In addition, consumers’ eating habits are gradually shifting towards increased convenience, snacking and meal replacement. Our portfolio of convenient and nutritious products as well as our ongoing effort to meet consumer demands for “cleaner labels,” which we define as products made with fewer, simpler and more recognizable ingredients, are strategically aligned with these trends.

Scalable snacking and food platform. With the highly-recognized Atkins brand as an anchor, we have been able to grow our product offerings through our brand extensions such as Atkins Harvest Trail via acquisitions such as the December 2016 acquisition of Wellness Foods, Inc., a Canada-based developer, marketer and seller of the SimplyProtein® brand. Our in-house product development experience, combined with our outsourced manufacturing model, allow us to bring new products to market quickly. We pride ourselves on knowing our consumers and mining insights that lead to new products and ideas. We believe that we have the ability to leverage our strong relationships with our retail customers and distributors, brand building record, and category management expertise to help new products, brands and brand extensions gain distribution and consumer recognition, allowing us to continue to successfully expand our snacking platform.

Asset-light business with strong cash generation. We retain core in-house capabilities including sales and marketing, brand management, customer relationships, product development, and supply-chain know-how, while partnering with a diversified pool of contract manufacturers and distributors to execute manufacturing and distribution. Outsourcing these competencies allows us to focus our efforts on innovation, marketing and sales to strive to meet consumer demands. Our lean infrastructure allows for significant flexibility and speed-to-market and minimal capital investment, which translates into consistent and robust free cash flow generation over time, driven by strong gross margins.

Experienced leadership team. Simply Good Foods has an experienced team of industry veterans with extensive experience across multiple branded consumer products, food and nutrition categories. For example, our Chief Executive Officer, Joseph Scalzo, has significant experience operating packaged foods businesses, having served in various leadership roles at Dean Foods, WhiteWave Foods, The Gillette Company, The Coca-Cola Company, and The Procter & Gamble Company. Simply Good Foods’ extensive experience is complemented by the significant industry expertise of James Kilts, the former Chief Executive Officer of The Gillette Company and Nabisco, and former President of Kraft USA and Oscar Mayer, and David West, the former Chief Executive Officer of Big Heart Pet Brands and The Hershey Company. Our management team’s deep expertise and proven track record in managing brands and operating packaged food businesses is a key driver of our success and positions Simply Good Foods as an attractive vehicle for future long-term growth within the snacking space and broader food category.

Our Strategies

Continue our advocacy, education and activation for core program consumers. Consumers who purchase Atkins’ products have shown a strong affinity for the brand as evidenced by a relatively high level of servings per buyer, per year. Historically, our core target consumer base has consisted of individuals participating in branded weight management programs. These consumers are our most loyal, profitable and frequent purchasers. We believe that social media is a cost-effective way of continuing to attract and retain these core consumers. We expect that the recently improved website and mobile application will continue to attract core consumers, including millennials, to our products. Our marketing strategy also uses television and print behind our new celebrity spokeswoman Lauren Alaina and the “Today’s Atkins” campaign. We believe that our ongoing efforts to educate consumers about the benefits of a lower carbohydrate lifestyle will further reinforce the brand to core consumers who are focused on a programmatic approach to weight management.

Further develop marketing strategy to reach self-directed low carbohydrate consumers. We intent to continue to make focused changes to our approach to consumer outreach. According to the Information Resources, Inc. (“IRI”) Study, over 50% of current consumers are self-directed eaters (not on a program diet) who buy and consume our products, despite the fact that historically, Atkins’ marketing and advertising have not been targeted towards them. Based on a study we conducted in January 2016, we believe that the addressable market for our products is expandable from approximately 8 million low carbohydrate, program weight management consumers to approximately 46 million consumers, including individuals focused on self-directed weight management and those who have adopted a low carbohydrate approach to eating unrelated to weight management. Management expects that the brand’s redesigned marketing and advertising, such as our food-focused television advertising, will be effective at reaching the large addressable market of self-directed low carbohydrate consumers. Additionally, social media continues to be an important component of our marketing tools and we have an active and growing presence on key social channels such as Facebook, Instagram, and Twitter. During the 52-week period ended August 26, 2017, Atkins had approximately 10 million new visitors to its website, www.atkins.com.

Innovate and expand the portfolio of product offerings to meet consumer demands for “cleaner labels,” higher protein products and new product forms. Management expects that our ongoing efforts to meet consumer demands for “cleaner labels,” which we define as products made with fewer, simpler and more recognizable ingredients, will be effective at reaching self-directed low carbohydrate consumers, who are focused on weight management as part of overall health, wellness and “clean eating.” Management is committed to continually finding new and innovative formulations to reduce the number of product ingredients, as well as using “better for you” ingredients like nuts, fiber and whey protein in its existing products, while maintaining and improving taste and quality. In addition, we intend to continue to enhance, strengthen and expand our product offerings with new and innovative flavors and forms, simple ingredients and packaging alternatives, all while maintaining a commitment to delivering products that meet our nutritional profile and provide the convenience that consumers crave. Our in-house research and development laboratory allows us to develop new products internally and bring them to market quickly through our contract manufacturing network without diverging from high standards of taste, quality, safety and nutritional content. Additionally, we believe we will be able to meet consumer demands through merger and acquisition transactions, such as the December 2016 acquisition of Wellness Foods, Inc., a Canada-based developer, marketer and seller of the SimplyProtein® brand that is focused on “cleaner label,” protein-rich, and low-sugar products, which our management believes has significant opportunity for expansion in the U.S.

Expand distribution in white space opportunities. In the 52-week period ended August 26, 2017, over 80% of Atkins’ gross sales were through the mass retailer and grocery distribution channels. Management team believes there is opportunity for the brand to further penetrate other distribution channels such as convenience and club stores. Management also believes that the development of the SimplyProtein® brand will allow us to expand distribution into the natural and specialty channel. In addition, while shoppers have become heavy consumers of e-commerce purchases generally, only approximately 3% of Atkins’ gross sales for the pro forma combined 52-week period ended August 26, 2017 were through its e-commerce channel. We intend to leverage our brand recognition to further develop the distribution channels through which it reaches consumers, including through the expansion of the e-commerce channel.

Leverage platform to expand in attractive food and snacking categories. Management believes the fragmented snacking category presents a substantial opportunity for consolidation and the opportunity to build, through disciplined acquisitions, a leading platform in the snacking space and broader food category. As a leader in nutritious snacking, we believe we have the unique capability to leverage our operating platform and customer relationships to expand beyond the Atkins brand. Our experienced management team has deep expertise in brand building to expand the business into additional brands and products in the snacking segment. Simply Good Foods is actively seeking to identify and evaluate new acquisition opportunities to complement the Atkins platform, and sees significant opportunity for growth and synergies in complementary adjacent snacking categories such as the “better-for-you” eating space.

Our Goals

Our goals for the Atkins and Simply Protein brands is to improve global health by persistently and consistently becoming how a healthier world eats. To make this vision a reality, we strive to embed our brand as a part of everyday life through advocacy, education, and innovation. For over 45 years, Atkins has become an iconic American brand that for many consumers stands for “low carb,” “low sugar” and “protein rich” nutrition. Our vision and mission, coupled with our belief that today’s consumer is looking for sustainable, healthy long-term habits, has inspired our focus on nutritional snacking. We believe that wellbeing is not just about weight loss or quick results, but also about a healthier approach to eating.

Our convenient snacking portfolio specializes in low-sugar, protein rich and higher fiber nutrition bars, RTD shakes and confections. Simply Good Foods currently markets products under the Atkins®, SimplyProtein®, Atkins Harvest Trail, and Atkins Endulge® brand names. Atkins has significant brand recognition, with 85% aided brand awareness among U.S. consumers, based on a study conducted by Atkins in January 2016.

Our Approach to Healthy Living and Healthy Weight

Over 100 independent, peer reviewed, clinical studies support that eating the right foods can improve health, not only in terms of weight management, but also in terms of related chronic issues like diabetes and certain heart conditions. We believe that we offer a balanced approach to nutrition that can result in better health.

Dr. Robert Atkins, a well-known cardiologist, discovered the beneficial effects on his patients of a low carbohydrate nutritional regimen and helped refine the understanding of human nutrition and its link to health. More people are recognizing that Atkins is the foundation of the new convention of eating right, and that the old convention of eating excess carbohydrates and sugar has actually contributed to global obesity. Dr. Atkins limited his patients’ intake of sugar and carbohydrates not only for the weight management benefits, but also because of the numerous other health benefits to his patients. While calorie control plays some role in wellness, studies show that it can be far more important to know what the body does with food and its components. We believe that controlling the things that the human body turns into sugar is the single biggest factor in eating right. When there is too much sugar and too many carbohydrates (which the body also turns into sugar) in the bloodstream, the body stores them as fats. Many people do not know that starchy carbohydrates such as breads, pasta, cereal, rice and potatoes are really just complex sugars. One quarter cup of raisins is equivalent to 9.3 teaspoons of sugar and 1 oz. of pretzels is equivalent to 6.6 teaspoons of sugar. We believe that eating proteins and good fats and controlling carbohydrate consumption are the most important parts of eating right. We believe the old conventional wisdom of fewer calories, no matter how many of them are sugars, is unhealthy because eating sugar can flood the body with too much of the wrong kind of fuel, whereas our approach aims to satisfy the body while creating greater energy, higher metabolism and less stored fat. The human body works better with the right fuel.

Our Products

Core Products

Our core products consist of nutrition bars, RTD shakes and confections under the Atkins brand.

Nutrition Bars. To keep on-the-go consumers energized and fueled, our nutrition bars offer a convenient and effective solution, providing consumers with protein, fiber and a delicious taste. Atkins offers three main types of nutrition bars: Atkins Harvest Trail Bars, Atkins Meal Bars and Atkins Snack Bars. Atkins Harvest Trail Bars contain 8 grams of protein and 9 to 10 grams of fiber, and are available in a variety of flavors, including blueberry vanilla and almond, dark chocolate sea salt caramel and coconut almond. With 2 to 4 grams of net carbs, Atkins Meal Bars contain 13 to 17 grams of protein, and are available in 13 different flavors. With 2 to 7 grams of net carbs, Atkins Snacks contain 5 to 12 grams of protein. Atkins offers 14 varieties of Atkins Snack bars.

To add to Atkins’ portfolio of nutrition bars and snacks, in December 2016 we acquired Wellness Foods, Inc. a Canada-based company which owns the SimplyProtein® brand and offers a variety of protein-based snacks, including bars, chips and crunches.

RTD Shakes.  Our rich and creamy Atkins RTD shakes contain 10 to 15 grams of protein, as well as other important vitamins and minerals. Available in a variety of flavors, including cookies and crème, café caramel and creamy chocolate, RTD shakes are made with high quality ingredients and are designed to provide energy balance through the day. We are also preparing to launch a RTD shake with 30 grams of protein, which we believe will satisfy consumers seeking higher protein content.

Confections. We believe our Atkins Endulge® line, which is designed to satisfy consumers’ sweet cravings and which we call Treats, consists of delicious desserts without all of the added sugar. Atkins offers 13 different Treats, such as peanut butter cups and pecan caramel clusters, each with only 1 gram of sugar or less and low net carbs, providing consumers with the option to indulge.

Other Products

Through third-party partnerships, we offer complementary Atkins branded products, including frozen meals, home delivery meals and meal kits.

Licensed Frozen Meals. Atkins signed a renewable seven-year license agreement with Bellisio Foods, Inc., or Bellisio, effective September 1, 2016, to license its frozen meals business. Bellisio manufactures, distributes, markets, promotes and sells Atkins frozen food products under the Atkins licensed mark. These products include Atkins branded frozen breakfasts, lunches and dinners, which can be found in grocery stores, wholesale clubs and other retailers in the United States. With a large selection of meal types, including but not limited to burritos, pizzas, breakfast bowls and more, frozen meal options serve as what we believe is a great way to learn the basics of protein rich, low-carbohydrate and low-sugar eating in a simple, convenient and delicious way. The scope of the license includes all frozen meals, frozen snacks and frozen desserts across all retail channels (excluding online), in the U.S., Canada and Mexico.

Recipes, Home Delivery and Meal Kits. We offer over 1,600 protein rich, low-carbohydrate and low-sugar recipes designed to help consumers achieve and maintain a healthy lifestyle, while still enjoying delicious food. In addition to the recipes available on the Atkins website, we have teamed with Chef’d LLC, or Chef’d, to deliver fresh low-carbohydrate and low-sugar ready-to-cook recipes and ingredients directly to consumers’ doors — taking the guesswork out of prepping, planning and shopping. We also offer online one-week meal kits based around nutrition bars, RTD shakes and frozen meals, which are delivered directly to consumers’ doors.

Marketing, Advertising and Consumer Outreach

Simply Good Foods believes advocacy and education are key foundations of our approach to growth. By increasing consumer awareness about the benefits of adopting a low-carbohydrate approach to healthy eating, we are able to capture a larger audience, and spread our message about the benefits of a low-carbohydrate approach to healthy living. Accordingly, we have structured our marketing and advertising not only to promote our products, but also to educate consumers, including through community and school health education programs.

Target Demographics

Atkins has built a large consumer following, with its weight management consumer forming the core of a much larger group of consumers looking for a more nutritious lifestyle. These consumers are an important foundation for our business. They are loyal, profitable and frequent purchasers of Atkins’ products. Beyond this group, we believe that there is significant opportunity to expand Atkins’ marketing, education and products to consumers who are not necessarily looking for a weight loss plan, but rather are focused more generally on long-term low-carbohydrate healthy living. We refer to these consumers as self-directed low-carb consumers.

We believe our brand is uniquely positioned to capture both branded program consumers and self-directed low-carb consumers, and as part of our growth initiatives, we direct our marketing and advertising efforts to capitalize on this significant incremental opportunity.

Branded Program Consumers. We identify branded program consumers as those consumers open to a weight-management program. These consumers are typically of the belief that Atkins’ nutritional approach is effective, that Atkins’ food products generally make them less hungry than other approaches, and that Atkins’ snacks are an effective way to facilitate weight management. Our primary message to these consumers is that our products and snacks enable weight management while still allowing consumers to maintain a sustainable and satisfying lifestyle. Atkins emphasizes to these consumers the emotional benefits of healthy living — increased energy, strength and self-esteem — and the simplicity and healthiness of its program.

Self-Directed Low-Carb Consumers. We identify self-directed low-carb consumers as those consumers not interested in a directed, programmatic approach to weight management, but who rather are interested in low-carbohydrate and low-sugar principles. These consumers are generally of the view that lowering carbohydrate and sugar intake is a better, healthier way to eat and should result in weight loss and maintenance. Our primary message to these consumers is that we offer delicious low-carbohydrate food options to provide better choices for snacking and meals. Atkins emphasizes appetite appeal and a more generalized theme of controlling carbohydrate and sugar consumption rather than weight management.

Education and Consumer Knowledge

We believe the first step in expanding our consumer base and growing our business is educating consumers on the benefits of the Atkins approach to eating and teaching them how to make smarter food choices. In order to facilitate awareness of the health benefits of a low-carbohydrate, low-sugar and protein rich eating approach and spread knowledge of what we believe are the dangers of a carbohydrate rich diet, we have established a variety of marketing and advertising strategies to connect with consumers, including digital marketing and social media platforms, television advertising, celebrity endorsements and free online consumer tracking, management and facilitation tools. We find that the more consumers know about the science behind the Atkins approach to nutritious eating, the more likely they are to rebalance their nutrition away from carbohydrates.

Digital Marketing and Social Media

We dedicate a sizeable portion of our marketing and advertising spend to digital marketing channels. We maintain a registered domain at www.atkins.com, which serves as the primary source of information regarding Atkins’ products. In fiscal 2017, Atkins had approximately 10 million new visitors to its website, based on internal tracking. The Atkins website is used as a platform for consumer testimonials and success stories, and as a means to communicate simple nutrition choices that we believe can deliver a healthy holistic lifestyle and sustainable weight management.

We extensively use social media platforms for online collaboration like iPhone and Android smartphone apps, Facebook, Instagram, and Twitter. These platforms are fundamentally changing the way we engage with our consumers and allow Atkins to directly reach desirable target demographics such as millennials. Here are a few examples of how Atkins uses social media to connect with our consumers and promote healthy lifestyles:

Facebook. We maintain an Atkins Facebook page, which we use to facilitate consumer services, distribute brand information and news, and publish videos and pictures promoting the brand. We also conduct regular contests and giveaways. As of October 2017, Atkins had approximately 690,000 Facebook followers.

Instagram.  We maintain an Atkins Instagram account, @atkinsnutritionals, which we use as motivational, inspirational and aspirational publishing, and as an authentic representation of low-carb lifestyles. We frequently publish consumer success stories, and conduct regular contests for our consumers. As of October 2017, Atkins had approximately 45,000 Instagram followers.

Twitter.  We maintain an active Atkins Twitter account, @atkinsinsider, which we use to disseminate trending news and information, as well as to publish short format tips, tricks and hacks. We also engage in celebrity chats, and conducts regular contests for our consumers. As of October 2017, Atkins had approximately 30,000 Twitter followers.

Celebrity Endorsements

We utilize celebrity partnerships to increase consumer awareness of our products and serve as real-life motivational and inspirational success stories. Between 2015 and 2017, we partnered with Alyssa Milano, co-host of “Project Runway All Stars,” to serve as our official celebrity spokesperson. Atkins has also partnered with other celebrities, such as Lauren Alaina, who publicly attribute their weight loss to Atkins’ products and programs. By actively supporting Atkins’ products and nutritional approach, these celebrities serve as a valuable resource contemporizing the Atkins brand, educating consumers, encouraging them to learn more about Atkins, and building brand awareness.

Television Advertising

In addition to digital marketing and social media, we also engage in traditional advertising through television. Atkins specifically uses television as a means to encourage more consumers to learn about Atkins, share success stories and increase consumer awareness regarding the benefits of low-carbohydrate and low-sugar eating approaches. In the pro forma combined 52-week period ended August 26, 2017, approximately 24% of Atkins’ U.S. selling and marketing expenses were spent on television advertising.

Atkins’ Tools

We maintain a dynamic arsenal of educational, nutritional and weight management tools, including a mobile app and tracker, carb counter, meal plans and shopping lists. We also maintain discussion boards and groups on the Atkins website and social media platforms to keep our consumers inspired, motivated, connected and informed.

Mobile App. The Atkins mobile app allows consumers to search, track and plan their meals on their mobile phone or tablet. The app includes a comprehensive food search, which helps consumers find nutritional information for grocery items, restaurant meals, and Atkins-friendly recipes and products. The recently upgraded meal tracker allows consumers to track net carbs consumed based on their specific program. The progress tracker allows consumers to record their weight, body measurements and exercise to track weight loss to date and proximity to their goal weight. In addition, the mobile app includes over 1,000 recipes, making it simple to find and prepare low-carbohydrate and low-sugar meals.

Carb Counter. On Atkins’ website, Atkins offers a user-friendly guide to count carbohydrates. The Carb Counter tracks hundreds of different foods to assist consumers in tracking their daily carb intake. Specifically, the Carb Counter focuses on net carbs that impact blood sugar.

Meal Plans & Shopping Lists. Whether looking to cook or preferring grab-and-go, Atkins offers meal plans that fit a plethora of lifestyles. These meal plans are easily downloaded from Atkins’ website. These meal plans outline what consumers should eat throughout the day, including snacks.

Discussion Boards and Groups. Atkins maintains discussion boards on its website so that its consumers can connect with Atkins professionals and other members of the Atkins community. The discussion boards allow consumers to engage with Atkins professionals to receive advice and encouragement. Groups, also available on the website, facilitate support and encouragement among consumers and allow them to connect with one another and share their interests and goals. There are over 100 groups that a consumer may join, such as “Vegetarians on Atkins,” “Atkins Newbies” and “Continuing to Lose Weight”. A consumer may even start his or her own group.

Product Innovation

A portion of our sales is driven by new products, and as a result, we believe innovation is, and will continue to be, an important component of our business. We take a deliberate approach to new product development, focusing on enhancing existing products, innovating flavor and form varieties and expanding into adjacent snacking products. Our innovation model is designed to respond to competitive demands, with a primary focus on enhancing the quality and flavor of our products while simplifying composition and reducing the number of ingredients to meet consumer demands for cleaner labels.

Our innovation strategy is based on ongoing research into consumers’ healthy lifestyle and nutritional needs. We pride ourselves on knowing our consumers and developing products that meet their needs. Management believes that an important component of these nutritional needs is a focus on evolving current products and creating new products with cleaner and fewer ingredients. Accordingly, we are committed to continually finding new and innovative formulations to reduce the number of ingredients in our products, as well as using “better-for-you” ingredients like nuts, fiber and whey protein, while continually improving taste and quality.

We maintain an in-house research and development team as well as market research and consumer insight capabilities. Through our research and development lab in Louisville, Colorado, we control the brand’s innovations and product formulations from the ground up. By developing new products, prototypes and adjacencies in-house, we facilitate our core competencies in product innovation, and enhance our speed to market.

In addition, as part of our innovation process, we collaborate with nationally recognized third-party flavor houses and product development firms for new product development and then conduct our own proprietary consumer research to identify and improve upon new product concepts. We plan to continue to conduct extensive consumer research in order to develop successful new products including product flavor and concept testing, marketing and trend analyses and consumer prototype testing.

Management also believes the fragmented snacking category presents a substantial opportunity for consolidation and the opportunity to build, through disciplined acquisitions, a leading platform in the snacking space and broader food category. As a leader in nutritious snacking, management believes we have the unique capability to leverage our operating platform and customer relationships to expand beyond the Atkins brand. Our experienced management team has deep expertise in brand building to expand the business into additional brands and products in the snacking segment. Simply Good Foods is actively seeking to identify and evaluate new acquisition opportunities to complement the Atkins platform, and sees significant opportunity for growth and synergies in complementary adjacent snacking categories such as sports/active and adult nutritional snacks, salty snacks and protein snacks, as well as in the “better-for-you” eating space.

Intellectual Property

We own numerous domestic and international trademarks and other proprietary rights that are important to our business. Depending upon the jurisdiction, trademarks are valid as long as they are used in the regular course of trade and/or their registrations are properly maintained. We believe the protection of our trademarks, copyrights, patents, domain names, trade dress, and trade secrets are important to our success. We aggressively protect our intellectual property rights by relying on a combination of watch services and trademark, copyright, patent, trade dress and trade secret laws, and through the domain name dispute resolution system. Atkins domain name is www.atkins.com, which trafficked approximately 10 million new visitors in 2017 based on internal estimates.

We also own virtually all of the recipes and specifications to our products.

Competition

We compete primarily with nutritional snacking brands in large retail environments. The nutritional snacking industry is competitive, and includes a number of diverse competitors.

Our identified competitors include, but are not limited to, CLIF Bar, KIND bars, Special K, Slimfast, Muscle Milk, Premier Nutrition, Quest Nutrition and thinkThin.

We believe that the principal competitive factors in the nutritional snacking and weight management industries are:

•         ingredients;

•         taste;

•         low-carbohydrate, low-sugar, protein rich versus other nutritional approaches;

•         convenience;

•         brand awareness and loyalty among consumers;

•         media spending;

•         product variety and packaging;

•         access to retailer shelf space;

•         access to Walmart retail locations, a significant customer generating more than 40% of sales.

We believe that we currently compete effectively with respect to each of these factors. However, a number of companies in the nutritional snaking and weight management industry have greater financial resources, more comprehensive product lines, broader market presence, longer standing relationships with distributors and suppliers, longer operating histories, greater distribution capabilities, stronger brand recognition and greater marketing resources than we have.

Supply Chain

We operate an asset-light business model. For the manufacture of our products, we subcontract with contract manufacturers, and as a result our operations are highly flexible and require minimal capital expenditure. The supply chain for our International Business also uses exclusively contract manufacturers, and is completely separate from the North American Supply Chain, which is described below.

Our products are shipped directly to one central warehouse, which is a leased warehouse managed by a third-party logistics provider who then distributes products to customer distribution centers. In addition, our use of demand forecasting and vendor-managed inventory systems enable us to meet shipping demands, ensure timely delivery of orders and offer service levels to our customers.

Sourcing. The principal ingredients to manufacture our products include soy, nuts, dairy, and chocolate coating. Our packaging supplies consist of flexible film, cartons, tetra paper, and corrugate. All of our core ingredients are purchased according to rigorous standards to assure food quality and safety. These core ingredients are generally available in adequate quantities from suppliers. We visit with major suppliers to source competitively priced, quality ingredients that meet our standards. We manage actively the cost of some ingredients including milk protein concentrate, chocolate coatings, some nuts, soy crisps and liquid soy.

Manufacturing. We rely on contract manufacturers to manufacture our products. The contract manufacturers schedule and purchase ingredient inventory independently, according to parameters set in their contracts. Outsourcing allows us to operate an asset-light business model and focus our efforts on innovation, marketing and sales. Our contract manufacturers are regularly audited by third parties and are required to follow rigorous food safety guidelines. We believe our contract manufacturers have the capacity to meet our current and near-term supply needs. We have multiple contract manufacturers for our ready-to-drink shakes and nutrition bars, snacks and treats. We monitor capacity and performance of our manufacturing partners and will qualify alternate suppliers as needed. We receive finished products from our contract manufacturers, which includes all packaging and ingredients used, as well as an agreed-upon tolling charge for each item produced. These finished products are then shipped directly to our distribution center in Greenfield, Indiana.

Storage. We have one leased distribution center in Greenfield, Indiana, referred to as the Distribution Center, where we store all finished goods. The Distribution Center has approximately 423,000 square feet of floor space.

Distribution. Our logistics provider distributes the finished goods through regional truckloads, which first flow through regional terminals. At the terminals, our orders are consolidated with other customer orders. The finished goods are then distributed to retailer distribution centers. The regular weekly shipments and consolidation have diminished our costs. We manage over 45% of outgoing volume by writing our own orders to retailer distribution centers and maintaining agreed Finished Goods inventory levels.

Retailers. We have a wide variety of customers across the mass, food, club, drug and e-commerce channels. Besides Walmart Stores, Inc., our largest customer representing approximately 42% of sales of Simply Good Foods, no other customer represents more than 10% of sales.

E-Commerce. We aim to ensure that our consumers may access our brand in the way that best suits their lifestyles by offering home delivery of Atkins’ snacking products and meal kits and Chef’d fresh meals. We sell our products on Atkins.com as well as Amazon.com. Atkins’ meal kits are delivered directly to consumers’ homes and are convenient for those who are too busy to cook. Further, Atkins has a licensing agreement with Chef’d, pursuant to which we have licensed the Atkins brand name and certain Atkins recipes to Chef’d. Currently utilizing 25 Atkins recipes, Chef’d delivers fresh ingredient recipes to consumers’ homes for fresh home preparation.

Food Safety and Quality. Food safety and quality is a top priority and we dedicate substantial resources to ensure that consumers receive safe, high quality food products. Our products are manufactured in facilities that have programs and controls in place regarding consistent quality and food safety. Product attributes, such as taste, aroma, texture and appearance are regularly monitored. Good Manufacturing Practices, or GMP, and comprehensive Food Safety programs are designed to produce a safe, wholesome product. Our suppliers are required to have equally robust processes in place and confirm their compliance with product specifications with Letters of Guaranty and Certificates of Analysis for shipments of core ingredients to be used in our products. Finally, random samples of finished goods are sent regularly to a third-party laboratory for testing.

International

Our products are sold in North America and 65 countries globally. Our top international sales are in Australia/New Zealand and the United Kingdom. For the pro forma 52-week period ended August 26, 2017, international net sales represented approximately 7% of total net sales. Our international supply chain is self-sufficient and run by a lean team solely focused on international operations. Similar to U.S. operations, international operations utilize contract manufacturers for products, and distributors for distributions and sales.

Atkins’ History

Dr. Robert Atkins was a cardiologist who discovered that by controlling carbohydrate consumption in his patients, he could improve their health and lower their weight. In 1972, Dr. Robert Atkins published a book, Dr. Atkins’ Diet Revolution, and became famous as a diet doctor. He also founded a company, Atkins Nutritionals, to make food products that were consistent with his approach to nutrition. In the 1980s and 1990s, Atkins was a doctor-founded diet brand. In 2003, Atkins was acquired from its founders by Parthenon and Goldman Sachs Capital Partners. In the early 2000s, in the midst of the low carb diet craze, the Atkins diet was the most popular diet in the U.S., with one in two adults claiming they were using Atkins for weight loss. The strategy pursued by management at that time was to proliferate the brand into numerous categories within the grocery store. Atkins launched over 1,100 SKUs in categories such as bread, macaroni and cheese, ice cream, barbecue sauce, vitamin pills, and supplements ─ categories well beyond Atkins’ core snacking business. As the low carb diet craze faded, those new products did not sell well and Atkins filed for bankruptcy in 2005. Atkins re-emerged from bankruptcy in 2006, and was subsequently acquired by North Castle Partners in 2007. Atkins repositioned the business based on two strategies: a focus on core, programmatic weight loss consumers, and a focus on healthy snacking. Roark Capital Group (“Roark”) acquired Atkins in 2010. Atkins positioned the brand to consumers as a balanced approach to weight loss and upgraded the snacking products to improve taste and expand flavor variety. Supported by increased levels of marketing spending, those strategies resulted in eight consecutive years of U.S. Multi-Outlet Retail Sales growth. In 2016, Atkins evolved its strategy to continue to target consumers focused on a programmatic approach to weight loss, while adding a new target consumer: self-directed low carbohydrate consumers, who prefer a self-directed, rather than programmatic, approach to nutrition. Over the past year, Atkins has purposefully and thoughtfully broadened the brand, positioning toward a healthier approach to eating, while focusing on the core snacking business.

Seasonality

We have experienced in the past, and expect to continue to experience, seasonal fluctuations in our retail sales as a result of consumer and customer spending patterns. Historically, the months of January to May result in the greatest retail sales due to renewed consumer focus on healthy living following New Year’s Day, as well as significant customer merchandising around that time. We believe these consumer spending patterns are driven primarily by the predisposition of consumers to adjust their approach to nutrition at certain times of the year as well as the timing of advertising linked with key customer promotion windows.

Intellectual Property

We are continually developing new recipes and products. Capitalized proprietary recipes and formulas are amortized over a seven year useful life. We primarily rely on a combination of trademarks, copyrights, trade secrets, confidentiality procedures and contractual provisions to protect our intellectual property rights. Despite these protections, it may be possible for unauthorized parties to copy, obtain or use certain of this property.

Research and Development. Our research and development activities primarily consist of generating and testing new product concepts, new flavors, and packaging and are primarily internal. The Company expenses research and development costs as incurred as they primarily relate to compensation, facility costs and purchased research and development services, materials and supplies. Research and development costs are included in general and administrative expenses in our Consolidated Statements of Operations and Comprehensive Income (Loss). Our total research and development expenses were $0.4 million for the successor period from July 7, 2017 through August 26, 2017 and $1.9 million for the predecessor period from August 28, 2016 through July 6, 2017, and $2.1 million, $1.4 million, and $2.1 million for the 52-week period ended August 27, 2016, the 35-week period ended August 29, 2015, and the 52-week period ended December 27, 2014, respectively.

Segments

Our business is organized around one reportable segment that sells its branded nutritional foods and snacking products designed around the nutrition principles of the Atkins eating approach, which is based on our go-to-market strategies, the objectives of the business and how our chief decision maker, the CEO, monitors operating performance and allocates resources. See Note 16 to our consolidated financial statements included in Item 8. “Financial Statements and Supplementary Data” of this Report.

Employees

As of August 26, 2017, we had 145 employees, including international employees. None of the U.S. employees are represented by a labor union or are covered by a collective bargaining agreement, and we believe that we have good relations with our employees.

Properties

The corporate headquarters is located at 1050 17th Street, Suite 1500, Denver, CO 80265. We lease the property for this corporate office, which occupies approximately 19,000 square feet. In addition, we lease other office space and storage space including in Louisville, Colorado, and offices in foreign countries including the Netherlands and United Kingdom to support key international operations. The Company also leases the Distribution Center in Greenfield, Indiana, which has approximately 423,000 square feet of floor space. With the acquisition of Wellness Foods, we also lease office space in Toronto, Canada.

Regulation and Compliance

Along with contract manufacturers, brokers, distributors and ingredients and packaging suppliers, Simply Good Foods is subject to laws and regulations in the United States promulgated by federal, state and local government authorities. In the United States, the federal agencies governing the manufacture, distribution and advertising of products including, among others, the U.S. Federal Trade Commission (“FTC”), the U.S. Food and Drug Administration(“FDA”), the United States Department of Agriculture (“USDA”), the U.S. Environmental Protection Agency and the Occupational Safety and Health Administration and similar state and local agencies. Under various statutes, these agencies, among other things, prescribe the requirements and establish the standards for quality and safety and regulate marketing and advertising to consumers. Certain of these agencies, in certain circumstances, must not only approve products, but also review the manufacturing processes and facilities used to produce these products before they can be marketed in the United States.

Simply Good Foods is subject to labor and employment laws, laws governing advertising, privacy laws, safety regulations and other laws, including consumer protection regulations that regulate retailers or govern the promotion and sale of merchandise. Our operations, and those of our contract manufacturers, distributors and suppliers, also are subject to various laws and regulations relating to environmental protection and worker health and safety matters. We continue to monitor their development and our compliance.

Food-Related Regulations. As a manufacturer and distributor of food products, we are subject to a number of food-related regulations, including the Federal Food, Drug and Cosmetic Act and regulations promulgated thereunder by the FDA. This comprehensive regulatory framework governs the manufacture (including composition and ingredients), labeling, packaging and safety of food in the United States. The FDA:

•         regulates manufacturing practices for foods through its current good manufacturing practices regulations;

•         specifies the standards of identity for certain foods, including many of the products we sell; and

•         prescribes the format and content of certain information required to appear on food product labels

We are also subject to the Food Safety Modernization Act of 2011, which, among other things, mandates that the FDA adopt preventative controls to be implemented by food facilities in order to minimize or prevent hazards to food safety. In addition, the FDA enforces the Public Health Service Act and regulations issued thereunder, which authorizes regulatory activity necessary to prevent the introduction, transmission or spread of communicable diseases. We are subject to numerous other federal, state and local regulations involving such matters as the licensing and registration of manufacturing facilities, enforcement by government health agencies of standards for our products, inspection of our facilities and regulation of our trade practices in connection with the sale of food products.

Environmental Regulations. We are subject to various state and federal environmental laws, regulations and directives, including the Food Quality Protection Act of 1996, the Clean Air Act, the Clean Water Act, the Resource Conservation and Recovery Act, the Federal Insecticide, Fungicide and Rodenticide Act and the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended.

We believe that we are in material compliance with the environmental regulations applicable to our business. We do not expect the cost of our continued compliance to have a material impact on our capital expenditures, earnings, cash flows or competitive position in the foreseeable future. In addition, any asset retirement obligations are not material.

Labeling Regulations. We are subject to various labeling requirements with respect to our products at the federal, state and local levels. At the federal level, the FDA has authority to review product labeling, and the U.S. Federal Trade Commission (“FTC”) may review labeling and advertising materials, including online and television advertisements, to determine if advertising materials are misleading. We are also subject to various state and local consumer protection laws. We believe we are in material compliance with all labeling laws and regulations applicable to our business.

MANAGEMENT

The following table provides information regarding our executive officers and directors, including their ages, as of November 15, 2017:

Name	Age	Position
Joseph E. Scalzo(a)	59	Chief Executive Officer, President and Director
Todd Cunfer	53	Chief Financial Officer
Annita M. Menogan	63	Vice President, General Counsel and Secretary
C. Scott Parker	61	Chief Marketing Officer
Hanno E. Holm	46	Vice President and Chief Operations Officer
Jill Short Clark	49	Chief Customer Officer
Timothy A. Matthews	38	Vice President, Controller and Chief Accounting Officer
James M. Kilts(c)	69	Chairman of the Board of Directors
David J. West(c)	54	Executive Vice Chairman of the Board of Directors
Brian K. Ratzan(c)	47	Director
Clayton C. Daley, Jr.(b)	66	Director
Nomi P. Ghez(b)	71	Director
James E. Healey(b)	76	Director
Robert G. Montgomery(a)	64	Director
Arvin “Rick” Kash(a)	75	Director
Richard T. Laube(c)	61	Director

____________

(a)      Class I director (to serve until the first annual meeting of stockholders)

(b)      Class II director (to serve until the second annual meeting of stockholders)

(c)      Class III director (to serve until the third annual meeting of stockholders)

Joseph E. Scalzo has served as the Chief Executive Officer and President of Atkins, and as a member of its board of directors, since February 2013. Before joining Atkins, Mr. Scalzo served as a director of Earthbound Farm from 2010 to October 2013. From November 2005 to February 2011, Mr. Scalzo served as a senior executive in various roles at Dean Foods, including as President and Chief Operating Officer, as well as President and Chief Executive Officer of WhiteWave Foods, Inc. Prior to that, Mr. Scalzo held various executive roles at The Gillette Company and The Coca Cola Company. Mr. Scalzo also served as a director of HNI Corp. from 2003 to November 2009 and since March 2014 has been a director of Focus Brands. Mr. Scalzo began his career at Proctor & Gamble in 1985 and received a Bachelor of Science in Chemical Engineering from the University of Notre Dame.

Todd Cunfer has served as the Chief Financial Officer of the Company since August 2017. Prior to assuming this role, Mr. Cunfer served as Vice President Finance since he joined the Company in July 2017. Prior to joining the Company, Mr. Cunfer worked for The Hershey Company (NYSE: HSY) with over 20 years of financial planning and analysis, capital structure, treasury, supply chain management, strategic operations and merger and acquisition experience. Over his tenure with The Hershey Company, he served in a variety of senior executive finance roles leading the finance teams of multi-billion dollar businesses, including Vice President, Finance for the International business from March 2017 until July 2017, Vice President, Global Supply Chain Finance from February 2015 to March 2017, Vice President, North America Finance from February 2013 to February 2015, and Vice President, U.S. Finance from December 2010 to February 2013. Earlier in his career, Mr. Cunfer was a senior analyst for the United States Enrichment Corporation, a leading multi-billion dollar supplier of nuclear fuel to electric companies worldwide. He also served as Director, Financial Planning and Analysis for ICF Kaiser International, Senior Analyst, Financial Planning and International Finance for Lockheed Martin Corporation, and Corporate Finance, Venture Capital Officer for American Security Bank. Mr. Cunfer has a Master of Business Administration from The Darden School of Business, University of Virginia and Bachelor of Arts in Finance from College of William and Mary.

Annita M. Menogan has served as Vice President, General Counsel and Secretary of Atkins since October 2015. Prior to joining Atkins, Ms. Menogan was Of Counsel at Fortis Law Partners LLC from July 2014 to October 2015, where she advised publicly-held companies on SEC, regulatory and general corporate matters. From June 2013 to July 2014, Ms. Menogan was self-employed engaged in advising and training executive lawyers on managing in-house legal functions. From January 2006 to June 2013, Ms. Menogan served as Senior Vice President, Chief Legal Officer and Secretary of Red Robin Gourmet Burgers, Inc. Prior to joining Red Robin, Ms. Menogan served as Vice President, Secretary and Deputy General Counsel at Molson Coors Brewing Company from August 1999 to September 2005. Ms. Menogan was in private law practice from 1983 to 1999 in general corporate and securities law practice. Ms. Menogan received a Juris Doctorate from the University of Denver and a Bachelor of Fine Arts from the Academy of Art University in San Francisco, California.

C. Scott Parker has served as Chief Marketing Officer of Atkins since January 2011. Prior to joining Atkins, Mr. Parker served as Vice President of Marketing at Jenny Craig from November 2003 to January 2011. From August 1996 to July 2002, Mr. Parker served as Vice President of Marketing at Bath & Body Works (a Division of Limited Brands). Prior to Bath & Body Works, Mr. Parker held various positions at Consumer Products Innovation, LLC, Bank One, Dial Corp., Procter & Gamble and Frito-Lay. Mr. Parker received a Bachelor of Arts in Economics from Stanford University and an MBA from University of California, Los Angeles.

Hanno E. Holm has served as Vice President and Chief Operations Officer of Atkins since November 2013. Prior to joining Atkins, Mr. Holm served as Chief Operations Officer of Charterhouse Baking Group from January 2012 to November 2013. From 2008 to 2012, Mr. Holm served as Chief Executive Officer and President of Hero/WhiteWave LLC. Before Hero/WhiteWave LLC, Mr. Holm served as Chief Executive Officer and Chief Operations Officer of Hero Group Divisions from 2003 to 2007. Mr. Holm previously worked at PRTM, STM and Brookes and Gatehouse Ltd. Mr. Holm received a Master of Business Administration from Cranfield University in England and a Master in Manufacturing Engineering from the University of Cambridge.

Jill Short Clark has served as Chief Customer Officer of the Company since August 27, 2017. Ms. Short Clark joined Atkins in January, 2008. From 2008 to 2014, she served as VP Sales, and Regional Vice President, Sales for Atkins. From 2014 to 2015, she served as VP National Account Teams, and was promoted to and served as Senior Vice President, Sales, from September 2015 to August 2017. Prior to joining Atkins, Ms. Short Clark served in various executive sales leadership roles for more than 20 years with increasing responsibility at Muscle Milk, Abbott Nutrition including the EAS brand, and Kraft Foods. Ms. Short Clark received a Bachelor of Applied Science degree from Florida State University in 1989.

Timothy A. Matthews has served as Vice President, Controller and Chief Accounting Officer of Atkins since November 2016. Prior to joining Atkins, Mr. Matthews served as Corporate Controller of Gevo, Inc. from June 2014 to November 2016. From May 2011 to June 2014, Mr. Matthews served as Senior Manager of Global Accounting and Consolidations at Molson Coors Brewing Company. Mr. Matthews was manager of Technical Accounting at Intermap Technologies from 2010 to 2011, and practiced with PricewaterhouseCoopers from 2003 to 2010. Mr. Matthews received an MBA from University of Denver and a Bachelor of Business Administration from St. Norbert College and is a Certified Public Accountant.

James M. Kilts has served as a director of the Company since the consummation of the Business Combination, and served as Conyers Park’s Executive Chairman since inception. Mr. Kilts is a renowned leader in the consumer industry, with over 40 years of experience leading a range of companies and iconic brands. Mr. Kilts is the Founding Partner of Centerview Capital Consumer, founded in 2006. Previously, Mr. Kilts served as Chairman of the Board, Chief Executive Officer and President of Gillette from 2001 until it merged with The Procter & Gamble Company in 2005; at that time he became Vice Chairman of the Board of The Procter & Gamble Company. Before Mr. Kilts joined Gillette, the company’s sales had been flat for 4 years, and it had missed earnings estimates for 14 consecutive quarters. Mr. Kilts took steps to rebuild the management team, cut costs and reinvest the savings in innovation and marketing. During his tenure as Chief Executive Officer, Mr. Kilts oversaw the creation of approximately $30 billion in equity value for Gillette’s public shareholders. Gillette’s share price appreciated 110% during Mr. Kilts’ tenure, while the S&P 500 declined 3% over the same time period. Under Mr. Kilts’ leadership, Gillette rejoined the top ranks of consumer products companies as sales increased an average of 9% each year. The Harvard Business Review cited Mr. Kilts’ leadership as the driving force behind Gillette’s turnaround. Prior to Gillette, Mr. Kilts served as President and Chief Executive Officer of Nabisco from 1998 until its acquisition by The Philip Morris Companies in 2000. Before joining Nabisco, Mr. Kilts was an Executive Vice President of The Philip Morris Companies from 1994 to 1997 and headed the Worldwide Food group. In that role, Mr. Kilts was responsible for integrating Kraft and General Foods and for shaping the group’s domestic and international strategy. Mr. Kilts had previously served as President of Kraft USA and Oscar Mayer. He also had been Senior Vice President of Strategy and Development, President of Kraft Limited in Canada, and Senior Vice President of Kraft International. Mr. Kilts began his career with General Foods Corporation in 1970. Owing to Mr. Kilts’ successes across the consumer industry, numerous companies seek his business expertise and advice. Mr. Kilts is currently a member of the Board of Directors of

MetLife, Inc., where he has served since 2005, Pfizer, Inc., where he has served since 2007, and Unifi Inc., where he has served since April 2016. Mr. Kilts is also a member of the Board of Overseers of Weill Cornell Medicine. Previously, Mr. Kilts was a member of the board of directors of Nielsen Holdings N.V. from January 2011 to August 25, 2017 (where he served as Chairman from January 2011 to January 2014), Big Heart Pet Brands from March 2011 to March 2015 (during which time he served as Chairman), MeadWestvaco from 2006 to April 2014, Chairman of the Supervisory Board of the Nielsen Company B.V. from 2009 to January 2014, member of the board of directors of The New York Times Company from 2005 to 2008, May Department Stores from 1998 to 2005, Whirlpool Corporation from 1999 to 2005, Chairman of the Board of the Grocery Manufacturers Association from 2003 to 2005, and Delta Airlines from 2002 to 2004. Mr. Kilts is also a former member of Citigroup’s International Advisory Board. Mr. Kilts received a bachelor’s degree in History from Knox College, Galesburg, Illinois and earned an MBA degree from the University of Chicago. The Company believes that Mr. Kilts’ deep consumer industry background, coupled with broad operational and transactional experience, make him well qualified to serve as a Director.

David J. West has served as a director of the Company since the consummation of the Business Combination, and served as Conyers Park’s Chief Executive Officer and a Director since inception. Mr. West is an established leader in the consumer industry, with nearly 30 years of experience leading a range of companies and well-known brands. Mr. West became a partner of Centerview Capital Consumer in May 2016. Prior to joining Centerview Capital Consumer, Mr. West served as Chief Executive Officer and President of Big Heart Pet Brands (formerly known as Del Monte Foods) from August 2011 to March 2015, at that time one of the world’s largest pure-play pet food and treats company whose brands included Meow Mix®, Kibbles ‘n Bits®, Milk-Bone®, and others. Mr. West helped reposition the business to increase focus on growth and innovation, launched new products such as Milk-Bone Brushing Chews®, enhanced specialty pet distribution channels through the acquisition of Natural Balance Pet Foods, and developed a marketing culture to effectively promote products. Mr. West worked closely with Mr. Kilts during this time period, as Mr. Kilts was Chairman of the Board of Big Heart Pet Brands. In February 2014, Mr. West oversaw the sale of Del Monte Foods’ Consumer Products business and changed the company’s name to Big Heart Pet Brands, reflecting its singular focus on pet food and snacks. During his tenure as Chief Executive Officer, Mr. West oversaw the creation of approximately $2 billion of equity value for investors. Big Heart Pet Brands was sold to The J. M. Smucker Company in March 2015, at which time Mr. West served The J. M. Smucker Company as President, Big Heart Pet Food and Snacks until March 2016 and as a Senior Advisor until April 2016. Prior to joining Del Monte Foods, Mr. West served as the Chief Executive Officer, President and a director of Hershey from 2007 to May 2011. Under Mr. West’s leadership, Hershey enjoyed strong profits, net sales growth and shareholder returns, and was recognized as one of the World’s 100 Most Innovative Companies by Forbes Magazine in 2011. During Mr. West’s tenure as Chief Executive Officer, Hershey increased its investment in domestic and international operations, improved the effectiveness of its supply chain and business model, and accelerated its advertising, brand building and distribution programs. During Mr. West’s tenure as Chief Executive Officer, public shareholders of Hershey experienced more than $5 billion of equity value creation. Hershey’s share price appreciated 68% during this time period, while the S&P 500 grew 0%. Prior to his Chief Executive Officer role, Mr. West held various leadership positions at Hershey including Chief Operating Officer, Chief Financial Officer, Chief Customer Officer, and Senior Vice President of Strategy and Business Development. Prior to joining Hershey in 2001, Mr. West spent 14 years with the Nabisco Biscuit and Snacks group, where he held a range of senior positions including Senior Vice President, Finance, and Vice President, Corporate Strategy and Business Planning, a role in which he helped shape and execute Nabisco’s strategy, culminating in the acquisition of Nabisco Holdings Corp. by The Philip Morris Companies in 2000. At Nabisco, Mr. West worked closely with Mr. Kilts during Mr. Kilts’ tenure as Chief Executive Officer. Mr. West was a member of the board of directors of Hershey from 2007 to 2011, Del Monte Foods from 2011 to 2014, Big Heart Pet Brands from 2014 to 2015 and The J. M. Smucker Company from 2015 to 2016. Mr. West received a bachelor of science degree, cum laude, in Business Administration from Bucknell University in Lewisburg, Pennsylvania. The Company believes that Mr. West’s deep consumer industry background, coupled with broad operational and transactional experience, make him well qualified to serve as a Director.

Brian K. Ratzan has served as a director of the Company since the consummation of the Business Combination, and served as Conyers Park’s Chief Financial Officer and a Director since inception. Mr. Ratzan has been a Partner of Centerview Capital Consumer since April 2014. Mr. Ratzan has over 20 years of private equity investing experience. Prior to joining Centerview Capital Consumer, Mr. Ratzan was Partner and Head of U.S. Private Equity at Pamplona Capital Management from January 2012 to February 2014. Prior to joining Pamplona,

Mr. Ratzan was Managing Director and Head of Consumer at Vestar Capital Partners, which he joined in 1998. Mr. Ratzan also previously worked at ‘21’ International Holdings, a private investment firm, and in the Investment Banking Group at Donaldson, Lufkin and Jenrette. Mr. Ratzan previously served on the boards of consumer companies including Del Monte Foods, The Sun Products Corporation (formerly known as Huish Detergents, Inc.), and Birds Eye Foods, Inc. Mr. Ratzan holds a bachelor’s degree in economics from the University of Michigan, where he was a member of Phi Beta Kappa, and an MBA degree from Harvard Business School. The Company believes that Mr. Ratzan’s extensive investment management and transactional experience make him well qualified to serve as a Director.

Clayton C. Daley, Jr. has served as a director of the Company since the consummation of the Business Combination, and served as a director of Conyers Park since July 2016. Mr. Daley, Jr. spent his entire professional career with The Procter & Gamble Company (NYSE:PG), a global consumer packaged goods company, joining the company in 1974. There, Mr. Daley held a number of key accounting and finance positions including Chief Financial Officer and Vice Chairman of Procter & Gamble; Comptroller, U.S. Operations of Procter & Gamble USA; Vice President and Comptroller of Procter & Gamble International; and Vice President and Treasurer of Procter & Gamble. Mr. Daley retired from Procter & Gamble in 2009. Mr. Daley also served as Senior Advisor to TPG Capital until October 2012. Mr. Daley has been a director of SunEdison, Inc.(OTC:SUNEQ), a solar power company, since 2014 and served as a director and was Chair of the Audit Committee and a member of the Compensation and Option Committee of Starwood Hotels & Resorts Worldwide, Inc. (NYSE:HOT), a hotel and leisure company, from 2008 to 2016. He holds a bachelor’s degree in economics from Davidson College and an MBA from Ohio State University. The Company believes that Mr. Daley’s consumer and food industry background, coupled with broad operational experience, make him well qualified to serve as a Director.

Nomi P. Ghez has served as a director of the Company since the consummation of the Business Combination, and served as a director of Conyers Park since July 2016. Ms. Ghez has over 30 years of experience working with consumer companies. Ms. Ghez was affiliated with Goldman Sachs from 1982 to 2003, most recently acting as a senior banker within the consumer sector of Goldman Sachs’ Mergers and Strategic Advisory Division, as well as a Partner and Managing Director. From 1982 to 2000, Ms. Ghez was Goldman Sachs’ food analyst in Investment Research, covering major U.S. and global food and consumer companies. Since 2003, Ms. Ghez has been a co-founding partner of Circle Financial Group, LLC, an integrated private wealth management group of nine professional women. In 2004, Ms. Ghez was a Portfolio Manager, Consumer Sector for Perry Capital LLC, a hedge fund. Ms. Ghez has served on the Board of Directors of Lipman Family Farms, a private fresh tomato company, since 2008 and on its Governance and Audit Committee since 2013, and was a Director of Maidenform Brands, Inc. (NYSE:MFB) from 2011 until its sale to HanesBrands (NYSE:HBI) in 2013, serving on its Audit Committee from 2012 to 2013. Ms. Ghez received a B.A. and M.A. from Tel Aviv University and a Ph.D. from New York University. The Company believes that Ms. Ghez’s consumer analyst background, coupled with extensive financial and investment experience, make her well qualified to serve as a Director.

James E. Healey has served as a director of the Company since the consummation of the Business Combination, and served as a director of Conyers Park since July 2016. Mr. Healey has 40 years of experience in the consumer products industry as a member of senior management, as well as in public accounting. From 1997 to 2000, Mr. Healey was Executive Vice President and Chief Financial Officer of Nabisco Holdings Corp (NYSE:NA) and Senior Vice President and Chief Financial Officer of Nabisco Group Holdings (NYSE:NGH) until their respective sales to Kraft Foods, Inc. and R.J. Reynolds Tobacco, Inc. Prior to this, from 1973 to 1997, Mr. Healey held increasingly senior positions with Best Foods, Inc., now part of Unilever, culminating in his service as Comptroller and Chief Accounting Officer from 1987 to 1994 and as Vice President-Treasurer from 1994 to 1997. Mr. Healey began his career in 1968 as an audit manager in public company practice for KPMG. Since 2001, Mr. Healey has provided consulting services to both public and non-public companies in the areas of investor relations, cost reduction programs and outsourcing of internal audit functions, among others. From 2005 to 2011, Mr. Healey served as a Director, as well as on the Audit Committee and Human Resources Committee, of Sappi Ltd, a then-US-listed paper and pulp producer headquartered in South Africa. From 1990 to 2006, Mr. Healey served on the Board of Directors as Chairman of the Compensation Committee and a member of the Executive and Audit Committee of Interchange Financial Services Corp., until its sale to TD Banknorth in 2006. From 1991 to 1994, Mr. Healey served on the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants, responsible to the Financial Accounting Standards Board for the creation of accounting standards. Mr. Healey holds a bachelor’s degree in public accounting from Pace University. The Company believes that

Mr. Healey’s consumer industry background, coupled with broad operational experience and public accounting experience, make him well qualified to serve as a Director.

Robert G. Montgomery has served as a director of the Company since the consummation of the Business Combination, and served as a director of Conyers Park since July 2016. Mr. Montgomery has 40 years of experience in the consumer package goods industry, including sales, marketing, research and development positions on both an operational and executive level. From 2003 until 2010, Mr. Montgomery was successively a Senior Vice President, Sales, a Senior Vice President, Sales, Marketing & R&D and an Executive Vice President at Birds Eye Foods, Inc., a privately held frozen foods company. From 1998 to 2003, Mr. Montgomery served as Vice President of Sales in different divisions of HJ Heinz Company, a global food producer. Prior to this, from 1982 to 1998, Mr. Montgomery worked at McCain Food, Inc., as Vice President of Sales-Retail. Mr. Montgomery has held positions at Family Brands, Inc as Vice President of Sales, ConAgra Frozen Food Company as Area Vice President, Sara Lee Corporation as National Sales Planning Manager and Division Sales Manager and Del Monte Corporation as Senior Account Representative. In 2010, Mr. Montgomery founded and since has been a principal of Montgomery Consulting Solutions, a consulting firm specializing in sales, marketing and business strategies in the consumer packaged goods industry. In 2010, Mr. Montgomery also co-founded and since has been a principal of Jurs Montgomery Brokerage, LLC, a firm specializing in life insurance, long term care, disability and annuities. In 2016, Mr. Montgomery joined the board of directors of Wyman’s of Maine, a producer of frozen fruit. Mr. Montgomery holds a bachelor’s degree in management from Seton Hall University. The Company believes that Mr. Montgomery’s consumer and food industry background, coupled with broad operational experience, make him well qualified to serve as a Director.

Arvin “Rick” Kash has served as a director of the Company since the consummation of the Business Combination, and served as Vice Chairperson of Nielsen Holdings Plc (or its predecessor) from January 2012 to January 2017. Mr. Kash is the founder of The Cambridge Group, a growth strategy consulting firm, which became a subsidiary of Nielsen in March 2009. He served as its Chairman from December 2010 until December 2011 and prior to that was its Chief Executive Officer. Mr. Kash is a director of Woodstream Corporation, Linus Oncology and Genus Oncology, Blue Moose of Boulder and Northwestern Memorial Foundation Hospital. He is a graduate of DePaul University. The Company believes that Mr. Kash’s extensive operational and board experience make him well qualified to serve as a Director.

Richard T. Laube has served as a director of the Company since the consummation of the Business Combination, and served as the Chairman of the board of directors of NCP-ATK Holdings, Inc. since February 2011. From April 2011 to April 2016, Mr. Laube was the Chief Executive Officer of Nobel Biocare. From April 2005 to August 2010, Mr. Laube was an Executive Board member of Nestle SA, and from November 2005 to August 2010 was CEO of Nestle SA’s Nestle Nutrition division. Prior to this, Mr. Laube was CEO of Roche Consumer Health and a Roche Holding AG Executive Committee member. He held positions of increasing responsibility in brand and general management at Procter & Gamble, including international assignments in Switzerland, Japan, Germany and Brazil. From September 2008 to September 2012 Mr. Laube served as a Director of Logitech SA. Since March 2017 he serves as a Director of GnuBiotics Sciences and since April 2017 a Director of Piqur Therapeutics SA. The Company believes Mr. Laube’s broad operational and board experience make him well qualified to serve as a Director.

Classified Board of Directors

In accordance with our amended and restated certificate of incorporation, our board of directors is divided into three classes with staggered three-year terms. At each annual meeting of stockholders, the successors to directors whose terms then expire will be elected to serve from the time of election and qualification until the third annual meeting following election. Except as otherwise provided by law and subject to the terms of the Investor Rights Agreements and any other rights of any class or series of preferred stock, vacancies on our board of directors (including a vacancy created by an increase in the size of the board of directors) may be filled only by the remaining directors.

Our directors are divided among the three classes as follows:

•         The Class I directors are Messrs. Salzo, Montgomery and Kash, with terms expiring at the annual meeting of stockholders to be held in 2018;

•         The Class II directors are Messrs. Daley, Jr. and Healey and Ms. Ghez, with terms expiring at the annual meeting of stockholders to be held in 2019; and

•         The Class III directors are Messrs. Kilts, West, Ratzan and Laube, with terms expiring at the annual meeting of stockholders to be held in 2020.

See “Certain Relationships and Related Party Transactions—Investor Rights Agreements.”

Director Independence

NASDAQ listing standards require that a majority of our board of directors be independent. An “independent director” is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship which in the opinion of our board of directors, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director.

Our Board of Directors has determined that Messrs. Kilts, Ratzan, Daley, Jr., Healey, Montgomery, Kash and Laube and Ms. Ghez are “independent directors” as defined in the NASDAQ listing standards and applicable SEC rules.

Audit Committee

Our Audit Committee consists of Messrs. Healey, Daley, Jr. and Laube, with Mr. Healey serving as the chair of the committee. The Board of Directors has deteremined that Messrs. Healey, Daley, Jr. and Laube qualify as independent directors according to the rules and regulations of the SEC with respect to audit committee membership, and that Mr. Healey qualifies as our “audit committee financial expert,” as such term is defined in Item 401(h) of Regulation S-K. Our board of directors has adopted a written charter for the Audit Committee, is be available on our corporate website at www.thesimplygoodfoodscompany.com. The information on our website is not part of this prospectus.

Compensation Committee

The Compensation Committee is responsible for, among other matters: (1) reviewing key employee compensation goals, policies, plans and programs; (2) reviewing and approving the compensation of our directors, chief executive officer and other executive officers; (3) reviewing and approving employment agreements and other similar arrangements between us and our executive officers; and (4) administering our stock plans and other incentive compensation plans.

Our Compensation Committee consists of Messrs. Daley, Jr., Ratzan and Montgomery, with Mr. Daley, Jr. serving as the chair of the committee. Our board of directors has adopted a written charter for the Compensation Committee, which is available on our corporate website at www.thesimplygoodfoodscompany.com. The information on our website is not part of this prospectus.

Nominating and Governance Committee

Our Nominating and Governance Committee is responsible for, among other matters: (1) identifying individuals qualified to become members of our board of directors, consistent with criteria approved by our board of directors; (2) overseeing the organization of our board of directors to discharge the board’s duties and responsibilities properly and efficiently; (3) identifying best practices and recommending corporate governance principles; and (4) developing and recommending to our board of directors a set of corporate governance guidelines and principles applicable to us.

Our Nominating and Governance Committee consists of Messrs. Kilts and Kash and Ms. Ghez, with Ms. Ghez serving as chairman of the committee. Our board of directors has adopted a written charter for the Nominating and Governance Committee, which is available on our corporate website at www.thesimplygoodfoodscompany.com. The information on our website is not part of this proxy statement/prospectus.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee consists of Messrs. Daley, Jr., Ratzan and Montgomery. None of our executive officers currently serves, nor in the past year has served, as a member of the board of directors or compensation committee (or other board committee performing equivalent functions) of any entity that has one or more executive officers serving on our board of directors or compensation committee.

Code of Ethics

Our Board of Directors has adopted a code of ethics applicable to our directors, officers and employees. A copy of the code of ethics will be provided without charge upon request, and is available on our corporate website at www.thesimplygoodfoodscompany.com. The information on our website is not part of this proxy statement/prospectus. We intend to disclose any amendments to or waivers of certain provisions of our code of ethics in a Current Report on Form 8-K. To date, there have been no waivers or requests for waivers.

Indemnification

In connection with the consummation of the Business Combination, we entered into indemnity agreements with each of our directors and executive officers. Each indemnity agreement provides for indemnification and advancements by Simply Good Foods of certain expenses and costs relating to claims, suits or proceedings arising from his or her service to Simply Good Foods or, at our request, service to other entities, as officers or directors to the maximum extent permitted by applicable law. See “Certain Relationships and Related Party Transactions — Indemnity Agreements.”

EXECUTIVE COMPENSATION

Introduction

This section provides an overview of our executive compensation program, including a narrative description of the material factors necessary to understand the information disclosed in the summary compensation table below. For fiscal 2017, our named executive officers are:

•         Joseph Scalzo, who has served as our President and Chief Executive Officer since February 11, 2013;

•         Shaun Mara, who served as Atkins’ Chief Administrative Officer from August 1, 2014 and as

•         Atkins’ Chief Financial Officer from January 1, 2016 through his resignation effective as of August 26, 2017; and

•         Scott Parker, who has served as our Chief Marketing Officer since January 10, 2011.

The objective of our compensation program is to provide a total compensation package to each named executive officer that will enable us to attract, motivate and retain outstanding individuals, reward named executive officers for performance and align the financial interests of each named executive officer with the interests of our stockholders to encourage each named executive officer to contribute to our long-term performance and success.

The compensation program for our named executive officers currently consists of the following elements: base salary; performance-based cash incentive awards; equity-based incentive compensation; and severance and change of control benefits. Historically, our board of directors (the “Board”) determined the compensation for our named executive officers. As of the date of the Business Combination, the compensation committee of the Board determines the compensation of our named executive officers and administers our equity incentive plan.

Employment Agreements

We entered into a written employment agreement with Mr. Scalzo, a written severance agreement with Mr. Mara and an employment letter with Mr. Parker. These agreements were negotiated on an arms-length basis and establish the key elements of compensation.

Mr. Scalzo’s Employment Agreement

In connection with the consummation of the Business Combination, we entered into an amended and restated employment agreement with Mr. Scalzo. The initial term of the agreement is five years, and thereafter, the term automatically renews for additional one-year periods, unless either party provides 90 days’ written notice of non-renewal. The agreement provides Mr. Scalzo, among other things, with: (i) an initial base salary of $715,000, subject to increase (but not decrease) in the discretion of the Board; (ii) a target annual bonus opportunity equal to (A) 75% of base salary for fiscal year 2017 and (B) 100% of base salary for fiscal year 2018 and thereafter; (iii) a grant of options to purchase 1.2 million shares of our common stock at an exercise price equal to the fair market value of one share of our common stock as of the grant date; (iv) the opportunity to receive future equity and other long-term incentive awards, as determined in the Board’s discretion; and (v) eligibility to participate in the employee benefit plans, programs and policies maintained by us for our senior executives generally, in accordance with the terms and conditions thereof as in effect from time to time.

The agreement subjects Mr. Scalzo to certain restrictive covenants, including perpetual confidentiality and mutual non-disparagement, assignment of inventions and non-competition and non-solicitation during the employment term and for 24 months post-employment.

Mr. Mara’s Severance Agreement

We entered into a severance agreement with Mr. Mara on August 4, 2014. Mr. Mara’s employment is “at will,” and his severance agreement does not include a specific term. The initial annual base salary set forth in the agreement is $400,000. As of August 26, 2017, Mr. Mara’s annual salary was $460,000. Mr. Mara was eligible for an annual cash incentive award, with the target amount equal to 65% of his base salary and the actual amount based upon the achievement of performance goals established by the compensation committee from time to time.

Mr. Mara was eligible to participate in the employee benefit plans, programs and policies maintained by us from time to time, and he was entitled to a car allowance of $750 per month. Mr. Mara also received reimbursement of his commuting expenses incurred in connection with travel to our corporate offices in Denver, Colorado.

The agreement also provided Mr. Mara with severance benefits in the event we terminated his employment without “cause” or he resigned for “good reason” (as such terms are defined in the agreement), subject to his compliance with the restrictive covenants set forth below and his timely execution and non-revocation of a general release of claims. For more information see “—Potential Payments Upon Termination or Change of Control.”

Pursuant to the agreement, Mr. Mara is subject to an employment term and 12-month post-employment non-compete covenant, an employment term and 24-month post-employment non-solicitation covenant and perpetual confidentiality and non-disparagement covenants.

Mr. Parker’s Employment Letter

We entered into an employment letter with Mr. Parker on December 22, 2010. Mr. Parker’s employment is “at will,” and his employment letter does not include a specific term. The initial base salary set forth in the agreement is $345,000. As of August 26, 2017, Mr. Parker’s annual salary was $433,818. Mr. Parker is eligible for an annual cash incentive award, with a target amount equal to 50% of his base salary and the actual amount based upon the achievement of performance goals established by the compensation committee from time to time. The agreement provides that Mr. Parker is eligible to participate in the employee benefit plans, programs and policies maintained by us from time to time and for reimbursement of commuting expenses incurred in connection with travel to the Company’s corporate offices in Denver, Colorado.

The employment letter also provides Mr. Parker with severance benefits in the event we terminate his employment without “cause” (which is undefined in the letter), subject to his timely execution and non-revocation of a general release of claims. For more information see “— Potential Payments Upon Termination or Change of Control” below.

Base Salary

We pay base salaries to attract, recruit and retain qualified employees. The base salaries for the fiscal year ended August 26, 2017 for our named executive officers takes into account the initial base amount set forth in the executive’s respective employment agreement, severance agreement or employment letter, as applicable, and the scope of the executive’s responsibilities, individual contributions, prior experience and sustained performance. The executives’ respective base salaries as of August 26, 2017 are set forth in the table below. Mr. Scalzo’s salary increase was negotiated in connection with his employment agreement discussed above and the increases from fiscal year 2016 for Messrs. Mara and Parker for merit were 2.2% and 3.0%, respectively.

Named Executive Officer	Base Salary as of August 26, 2017
Joseph Scalzo	$715,000
Shaun Mara	$460,000
Scott Parker	$433,818

Performance-Based Cash Incentive Compensation

Our named executive officers are eligible to participate in our annual performance-based cash incentive plan. The annual percentage bonus targets as a percentage of base salary for each named executive officer are set forth in his employment agreement, severance agreement or employment letter, as applicable. The annual financial objectives and final bonus determinations are made by the compensation committee (and prior to the Business Combination by the Board).

All of the named executive officers participated in the annual performance-based cash incentive plan for the fiscal year ended August 26, 2017 (the “2017 Incentive Plan”). The 2017 Incentive Plan applicable to the named executive officers was based upon achievement of financial objectives, excluding Wellness Foods, of which 50% was tied to North America sales growth targets and 50% was tied to EBITDA for North America, each as defined in the 2017 Incentive Plan. The financial objectives excluded Wellness Foods due to the timing of the completion of that acquisition in December 2016. The North America sales growth target and the EBITDA target were 7% and $68.8 million, respectively, and actual North America sales growth and EBITDA achieved were 6.5% and $69.1 million, respectively. Based on our over achievement on the EBITDA target and slight underachievement on sales growth target, coupled with the successful completion of the Business Combination, the compensation committee approved a payout at 100% of target for each of the named executive officers. Each named executive officer’s target incentive (expressed as a percentage of base salary and as a dollar amount), maximum incentive (if applicable), performance factors and weightings, level of achievement of the performance factors for the 52-week period ended August 26, 2017 and 2017 award amounts are set forth in the table below.

Name	Base Salary ($)	Target Incentive (as Percentage of Base Salary) (%)	Target Incentive ($)	Performance Factors and Weightings	Achievement (%)	2017 Award ($)
Joseph Scalzo(1)	$673,006	75%	$504,755	Sales Growth Targets, 50%, EBITDA Targets 50%	100%	$504,755
Shaun Mara	$460,000	65%	$299,000	Sales Growth Targets, 50%, EBITDA Targets 50%	100%	$299,000
Scott Parker	$433,818	50%	$216,909	Sales Growth Targets, 50%, EBITDA Targets 50%	100%	$216,909

For fiscal 2017, Mr. Scalzo’s target incentive was calculated based off of his pre-Business Combination salary of $673,006.

Equity Incentive Compensation

We provide equity-based incentive compensation to our named executive officers because it links long-term results achieved for our stockholders and the rewards provided to named executive officers, thereby ensuring that such named executive officers have a continuing stake in our long-term success. Historically, we granted equity incentive awards to our named executive officers in conjunction with the applicable named executive officer’s initial hire, and we typically did not grant additional equity incentive awards annually. Prior to the Business Combination, our named executive officers were granted stock options under the NCP-ATK Holdings, Inc. 2010 Stock Option Plan (the “2010 Option Plan”).

In connection with the Business Combination, holders of options under the 2010 Option Plan who elected to exercise such option holder’s outstanding vested options, received cash, shares of our common stock or other consideration in connection with the Business Combination with respect to any vested options exercised immediately prior to the effective time of the Business Combination. Any vested options that were not exercised or were unvested, were cancelled as of the effective time of the Business Combination.

In connection with the consummation of the Business Combination, we adopted the 2017 Omnibus Incentive Plan and have made grants to our named executive officers thereunder. The following grants of stock option awards were made to our named executive offers on July 14, 2017 following the consummation of the Business Combination:

Name	Time-Based Stock Option Awards: Number of Shares Underlying Stock Options
Joseph Scalzo	1,200,000
Shaun Mara	252,967
Scott Parker	238,943

The stock option awards outlined above vest in three equal annual installments beginning on the first anniversary of the grant date, subject to such named executive officer’s continued service with us on each applicable vesting date. The stock option awards have an exercise price of $12.00 per share and expire 10 years from the grant date.

Executive Stock Ownership Guidelines

Our executives are required to own Company stock equal to a multiple of their annual base salary, depending on their level as set forth below:

CEO: Five time base salary.

Chief Financial Officer, Chief Marketing Officer, Chief Operations Officer, and General Counsel: Three times base salary.

Other Vice President (not listed above): One time base salary.

Officers and directors are expected to satisfy these guidelines within 5 years of becoming an officer listed above or director and, with certain limited exceptions for Other Vice Presidents may not sell any Company stock until they are in compliance with such guidelines. In instances where the stock ownership guidelines would place a severe hardship, the Compensation Committee will make a final decision as to an alternative stock ownership guideline for such person that reflects both the intention of the guidelines and personal circumstances.

Benefits and Perquisites

We offer health and welfare benefits and life insurance to our named executive officers on the same basis that these benefits are offered to its other eligible employees. We also offer a 401(k) plan to our eligible employees. Our named executive officers participate in our 401(k) on the same basis as its other eligible employees.

We provide limited perquisites to our named executive officers, including a monthly car allowance of $750. As of August 26, 2017, we eliminated the monthly car allowance for all of our named executive officers. For additional information, see “— Summary Compensation Table.”

Summary Compensation Table

The following table sets forth information regarding compensation earned by our named executive officers during fiscal years 2017 and 2016.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Option Awards ($)(2)	All Other Compensation ($)(3)	Total ($)
Joseph Scalzo	2017	671,721	504,755	4,452,000	1,730,593	7,359,069
President and Chief Executive Officer	2016	643,443	551,309	715,761	21,568	1,932,081
Shaun Mara	2017	456,666	299,000	938,508	2,120,876	3,815,050
Former Chief Administrative Officer and Chief Financial Officer(4)	2016	434,166	329,063	715,761	138,454	1,617,444
Scott Parker	2017	429,606	216,909	886,479	1,064,921	2,597,915
Chief Marketing Officer	2016	414,762	236,915	715,761	148,722	1,516,160

____________

(1)      Represents amounts earned by the named executive officers under the 2017 Incentive Plan for fiscal 2017. See “— Performance-Based Cash Incentive Compensation” above.

(2)      Reflects the aggregate grant date fair value of the option awards computed in accordance with FASB ASC Topic 718, excluding the effect of any estimated forfeitures. Information about the assumptions used calculate the grant date fair value of these option awards can be found in Note 13 to the consolidated financial statements included in the our Annual Report on Form 10-K for the fiscal year ended August 26, 2017. See “— Equity Incentive Compensation” above for more information about the option awards granted during the fiscal year ended August 26, 2017.

(3)      Amounts in this column are detailed in the table below:

Name	401(k) Match ($)	Insurance ($)(a)	Car Allowance ($)	Commuting ($)(b)	Life Insurance ($)	Change of Control Bonus($)(c)	Total All Other Compensation ($)
Joseph Scalzo	8,100	4,006	7,875	—	612	1,710,000	1,730,593
Shaun Mara	8,100	3,152	9,000	99,604	1,020	2,000,000	2,120,876
Scott Parker	8,100	4,547	9,000	127,943	612	914,719	1,064,921

____________

(a)      Consists of supplemental individual disability insurance premiums paid by Atkins.

(b)      Consists of reimbursement for commuting expenses for the year ended August 26, 2017, including estimated year-end tax gross-up.

(c)      Represents change of control bonus payments made in connection with the Business Combination on a discretionary basis to Mr. Scalzo and pursuant to each of Messrs. Mara’s and Parker’s agreements as described below under “Change of Control Benefits.”

(4)      Mr. Mara resigned as our Chief Administrative and Financial Officer effective August 26, 2017 and will continue as an employee with us in an advisory role through November 30, 2017.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information with respect to outstanding option awards for each of the named executive officers as of August 26, 2017.

	Option Awards
Name	Grant Date	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable		Option exercise price ($)	Option expiration date
Joseph Scalzo	July 14, 2017	—	1,200,000	(1)	12.00	July 14, 2027
Shaun Mara	July 14, 2017	—	252,967	(1)	12.00	July 14, 2027
Scott Parker	July 14, 2017	—	238,943	(1)	12.00	July 14, 2027

____________

(1)      The option award vests in three equal annual installments beginning on the first anniversary of the grant date, provided that the person remains in continuous service with us as of each applicable vesting date.

Potential Payments Upon Termination or Change of Control

The employment arrangements with each of our named executive officers provide for the payment of severance benefits upon certain termination of employment.

Severance Benefits Under the Employment Arrangements

We have agreed to pay severance benefits in the event it terminates an executive’s employment without “cause” or an executive resigns for “good reason” (in each case, as defined in the applicable agreement). We also provide severance benefits in the case of an executive’s termination of employment due to death or disability.

Mr. Scalzo

In the event of a termination of Mr. Scalzo’s employment by the Company without “Cause” (as defined below), by him for “Good Reason” (as defined below) or due to the Company’s non-renewal of the term of his employment agreement (each, a “Qualifying Termination”), subject to his timely execution and non-revocation of a general release of claims and continued compliance with restrictive covenants, he is entitled to the following: (i) a pro-rated portion of his annual bonus for the termination year (if any), based on the Company’s actual performance for the entire bonus year and his number of days of employment with the Company during such year, paid on the same date that annual bonuses are paid to the Company’s other executives (the “Pro-Rata Bonus”)’; (ii) 24 months’ continued base salary (at the rate then in effect); (iii) an amount equal to two times his target annual bonus for the termination year, payable in substantially equal installments over the 24-month post-termination period; (iv) subject to his timely election of coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), and continued payment of the employee portion of the COBRA premiums, up to 18 months’ continued participation in the Company’s group health plan for him and his eligible dependents, subject to earlier termination in the event he becomes ineligible for COBRA or obtains other employment that offers group health benefits; (v) pro-rata vesting of any outstanding incentive equity awards based on his duration of employment with the Company from commencement of the then current vesting tranche through the termination date (“Pro-Rata Equity Vesting”); and (vi) if such termination occurs after July 7, 2021 (a “Retirement Termination”), continued vesting of all of his outstanding incentive equity awards granted at least one year prior to the termination date, as if he had remained employed with the Company and with any performance-based incentive equity awards vesting only to the extent that the underlying performance metrics are achieved, with his stock options to remain outstanding until their expiration date (collectively, the “Retirement Equity Treatment”). If Mr. Scalzo violates any of the material restrictive covenants in his employment agreement (with a violation of the non-competition covenant deemed material) within two years of his Retirement Termination, then any (x) unvested equity awards and (y) incentive equity awards that vested following the Retirement Termination will be forfeited without payment of any consideration, and to the extent necessary to effectuate the foregoing, Mr. Scalzo will be obligated to repay to the Company any gain received in respect of such equity awards (collectively, the “Retirement Equity Forfeiture Provisions”).

For purposes of the employment agreement, “Cause” means any of Mr. Scalzo’s conviction of, or plea of guilty or nolo contendere to, a felony; engagement in gross neglect or willful misconduct with respect to his duties and responsibilities; material breach of his fiduciary duties to, or of any provision of the employment agreement or any other agreement with, the Company or any of its affiliates; engagement in any activity or behavior that is or could reasonably be expected to be harmful in any material respect to the property, business, goodwill, or reputation of the Company or any of its affiliates; or commission of theft, larceny, embezzlement, or fraud; and “Good Reason” means, without Mr. Scalzo’s express prior written consent, a material reduction of his position, duties, and responsibilities with the Company from those in effect as of July 7, 2017 (provided that ceasing to serve as the Chief Executive Officer of a public company will not, standing alone, constitute Good Reason; and provided, further, that the Company’s transition of his position, duties, and responsibilities to a new Chief Executive Officer following receipt of his notice of retirement (which he must provide at least six months prior to retiring) will not constitute Good Reason so long as he continues to have executive officer-level responsibilities during such period); a change such that he no longer reports to at least one of the Board, the Executive Chairman of the Board or the Executive Vice Chairman of the Board; the Company’s failure to take commercially reasonable best efforts to nominate him to the Board (unless such nomination is prohibited by legal or regulatory requirements); a reduction of his base salary or target bonus opportunity; the Company’s material breach of the employment agreement; or the Company’s requirement that he move his primary place of employment more than 50 miles from Denver, Colorado (provided, that, he will not have Good Reason if the Company relocates its headquarters without relocating his primary place of employment, even if such relocation increases the amount of his business travel). Prior to a termination of Mr. Scalzo’s employment by the Company for Cause or by him for Good Reason, the procedural requirements set forth in the employment agreement must be satisfied.

Upon his resignation without Good Reason after July 7, 2022, subject to his timely execution and non-revocation of a general release of claims, Mr. Scalzo is entitled to the Retirement Equity Treatment, subject to the Retirement Equity Forfeiture Provisions. Upon a termination of his employment due to death or disability, Mr. Scalzo is entitled to the Pro-Rata Bonus (which, in the event of a termination due to death, will be calculated based on his target annual bonus and paid within 30 days of death).

Mr. Mara

Mr. Mara’s severance agreement provides for severance benefits if the company terminates his employment without “cause” (as defined in the agreement) or if he resigns for “good reason” (as defined in the agreement). In the event of such termination or resignation, he is entitled to the continuation of his base salary for 12 months following his termination, subject to his compliance with the restrictive covenants in the agreement (as described above) and his timely execution and non-revocation of a general release of claims.

If Mr. Mara is terminated as a result of a “permanent disability” (as defined in the agreement), he is entitled to: (1) a prorated portion of the annual performance-based cash incentive award earned for the year of termination (if any) calculated at the end of such year and paid on the same date that awards for such year are paid to other executives of the company; (2) any other amounts earned, accrued or owing but not yet paid; and (3) continued participation in employee welfare benefit plans which, by their terms, permit a former employee to participate. In the event of a termination due to his death, his estate is entitled to the payments set forth in clauses (1) and (2) above, as well as any other benefits to which he would be entitled in accordance with the terms of the applicable plans and programs of the company.

If a “change of control” of the company occurs (which is undefined in the agreement), neither the company, nor its affiliates, nor any acquirer will have any obligation to make severance payments in connection with such change of control, unless Mr. Mara’s employment is terminated by the company without “cause” or he resigns for “good reason” (each as defined in the agreement) in connection with such change of control.

Upon any termination of Mr. Mara’s employment, including a termination for “cause” or resignation other than for “good reason,” he is entitled to: (1) his base salary actually earned up to the date of termination and (2) any earned cash incentive award from the previous year not yet paid.

Mr. Parker

Mr. Parker’s employment letter provides for severance benefits if Mr. Parker’s employment is terminated without “cause” (which is undefined in the letter). In such instance, Mr. Parker is entitled to continue receiving his base salary for 12 months following his termination, subject to his timely execution and non-revocation of a general release of claims.

Change of Control Benefits

Mr. Scalzo

In the event of a Qualifying Termination within the one-year period immediately following a change of control (as defined in the 2017 Long Term Incentive Plan), in addition to the severance benefits described above, Mr. Scalzo is entitled to accelerated vesting of all of his incentive equity awards outstanding as of the change of control, subject to his timely execution and non-revocation of a general release of claims. Mr. Scalzo also is entitled to such accelerated vesting upon a Qualifying Change in Control (as defined in his employment agreement), regardless of whether a Qualifying Termination occurs.

Mr. Mara

Pursuant to Mr. Mara’s amended and restated option grant, dated February 2, 2016, upon a “change of control” (as defined in the option grant) that occurs prior to December 31, 2018, Mr. Mara is entitled to an “exit bonus” (as defined in the option grant) equal to the excess, if any, of $2 million over (i) the gross, pre-tax proceeds he receives with respect to his options (net of the exercise price for such options) and shares acquired through previously exercised options, in each case, in the change of control transaction, plus (ii) any other change of control bonuses or similar payments he receives that are contingent upon the change of control transaction. Mr. Mara’s entitlement to the exit bonus is subject to his continued employment with the company through the closing of the change of control transaction. The Business Combination qualified as a change of control under such option grant.

Mr. Parker

In 2013, Atkins entered into change in control bonus award agreements with Mr. Parker that provide for cash bonus payments payable upon a “change in control” (as defined in the agreement). The cash bonus payment payable under each agreement is determined by multiplying Mr. Parker’s “covered securities” (as defined in the respective agreements) by an amount designated in each agreement, and his entitlement to the cash bonus is subject to his compliance with the non-disclosure of trade secrets, confidentiality, and non-disparagement obligations and his timely execution and non-revocation of a general release of claims. The maximum potential payments to Mr. Parker under these agreements at the time of the Business Combination (which qualified as a change in control under the agreement) was approximately $915,000 in the aggregate.

Director Compensation

The table below sets forth information concerning the compensation of non-employee directors of Atkins who served in fiscal 2017 prior to the merger on July 7, 2017, and for the non-employee directors of the Company, serving after the merger through the fiscal year end on August 26, 2017. In addition to the amounts shown below, Atkins and the Company, respectively, also reimbursed all directors for travel expenses and other out-of-pocket costs incurred in connection with their attendance at meetings.

Name	Fees earned or paid in cash ($)	Stock/option awards ($)	All other compensation ($)	Total ($)
Atkins directors(1)
Ezra Field	—	—	—	—
Richard Laube	100,000	—	—	100,000
David Lee	—	—	—	—
Steve Heyer	50,000	—	—	50,000
Steve Powell	50,000	—	—	50,000
Tom McNeely	50,000	—	—	50,000
Michael Thompson	—	—	—	—
Patti Larchet	100,000	—	—	100,000
Simply Good Foods directors(2)
James M. Kilts	8,242	—	—	8,242
David J. West	11,676	—	—	11,676
James E. Healey	9,615	—	—	9,615
Clayton C. Daley, Jr	9,272	—	—	9,272
Nomi P. Ghez	8,929	—	—	8,929
Brian K. Ratzan	8,242	—	—	8,242
Robert G. Montgomery	8,242	—	—	8,242
Richard T. Laube	8,242	—	—	8,242
Arvin Kash	8,242	—	—	8,242

____________

(1)      Atkins directors received their full fees in two half year payments prior to the merger.

(2)      Company directors receive annual cash compensation of $60,000 paid quarterly, and Restricted Stock Units valued at $90,000. The Board chair, executive vice chair and chairs of the committees receive additional annual compensation. Mr. Kilts as Chair is entitled to receive an additional fee of $25,000, but he has waived his fee. Mr. West receives $25,000 as Executive Vice Chair. Mr. Healey receives $10,000 as Chair of the Audit Committee. Mr. Daley receives $7,500 as Chair of the Compensation Committee, and Ms. Ghez receives $5,000 as Chair of the Nominating and Governance Committee. The directors received a portion of their first quarter fees prorated from July 7, 2017 to August 26, 2017 (fiscal year end). No equity was granted to the directors in fiscal year 2017. Non-employee directors were granted 7,500 restricted stock units valued at $90,000 on September 6, 2017, which is fiscal 2018. The RSUs will vest in full on the anniversary of the grant, provided the director’s service has not terminated.

Director Stock Ownership Guidelines

Our non-employee directors are required to own Company stock equal to four times such director’s annual retainer. Directors are expected to satisfy these guidelines within 5 years of becoming a director and may not sell any Company stock until they are in compliance with such guidelines.

DESCRIPTION CAPITAL STOCK

Authorized and Outstanding Stock

Our amended and restated certificate of incorporation authorizes us to issue up to 600,000,000 shares of common stock, $0.01 par value per share, and 100,000,000 shares of preferred stock, $0.01 par value per share. As of the date of this prospectus, 70,562,477 shares of common stock were issued and outstanding, and no shares of preferred stock were issued and outstanding.

Common Stock

Voting Rights

Each holder of our common stock is entitled to one vote for each share on all matters submitted to a vote of the stockholders, including the election of directors. Simply Good Foods stockholders do not have cumulative voting rights in the election of directors. Accordingly, holders of a majority of the voting shares are able to elect all of the directors.

Dividend Rights

Holders of common stock will be entitled to receive such dividends, if any, as may be declared from time to time by our board of directors in its discretion out of funds legally available therefor. In no event will any stock dividends or stock splits or combinations of stock be declared or made on common stock unless the shares of common stock at the time outstanding are treated equally and identically.

Liquidation, Dissolution and Winding Up

In the event of our voluntary or involuntary liquidation, dissolution, distribution of assets or winding-up, the holders of the common stock will be entitled to receive an equal amount per share of all of our assets of whatever kind available for distribution to stockholders, after the rights of the holders of the preferred stock have been satisfied.

Preemptive or Other Rights

Our stockholders have no preemptive or other subscription rights and there are no sinking fund or redemption provisions applicable to our common stock.

Election of Directors

Simply Good Foods’ board of directors is divided into three classes, Class I, Class II and Class III, with only one class of directors being elected in each year and each class (except for those directors appointed prior to our first annual meeting of stockholders) serving a three-year term. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares of common stock outstanding are able to elect all of its directors. See “Management — Classified Board of Directors.”

Preferred Stock

Our board of directors has the authority, without further action by our stockholders, to issue up to 100,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges, and restrictions thereof. No shares of preferred stock are outstanding and we have no present plan to issue any shares of preferred stock.

Warrants

Each Warrant entitles the registered holder to purchase one whole share of our common stock at a price of $11.50 per share, subject to adjustment as discussed below. Pursuant to the warrant agreement, a warrantholder may exercise its Warrants only for a whole number of shares of common stock. The Warrants will expire on July 7, 2022, five years after the consummation of the Business Combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

We are not obligated to deliver any shares of common stock pursuant to the exercise of a Warrant and have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the shares of common stock underlying the Warrants is then effective and a prospectus relating thereto is current, subject to our satisfying our obligations described below with respect to registration. No Warrant will be exercisable and we will not be obligated to issue shares of common stock upon exercise of a Warrant unless the common stock issuable upon such Warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the Warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a Warrant, the holder of such Warrant will not be entitled to exercise such Warrant and such Warrant may have no value and expire worthless.

We have agreed that as soon as practicable, but in no event later than 15 business days after the closing of the Business Combination, we will use our best efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the shares of common stock issuable upon exercise of the Warrants. We will use our best efforts to cause the same to become effective within 60 business days following the Business Combination and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the Warrants in accordance with the provisions of the warrant agreement. Notwithstanding the above, if our common stock is at the time of any exercise of a Warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of public Warrants who exercise their Warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, but we will be required to use our best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

Once the Warrants become exercisable, we may call the Warrants for redemption:

•         in whole and not in part;

•         at a price of $0.01 per Warrant;

•         upon not less than 30 days’ prior written notice of redemption (the “30-day redemption period”) to each Warrant holder; and

•         if, and only if, the reported last sale price of the common stock equals or exceeds $18.00 per share for any 20 trading days within a 30-trading day period ending three business days before we send the notice of redemption to the Warrant holders.

If and when the Warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws.

We have established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the Warrants, each Warrant holder will be entitled to exercise its Warrant prior to the scheduled redemption date. However, the price of the common stock may fall below the $18.00 redemption trigger price as well as the $11.50 warrant exercise price after the redemption notice is issued.

If we call the Warrants for redemption as described above, we will have the option to require any holder that wishes to exercise its Warrant to do so on a “cashless basis.” In determining whether to require all holders to exercise their Warrants on a “cashless basis,” we will consider, among other factors, our cash position, the number of Warrants that are outstanding and the dilutive effect on our stockholders of issuing the maximum number of shares of common stock issuable upon the exercise of our Warrants. If we take advantage of this option, all holders of Warrants would pay the exercise price by surrendering their Warrants for that number of shares of common stock equal to the quotient obtained by dividing (x) the product of the number of shares of common stock underlying the Warrants, multiplied by the difference between the exercise price of the Warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of Warrants. If we take advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of common stock to be received upon exercise of the Warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a Warrant redemption. We believe this feature is an attractive option to us if we do not need the cash from the exercise of the Warrants. If we call the Warrants for redemption and we do not take advantage of this option, Conyers Park Sponsor and its permitted transferees would still be entitled to exercise their private placement Warrants for cash or on a cashless basis using the same formula described above that other Warrant holders would have been required to use had all Warrant holders been required to exercise their Warrants on a cashless basis, as described in more detail below.

A holder of a Warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such Warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the Warrant agent’s actual knowledge, would beneficially own in excess of 9.8% (or such other amount as a holder may specify) of the shares of common stock outstanding immediately after giving effect to such exercise.

If the number of outstanding shares of common stock is increased by a stock dividend payable in shares of common stock, or by a split-up of shares of common stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of common stock issuable on exercise of each Warrant will be increased in proportion to such increase in the outstanding shares of common stock. A rights offering to holders of common stock entitling holders to purchase shares of common stock at a price less than the fair market value will be deemed a stock dividend of a number of shares of common stock equal to the product of (i) the number of shares of common stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for common stock) multiplied by (ii) one (1) minus the quotient of (x) the price per share of common stock paid in such rights offering divided by (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for common stock, in determining the price payable for common stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of common stock as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the shares of common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the Warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of common stock on account of such shares of common stock (or other shares of our capital stock into which the Warrants are convertible), other than (a) as described above, or (b) certain ordinary cash dividends, then the Warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of common stock in respect of such event.

If the number of outstanding shares of our common stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of common stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of common stock issuable on exercise of each Warrant will be decreased in proportion to such decrease in outstanding shares of common stock.

Whenever the number of shares of common stock purchasable upon the exercise of the Warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of common stock purchasable upon the exercise of the Warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of common stock so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding shares of common stock (other than those described above or that solely affects the par value of such shares of common stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of its outstanding shares of common stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the Warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Warrants and in lieu of the shares of common stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the Warrants would have received if such holder had exercised their Warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of common stock in such a transaction is payable in the form of common stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the Warrant properly exercises the Warrant within thirty days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the warrant agreement based on the Black-Scholes value (as defined in the warrant agreement) of the Warrant.

The Warrants were issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and Conyers Park. The warrant agreement provides that the terms of the Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 50% of the then outstanding public Warrants to make any change that adversely affects the interests of the registered holders of public Warrants. The warrant agreement was amended and we assumed the obligations of Conyers Park under the warrant agreement in connection with the consummation of the Business Combination.

The Warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of Warrants being exercised. The Warrant holders do not have the rights or privileges of holders of common stock and any voting rights until they exercise their Warrants and receive shares of common stock. After the issuance of shares of common stock upon exercise of the Warrants, each holder will be entitled to one (1) vote for each share held of record on all matters to be voted on by stockholders.

No fractional shares will be issued upon exercise of the Warrants. If, upon exercise of the Warrants, a holder would be entitled to receive a fractional interest in a share, we, upon exercise, will round down to the nearest whole number of shares of common stock to be issued to the Warrant holder.

Private Placement Warrants

In connection with Conyers Park’s initial public offering, Conyers Park Sponsor purchased from Conyers Park an aggregate of 6,700,000 warrants in a private placement (including warrants required to be purchased in connection with the over-allotment option) at a price of $1.50 per warrant in a private placement that occurred simultaneously with the closing of the initial public offering (the “Private Placement Warrants”). Each Private Placement Warrant is exercisable for one whole share of our common stock at a price of $11.50 per share. The Private Placement Warrants are non-redeemable and exercisable on a cashless basis so long as they are held by Conyers Park Sponsor or its permitted transferees. Conyers Park Sponsor has agreed, subject to limited exceptions, not to transfer, assign or sell any of its Private Placement Warrants (including the common stock issuable upon exercise of the Private Placement Warrants) until 30 days after the completion of the Business Combination.

Our Transfer Agent and Warrant Agent

The transfer agent and registrar for our common stock and the warrant agent for the Warrants is Continental Stock Transfer & Trust Company.

Certain Anti-Takeover Provisions of Delaware Law, our Amended and Restated Certificate of Incorporation, and our Bylaws

Pursuant to our amended and restated certificate of incorporation, we have elected to opt out of the provisions of Section 203 of the Delaware General Corporation Law (the “DGCL”) regulating corporate takeovers and instead the amended and restated certificate of incorporation includes a provision that is substantially similar to Section 203 of the DGCL but carves out certain of our affiliates and their transferees from the definition of “interested stockholder” and makes certain related changes. This provision prevents us, under certain circumstances, from engaging in a “business combination” with:

•         a stockholder (other than certain of of our affiliates that are carved out of the provision pursuant to our amended and restated certificate of incorporation) who owns 15% or more of our outstanding voting stock (otherwise known as an “interested stockholder”);

•         an affiliate of an interested stockholder; or

•         an associate of an interested stockholder, for three years following the date that the stockholder became an interested stockholder. A ‘‘business combination’’ includes a merger or sale of more than 10% of our assets. However, the above provisions of Section 203 do not apply if:

•         our board of directors approves the transaction that made the stockholder an ‘‘interested stockholder,’’ prior to the date of the transaction;

•         after the completion of the transaction that resulted in the stockholder becoming an interested stockholder, that stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, other than statutorily excluded shares of common stock; or

•         on or subsequent to the date of the transaction, the business combination is approved by our board of directors and authorized at a meeting of our stockholders, and not by written consent, by an affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

Our amended and restated certificate of incorporation provides that our board of directors is classified into three classes of directors. As a result, in most circumstances, a person will be able to gain control of our board only by successfully engaging in a proxy contest at three or more annual meetings.

Our amended and restated certificate of incorporation does not only allow stockholders to act by written consent.

Our amended and restated certificate of incorporation provides that directors may be removed prior to the expiration of their terms by stockholders only for cause or upon the affirmative vote of at least 75% of the voting power of all outstanding shares of the Company.

Our amended and restated certificate of incorporation requires that changes or amendments to our amended and restated certificate of incorporation or amended and restated bylaws must be approved by at least 75% of the voting power of outstanding common stock.

Our amended and restated certificate of incorporation does not provide for cumulative voting in the election of directors; our board of directors is empowered to elect a director to fill a vacancy created by the expansion of the board of directors or the resignation, death, or removal of a director in certain circumstances; and our advance notice procedures includes requirements that the stockholders must comply with in order to nominate candidates to our board of directors or to propose matters to be acted upon at a stockholders’ meeting.

Our authorized but unissued common stock and preferred stock are available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Exclusive Forum for Certain Lawsuits

Our amended and restated certificate of incorporation requires, to the fullest extent permitted by law, that derivative actions brought in our name, actions against directors, officers and employees for breach of fiduciary duty and other similar actions may be brought only in the Court of Chancery in the State of Delaware and, if brought outside of Delaware, the stockholder bringing such suit will be deemed to have consented to service of process on such stockholder’s counsel. Although we believe this provision benefits us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against our directors and officers.

Investor Rights Agreement with Conyers Park Sponsor and Atkins Holdings LLC

For a description of the Investor Rights Agreement between Simply Good Foods and each of Conyers Park Sponsor and Atkins Holdings LLC, please see “Certain Relationships and Related Party Transactions — The Investor Rights Agreements.”

Listing of Securities

Our common stock and warrants are listed on NASDAQ under the symbols “SMPL” and “SMPL.W,” respectively.

Securities Eligible for Future Sale

Rule 144

Pursuant to Rule 144, a person who has beneficially owned restricted shares of our common stock or warrants for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as we were required to file reports) preceding the sale.

Persons who have beneficially owned restricted shares of our common stock or warrants for at least six months but who are our affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•         1% of the total number of shares of common stock then outstanding; or

•         the average weekly reported trading volume of the common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by our affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

•         the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•         the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•         the issuer of the securities has filed all Exchange Act reports and materials required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Current Reports on Form 8-K; and

•         at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

As of July 7, 2017, the date of the consummation of the Business Combination, we are no longer a shell company, and so, once the conditions set forth in the exceptions listed above are satisfied, Rule 144 will become available for the resale of the above noted restricted securities so long as such conditions continue to be satisfied.

BENEFICIAL OWNERSHIP OF SECURITIES

The following table sets forth information known to us regarding the beneficial ownership of our common stock as of November 10, 2017 by:

•         each person known by us to be the beneficial owner of more than 5% of the outstanding shares of common stock;

•         each of the Company’s current officers and directors; and

•         all executive officers and directors of the Company as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days.

The beneficial ownership of shares of our common stock is based on 70,562,477 shares outstanding.

Unless otherwise indicated, we believe that all persons named in the table below have sole voting and investment power with respect to all shares of common stock beneficially owned by the individuals below:

Name of Beneficial Owners(1)	Number of Shares Beneficially Owned	Approximate Percentage of Outstanding Common Stock
Wellington Management Group LLP(2)	7,499,604	10.63%
T. Rowe Price Associates, Inc.(3)	8,027,255	11.38%
The Baupost Group, L.L.C.(4)	4,712,500	6.68%
Glenhill Advisers, LLC(5)	2,855,901	4.05%
TD Asset Management Inc.(6)	2,501,900	3.55%
Manulife Asset Management Limited(7)	2,096,512	2.97%
Atkins Holdings LLC(8)	8,843,174	12.53%
Conyers Park Sponsor LLC(9)	9,962,500	14.12%
FMR LLC(10)	7,525,979	10.67%

James M. Kilts(9)	—	—
David J. West(9)	—	—
Brian K. Ratzan(9)	—	—
Clayton C. Daley Jr.	35,000	*
Nomi P. Ghez	50,000	*
James E. Healey	30,000	*
Robert G. Montgomery	25,000	*
Arvin “Rick” Kash	—	—
Richard T. Laube	168,988	*
Joseph E. Scalzo	368,643	*
Todd Cunfer	—	—
Annita M. Menogan	—	—
C. Scott Parker	91,604	*
Hanno E. Holm	13,733	*
Timothy A. Matthews	—	—
Jill Short Clark	16,804	—
All directors and executive officers as a group (16 individuals)	867,910	1.22%

____________

*         Less than 1 percent.

(1)      Unless otherwise noted, the business address of each of the following entities or individuals is c/o The Simply Good Foods Company, 1050 17th Street, Suite 1500, Denver, CO 80265.

(2)      As of April 28, 2017, as reported on Schedule 13G. Wellington Management Company LLP is an investment adviser registered under the Investment Advisers Act of 1940, as amended. Wellington Management Company LLP is an indirect subsidiary of Wellington Management Group LLP. The business address of Wellinginton Management Group LLP, Wellington Group Holdings LLP, Wellinginton Investment Advisors Holdings LLP and Wellington Management Company LLP is 280 Congress Street, Boston, Massachusetts 02210. The shares are owned of record by clients of the following investment advisers directly or indirectly owned by Wellington Management Group LLP (the “Wellington Investment Advisers”): Wellington Management Company LLP, Wellington Management Canada LLC, Wellington Management Singapore Pte Ltd, Wellington Management Hong Kong Ltd, Wellington Management International Ltd, Wellington Management Japan Pte Ltd and Wellington Management Australia Pty Ltd. These clients have the right to receive, or the power to direct the receipt of, dividends from, or the proceeds from the sale of, such shares. Wellington Investment Advisors Holdings LLP controls directly, or indirectly through Wellington Management Global Holdings, Ltd., the Wellington Investment Advisers. Wellington Investment Advisors Holdings LLP is owned by Wellington Group Holdings LLP. Wellington Group Holdings LLP is owned by Wellington Management Group LLP. Wellington Management Group LLP holds shared voting power of 6,133,197 shares of common stock and shares dispositive power over 7,205,244 shares of common stock.

(3)      As of December 31, 2016, as reported on Schedule 13G. T. Rowe Price Associates, Inc. (“Price Associates”) is an investment adviser registered under the Investment Advisers Act of 1940, as amended, The business address of Price Associates is 31 West 52nd Street, 22nd Floor, New York, New York 10019. Price Associates holds sole voting power of 819,133 shares of common stock and sole dispositive power of 4,496,966 shares of common stock. Price Associates does not serve as custodian of the assets of any of its clients; accordingly, in each instance only the client or the client’s custodian or trustee bank has the right to receive dividends paid with respect to, and proceeds from the sale of, such securities. The ultimate power to direct the receipt of dividends paid with respect to, and the proceeds from the sale of, such securities, is vested in the individual and institutional clients which Price Associates serves as investment adviser. Any and all discretionary authority which has been delegated to Price Associates may be revoked in whole or in part at any time. With respect to securities owned by any one of the T. Rowe Price Funds, only the custodian for each of such Funds, has the right to receive dividends paid with respect to, and proceeds from the sale of, such securities. No other person is known to have such right, except that the shareholders of each such Fund participate proportionately in any dividends and distributions so paid.

(4)      As of December 31, 2016, as reported on Schedule 13G. The Baupost Group, L.L.C. (“Baupost”) is a registered investment adviser and acts as the investment adviser to certain private investment limited partnerships on whose behalf these securities were purchased, and in such capacity has voting and investment power with respect to such securities. SAK Corporation is the manager of Baupost, and Mr. Seth A. Klarman is the sole owner of SAK Corporation. Mr. Klarman and SAK Corporation disclaim beneficial ownership of the securities. The business address of Baupost, SAK Corporation and Seth A. Klarman is 10 St. James Avenue, Suite 1700, Boston, MA 02116.

(5)      As of December 31, 2016, as reported on Schedule 13G. The business address of Glenhill Advisors, LLC, Glenn J. Krevlin, Glenhill Capital Advisors, LLC and Glenhill Capital Management, LLC (the “Glenhill Entities”) is 600 Fifth Avenue, 11th Floor, New York, New York 10020. Glenn J. Krevlin is the managing member and control person of Glenhill Advisors, LLC, and is the sole shareholder of Krevlin Management, Inc. Krevlin Management, Inc. is the managing member of Glenhill Capital Advisors, LLC, which is the investment manager of Glenhill Capital Overseas Master Fund, LP and Glenhill Long Fund, LP, each a security holder of the Issuer. Glenhill Advisors, LLC is the managing member of Glenhill Capital Management, LLC. Glenhill Capital Management, LLC is the managing member of Glenhill Long GP, LLC, and is sole shareholder of Glenhill Capital Overseas GP, Ltd. Glenhill Capital Overseas GP, Ltd. is general partner of Glenhill Capital Overseas Master Fund, LP. Glenhill Long GP, LLC is the general partner of Glenhill Long Fund, LP. Glenhill Capital Advisors, LLC is also the investment manager for certain third party accounts for which Units are held and managed by one or more of the Glenhill Entities for the benefit of such third parties. The Glenhill Entities have dispositive power and share certain voting power with respect to such Units, and receive management fees and performance-related fees in connection therewith.

(6)      As of December 31, 2016, as reported on Schedule 13G. The business address of TD Asset Management Inc. (“TDAM”) and TDAM USA Inc. (“TDAM USA”) is Canada Trust Tower, BCE Place, 161 Bay Street, 35th Floor, Toronto, Ontario, M5J 2T2. TDAM individually beneficially owns 2,496,600 shares. TDAM-USA individually beneficially owns 5,300 shares.

(7)      As of December 31, 2016, as reported on Schedule 13G. The business address of Manulife Financial Corporation (“MFC”) and MFC’s indirect, wholly-owned subsidiary Manulife Asset Management Limited (“MAML”) is 200 Bloor Street East, Toronto, Ontario, Canada, M4W 1E5. MAML has beneficial ownership of 2,096,512 shares of Income Trust Units. Through its parent-subsidiary relationship to MAML, MFC may be deemed to have beneficial ownership of these same shares. MAML has sole power to vote or to direct the voting of the shares of Income Trust Units beneficially owned.

(8)      Atkins Holdings LLC directly owns 8,843,174 shares of common stock. Atkins Holdings LLC, a Georgia limited liability company, is controlled by RC II Atkins LLC, a Georgia limited liability company. RC II Atkins LLC is controlled by Roark Capital Partners II, LP, a Delaware limited partnership. Roark Capital Partners II, LP is controlled by its general partner, Roark Capital GenPar II, LLC, a Delaware limited liability company, which is in turn controlled by its managing member, Neal K. Aronson. Each of RC II Atkins LLC, Roark Capital Partners II, LP, Roark Capital GenPar II, LLC and Mr. Aronson may be deemed to have voting and dispositive power with respect to the common stock directly owned by

Atkins Holdings LLC and therefore be deemed to be the beneficial owner of the common stock held by Atkins Holdings LLC, but each disclaim beneficial ownership of such common stock.

(9)      Excludes 6,700,000 shares which may be purchased by exercising warrants that are not presently exercisable. There are five managers of Sponsor’s board of managers, including Messrs. Kilts, West and Ratzan. Each manager has one vote, and the approval of three of the five members of the board of managers is required to approve an action of Sponsor. Under the so-called “rule of three,” if voting and dispositive decisions regarding an entity’s securities are made by three or more individuals, and a voting or dispositive decision requires the approval of a majority of those individuals, then none of the individuals is deemed a beneficial owner of the entity’s securities. This is the situation with regard to Sponsor. Based upon the foregoing analysis, no individual manager of Sponsor exercises voting or dispositive control over any of the securities held by Sponsor, even those in which he directly holds a pecuniary interest. Accordingly, none of them will be deemed to have or share beneficial ownership of such shares.

(10)    Includes 129,200 shares held by Fidelity Advisor Series I: Fidelity Advisor Balanced Fund; 1,529,800 shares held by Fidelity Puritan Trust Fidelity Balanced Fund; 1,400,000 shares held by Variable Insurance Products Fund II: Contrafund Portfolio; 175,100 shares held by Variable Insurance Products Fund III: Balanced Portfolio; 156,100 shares held by Fidelity Central Investment Portfolios LLC: Fidelity Consumer Staples Central Fund; 359,900 shares held by Fidelity Select Portfolios: Consumer Staples Portfolio; 39,700 shares held by Variable Insurance Products Fund IV: Consumer Staples Portfolio; and 210,200 shares held by Fidelity Summer Street Trust: Fidelity Export and Multinational Fund. These accounts are managed by direct or indirect subsidiaries of FMR LLC. Abigail P. Johnson is a Director, the Vice Chairman, the Chief Executive Officer and the President of FMR LLC.

Members of the Johnson family, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC.

Neither FMR LLC nor Abigail P. Johnson has the sole power to vote or direct the voting of the shares owned directly by the various investment companies registered under the Investment Company Act (“Fidelity Funds”) advised by Fidelity Management & Research Company (“FMR Co”), a wholly owned subsidiary of FMR LLC, which power resides with the Fidelity Funds’ Boards of Trustees. Fidelity Management & Research Company carries out the voting of the shares under written guidelines established by the Fidelity Funds’ Boards of Trustees.

SELLING STOCKHOLDERS

This prospectus relates to the resale by the Selling Stockholders from time to time of up to 18,945,674 shares of our Common Stock. The Selling Stockholders may from time to time offer and sell any or all of the Common Stock set forth below pursuant to this prospectus and any accompanying prospectus supplement. When we refer to the “Selling Stockholders” in this prospectus, we mean the persons listed in the table below, and the pledgees, donees, transferees, assignees, successors, designees and others who later come to hold any of the Selling Stockholders’ interest in the Common Stock other than through a public sale.

The following table sets forth, as of the date of this prospectus, the names of the Selling Stockholders, and the aggregate number of shares of Common Stock that the Selling Stockholders may offer pursuant to this prospectus. The percentages of shares of Common Stock owned by a particular holder are based on 70,562,477 shares of common stock that are outstanding as of September 28, 2017, determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended.

	Before the Offering			After the Offering
Name of Beneficial Owner	Number of Shares	Percentage of Outstanding Common Stock	Number of Shares Being Offered	Number of Shares	Percentage of Outstanding Common Stock
Atkins Holdings LLC(1)	8,843,174	12.53%	8,843,174	—	—
Conyers Park Sponsor LLC(2)	9,962,500	14.12%	9,962,500	—	—
Clayton C. Daley Jr.(3)	35,000	*	35,000	—	—
Nomi P. Ghez(3)	50,000	*	50,000	—	—
James E. Healey(3)	30,000	*	30,000	—	—
Robert G. Montgomery(3)	25,000	*	25,000	—	—

____________

*        Less than 1 percent.

(1)      Prior to the Business Combination, Atkins Holdings LLC controlled NCP-ATK Holdings, Inc., our predecessor and subsidiary. Atkins Holdings LLC is a party to an Investor Rights Agreement with the Company which provides for certain nomination rights. See “Certain Relationships and Related Party Transactions — The Investor Rights Agreements — Atkins Holdings LLC.”

(2)      Conyers Park Sponsor LLC is controlled by a board of five managers. Three of the members of the board of managers, Messrs. Kilts, West and Ratzan, currently serve as directors of the Company and as former executive officers of our subsidiary, Conyers Park Acquisition Corp. Conyers Park Sponsor LLC is a party to an Investor Rights Agreement with the Company which provides for certain nomination rights. See “Certain Relationships and Related Party Transactions — The Investor Rights Agreements — Conyers Park Sponsor.”

(3)      Currently serves as a director of the Company.

For certain additional information for each Selling Stockholder set forth in the above table, see “Principal Stockholders.”

We cannot advise you as to whether the Selling Stockholders will in fact sell any or all of such shares of Common Stock.

Selling Stockholder information for each additional Selling Stockholder, if any, will be set forth by prospectus supplement to the extent required prior to the time of any offer or sale of such Selling Stockholder’s shares pursuant to this prospectus. Any prospectus supplement may add, update, substitute, or change the information contained in this prospectus, including the identity of each Selling Stockholder and the number of shares registered on its behalf. A Selling Stockholder may sell or otherwise transfer all, some or none of such shares in this offering. See “Plan of Distributions.”

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Compensation arrangements with our named executive officers and directors are described elsewhere in this prospectus. There are no family relationships among any of our directors or executive officers.

Merger Agreement

On April 10, 2017, Conyers Park entered into the Merger Agreement to effect the Business Combination. Pursuant to the Merger Agreement, Simply Good Foods paid at the consummation of the Business Combination with respect to the shares of common stock, par value $0.01 per share, of NCP-ATK Holdings, Inc. (which does not include any shares issuable pursuant to Exercised Option Shares (as defined in the Merger Agreement), the “Company Common Stock”), and the Exercised Option Shares, an aggregate amount of $730,125,000, subject to customary purchase price adjustments (the “Merger Consideration”). The Merger Consideration consisted of, and was allocated between, 10,250,000 shares of our common stock (at a reference price of $10.00 per share) and an amount of cash equal to the Merger Consideration minus $102,500,000.00. The shares of Class A common stock of Conyers Park issued and outstanding at the closing were canceled and converted automatically into the right to receive one share of our common stock, subject to certain exceptions. Each warrant to purchase shares of Conyers Park common stock issued and outstanding at the closing were converted into a warrant to purchase our common stock.

Each issued and outstanding share of common stock of NCP-ATK Holdings, Inc., excluding certain shares of to be canceled pursuant to the Merger Agreement, Exercised Option Shares and any Company Dissenting Shares (as defined in the Merger Agreement), was canceled and converted automatically into the right to receive the following: (i) an amount in cash equal to the Cash Amount (as defined in the Merger Agreement) rounded up to the nearest whole cent; (ii) a number of shares of our common stock equal to the Stock Amount (as defined in the Merger Agreement); and (iii) a contingent right to a portion of the Escrow Amount (as defined in the Merger Agreement), Administrative Expense Amount (as defined in the Merger Agreement), any additional consideration received pursuant to the purchase price adjustment in Section 2.12 of the Merger Agreement, any Bonus Repayment Amount (as defined in the Merger Agreement) and any amounts payable pursuant to the Tax Receivables Agreement (as defined below) (clauses (i) through (iii) collectively, the “Stock Consideration”), in each case, payable, without interest, to the applicable Company Stockholder (as defined in the Merger Agreement) in accordance with the Merger Agreement.

Prior to the closing, holders of options to purchase common stock of NCP-ATK Holdings, Inc. had the opportunity to exercise their vested options. Such exercised vested options were cancelled and terminated at the closing and the holders of such options were entitled to the Exercised Option Shares Consideration (as defined in the Merger Agreement). All options that were either unvested or unexercised were cancelled at the closing.

Any outstanding warrants to purchase common stock of NCP-ATK Holdings, Inc. were sold to NCP-ATK Holdings, Inc. pursuant to the terms of the Warrant Agreement (as defined in the Merger Agreement) and cancelled at the closing and the holder of the warrant was entitled to receive the consideration set forth in the Warrant Agreement (as defined in the Merger Agreement).

The Investor Rights Agreements

Atkins Holdings LLC

At the closing of the Business Combination, Simply Good Foods, Conyers Park Sponsor and Atkins Holdings LLC entered into an Investor Rights Agreement (the “Atkins Holdings Investor Rights Agreement”) providing for, among other things, subject to the terms thereof, customary registration rights, including demand and piggy-back rights subject to cut-back provisions, and information rights in favor of Atkins Holdings LLC. Simply Good Foods has agreed to use its commercially reasonable efforts to file a shelf registration statement to register Atkins Holdings LLC’s shares at any time that Simply Good Foods is eligible to do so. Pursuant to the Investor Rights Agreement, Atkins Holdings LLC will agree not to sell, transfer, pledge or otherwise dispose of the shares of common stock in Simply Good Foods it receives in connection with the Business Combination for 180 days from the closing of the Business Combination, as well as to certain other lock-up provisions set forth therein.

In addition, pursuant to the Atkins Holdings Investor Rights Agreement, for so long as Atkins Holdings LLC holds approximately 50% of its shares of common stock it held on the closing of the merger, it will have the right to nominate one director to serve on the Board of Directors of Simply Good Foods as a Class III Director or, if it chooses not to do so or its nominated director resigns or is removed and is not replaced or nominated in accordance with the Investor Rights Agreement, to select one non-voting observer to participate in any meeting of the Board of Directors. Sponsor and its affiliates have agreed to vote their respective shares of common stock then beneficially owned in favor of the election or appointment of Atkins Holdings LLC’s director. Atkins Holdings LLC’s director will also serve on a standing committee of the Board of Directors chosen by Atkins Holdings LLC.

Conyers Park Sponsor

On July 7, 2017, in connection with the consummation of the Business Combination, Simply Good Foods and Conyers Park Sponsor entered into an Investor Rights Agreement (the “Conyers Park Investor Rights Agreement” and, together with the Atkins Holdings Investor Rights Agreement, the “Investor Rights Agreements”). The Conyers Park Investor Rights Agreement provides for, among other things, subject to the terms thereof, customary registration rights, including demand and piggy-back rights subject to cut-back provisions. Simply Good Foods has agreed to file a shelf registration statement to register Conyers Park Sponsor’s shares within 180 days of Closing. Pursuant to the Conyers Park Investor Rights Agreement, Conyers Park Sponsor will agree not to sell, transfer, pledge or otherwise dispose of the shares of common stock in Simply Good Foods it receives in connection with the Business Combination for 180 days from the Closing, subject to certain exceptions.

In addition, pursuant to the Conyers Park Investor Rights Agreement, for so long as Conyers Park Sponsor holds at least 50% of its shares of common stock it holds at Closing, it will have the right to nominate three directors to serve on the Board, and for so long as Conyers Park Sponsor holds at least 25% of its shares of common stock it holds at Closing, it will have the right to nominate one director to serve on the Board.

The Income Tax Receivable Agreement

In connection with the consummation of the Business Combination, we entered into an Income Tax Receivable Agreement with Roark Capital Acquisition, as the Stockholders Representative (the “Tax Receivable Agreement”). The Tax Receivable Agreement generally provides for the payment by Simply Good Foods to the Selling Equityholders for certain federal, state, local and non-U.S. tax benefits deemed realized (as further described below) in post-closing taxable periods by Simply Good Foods, Conyers Park, NCP-ATK Holdings, Inc. and its eligible subsidiaries (collectively, the “Tax Group”) from the use of up to $100 million of the following tax attributes: (i) net operating losses available to be carried forward as of the closing of the Business Combination; (ii) certain deductions generated by the consummation of the transactions contemplated by the Merger Agreement; and (iii) remaining depreciable tax basis from the 2003 acquisition of Atkins Nutritionals, Inc. In addition, Simply Good Foods will pay Roark Capital Acquisition, acting as the Stockholders’ Representative, on behalf of the Selling Equityholders for the use of 75% of up to $7.6 million of alternative minimum tax credit carryforwards (such alternative minimum tax credit carryforwards and the tax attributes described in clauses (i)-(iii) of the previous sentence, collectively, the “Tax Attributes”).

Under the Tax Receivable Agreement, the Tax Group is generally deemed to realize a tax benefit from the use of a Tax Attribute on a “with and without” basis, thereby generally treating the Tax Attribute as the last item used, except: (i) if in a given year a Tax Attribute would have been used but for Simply Good Foods or one of its subsidiaries having completed an acquisition of one or more business entities (e.g., a new acquisition provides tax attributes that offset income that otherwise would have been offset by a Tax Attribute), then the Tax Group will be deemed to realize the benefit it would have realized in the absence of the subsequent acquisition, until the aggregate tax benefits for that year equals $13.2 million (with any excess carried forward and paid in a year when the realized tax benefit is otherwise less than $13.2 million); and (ii) if the applicable corporate tax rate (and resulting realized tax benefit) is lower than it would have been but for a change of the taxable year after the closing date of the Business Combination (e.g., because the change in tax year enabled the Tax Group to benefit sooner from a legislative rate reduction), then the realized tax benefit will be calculated using the original higher rate (solely for U.S. federal tax purposes) for twelve months following the change of taxable year. Generally, Simply Good Foods will pay the Stockholders’ Representative for the deemed realized tax benefit for each taxable year, except that the amount payable will be adjusted if the realized tax benefit for prior taxable years is subsequently re-determined to be lower or higher than originally calculated (e.g., due to an audit that invalidates a deduction). In addition, any amount otherwise payable under the Tax Receivable Agreement will be reduced by the amount of any pre-closing income taxes of NCP-ATK Holdings, Inc. borne by Simply Good Foods (and any tax deductions arising from such income tax are generally treated as additional Tax Attributes). The Stockholders’ Representative is not required to repay any amounts previously paid under the Tax Receivable Agreement.

As a result of the foregoing, in certain circumstances (i) Simply Good Foods could be required to make payments under the Tax Receivable Agreement that are greater than or less than the actual tax savings that the Tax Group realizes in respect of the Tax Attributes and (ii) it is possible that Simply Good Foods may be required to make payments years in advance of the actual realization of tax benefits in respect of the Tax Attributes. In these situations, Simply Good Foods’ obligations under the Tax Receivable Agreement could have an adverse impact on Simply Good Foods’ liquidity and could have the effect of delaying, deferring or preventing certain mergers, asset sales, other forms of business combinations or other changes of control. There can be no assurance that Simply Good Foods will be able to finance its obligations under the Tax Receivable Agreement in a manner that does not adversely affect its working capital and growth requirements.

Indemnity Agreements

In connection with the consummation of the Business Combination, we entered into indemnity agreements with each of our directors and executive officers. Each indemnity agreement provides for indemnification and advancements by Simply Good Foods of certain expenses and costs relating to claims, suits or proceedings arising from his or her service to Simply Good Foods or, at our request, service to other entities, as officers or directors to the maximum extent permitted by applicable law.

Shareholder Agreements

NCP-ATK Holdings, Inc. and its then principal stockholder, Atkins Holdings LLC, previously entered into shareholder agreements with each of the other stockholders of Atkins, including Mr. Scalzo, its chief executive officer, and Mr. Gandert, its Chief Customer/Business Development Officer, which set forth certain rights and restrictions with respect to the ownership of shares of common stock of NCP-ATK Holdings, Inc.

These shareholder agreements were terminated in connection with the consummation of the Business Combination.

Management Agreement

NCP-ATK Holdings, Inc. was a party to an amended and restated management advisory and consulting services agreement, dated April 3, 2013 (the “Management Agreement”), with Roark Capital Management, LLC (“Roark”), pursuant to which Roark provided management consulting services to NCP-ATK Holdings, Inc. and received specified consideration for such services. The management consulting services generally consisted of advice concerning management, finance, marketing, strategic planning and such other services as was requested from time to time by NCP-ATK Holdings, Inc.

Pursuant to an arrangement with the then majority stockholder, NCP-ATK Holdings, Inc. was obligated to pay a management fee of the greater of $900,000 or an amount equal to 2% of consolidated adjusted EBITDA, as defined by the debt arrangements of NCP-ATK Holdings, Inc., which could be prorated upon a fiscal year-end change. Annual reimbursements for out-of-pocket expenses were limited to $200,000. During the 52-week period ended August 27, 2016, the 35-week period ended August 29, 2015, the 52-week period ended December 27, 2014 and the 52-week period ended December 28, 2013, the management fee expense was approximately $1.7 million, $0.9 million, $1.6 million and $1.4 million, respectively. The Management Agreement also included customary indemnification provisions in favor of Roark.

Simply Good Foods terminated the management agreement in connection with the consummation of the Business Combination; however, certain indemnification obligations still remain in effect.

Stock Purchase Agreement

On January 10, 2014, NCP-ATK Holdings, Inc. entered into a contingent stock purchase agreement with Robert C. Gandert, our Chief Customer/Business Development Officer, pursuant to which Mr. Gandert had the right to sell and to require NCP-ATK Holdings, Inc. to purchase 750 shares of common stock of NCP-ATK Holdings, Inc. held by Mr. Gandert for an aggregate purchase price of $891,088. The agreement was subject to Mr. Gandert’s continued employment with NCP-ATK Holdings, Inc., and contained other provisions relating to, among other things, a general release of claims against NCP-ATK Holdings, Inc. and affiliates of Roark. Simply Good Foods completed the transactions contemplated by the stock purchase agreement in connection with the consummation of the Business Combination.

Private Placement Warrants

Simultaneously with the commencement of Conyers Park’s initial public offering, Conyers Park completed the private sale of 6,700,000 warrants at a purchase price of $1.50 per warrant, to Conyers Park Sponsor, generating gross proceeds to us of $10,050,000. The private placement warrants were substantially similar to the warrants sold as part of the units issued in Conyers Park’s initial public offering, except that if held by the original holder or their permitted assigns, they (i) may be exercised for cash or on a cashless basis, (ii) are not subject to being called for redemption and (iii) subject to certain limited exceptions, are subject to transfer restrictions until 30 days following the consummation of the Business Combination. If the warrants are held by holders other than its initial holder, the warrants will be redeemable by Conyers Park and exercisable by holders on the same basis as the warrants issued as part of the units in Conyers Park’s initial public offering.

In connection with the consummation of the Business Combination, the private placement warrants were converted into Warrants to purchase our common stock. See “Description of Capital Stock — Warrants.”

Conyers Park Registration Rights Agreement

In connection with the Conyers Park initial public offering, Conyers Park Sponsor and certain of our independent directors that were previously directors of Conyers Park entered into a registration rights agreement with Conyers Park, entitling them to certain demand and “piggyback” registration rights with respect to the equity securities of Conyers Park. In connection with the consummation of the Business Combination, such registration rights agreement was superseded by the Conyers Park Investor Rights Agreement.

Administrative Services Agreement

On July 14, 2016, in connection with its initial public offering, Conyers Park entered into an Administrative Services Agreement with Conyers Park Sponsor, pursuant to which Conyers Park paid $10,000 per month for office space, utilities and administrative support (the “Administrative Services Agreement”). Upon the consummation of the Business Combination, the Administrative Services Agreement was terminated.

Policies and Procedures for Related Person Transactions

Simply Good Foods’ audit committee must review and approve any related person transaction it proposes to enter into. Our audit committee charter details the policies and procedures relating to transactions that may present actual, potential or perceived conflicts of interest and may raise questions as to whether such transactions are consistent with the best interest of Simply Good Foods and our stockholders. A summary of such policies and procedures is set forth below.

Any potential related party transaction that is brought to the audit committee’s attention will be analyzed by the audit committee, in consultation with outside counsel or members of management, as appropriate, to determine whether the transaction or relationship does, in fact, constitute a related party transaction. At its meetings, the audit committee will be provided with the details of each new, existing or proposed related party transaction, including the terms of the transaction, the business purpose of the transaction and the benefits to us and to the relevant related party.

In determining whether to approve a related party transaction, the audit committee must consider, among other factors, the following factors to the extent relevant:

•         whether the terms of the transaction are fair to Simply Good Foods and on the same basis as would apply if the transaction did not involve a related party;

•         whether there are business reasons for Simply Good Foods to enter into the transaction;

•         whether the transaction would impair the independence of an outside director;

•         whether the transaction would present an improper conflict of interest for any director or executive officer; and

•         any pre-existing contractual obligations.

Any member of the audit committee who has an interest in the transaction under discussion must abstain from any voting regarding the transaction, but may, if so requested by the chairman of the audit committee, participate in some or all of the audit committee’s discussions of the transaction. Upon completion of its review of the transaction, the audit committee may determine to permit or to prohibit the transaction.

CERTAIN U.S. FEDERAL INCOME AND ESTATE TAX CONSIDERATIONS FOR NON-U.S. HOLDERS

Overview

The following is a general summary of certain U.S. federal income and estate tax consequences to non-U.S. holders, as defined below, of the ownership and disposition of shares of our common stock. This summary deals only with shares of our common stock that are purchased by a non-U.S. holder in this offering and that will be held by such non-U.S. holder as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment).

For purposes of the discussion regarding U.S. federal income tax consequences, a “non-U.S. holder” means a beneficial owner of shares of our common stock that, for U.S. federal income tax purposes, is not any of the following:

•         an individual who is a citizen or resident of the United States;

•         an entity treated as a corporation created or organized (or deemed to be created or organized) in or under the laws of the United States, any state thereof or the District of Columbia;

•         any entity or arrangement treated as a partnership;

•         an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•         a trust if it (1) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person for U.S. federal income tax purposes.

If any entity or arrangement treated as a partnership for U.S. federal income tax purposes holds shares of our common stock, the tax treatment of a partner in such partnership generally will depend upon the status of the partner and the activities of the partner and the partnership. If you are a partner of a partnership considering an investment in shares of our common stock, you should consult your tax advisors.

This summary is based upon provisions of the Code, applicable U.S. Treasury regulations promulgated thereunder, rulings and other administrative pronouncements and judicial decisions, all as of the date hereof. These authorities are subject to different interpretations and may be changed, perhaps retroactively, so as to result in U.S. federal income and estate tax consequences different from those summarized below. We cannot assure you that a change in law will not significantly alter the tax considerations described in this summary.

This summary does not address all aspects of U.S. federal income and estate taxation (such as the alternative minimum tax or the unearned income Medicare contribution tax and does not address any aspects of other U.S. federal taxes (such as gift taxes) or state, local or non-U.S. taxes that may be relevant to non-U.S. holders in light of their particular circumstances. In addition, this summary does not describe the U.S. federal income tax consequences applicable to you if you are subject to special treatment under U.S. federal income tax laws (including if you are a U.S. expatriate or an entity subject to the U.S. anti-inversion rules, a bank or other financial institution, an insurance company, a tax-exempt organization, a trader, broker or dealer in securities or currencies, a regulated investment company, a real estate investment trust, a “controlled foreign corporation,” a “passive foreign investment company,” an entity treated as a partnership or other pass-through entity for U.S. federal income tax purposes (or an investor in such a pass-through entity), a person who acquired shares of our common stock as compensation or otherwise in connection with the performance of services, or a person who has acquired shares of our common stock as part of a straddle, hedge, conversion transaction, synthetic security or other integrated investment).

We have not sought and do not expect to seek any rulings from the U.S. Internal Revenue Service (the “IRS”) regarding the matters discussed below. There can be no assurance that the IRS will not take positions concerning the tax consequences of the ownership or disposition of shares of our common stock that differ from those discussed below.

The discussion below assumes that no item of income or gain in respect of shares of our common stock at any time will be effectively connected with a U.S. trade or business conducted by a non-U.S. holder. If you are a non-U.S. holder conducting a U.S. trade or business and your income or gain in respect of shares of our common stock is effectively connected with such U.S. trade or business, you should consult your tax advisor regarding the U.S. federal income tax (including branch profits tax) consequences resulting from your investment in shares of our common stock.

This summary is for general information only and is not intended to constitute a complete description of all U.S. federal income and estate tax consequences for non-U.S. holders relating to the ownership and disposition of shares of our common stock. If you are considering the purchase of shares of our common stock, you should consult your tax advisors concerning the particular U.S. federal income and estate tax consequences to you of the ownership and disposition of shares of our common stock, as well as the consequences to you arising under other U.S. federal tax laws and the laws of any other applicable taxing jurisdiction in light of your particular circumstances.

Dividends

In general, cash distributions on shares of our common stock will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent any such distributions exceed both our current and our accumulated earnings and profits, they will first be treated as a return of capital reducing your tax basis in our common stock (determined on a share by share basis), but not below zero, and thereafter will be treated as gain from the sale of stock (the treatment of which is discussed below under “— Gain on Disposition of Shares of Common Stock”).

As discussed under “Dividends” above, we do not currently anticipate paying any cash dividends on shares of our common stock in the foreseeable future. In the event that we do pay dividends on shares of our common stock, subject to the discussions below of backup withholding and FATCA (as defined below), such dividends paid to a non-U.S. holder generally will be subject to a U.S. federal withholding tax at a 30% rate, or such lower rate as may be specified by an applicable income tax treaty.

A non-U.S. holder of shares of our common stock who wishes to claim the benefit of an applicable treaty rate (and avoid backup withholding, as discussed below) for dividends generally will be required (a) to complete IRS Form W-8BEN or W-8BEN-E (or other applicable form) and certify under penalty of perjury that such holder is not a “United States person” as defined under the Code and is eligible for treaty benefits, or (b) if shares of our common stock are held through certain non-U.S. intermediaries (including certain non-U.S. partnerships), to satisfy the relevant certification requirements of applicable U.S. Treasury regulations. This certification must be provided to us (or, if applicable, our paying agent) prior to the payment to the non-U.S. holder of any dividends, and may be required to be updated periodically.

A non-U.S. holder of shares of our common stock eligible for a reduced rate of United States federal withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

Gain on Disposition of Shares of Common Stock

Subject to the discussions below of backup withholding and FATCA (as defined below), any gain realized by a non-U.S. holder on the sale or other disposition of shares of our common stock generally will not be subject to United States federal income tax, unless:

•         the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of such sale or other disposition, and certain other conditions are met, in which case the non-U.S. holder will be subject to a 30% tax on the individual’s net capital gain for the year; or

•         we are or have been a U.S. real property holding corporation (a “USRPHC”) for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of the disposition or the period that the non-U.S. holder held shares of our common stock (the “applicable period”).

We will be a USRPHC if at any time that the fair market value of our “United States real property interests,” as defined in the Code and applicable Treasury regulations, equals or exceeds 50% of the aggregate fair market value of our worldwide real property interests and our other assets used or held for use in a trade or business. We believe that we are not, and do not anticipate becoming, a USRPHC. However, because the determination of whether we are a USRPHC depends on the fair market value of our U.S. real property relative to the fair market value of other business assets, there can be no assurance that we are not currently or will not become a USRPHC in the future. Even if we are or become a USRPHC, so long as our common stock is regularly traded on an established securities market, a non-U.S. holder will be subject to U.S. federal income tax on any gain not otherwise taxable only if such non-U.S. holder actually or constructively owned more than five percent of our outstanding common stock at some time during the applicable period, but there can be no assurance that our common stock will be treated as regularly traded on an established securities market. You should consult your tax advisor about the consequences that could result if we are, or become, a USRPHC.

Information Reporting and Backup Withholding

The amount of dividends paid to each non-U.S. holder, and the tax withheld with respect to such dividends generally will be reported annually to the IRS and to each such holder, regardless of whether withholding was reduced or eliminated by an applicable tax treaty. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides or is established under the provisions of an applicable income tax treaty or agreement.

A non-U.S. holder generally will be subject to backup withholding with respect to dividends paid to such holder unless such holder certifies under penalty of perjury (generally on an applicable IRS Form W-8) that it is not a “United States person” as defined under the Code (and the payor does not have actual knowledge or reason to know that such holder is such a United States person), or such holder otherwise establishes an exemption.

Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale or other disposition by a non-U.S. holder of shares of our common stock within the United States or conducted through certain U.S.-related financial intermediaries unless such non-U.S. holder certifies under penalty of perjury that it is not a “United States person” as defined under the Code (and the payor does not have actual knowledge or reason to know that such holder is such a United States person), or such holder otherwise establishes an exemption.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.

Additional Withholding Tax on Payments Made to Foreign Accounts

Withholding taxes may be imposed under Sections 1471 to 1474 of the Code (such Sections commonly referred to as the Foreign Account Tax Compliance Act (“FATCA”)) on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. Specifically, FATCA may impose a withholding tax of 30% on dividend income from our common stock and, once effective, on the gross proceeds of a sale or other disposition of our common stock, in each case, paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code), unless (i) the foreign financial institution undertakes certain diligence and reporting obligations, including providing sufficient documentation evidencing its compliance (or deemed compliance with FATCA), (ii) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in (i) above, it must enter into an agreement with the U.S. Department of Treasury requiring, among other things, that it undertake to identify accounts held by certain “specified United States persons” or “United States-owned foreign entities” (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. Alternatively, foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. Under certain circumstances, a non-U.S. holder of our common stock might be eligible for refunds or credits of such withholding taxes, and a non-U.S. holder might be required to file a U.S. federal income tax return to claim such refunds or credits.

Under the applicable U.S. Treasury regulations, withholding under FATCA generally applies to payments of dividends on shares of our common stock and, pursuant to current administrative guidance, is expected to apply to payments of gross proceeds made after December 31, 2018. Non-U.S. holders should consult their tax advisors regarding the potential application of withholding under FATCA on their investment in our common stock.

U.S. Federal Estate Tax

Shares of our common stock that are owned (or deemed to be owned) at the time of death by a non-U.S. holder (as specifically defined for U.S. federal estate tax purposes) who is an individual will be includable in such non-U.S. holder’s taxable estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

THE SUMMARY OF CERTAIN U.S. FEDERAL INCOME AND ESTATE TAX CONSIDERATIONS ABOVE IS INCLUDED FOR GENERAL INFORMATION PURPOSES ONLY. POTENTIAL PURCHASERS OF OUR COMMON STOCK ARE URGED TO CONSULT THEIR TAX ADVISORS TO DETERMINE THE U.S. FEDERAL, STATE AND LOCAL AND NON-U.S. INCOME, ESTATE AND OTHER TAX CONSIDERATIONS OF OWNING AND DISPOSING OF OUR COMMON STOCK.

PLAN OF DISTRIBUTION

The Selling Stockholders, which as used herein includes donees, pledgees, transferees, distributees or other successors-in-interest selling shares of our Common Stock or interests in shares of our Common Stock received after the date of this prospectus from the Selling Stockholders as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer, distribute or otherwise dispose of certain of their shares of our Common Stock or interests in shares of our Common Stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The Selling Stockholders may use any one or more of the following methods when disposing of shares or interests therein:

•         ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•         one or more underwritten offerings;

•         block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction

•         purchases by a broker-dealer as principal and resale by the broker-dealer for its accounts;

•         an exchange distribution in accordance with the rules of the applicable exchange;

•         privately negotiated transactions

•         internal distributions to their members, partners or shareholders;

•         short sales effected after the date of the registration statement of which this prospectus is a part is declared effective by the SEC;

•         through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•         in market transactions, including transactions on a national securities exchange or quotations service or over-the-counter market;

•         directly to one or more purchasers;

•         through agents;

•         broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share; and

•         a combination of any such methods of sale.

The Selling Stockholders may, from time to time, pledge or grant a security interest in some of the shares of our Common Stock owned by them and, if a Selling Stockholder defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell the shares of our Common Stock, from time to time, under this prospectus, or under an amendment or supplement to this prospectus amending the list of the Selling Stockholders to include the pledgee, transferee or other successors in interest as the Selling Stockholders under this prospectus. The Selling Stockholders also may transfer the shares of our Common Stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of our Common Stock or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of our Common Stock in the course of hedging the positions they assume. The Selling Stockholders may also sell shares of our Common Stock short and deliver these securities to close out their short positions, or loan or pledge our Common Stock to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial Institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the Selling Stockholders from the sale of our Common Stock offered by them will be the purchase price of our Common Stock less discounts or commissions, if any. The Selling Stockholders reserve the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of our Common Stock to be made directly or through agents. We will not receive any of the proceeds from any offering by the Selling Stockholders.

The Selling Stockholders also may in the future resell a portion of the shares of our Common Stock in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule, or pursuant to other available exemptions from the registration requirements of the Securities Act.

The Selling Stockholders and any underwriters, broker-dealers or agents that participate in the sale of our Common Stock or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares of our Common Stock may be underwriting discounts and commissions under the Securities Act. If any Selling Stockholder is an “underwriter” within the meaning of Section 2(11) of the Securities Act, then the Selling Stockholder will be subject to the prospectus delivery requirements of the Securities Act. Underwriters and their controlling persons, dealers and agents may be entitled, under agreements entered into with us and the Selling Stockholders, to indemnification against and contribution toward specific civil liabilities, including liabilities under the Securities Act.

To the extent required, the shares of our Common Stock to be sold, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, and any applicable discounts, commissions, concessions or other compensation with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

To facilitate the offering of the shares of our Common Stock offered by the Selling Stockholders, certain persons participating in the offering may engage in transactions that stabilize, maintain or otherwise affect the price of our Common Stock. This may include over-allotments or short sales, which involve the sale by persons participating in the offering of more shares than were sold to them. In these circumstances, these persons would cover such over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option, if any. In addition, these persons may stabilize or maintain the price of our Common Stock by bidding for or purchasing shares in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if shares sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of our Common Stock at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time.

Under the Investor Rights Agreements, we have agreed to indemnify the Selling Stockholders party thereto against certain liabilities that they may incur in connection with the sale of the securities registered hereunder, including liabilities under the Securities Act, and to contribute to payments that the Selling Stockholders may be required to make with respect thereto. In addition, we and the Selling Stockholders may agree to indemnify any underwriter, broker-dealer or agent against certain liabilities related to the selling of the securities, including liabilities arising under the Securities Act.

We have agreed to maintain the effectiveness of this registration statement until all such securities have been sold under this registration statement or Rule 144 under the Securities Act or are no longer outstanding. We have agreed to pay all expenses in connection with this offering, but not including underwriting fees, discounts, selling commissions, stock transfer taxes and certain legal expenses; however, the Selling Stockholders will pay, on a pro rata basis, any underwriting fees, discounts, selling commissions, stock transfer taxes and certain legal expenses relating to the offering. This summary of the terms of the Investor Rights Agreements and other statements relating thereto do not purport to be complete and is subject to, and qualified in its entirety by reference to, the full text of the Investor Rights Agreements, copies of which have been filed as Exhibit 10.1 and Exhibit 10.2 to this registration statement.

Selling Stockholders may use this prospectus in connection with resales of the Common Stock. This prospectus and any accompanying prospectus supplement will identify the Selling Stockholders, the terms of the Common Stock and any material relationships between us and the Selling Stockholders. Selling Stockholders may be deemed to be underwriters under the Securities Act in connection with the Common Stock they resell and any profits on the sales may be deemed to be underwriting discounts and commissions under the Securities Act. Unless otherwise set forth in a prospectus supplement, the Selling Stockholders will receive all the net proceeds from the resale of the Common Stock.

A Selling Stockholder that is an entity may elect to make an in-kind distribution of shares of common stock to its members, partners or shareholder pursuant to the registration statement of which this prospectus is a part by delivering a prospectus. To the extent that such members, partners or shareholders are not affiliates of ours, such members, partners or shareholders would thereby receive freely tradable shares of Common Stock pursuant to the distribution through a registration statement.

We are required to pay all fees and expenses incident to the registration of the shares of our common stock to be offered and sold pursuant to this prospectus, which we expect to be approximately $122,000.

LEGAL MATTERS

Certain legal matters relating to the validity of the common stock to be issued hereunder will be passed upon for us by Kirkland & Ellis LLP, New York, New York.

EXPERTS

The consolidated financial statements of The Simply Good Foods Company (successor) at August 26, 2017 and for the period July 7, 2017 through August 27, 2016 and the consolidated financial statements of NCP-ATK Holdings, Inc. and subsidiaries (predecessor) at August 27, 2016 and for the period August 28, 2016 through July 6, 2017, 52-week periods ended August 27, 2016, the 35-week period ended August 29, 2015, and the 52-week period ended December 27, 2014, included in this prospectus have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The audited financial statements of Conyers Park Acquisition Corp. as of December 31, 2016 and for the period from April 20, 2016 (inception) to December 31, 2016 included in this prospectus have been so included in reliance on a report of WithumSmith+Brown, PC, an independent registered public accounting firm, appearing elsewhere herein given on the authority of said firm, as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. We have also filed a registration statement on Form S-1, including exhibits, under the Securities Act of 1933, as amended, with respect to the common stock offered by this prospectus (File No. 333-220775). This prospectus is part of the registration statement, but does not contain all of the information included in the registration statement or the exhibits. You may read and copy the registration statement and any other document that we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. Our SEC filings are also available to the public on the internet at a website maintained by the SEC located at http://www.sec.gov.

Index to Financial Statements

Page Number
Audited Consolidated Financial Statements of The Simply Good Foods Company and Subsidiaries
Report of Independent Registered Public Accounting Firm	F-2
Consolidated Balance Sheets as of August 26, 2017 and August 27, 2016	F-3

Consolidated Statements of Operations and Comprehensive Income (Loss) for the successor period from July 7, 2017 through August 26, 2017, the predecessor period from August 28, 2016 through July 6, 2017, the 52-week period ended August 27, 2016, the 35-week period ended August 29, 2015, the 52-week period ended December 27, 2014

F-4

Consolidated Statements of Changes in Stockholders’ Equity (Deficit) for the 52-week periods ended December 28, 2013 and December 27, 2014, the 35-week period ended August 29, 2015, the 52-week period ended August 27, 2016, the predecessor period from August 28, 2016 through July 6, 2017, and the successor period from July 7, 2017 through August 26, 2017

F-5

Consolidated Statements of Cash Flows for the successor period from July 7, 2017 through August 26, 2017, the predecessor period from August 28, 2016 through July 6, 2017, the 52-week period ended August 27, 2016, the 35-week period ended August 29, 2015, the 52-week period ended December 27, 2014

F-7
Notes to Consolidated Financial Statements	F-8

Audited Financial Statements of Conyers Park Acquisition Corp.
Report of Independent Registered Public Accounting Firm	F-36
Balance Sheet as of December 31, 2016	F-37
Statement of Operations for the period from April 20, 2016 (inception) through December 31, 2016	F-38
Statement of Changes in Stockholders’ Equity for the period from April 20, 2016 (inception) through December 31, 2016	F-39
Statement of Cash Flows for the period from April 20, 2016 (inception) through December 31, 2016	F-40
Notes to Financial Statements	F-41

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders of

The Simply Good Foods Company and

NCP-ATK Holdings, Inc. and subsidiaries

We have audited the accompanying consolidated balance sheet of The Simply Good Foods Company (successor) as of August 26, 2017, and the related successor consolidated statements of operations and comprehensive income (loss), changes in stockholders’ equity, and cash flows for the period July 7, 2017 through August 26, 2017. We have also audited the accompanying consolidated balance sheet of NCP-ATK Holdings, Inc. and subsidiaries (predecessor) as of August 27, 2016, and the related predecessor consolidated statements of operations and comprehensive income (loss), changes in stockholders’ equity (deficit), and cash flows for the period from August 28, 2016 through July 6, 2017, the 52-week period ended August 27, 2016, the 35-week period ended August 29, 2015, and the 52-week period ended December 27, 2014. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of The Simply Good Foods Company at August 26, 2017, and the consolidated results of their operations and their cash flows for the period July 7, 2017 through August 26, 2017 in conformity with the U.S. generally accepted accounting principles. It is also our opinion that the financial statements referred to above present fairly, in all material respects, the consolidated financial position of NCP-ATK Holdings, Inc. and subsidiaries at August 27, 2016, and the consolidated results of their operations and their cash flows for the period from August 28, 2016 through July 6, 2017, the 52-week period ended August 27, 2016, the 35-week period ended August 29, 2015, and the 52-week period ended December 27, 2014 in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

Denver, Colorado
November 9, 2017

The Simply Good Foods Company, and Subsidiaries
Consolidated Balance Sheets
(Dollars in thousands, except share data)

	August 26, 2017	August 27, 2016
	(Successor)	(Predecessor)
Assets
Current assets:
Cash and cash equivalents	$56,501	$78,492
Accounts receivable, net	37,181	42,839
Inventories, net	29,062	27,544
Prepaid expenses	2,904	1,753
Other current assets	8,263	8,353
Total current assets	133,911	158,981

Long-term assets:
Property and equipment, net	2,105	2,273
Intangible assets, net	319,148	185,688
Goodwill	465,030	40,724
Other long term assets	2,294	1,846
Total assets	$922,488	$389,512

Liabilities and stockholders’ equity (deficit)

Current liabilities:
Accounts payable	$14,859	$18,750
Accrued interest	561	4,028
Accrued expenses and other current liabilities	15,042	16,629
Current portion of TRA liability	2,548	—
Current maturities of long-term debt	234	11,387
Total current liabilities	33,244	50,794

Long-term liabilities:
Long-term debt, less current maturities	191,856	321,638
Warrant liabilities	—	15,722
Long term portion of TRA liability	23,127	—
Deferred income taxes	75,559	29,192
Total liabilities	323,786	417,346

See commitments and contingencies (Note 10)

Stockholders’ equity (deficit):
Preferred stock (Successor), $0.01 par value, 100,000,000 shares authorized, none issued	—	—
Common stock (Successor), $0.01 par value, 600,000,000 shares authorized, 70,628,322 issued and outstanding	706	—
Common stock (Predecessor), $0.01 par value, 600,000 shares authorized, 508,132 issued and outstanding	—	5
Additional paid-in-capital	610,138	(43,551)
(Accumulated deficit) Retained earnings	(12,161)	16,155
Accumulated other comprehensive income (loss)	19	(443)
Total stockholders’ equity (deficit)	598,702	(27,834)
Total liabilities and stockholders’ equity (deficit)	$922,488	$389,512

See accompanying notes to the consolidated financial statements.

The Simply Good Foods Company, and Subsidiaries
Consolidated Statements of Operations and Comprehensive Income (Loss)
(Dollars in thousands, except share data)

	2017		2016	2015	2014
	From July 7, 2017 through August 26, 2017	From August 28, 2016 through July 6, 2017	52-weeks ended August 27, 2016	35-weeks ended August 29, 2015	52-weeks ended December 27, 2014
	(Successor)	(Predecessor)	(Predecessor)	(Predecessor)	(Predecessor)
Net sales	$56,334	$339,837	$427,858	$252,898	$429,858
Cost of goods sold	35,941	179,998	248,464	151,978	249,832
Gross profit	20,393	159,839	179,394	100,920	180,026

Operating Expenses:
Distribution	2,784	14,970	18,489	11,429	19,481
Selling	2,322	13,905	18,513	14,632	22,282
Marketing	4,615	33,589	37,751	30,515	33,548
General and administrative	7,813	39,276	46,961	29,028	41,000
Depreciation and amortization	1,000	8,617	10,179	7,267	11,195
Business combination transaction costs	—	25,608	—	—	—
Other Expense	—	141	1,542	65	146
Total operating expenses	18,534	136,106	133,435	92,936	127,652

Income from operations	1,859	23,733	45,959	7,984	52,374

Other income (expense):
Change in warrant liabilities	—	722	(722)	1,689	143
Interest expense	(1,662)	(22,724)	(27,195)	(18,331)	(27,823)
Loss (gain) on foreign currency transactions	513	133	(619)	(1,045)	(1,211)
Other income	30	221	118	55	96
Total other expense	(1,119)	(21,648)	(28,418)	(17,632)	(28,795)

Income (loss) before income taxes	740	2,085	17,541	(9,648)	23,579
Income tax expense (benefit)	290	4,570	7,507	(4,334)	9,623
Net income (loss)	$450	$(2,485)	$10,034	$(5,314)	$13,956

Other comprehensive income:
Foreign currency translation adjustments	19	(199)	621	(27)	292
Comprehensive income (loss)	$469	$(2,684)	$10,655	$(5,341)	$14,248

Earnings per share from net income:
Basic	$0.01
Diluted	$0.01
Weighted average shares outstanding:
Basic	70,562,477
Diluted	71,254,770

See accompanying notes to the consolidated financial statements.

The Simply Good Foods Company and Subsidiaries
Consolidated Statement of Stockholders’ Equity (Deficit)
(Dollars in thousands, except share data)

Stockholders’ Equity NCP — ATK Holdings, Inc. and Subsidiaries
	Common Stock		Additional Paid-In	Retained Earnings (Accumulated	Accumulated Other Comprehensive Income
Predecessor	Shares	Amount	Capital	Deficit)	(Loss)	Total
Balance, December 28, 2013	501,115	$5	$(50,066)	$(2,521)	$(1,329)	$(53,911)
Net Income	—	—	—	13,956	—	13,956
Stock compensation	—	—	1,428	—	—	1,428
Foreign currency translation adjustment	—	—	—	—	292	292
Excess tax benefit from stock-based compensation	—	—	97	—	—	97
Exercise of options to purchase common stock	4,833	—	1,921	—	—	1,921
Balance, December 27, 2014	505,948	5	(46,620)	11,435	(1,037)	(36,217)
Net Income (loss)	—	—	—	(5,314)	—	(5,314)
Stock compensation	—	—	225	—	—	225
Foreign currency translation adjustment	—	—	—	—	(27)	(27)
Exercise of options to purchase common stock	72	—	11	—	—	11
Balance, August 29, 2015	506,020	5	(46,384)	6,121	(1,064)	(41,322)
Net Income	—	—	—	10,034	—	10,034
Stock compensation	—	—	2,104	—	—	2,104
Foreign currency translation adjustment	—	—	—	—	621	621
Excess tax benefit from stock-based compensation	—	—	403	—	—	403
Exercise of options to purchase common stock	2,112	—	326	—	—	326
Balance, August 26, 2016	508,132	5	(43,551)	16,155	(443)	(27,834)
Net Income (loss)	—	—	—	(2,485)	—	(2,485)
Stock compensation	—	—	2,441	—	—	2,441
Foreign currency translation adjustments	—	—	—	—	(199)	(199)
Excess tax benefit from stock-based compensation	—	—	(59)	—	—	(59)
Exercise of options to purchase common stock	387	—	109	—	—	109
Balance, July 6, 2017	508,519	$5	$(41,060)	$13,670	$(642)	$(28,027)

See accompanying notes to the consolidated financial statements.

The Simply Good Foods Company, and Subsidiaries
Consolidated Statement of Stockholders’ Equity (Deficit)
(In thousands)

Stockholders’ Equity The Simply Good Foods Company and Subsidiaries
	Common Stock		Additional Paid-In	Retained Earnings (Accumulated	Accumulated Other Comprehensive
Successor	Shares	Amount	Capital	Deficit)	Income	Total
Balance, July 7, 2016	70,562	$706	$609,726	$(12,611)	$—	$597,821
Net Income	—	—	—	450	—	450
Stock compensation	—	—	412	—	—	412
Foreign currency translation adjustments	—	—	—	—	19	19
Issuance of Restricted Stock Unit	66	—	—	—	—	—
Balance, August 26, 2017	70,628	$706	$610,138	$(12,161)	$19	$598,702

See accompanying notes to unaudited consolidated financial statements.

The Simply Good Foods Company, and Subsidiaries
Consolidated Statements of Cash Flows
(Dollars in thousands)

	2017		2016	2015	2014
	From July 7, 2017 through August 26, 2017	From August 28, 2016 through July 6, 2017	52-weeks ended August 27, 2016	35-weeks ended August 29, 2015	52-weeks ended December 27, 2014
	(Successor)	(Predecessor)	(Predecessor)	(Predecessor)	(Predecessor)
Operating activities
Net income (loss)	$450	$(2,485)	$10,034	$(5,314)	$13,956
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	1,000	8,617	10,179	7,267	11,195
Amortization of deferred financing costs and debt discount	192	1,950	2,159	1,285	2,126
Stock compensation expense	412	2,441	2,104	225	1,428
Change in warrant liabilities	—	(722)	722	(1,689)	(143)
Unrealized (gain) loss on foreign currency transactions	(513)	(133)	619	1,045	1,211
Deferred income taxes	(382)	(3,880)	5,505	(3,852)	8,786
Changes in operating assets and liabilities:
Accounts receivable, net	(5,556)	14,447	(14,854)	24,852	(8,676)
Inventories, net	4,130	1,912	6,078	(2,734)	833
Prepaid expenses	(1,107)	36	(391)	1,924	453
Other current assets	5,340	(10,548)	(1,309)	(574)	(4,735)
Accounts payable	2,089	(7,246)	2,247	(3,872)	(205)
Accrued interest	561	(3,615)	(211)	(1,986)	(113)
Accrued expenses and other current liabilities	(34,096)	21,459	6,029	4,126	(2,619)
Other	124	(294)	112	(277)	(18)
Net cash provided by (used in) operating activities	(27,356)	21,939	29,023	20,426	23,479

Investing activities
Purchases of property, plant, and equipment	(458)	(498)	(815)	(968)	(875)
Acquisition of business, net of cash acquired	(600,825)	(19,960)	—	—	—
Cash withdrawn from trust account	403,979	—	—	—	—
Net cash provided by (used in) investing activities	(197,304)	(20,458)	(815)	(968)	(875)

Financing activities
Proceeds from option exercises	—	109	326	11	1,921
Excess tax benefit from stock-based compensation	—	(59)	403	—	97
Principal payments of long-term debt	—	(53,586)	(7,464)	(2,176)	(6,875)
Proceeds from issuance of private placement equity, net of issuance costs	97,000	—	—	—	—
Proceeds from issuance of long term debt, net of issuance costs	191,899	—	—	—	—
Payment of Conyers Park deferred equity issuance costs	(8,100)	—	—	—	—
Net cash provided by (used in) financing activities	280,799	(53,536)	(6,735)	(2,165)	(4,857)
Cash and cash equivalents
Net increase (decrease) in cash	56,139	(52,055)	21,473	17,293	17,747
Effect of exchange rate on cash	159	(10)	(75)	(113)	(249)
Cash at beginning of period	203	78,492	57,094	39,914	22,416
Cash and cash equivalents at end of period	$56,501	$26,427	$78,492	$57,094	$39,914

Supplemental disclosures of cash flow information
Cash paid for interest	$900	$24,334	$25,247	$19,067	$25,798
Cash paid for taxes	$—	$12,711	$812	$368	$3,624

See accompanying notes to the consolidated financial statements.

Notes to Consolidated Financial Statements
(In Thousands, Except for shares data)

1. Nature of Operations and Principles of Consolidation

Conyers Park Acquisition Corp (“Conyers Park”) was formed on April 20, 2016, as a special purpose acquisition company (“SPAC”) for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses.

The Simply Good Foods Company (“Simply Good Foods”), was formed by Conyers Park on March 30, 2017. On April 10, 2017, Conyers Park and NCP-ATK Holdings, Inc. (“Atkins”) announced that they entered into a definitive agreement (the “Merger Agreement”). On July 7, 2017, (the “Closing Date”), pursuant to the Merger Agreement, Conyers Park merged into Simply Good Foods which acquired Atkins. As a result, both entities became wholly-owned subsidiaries of Simply Good Foods. Simply Good Foods was listed on the NASDAQ stock exchange under the symbol “SMPL” upon the consummation of the transaction (the “Business Combination”). Atkins was formerly owned by Roark Capital Management, LLC (“Roark”).

The Business Combination resulted in Conyers Park controlling the board of directors of the combined entity. As a result, for accounting purposes, Simply Good Foods is the Business Combination acquirer and the accounting “successor” while Atkins is the acquiree and accounting “predecessor”. Our financial statement presentation includes the financial statements of Atkins as “predecessor” for all periods prior to the Closing Date and of Simply Good Foods, including the consolidation of Atkins, for periods after the Closing Date. For convenience supplemental 52-week pro forma combined fiscal information is included within “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” that gives effect to the Business Combination as if such transaction had been consummated on August 28, 2016. References to information provided for 2017 on a pro forma combined basis refer to such supplemental pro forma financial information. See Note 3. Business Combinations, for a detailed discussion of the Business Combination.

Unless the context otherwise requires, “we,” “us,” “our” and the “Company” refer, for periods prior to the completion of the Business Combination, to Atkins and its subsidiaries, and, for periods upon or after the completion of the Business Combination, to Simply Good Foods and its subsidiaries.

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All material intercompany accounts and transactions have been eliminated in the consolidated financial statements. The consolidated financial statements are prepared in accordance with U.S. generally accepted accounting principles (“GAAP”).

The Company maintains its accounting records on a 52/53-week year.

During 2015, Atkins changed its fiscal year-end to the last Saturday in August. As a result of the Business Combination and the change in fiscal year, the financial information presented within the financial statements have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission (the “SEC”) including Regulation S-X. The accompanying financial statements include consolidated balance sheet information for the successor period ending August 26, 2017 and predecessor period ending August 27, 2016. The remaining financial statements include the successor period from July 7, 2017 through August 26, 2017, the predecessor period from August 28, 2016 through July 6, 2017, the 52-week period ended August 27, 2016, the 35-week period ended August 29, 2015, and the 52-week period ended December 27, 2014.

Description of Business

Simply Good Foods operates in the healthy snacking category. The Atkins brand approach focuses on a healthy eating approach with reduced levels of refined carbohydrates and refined sugars and encourages the consumption of lean protein, fiber, fruits, vegetables, and good fats. The Company sells a variety of nutrition bars, shakes, and frozen meals designed around the nutrition principles of the Atkins eating approach.

The Company has experienced in the past, and expects to continue to experience, seasonal fluctuations in sales as a result of consumer spending patterns. Historically, sales have been greatest in the first calendar quarter as the Company sells product to retail locations, which sell to consumers in the second fiscal quarter, primarily driven by the post-holiday diet season. The Company has also seen minimal seasonality with the summer diet season and back

Notes to Consolidated Financial Statements
(In Thousands, Except for shares data)

1. Nature of Operations and Principles of Consolidation (cont.)

to school shopping in the third and fourth fiscal quarters, respectively. The period of the lowest sales has historically been the fourth fiscal quarter. The Company believes these consumer spending patterns are driven primarily by the predisposition of consumers to adjust their approach to nutrition at certain times of the year as well as the timing of the Company’s advertising linked with key customer promotion windows.

Licensing of the Frozen Meals

On September 1, 2016, the agreement with Bellisio Foods to license Atkins’ frozen meals resulting in royalty income became effective. Royalty income is recorded in net sales for the successor period from July 7, 2017 through August 26, 2017 and for the predecessor period from August 28, 2016 through July 6, 2017. In prior periods, frozen sales and related profitability was included in net sales and operating income. For a further discussion of this agreement, see Note 17. Significant Agreement, in the notes to the Financial Statements.

2. Summary of Significant Accounting Policies Use of Estimates

The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements. Estimates also affect the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

Cash and cash equivalents consist of cash on hand, deposits available on demand, and other short-term, highly liquid investments with original maturities of three months or less. Because of the short maturity of these investments, the carrying amounts approximate their fair value.

Concentration of Credit Risk

We maintain cash balances in six financial institutions. The Company holds material cash balances in the U.S. which are insured by the Federal Deposit Insurance Corporation up to $0.3 million per institution. From time to time, the Company’s balances may exceed these limits. As of August 26, 2017 and August 27, 2016, uninsured cash balances were approximately $56.1 million and $78.2 million, respectively. As a result of the acquisition of Wellness Foods, discussed in Note 3. Business Combinations, the Company has banking relationships in Canada subject to the Canadian Deposit Insurance Corporation which insures up to CAD $0.1 million per institution. As of August 26, 2017, the Company had uninsured CAD $3.1 million related to Wellness Foods banking relationships. The Company believes it is not exposed to any significant credit risk on cash.

Accounts Receivable and Trade Promotions

The Company estimates the allowance for doubtful accounts based upon a review of outstanding receivables, historical collection information and fiscal strength of customer. Normally, accounts receivable are due within 30 days after the date of the invoice. Receivables more than 90 days old are considered past due. Accounts receivable are written off when they are determined to be uncollectible. The Company’s policy for estimating allowances for doubtful accounts with respect to receivables is to record an allowance based on a historical evaluation of write-offs, aging of balances, and other quantitative and qualitative analysis. At August 26, 2017, and August 27, 2016, the allowance for doubtful accounts was $0.4 million and $0.3 million, respectively.

The Company estimates allowances to reflect commitments made to customers for customer-executed promotional activities and other incentive offerings, including special pricing agreements, price protection, promotions, and volume-based incentives, as well as damaged and aged customer inventory. These allowances are based on historical evaluations, both qualitative and quantitative, as well as the Company’s best estimate of current activity. The allowances for customer programs and other incentive offerings are recorded at the time the incentive is offered or at the time of revenue recognition for the underlying transaction that results in progress by the customer

Notes to Consolidated Financial Statements
(In Thousands, Except for shares data)

2. Summary of Significant Accounting Policies Use of Estimates (cont.)

toward earning the incentive. The Company’s allowances for these commitments are recorded as a reduction to both accounts receivables and net sales. As of August 26, 2017 and August 27, 2016, accounts receivable included commitments of $7.8 million and $9.6 million, respectively.

Inventories

Inventories, which consist of nutrition bars, shakes, frozen meals and packaging material, are valued at the lower of cost or market, with cost determined using standard costs which approximate costs determined on the first-in, first-out method, and with market defined as the lower of replacement cost or realizable value. Inventories consist materially of finished goods.

Obsolete inventory is reserved at 50% for inventory four to six months from expiration, and 100% for items within three months of expiration. Reserves are also taken for certain products or packaging materials when it is determined their cost may not be recoverable. At August 26, 2017 and August 27, 2016, the provision for obsolete inventory was $1.0 million and $1.0 million, respectively.

As a result of the Business Combination, Simply Good Foods recorded a one-time inventory fair value step-up of $6.0 million, as determined in accordance with FASB Accounting Standards Codification (“ASC”) 820, Fair Value Measurements (“ASC 820”). Refer to Note 3. Business Combinations for additional information regarding the transaction. The one-time inventory fair value step-up impacts cost of goods sold of the successor period.

Property and Equipment

Property and equipment are stated at cost or the allocated fair value in purchase accounting, net of accumulated depreciation. The costs of additions and betterments that substantially extend the useful life of an asset are capitalized and the expenditures for ordinary repairs and maintenance are expensed in the period incurred. When items of property and equipment are sold or retired, the related costs and accumulated depreciation are removed from the accounts, and any gain or loss is included in other income.

The Company capitalizes costs of materials and consultants involved in developing its website and mobile applications for smart phones (collectively, “website development costs”). Costs incurred during the preliminary project and post-implementation stages are charged to expense. Website development costs are amortized on a straight-line basis over an estimated useful life of three years. Included in property and equipment are website development costs as follows:

	August 26, 2017		August 27, 2016
	(Successor	)	(Predecessor	)
Website development costs, gross	$899		$2,063
Accumulated amortization	(91)		(1,215)
Website development costs, net	$808		$848

Amortization of capitalized website development costs expensed were $0.1 million for the successor period from July 7, 2017 through August 26, 2017 and $0.5 million for the predecessor period from August 28, 2016 through July 6, 2017, and $0.6 million, $0.3 million, and $0.8 million during the fiscal years ended August 27, 2016, August 29, 2015, and December 27, 2014, respectively.

There were no disposals of fully amortized website development costs during the successor period from July 7, 2017 through August 26, 2017 or the predecessor period from August 28, 2016 through July 6, 2017, or for the fiscal periods ending August 27, 2016, and August 29, 2015. For the fiscal year ended December 27, 2014, the total disposals of fully amortized website development costs was $1.9 million.

Notes to Consolidated Financial Statements
(In Thousands, Except for shares data)

2. Summary of Significant Accounting Policies Use of Estimates (cont.)

Depreciation of property and equipment is provided utilizing the straight-line method over the estimated useful lives of the respective assets as follows:

Furniture and fixtures	7 years
Computer equipment, software, and website development costs	3-5 years
Machinery and equipment	7 years
Office equipment	3-5 years

Leasehold improvements are amortized over the shorter of the remaining term of the lease or the useful life of the improvement utilizing the straight-line method.

The Company determines whether there has been an impairment of long-lived assets, excluding goodwill and indefinite-lived intangible assets, whenever events or changes in business circumstances indicate that the carrying value of any long-lived assets may not be fully recoverable. There were no indicators of impairment in the successor period from July 7, 2017 through August 26, 2017 or the predecessor period from August 28, 2016 through July 6, 2017, or the fiscal years ending August 27, 2016, August 29, 2015, and December 27, 2014.

Goodwill and Intangible Assets

Goodwill and intangible assets result primarily from the Business Combination and acquisitions including the 2011 acquisition of the Company by Roark. Intangible assets primarily include brands and trademarks with indefinite lives and customer-related relationships with finite lives. Upon acquisition, the purchase price is first allocated to identifiable assets and liabilities, including customer-related intangible assets and trademarks, with any remaining purchase price recorded as goodwill.

Finite-lived intangible assets are amortized utilizing the straight-line method over their estimated useful lives. The Company reviews for impairment indicators of finite-lived intangibles and other long-lived assets as described in the “Property and Equipment” significant accounting policy.

For goodwill and other intangible assets that have indefinite lives, those assets are not amortized. Rather, impairment tests are conducted on an annual basis or more frequently if indicators of impairment are present. Goodwill is allocated to the reporting unit in which the business that created the goodwill resides. A reporting unit is an operating segment, or a business unit one level below that operating segment, for which discrete financial information is prepared and regularly reviewed by segment management. The Company has determined that it has one reporting unit for purposes of allocating goodwill.

A qualitative assessment of goodwill and indefinite-lived intangibles was performed in 2014, 2015, 2016 and 2017. Qualitative assessment includes consideration for the economic, industry and market conditions in addition to the overall financial performance of the Company and these assets. Based on the results of assessment, it was determined that it is more likely than not the reporting unit had a fair value in excess of carrying value. Accordingly, no further impairment testing was completed and no impairment charges related to goodwill or indefinite-lived intangibles were recognized during the fiscal periods ended August 26, 2017, August 27, 2016, August 29, 2015 or December 27, 2014.

Deferred Financing Costs and Debt Discounts

Costs incurred in obtaining long-term financing paid to parties other than creditors are considered a debt discount and are amortized over the terms of the long-term financing agreements using the effective-interest method. Amounts paid to creditors are recorded as a reduction in the proceeds received by the creditor and are considered a discount on the issuance of debt.

Notes to Consolidated Financial Statements
(In Thousands, Except for shares data)

2. Summary of Significant Accounting Policies Use of Estimates (cont.)

Research and Development Activities

The Company’s research and development activities primarily consist of generating and testing new product concepts, new flavors, and packaging and are primarily internal. The Company expenses research and development costs as incurred as they primarily relate to compensation, facility costs and purchased research and development services, materials and supplies. Research and development costs are included in general and administrative expenses in the Company’s Consolidated Statements of Operations and Comprehensive Income (loss). The Company’s total research and development expenses were $0.4 million for the successor period from July 7, 2017 through August 26, 2017 and $1.9 million for the predecessor period from August 28, 2016 through July 6, 2017, and $2.1 million, $1.4 million, and $2.1 million for the 52-week period ended August 27, 2016, the 35-week period ended August 29, 2015, and the 52-week period ended December 27, 2014, respectively.

Income Taxes

Income taxes include federal, state, and foreign taxes currently payable and deferred taxes arising from temporary differences between income for financial reporting and income tax purposes. Deferred tax assets and liabilities are determined based on the differences between the financial statement balances and the tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the fiscal year that includes the enactment date. Valuation allowances are established when necessary to reduce deferred tax assets to amounts expected to be realized.

Foreign Currency Translation

For all foreign operations, the functional currency is the local currency. Assets and liabilities of these operations are translated into U.S. dollars using the exchange rate in effect at the end of each reporting period. Income statement accounts are translated at the average rate of exchange prevailing during each reporting period. Translation adjustments arising from the translation of these amounts are recorded as a component of other comprehensive income (loss).

Unrealized foreign currency gains and losses arising from the remeasurement of intercompany positions within the Company’s international subsidiaries are recorded as a component of other income (expense).

Revenue Recognition

The Company recognizes revenue from the sale of product when (i) persuasive evidence of an arrangement exists, (ii) the price is fixed or determinable, (iii) title and risk of loss pass to the customer at the time of delivery and (iv) there is reasonable assurance of collection of the sales proceeds. The Company records estimated reductions to revenue for customer programs, slotting fees and incentive offerings, including special pricing agreements, price protection, promotions and other volume-based incentives at the time the incentive is offered or at the time of revenue recognition for the underlying transaction that results in progress by the customer toward earning the incentive. Some of these incentives are recorded by estimating costs based on Atkins’ historical experience and expected levels of performance of the trade promotion.

Advertising Costs

Production costs related to television commercials are expensed when first aired. All other advertising costs are expensed when incurred through selling and marketing. Total advertising costs were $3.8 million for the successor period from July 7, 2017 through August 26, 2017 and $26.6 million for the predecessor period from August 28, 2016 through July 6, 2017; and $27.8 million, $23.0 million, and $27.7 million for the 52-week period ended August 27, 2016, the 35-week period ended August 29, 2015, and the 52-week period ended December 27, 2014, respectively.

Notes to Consolidated Financial Statements
(In Thousands, Except for shares data)

2. Summary of Significant Accounting Policies Use of Estimates (cont.)

Production costs related to television commercials not yet aired are included in prepaid expenses in the accompanying Consolidated Balance Sheets. Production costs included $1.2 million and nil related to television commercials not yet aired at August 26, 2017 and August 27, 2016, respectively.

Share-Based Compensation

Share-based compensation is rewarded to employees, directors, and consultants of the Company. Share-based compensation expense is recognized for equity awards over the vesting period based on their grant-date fair value. The fair value of option awards is estimated at the date of grant using the Black-Scholes valuation model. The exercise price of each stock option equals or exceeds the estimated fair value of the Company’s stock price on the date of grant. Options can generally be exercised over a maximum term of ten years. Compensation expense is recognized only for equity awards expected to vest, and the Company accounts for forfeitures as they are incurred. Share based compensation expense is included within the same financial statement caption where the recipient’s other compensation is reported.

Shipping and Handling Costs

Costs associated with products shipped to customers are recognized in distribution in the accompanying Consolidated Statements of Operations and Comprehensive Income (loss). The Company’s cost of sales does not include shipping and handling amounts related to the delivery to the buyer. Costs of $2.8 million for the successor period from July 7, 2017 through August 26, 2017 and $15.0 million for the predecessor period from August 28, 2016 through July 6, 2017 were recorded and $18.5 million, $11.4 million, and $19.5 million associated with products shipped to customers in the 52-week period ended August 27, 2016, the 35-week period ended August 29, 2015, and the 52-week period ended December 27, 2014, respectively.

Recently Issued and Adopted Accounting Pronouncements

In May 2014, the Financial Accounting Standards Board (the “FASB”) issued Accounting Standards Update (“ASU”) No. 2014-09, Revenue from Contracts with Customers. The objective of ASU No. 2014-09 is to outline a new, single comprehensive model to use in accounting for revenue arising from contracts with customers. The new revenue recognition model provides a five-step analysis for determining when and how revenue is recognized, depicting the transfer of promised goods or services to customers in an amount that reflects the consideration that is expected to be received in exchange for those goods or services. On July 9, 2015, the FASB voted to delay the implementation of ASU No. 2014-09 by one year to fiscal years and interim periods within those years beginning after December 15, 2017. An entity may elect to early adopt as of the original effective date, fiscal years and interim periods within those years beginning after December 15, 2016. In April 2016, the FASB issued ASU No. 2016-10, Revenue from Contracts with Customers, Identifying Performance Obligations and Licensing which provides additional clarification regarding identifying performance obligations and licensing. In December 2016, the FASB issued ASU No. 2016-19, 2016-20, Technical Corrections and Improvements to Topic 606, Revenue from Contracts with Customers. These ASUs will replace most existing revenue recognition guidance in GAAP and, due to the Business Combination, will be effective for the Company beginning in fiscal 2019. The standard permits the use of either the retrospective or modified retrospective (cumulative effect) transition method and the Company has not yet selected which transition method to apply.

The Company is currently evaluating recently issued guidance on practical expedients as part of the transition decision. Upon initial evaluation, the Company believes the key changes in the standard that impact revenue recognition relate to the recognition of customer programs and incentive offerings, including special pricing agreements, price protection, promotion, and other volume-based incentives. The Company is still in the process of evaluating these impacts.

In August 2014, the FASB issued ASU No. 2014-15, Presentation of Financial Statements (Subtopic 205-40) — Going Concern: Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern. ASU No. 2014-15 explicitly requires management to evaluate, at each annual or interim reporting period, whether

Notes to Consolidated Financial Statements
(In Thousands, Except for shares data)

2. Summary of Significant Accounting Policies Use of Estimates (cont.)

there are conditions or events that exist which raise substantial doubt about an entity’s ability to continue as a going concern and to provide related disclosures. ASU No. 2014-15 is effective for annual periods ending after December 15, 2016, and annual and interim periods thereafter, with early adoption permitted. The Company has evaluated the adoption of this new standard on its financial statement disclosures and does not anticipate there to be an impact.

In July 2015, the FASB issued ASU No. 2015-11, Inventory (Topic 330) - Simplifying the Measurement of Inventory. The amendments clarify that an entity should measure inventory within the scope of this update at the lower of cost and net realizable value. Net realizable value is the estimated selling price in the ordinary course of business, less reasonably predictable costs of completion, disposal, and transportation. Substantial and unusual losses that result from subsequent measurement of inventory should be disclosed in the financial statements. The Company has adopted the new accounting standard in the interim period ending February 25, 2017 and no adjustments were made to the inventory balance as a result of the adoption.

In January 2016, the FASB issued ASU No. 2016-01, Financial Instruments-Overall (Subtopic 825-10). This new standard enhances the reporting model for financial instruments regarding certain aspects of recognition, measurement, presentation, and disclosure. The provisions of this ASU are effective for annual reporting periods beginning after December 15, 2017, and interim reporting periods within those annual periods. This ASU is to be applied using a cumulative-effect adjustment to the balance sheet as of the beginning of the fiscal year of adoption. This ASU is effective for the Company’s August 2018 fiscal year end. The Company does not anticipate adoption of this new standard will be material to its consolidated financial statements.

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842). The standard requires lessees to recognize the assets and liabilities that arise from leases on the balance sheet. A lessee should recognize in the statement of financial position a liability to make lease payments (the lease liability) and a right-of-use asset representing its right to use the underlying asset for the lease term. The new guidance is effective for the Company beginning in fiscal 2019. The amendments should be applied at the beginning of the earliest period presented using a modified retrospective approach with earlier application permitted as of the beginning of an interim or annual reporting period. The Company is currently evaluating the effects adoption of this guidance will have on its consolidated financial statements.

In March 2016, the FASB issued ASU No. 2016-09, Improvements to Employee Share-Based Payment Accounting. The pronouncement simplifies the accounting for income tax consequences of share-based payment transactions. The new guidance requires that all of the tax related to share-based payments be recorded in earnings at settlement (or expiration). This guidance is effective for the Company beginning in fiscal 2017. Early adoption is permitted. The Simply Good Foods Company adopted this accounting pronouncement on a prospective basis within the successor period of the financial statements.

In August 2016, the FASB issued ASU No. 2016-15, Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments. The new guidance is intended to eliminate diversity in practice in how certain cash receipts and cash payments are presented and classified in the statement of cash flows. The new standard is effective for financial statements issued for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years. Early adoption is permitted for all entities, provided that all of the amendments are adopted in the same period. The guidance requires application using a retrospective transition method. This new standard is effective for the Company starting in fiscal year 2019. The Company does not anticipate adoption of this ASU will have a material impact on its Consolidated Statement of Cash Flows.

In January 2017, the FASB issued ASU No. 2017-04, Intangibles — Goodwill and other (Topic 350): Simplifying the Test for Goodwill Impairment. The amended standard simplifies how an entity tests goodwill by eliminating Step 2 of the goodwill impairment test. The amended standard also modifies the concept of impairment from the condition that exists when the carrying amount of goodwill exceeds its implied fair value to the condition that exists when the carrying amount of a reporting unit exceeds its fair value. The new guidance is effective for the Company beginning in fiscal 2020. Early adoption is permitted for interim or annual goodwill impairment

Notes to Consolidated Financial Statements
(In Thousands, Except for shares data)

2. Summary of Significant Accounting Policies Use of Estimates (cont.)

tests performed on testing dates after January 1, 2017. The Company is currently evaluating the impact of the new guidance on its goodwill impairment testing.

In January 2017, the FASB issued ASU No. 2017-01, Business Combinations (Topic 805), to assist entities with evaluating whether transactions should be accounted for as acquisitions (or disposals) of assets or businesses. The provisions of this ASU provide a more robust framework to use in determining when a set of assets and activities is a business by clarifying the requirements related to inputs, processes, and outputs. These provisions are to be applied prospectively and are effective for annual reporting periods beginning after December 15, 2017, and interim reporting periods within those annual periods. This ASU is effective for the Company’s 2019 fiscal year end. The Company does not anticipate adoption of this new standard will be material to its consolidated financial statements.

In May 2017, the FASB issued ASU No. 2017-09, Compensation — Stock Compensation (Topic 718): Scope of Modification Accounting. The amended standard specifies the modification accounting applicable to any entity which changes the terms or conditions of a share-based payment award. The new guidance is effective for all entities after December 2017. Early adoption is permitted. The Company does not anticipate adoption of this new standard will be material to its consolidated financial statements.

3. Business Combinations

Acquisition of Atkins

Upon the consummation of the Business Combination, and though a number of sub-mergers discussed in Note 1. Nature of Operations and Principles of Consolidation of the consolidated financial statements, Conyers Park merged into Simply Good Foods which subsequently acquired, and obtained control over Atkins. As a result of the Business Combination, Simply Good Foods is the acquirer for accounting purposes, and Atkins is the acquiree and accounting predecessor. The Company’s financial statement presentation distinguishes a “Predecessor” for Atkins for periods prior to the Closing Date. The Company is the “Successor” for periods after the Closing Date, which includes consolidation of Atkins subsequent to the Business Combination. The Merger was accounted for as a business combination using the acquisition method of accounting, and the Successor financial statements reflect a new basis of accounting that is based on the fair value of the net assets acquired. The historical financial information of Conyers Park, prior to the Business Combination, are not reflected in the Predecessor financial statements as those amounts are considered de-minimus. The financial statements of Conyers Park are included in the post-merger Successor entity, which includes balance sheet and equity items of Conyers Park assumed by Simply Good Foods through the transaction. As a result of the application of the acquisition method of accounting as of the Closing Date, the financial statements for the Predecessor period and for the Successor period are presented on a different basis of accounting and are therefore not comparable.

The Business Combination is accounted for using the acquisition method of accounting in accordance with ASC 805, Business Combinations (“ASC 805”). ASC 805 requires, among other things, that assets acquired and liabilities assumed be recognized at their fair values, as determined in accordance with ASC 820, Fair Value Measurements, as of the Business Combination date. Consistent with the acquisition method of accounting, the assets acquired and liabilities assumed from Atkins have been recorded at their respective fair values and added to those of Conyers Park. ASC 805 establishes a measurement period to provide the Company with a reasonable amount of time to obtain the information necessary to identify and measure various items in a business combination and cannot extend beyond one year from the acquisition date.

The Business Combination was funded by Conyers Park through a combination of cash, stock, and debt financing. Cash sources of funding included $404.0 million of cash held in Conyers Park’s trust account, $100.0 million from private placement equity investment, $200.0 million in new term loan debt, and $0.2 million of cash on hand at Conyers Park. Upon the close of the transaction, a total of $8.1 million was paid in debt issuance costs related to the new term loan, $8.1 million was paid in deferred equity issuance costs related to the original IPO of Conyers Park, $3.0 million was paid related to the private placement equity issuance costs, and $12.4 million of

Notes to Consolidated Financial Statements
(In Thousands, Except for shares data)

3. Business Combinations (cont.)

cash was paid in acquisition-related transaction costs incurred by Conyers Park. As an integrated part of the closing of the Business Combination, $284.0 million of cash was paid to retire the predecessor long term debt of Atkins. The acquisition-related transaction costs incurred by Conyers Park are reflected within the opening accumulated deficit within the Simply Good Foods consolidated statement of stockholders’ equity.

In connection with this change in control, the assets and liabilities of Atkins were recorded at their respective fair value on the closing date by application of the acquisition method of accounting as prescribed by ASC 805 and ASC 820. The selling equity holders of Atkins, primarily Roark, received approximately $815.2 million in total consideration, inclusive of 10.2 million shares of common stock of Simply Good Foods valued at $11.47 per share or $117.6 million in equity consideration at fair value. The selling equity owners are also entitled to future cash payments pursuant to the Tax Receivable Agreement (the “TRA”) which had a fair value of $25.7 million as of the close of the transaction. The TRA obligation was recorded at its acquisition-date fair value and classified as a liability. The TRA generally provides for the payment by Simply Good Foods to the Atkins’ selling equity holders for certain federal, state, local and non-U.S. tax benefits deemed realized in post-closing taxable periods by Simply Good Foods, Conyers Park, Atkins and Atkins’ eligible subsidiaries from the use of up to $100 million of the following tax attributes: (i) net operating losses available to be carried forward as of the closing of the Business Combination; (ii) certain deductions generated by the consummation of the business transaction; and (iii) remaining depreciable tax basis from the 2003 acquisition of Atkins Nutritionals, Inc. The TRA is contingent consideration and subsequent changes in fair value of the contingent liability will be recognized in earnings. As of August 26, 2017, the initial estimated fair value of these contingent payments is $25.7 million which has been recorded as a liability and represents 100% of the value of the recorded tax attributes (refer to Note 9. Income Taxes for additional discussion on the TRA).

The predecessor financial statements of Atkins’ include business combination related seller costs of $2.0 million related to legal costs, $8.6 million of contingent success fees to an investment banker providing advisory services triggered by the transaction, and $13.8 million of contingent change-in-control bonuses. These seller costs are recorded within business combination transaction costs within the Statements of Operations and Comprehensive Income.

The following summarizes the preliminary estimated fair value of the Business Combination, pending finalization per the terms of the Merger Agreement.

(In thousands)
Cash paid	$672,006
Equity consideration paid to selling equity holders(1)	117,567
Total cash and equity consideration	789,573
Tax receivable arrangement payable to selling equity holders	25,675
Total consideration	$815,248

____________

(1)      Equity consideration paid is summarized below:

(In thousands)
Shares of Simply Good Foods paid to former equity holders of Atkins	10,250
Fair Value of SMPL equity per share	$11.47
Equity consideration paid	$117,567

The fair value of these units was determined as follows:

Per share price based on the market price on the day of the close	$11.47

The Company has recorded a preliminary allocation of the purchase price to Predecessor’s tangible and identified intangible assets acquired and liabilities assumed, based on their fair values as of the closing date. The

Notes to Consolidated Financial Statements
(In Thousands, Except for shares data)

3. Business Combinations (cont.)

purchase price allocation is preliminary, may change, and will be completed prior to the measurement period prescribed by ASC 805. The preliminary July 7, 2017 fair value is as follows (in thousands):

July 7, 2017
Assets acquired:
Cash and cash equivalents	$71,181
Accounts receivable, net	31,507
Inventories, net	33,023
Prepaid assets	1,781
Other current assets	13,466
Property and equipment, net	1,793
Intangible assets, net(1)	320,000
Other long-term assets	2,224
Liabilities assumed:
Accounts payable	(12,187)
Other current liabilities	(36,498)
Deferred income taxes(2)	(76,072)
Total identifiable net assets	350,218
Goodwill(3)	465,030
Total assets acquired and liabilities assumed	$815,248

____________

(1)      Goodwill and intangible assets were recorded at fair value consistent with ASC 820 as a result of the Business Combination. Intangible assets consist of brands and trademarks, customer relationships, proprietary recipes and formulas and licensing agreements. The useful lives of the intangible assets are disclosed in Note 5 of the consolidated financial statements. The fair value measurement of the assets and liabilities was based on significant inputs not observable in the market and thus represent Level 3 measurements within the fair value measurement hierarchy. Level 3 fair market values were determined using a variety of information, including estimated future cash flows, appraisals, and market comparable data and companies.

(2)      As a result of the increase in the fair value of the intangible asset the deferred income taxes were step-up by $50.7 million.

(3)      Amounts recorded for goodwill are generally not expected to be deductible for tax purposes.

The purchase price is pending finalization per the terms of the Merger Agreement and the TRA. The final determination of the fair value of the assets acquired and liabilities assumed is expected to be completed as soon as practicable after completion of the Business Combination, including a period of time to finalize working capital adjustments. The final determinations will not be in excess of one year of the time of the transaction, consistent with ASC 805.

Unaudited Pro Forma Financial Information

The following unaudited pro forma financial information presents the combined entity’s results as if the Business Combination had occurred on August 30, 2015:

	52-Week Period Ended
	August 26, 2017	August 27, 2016
Revenue	$396,171	$369,039
Net income	$28,701	$21,290

These pro forma results include certain adjustments, primarily due to decreases in amortization expense due to the changes in useful lives of intangible assets and decreases in interest expense due to the refinancing of Atkins debt. The unaudited 2016 pro forma financial statements also reflect the impact of the Atkins license arrangement for

Notes to Consolidated Financial Statements
(In Thousands, Except for shares data)

3. Business Combinations (cont.)

frozen meals sold in the U.S. by Bellisio. The pro forma information is not intended to represent or be indicative of the actual results of operations of the combined entity that would have been reported had the Business Combination been completed on August 30, 2015, nor is it representative of future operating results of the Company.

Acquisition of Wellness Foods

On December 21, 2016, the predecessor company acquired Wellness Foods, Inc. (“Wellness Foods”), a Canadian-based company and owner of the Simply Protein line of products. The Company paid $20.1 million to acquire Wellness Foods. The Company incurred $0.7 million in transaction which are recorded within business combination transaction costs within the Statements of Operations and Comprehensive Income. Wellness Foods is based in Toronto, Canada, and manufactures, markets and distributes protein rich snack foods that offer clean eating, optimal ingredients and innovative nutrition. The acquisition of Wellness Foods expanded the portfolio of protein rich products and provided new product capabilities to support the Atkins’ brand of “low-carb”, “effective weight-management” and “protein-rich” diet. The Company has included Wellness Foods’ results of operations in the Consolidated Statements of Operations and Income from the date of acquisition.

The acquisition was accounted for using the acquisition method of accounting. Assets acquired and liabilities assumed in connection with the acquisition have been recorded at their fair values. The fair values were determined by management based in part on an independent valuation of assets acquired, which included intangible assets of approximately $4.9 million and relate primarily to trade-names and customer relationship subject to amortization over a 15 year term. Approximately $0.8 million of amortizable intangible assets were identified at the time of the acquisition.

The following table summarizes the allocation of the purchase price to the fair value of assets acquired and liabilities assumed in relation to the acquisition of Wellness Foods on December 21, 2016, prior to the Business Combination and the fair value assessment performed over the predecessor Atkins entity.

December 21, 2016
Assets acquired:
Cash and cash equivalents	$157
Accounts receivable, net	1,200
Prepaid expenses and other current assets	48
Inventories, net	1,388
Property and equipment, net	13
Intangible assets	4,934
Liabilities assumed:
Accounts payable	(687)
Accrued expenses and other current liabilities	(342)
Other taxes payable (VAT)	(2)
Income taxes payable	(138)
Total identifiable net assets	6,571
Goodwill	13,546
Total purchase price	$20,117

The acquisition of Wellness Foods was deemed to not be material to the Company under Item 3-05 of Regulation S-X, and, therefore, separate financial statements are not required as it is not a “significant subsidiary”.

Notes to Consolidated Financial Statements
(In Thousands, Except for shares data)

4. Property and Equipment, Net

Property and equipment, net, as presented with the Consolidated Balance Sheets, are summarized as follows:

	August 26, 2017	August 27, 2016
	(Successor)	(Predecessor)
Furniture and fixtures	$69	$917
Computer equipment and software	161	717
Machinery and equipment	289	638
Website development costs	899	2,063
Leasehold improvements	310	958
Construction in progress	525	256
	2,253	5,549
Less: accumulated depreciation and amortization	(148)	(3,276)
Total	$2,105	$2,273

Depreciation and amortization expenses, recorded within the Consolidated Statements of Operations and Comprehensive Income, were $0.1 million for the successor period from July 7, 2017 through August 26, 2017, $1.0 million for the predecessor period from August 28, 2016 through July 6, 2017, $1.1 million for the 52-week period ended August 27, 2016, $0.6 million for the 35-week period ended August 29, 2015, and $1.2 million 52-week period ended December 27, 2014.

5. Goodwill and Intangibles

The following table presents the changes in goodwill:

Total
August 29, 2015 (Predecessor)	$40,724
Goodwill acquired during the period
Effect of exchange rate changes	—
August 27, 2016 (Predecessor)	$40,724
Goodwill acquired during the predecessor period	13,546
Effect of exchange rate changes	137
Elimination of predecessor goodwill	(54,407)
Successor business combination	465,030
Balance, August 26, 2017 (Successor)	$465,030

There were no impairment charges related to goodwill during these periods or since the inception of the Company.

Intangible assets, net consist of the following:

Successor		August 26, 2017
	Useful Life	Gross carrying amount	Accumulated Amortization	Net carrying amount
Intangible assets with indefinite life:
Brands and trademarks	Indefinite life	$232,000	$—	$232,000
Intangible assets with finite lives:
Customer relationships	15 years	59,000	515	58,485
Proprietary recipes and formulas	7 years	7,000	131	6,869
Licensing agreements	14 years	22,000	206	21,794
		$320,000	$852	$319,148

Notes to Consolidated Financial Statements
(In Thousands, Except for shares data)

5. Goodwill and Intangibles (cont.)

Predecessor		August 27, 2016
	Useful Life	Gross carrying amount	Accumulated Amortization	Net carrying amount
Intangible assets with indefinite life:
Brands and trademarks	Indefinite life	$109,000	$—	$109,000
Intangible assets with finite lives:
Customer relationships	15 years	121,000	46,087	74,913
Proprietary recipes and formulas	7 years	4,760	3,885	875
		$235,660	$49,972	$185,688

Changes in fair value of the Company’s intangible assets from August 27, 2016 to August 26, 2017 result from the acquisitions and application of the acquisition method of accounting as described in Note 3. Business Combinations.

Amortization expenses related to intangible assets were $0.9 million for the successor period from July 7, 2017 through August 26, 2017 and $8.5 million for the predecessor period from August 28, 2016 through July 6, 2017. Amortization expenses related to intangible assets during the 52-week period ended August 27, 2016, the 35-week period ended August 29, 2015, and the 52-week period ended December 27, 2014 were $9.1 million, $6.6 million, and $9.9 million, respectively.

Estimated future amortization for each of the next five fiscal years and thereafter is as follows:

Successor (In thousands)
2018	$6,505
2019	6,505
2020	6,505
2021	6,505
2022	6,505
2023 and thereafter	54,623

6. Accrued Expenses and Other Current Liabilities

Accrued expenses and other current liabilities were comprised of the following:

	August 26, 2017	August 27, 2016
	(Successor)	(Predecessor)
Professional fees	$1,286	$518
Accrued advertising allowances and claims	1,037	876
Accrued bonus	4,907	5,282
Freight accrual	875	1,391
Payroll-related accruals	842	1,033
Commissions	1,025	1,119
Income taxes payable	576	51
VAT payable	1,627	1,366
Other	2,867	4,993
	$15,042	$16,629

7. Long-Term Debt and Line of Credit

On July 7, 2017, the Company entered into a Credit Agreement with Barclays Bank PLC and other parties. The Credit Agreement provides for a term facility of $200.0 million (“Term Facility”) with a seven year maturity, and a revolving loan of up to $75.0 million (the “Revolving Credit Facility”) with a five year maturity, in each

Notes to Consolidated Financial Statements
(In Thousands, Except for shares data)

7. Long-Term Debt and Line of Credit (cont.)

case under the new first lien senior secured loan facilities (the “New Credit Facilities”). Substantially concurrent with the consummation of the Business Combination, the full $200.0 million of the first lien term loan (the “Term Loan”) was drawn, and no revolving loans were drawn. The interest rate per annum is based on either (i) a base rate equaling the higher of (a) the “prime rate”, (b) the federal funds effective rate plus 0.50% and (c) the Eurocurrency rate applicable for an interest period of one month plus 1.00% plus (x) 3.00% margin for Term Loan or (y) 2.00% margin for Revolving Credit Facility, or (ii) London Interbank Offered Rate (“LIBOR”) adjusted for statutory reserve requirements, plus (x) 4.00% margin for Term Loan and is subject to a floor of 1.00% or (y) 3.00% margin for Revolving Credit Facility. The applicable margin for Revolving Credit Facility will be adjusted after the completion of the Company’s first full fiscal quarter after the closing of the Business Combination based upon the Company’s consolidated first lien net leverage ratio. As security for the payment or performance of its debt, the Company has pledged certain equity interests in its subsidiaries.

The New Credit Facilities are subject to mandatory prepayments based on contractual terms. With respect to the Term Loan, prior to the six-month anniversary of the Closing Date, a 1.00% prepayment premium is payable by the Company in connection with certain repricing events. The Company may also voluntarily prepay outstanding loans at any time.

The credit facilities governing our debt arrangements contain certain financial and other covenants. The revolving credit facility has a maximum total net leverage ratio equal to or less than 6.25:1.00 (with a reduction to 6.00:1.00 on and after the third anniversary of the closing date of the credit facilities) contingent on credit extensions in excess of 30% of the total amount of commitments available under the revolving credit facility, and limitations on our ability to, among other things, incur and/or undertake asset sales and other dispositions, liens, indebtedness, certain acquisitions, and investments, consolidations, mergers, reorganizations and other fundamental changes payment of dividends and other distributions to equity and warrant holders and prepayments of material subordinated debt, in each case, subject to customary exceptions materially consistent with credit facilities of such type and size. Any failure to comply with the restrictions of the credit facilities may result in an event of default. The credit facilities governing our debt arrangements bear interest at variable rates. If market interest rates increase, variable rate debt will create higher debt service requirements, which could adversely affect our cash flow. As the Company has not drawn on the revolving credit facility as of August 26, 2017, no debt covenants were applicable as of the period then ended.

Prior to the Business Combination, on April 3, 2013, the Company entered into a First Lien Credit Agreement (the “First Lien”) and a Second Lien Credit Agreement (the “Second Lien”) with Credit Suisse Securities (USA) LLC. The First Lien consisted of a $20.0 million revolving line of credit and a $255.0 million term loan. The First Lien revolving line of credit carried interest at a rate per annum equal to LIBOR, with a floor of 1.25%, plus 5.0%, and matures on April 3, 2018. The First Lien term loan required quarterly principal and interest payments, carried interest at a rate per annum equal to LIBOR, with a floor of 1.25%, plus 5.0%, and matured on January 2, 2019. The First Lien also provided for an excess cash flow prepayment based on a contractual formula, payable within 120 days of the end of each fiscal year. Each term lender had the right to refuse any such prepayment. Prepayments were applied against the future principal payments in a manner that was set forth in the First Lien credit agreement.

The Second Lien consisted of a $100.0 million term loan that required annual interest payments, bore interest at a rate per annum equal to LIBOR, with a floor of 1.25%, plus 8.5%, and matures on April 3, 2019. The predecessor Company made a payment of $53.6 million on the First Lien.

Under the First Lien and Second Lien, the Company had granted the lenders a security interest in substantially all of the assets of the Company, including its subsidiaries and an affiliate. In addition, the First Lien and Second Lien contained various restrictions, including restrictions on the payment of dividends and other distributions to equity and warrant holders, and provided for the maintenance of certain financial ratios. The Company was in compliance with these covenants at August 27, 2016.

Notes to Consolidated Financial Statements
(In Thousands, Except for shares data)

7. Long-Term Debt and Line of Credit (cont.)

All First Lien and Second Lien term loans existed prior to the Business Combination were extinguished as part of the transaction. As of August 26, 2017, the Company’s only outstanding long-term debt is the $200.0 million Term Facility maturing on July 7, 2024.

At August 26, 2017 and August 27, 2016 there were no amounts drawn against the Company’s Revolving Credit Facility or lines of credit, and long-term debt consists of the following:

	August 26, 2017		August 27, 2016
	(Successor	)	(Predecessor	)
Term facility due 2024	$200,000		$—
First Lien and Second Lien term loans	—		337,209
Less: long term deferred financing fees	7,910		4,184
Total debt	192,090		333,025
Less: current maturities, net of deferred financing fees of $1.3 million at August 26, 2017, $1.8 million at August 27, 2016	234		11,387
Long-term debt, net of deferred financing fees	$191,856		$321,638

Fiscal year ending:

2018	$1,500
2019	2,000
2020	2,000
2021	2,000
2022	2,000
Thereafter	190,500
$200,000

The Company utilizes market approaches to estimate the fair value of certain outstanding borrowings by discounting anticipated future cash flows derived from the contractual terms of the obligations and observable market interest and foreign exchange rates. As of August 27, 2016 and August 26, 2017, the book value of the Company’s debt approximated fair value. All term debt is valued based on significant observable inputs and classified as Level 2 in the fair value hierarchy.

8. Fair Value of Financial Instruments

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. To increase the comparability of fair value measurements, a three-tier fair value hierarchy, which prioritizes the inputs used in the valuation methodologies, is as follows:

Level 1 — Valuations based on quoted prices for identical assets and liabilities in active markets.

Level 2 — Valuations based on observable inputs other than quoted prices included in Level 1, such as quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets and liabilities in markets that are not active, or other inputs that are observable or can be corroborated by observable market data.

Level 3 — Valuations based on unobservable inputs reflecting the Company’s own assumptions, consistent with reasonably available assumptions made by other market participants. These valuations require significant judgment.

Notes to Consolidated Financial Statements
(In Thousands, Except for shares data)

8. Fair Value of Financial Instruments (cont.)

The following tables set forth the Company’s assets and liabilities measured at fair value. The predecessor entity historically carried warrant liabilities on the balance sheet at fair value. These warrant liabilities were settled with the change of control, discussed in Note 3. Business Combinations. The successor entity assumed the equity warrants of Conyers Park and are discussed in Note 11. Stockholders’ Equity. The tables below show the fair value of warrants for the comparable successor on August 26, 2017 and predecessor on August 27, 2016 periods. The fair value of the Tax Receivable Agreement is discussed in Note 9. Income Taxes.

Fair value at August 26, 2017 is summarized as follows:

Successor	Level 1	Level 2	Level 3	Total
Liabilities
TRA liability	$—	$—	$25,675	$25,675

Fair value at August 27, 2016 is summarized as follows:

Predecessor	Level 1	Level 2	Level 3	Total
Liabilities
Warrants	$—	$—	$15,722	$15,722

Because tax attributes subject to the Tax Receivable Agreement existed as of the pre-close period, no changes in fair value were recorded for the successor period from July 7, 2017 through August 26, 2017. For the predecessor entity, other income (expenses) of $0.7 million, $(0.7) million, $1.7 million, and $0.1 million were included in the changes in warrant liabilities in the accompanying Consolidated Statement of Operations and Comprehensive Income were charged for the period ending July 6, 2017, the 52-week period ended August 27, 2016, the 35-week period ended August 29, 2015, and the 52-week period ended December 27, 2014, respectively. The Company settled the liabilities at $15.0 million upon the change of control.

The fair value of the warrants were calculated based on estimating future cash payments to be made to the former owner, in part based on the probability-weighted present value of various payout scenarios. Key fair value inputs were the discount rate; expected future cash flows under various payout scenarios, which were derived in part from an estimate of various transaction prices on a future change in a control event; and a probability analysis of the payout scenarios. The methodology for measuring fair value is sensitive to the volatility of key inputs mentioned above.

9. Income Taxes

The sources of income (loss) before income taxes are as follows for the successor period from July 7, 2017 through August 26, 2017, the predecessor period from August 28, 2016 through July 6, 2017, the 52-week period ended August 27, 2016, the 35-week period ended August 29, 2015, and the 52-week period ended December 27, 2014:

	2017		2016	2015	2014
	From July 7, 2017 through August 26, 2017	From August 28, 2016 through July 6, 2017	52-weeks ended August 27, 2016	35-weeks ended August 29, 2015	52-weeks ended December 27, 2014
	(Successor)	(Predecessor)	(Predecessor)	(Predecessor)	(Predecessor)
Domestic	$78	$(690)	$17,674	$(9,171)	$23,752
Foreign	662	2,775	(133)	(477)	(173)
Total	$740	$2,085	$17,541	$(9,648)	$23,579

Notes to Consolidated Financial Statements
(In Thousands, Except for shares data)

9. Income Taxes (cont.)

Income tax expense (benefit) was comprised of the following for the successor period from July 7, 2017 through August 26, 2017, the predecessor period from August 28, 2016 through July 6, 2017, the 52-week period ended August 27, 2016, the 35-week period ended August 29, 2015, and the 52-week period ended December 27, 2014:

	2017		2016	2015	2014
	From July 7, 2017 through August 26, 2017	From August 28, 2016 through July 6, 2017	52-weeks ended August 27, 2016	35-weeks ended August 29, 2015	52-weeks ended December 27, 2014
	(Successor)	(Predecessor)	(Predecessor)	(Predecessor)	(Predecessor)
Current:
Federal	$414	$7,340	$1,413	$(926)	$51
State and local	11	415	135	101	49
Foreign	247	695	454	343	737
Total current	672	8,450	2,002	(482)	837

Deferred:
Federal	(379)	(4,172)	4,796	(3,443)	8,351
State and local	(3)	259	686	(470)	585
Foreign	—	33	23	61	(150)
Total deferred income tax expense (benefit)	(382)	(3,880)	5,505	(3,852)	8,786
Total tax expense (benefit)	$290	$4,570	$7,507	$(4,334)	$9,623

The period ending August 2015 presented represents 35 weeks of activity versus 52 weeks included for other periods disclosed. The book loss and ultimately the income tax benefit shown in the period ending August 2015 are not representative of comparative results. In addition to the shorter time frame shown, the period excluded typically results in strong sales for the Company, the exclusion of which is generating non-comparative results for the 35-week period.

Reconciliation of the federal statutory income tax rate to the effective income tax rate is as follows:

	2017		2016	2015	2014
	From July 7, 2017 through August 26, 2017	From August 28, 2016 through July 6, 2017	52-weeks ended August 27, 2016	35-weeks ended August 29, 2015	52-weeks ended December 27, 2014
	(Successor)	(Predecessor)	(Predecessor)	(Predecessor)	(Predecessor)
Statutory income tax expense:	34.0%	34.0%	34.0%	34.0%	35.0%
State income tax expense, net of federal	1.7	21.0	3.9	2.9	4.0
Valuation allowance	5.2	(0.9)	2.2	(4.3)	1.7
Taxes on foreign income above (below) the U.S. tax	(3.3)	(7.5)	0.5	(0.9)	0.5
Warrant liabilities	—	(11.8)	1.4	5.9	(0.2)
Change in tax rate	—	(4.2)	0.6	8.8	(0.5)
Non-Deductible Transaction Costs	—	182.7	—	—	—
Other permanent items	1.6	6.0	0.2	(1.6)	0.3
Income tax expense (benefit)	39.2%	219.3%	42.8%	44.8%	40.8%

Notes to Consolidated Financial Statements
(In Thousands, Except for shares data)

9. Income Taxes (cont.)

For all periods reported, including the 52-week period ended August 2016, the effective rate is higher than the U.S. statutory rate primarily due to state income tax expense, tax losses recognized in jurisdictions for which a tax benefit is not realized, and tax expense associated with nondeductible permanent adjustments. Further, the Company’s tax provision has also been impacted by periodic statutory tax rate changes that cause deferred tax balances to be revalued. The increase in the effective tax rate recorded for the predecessor period ended July 6, 2017 was primarily driven by non-recurring non-deductible transaction costs related to the merger, as well as state alternative minimum tax paid on amended prior year returns filed. The decrease in the effective tax rates in the period ending August 26, 2017 relates to the impact of earnings taxed at lower foreign rates.

The tax effects of temporary differences that gave rise to significant portions of the deferred tax assets and liabilities at August 26, 2017 and August 27, 2016 were as follows:

	August 26, 2017	August 27, 2016
Deferred Tax Assets	(Successor)	(Predecessor)
Accounts receivable allowances	$2,727	$2,823
Inventories reserves	322	372
Accrued expenses	2,042	1,951
Net operating loss carryforwards	22,122	12,264
Stock Compensation	154	2,107
Tax Credits	7,976	—
Other	882	1,414
Deferred Tax Assets	(36,225)	20,931
Valuation Allowance	(3,905)	(3,891)

Deferred tax asset, net of valuation allowance	32,320	17,040

Deferred tax liabilities:
Prepaid expense	(1,066)	(606)
Excess tax over book depreciation	38	(54)
Website development costs	(301)	(317)
Intangible assets	(106,263)	(44,862)
Other	(287)	(393)
Deferred tax liabilities	(107,879)	(46,232)
Net Deferred tax liabilities	$(75,559)	$(29,192)

As of August 26, 2017, the Company recorded U.S. federal net operating loss carryforwards of $48.7 million ($22.1 million at August 27, 2016), state net operating loss carryforwards of $52.1 million ($29.5 million at August 27, 2016) and foreign net operating loss carryforwards of $13.7 million ($13.7 million at August 27, 2016), as a component of purchase accounting, the Company recorded additional DTAs related to gross NOLs of $9.8 million related to federal and $8.4 million related to states. These NOLs are subject to varying expiry periods, beginning in 2018, though a significant portion can be carried forward indefinitely. The federal net operating loss carryforwards will begin to expire in 2034, while state net operating loss carryforwards will begin to expire in 2021.

As of the July 6, 2017 balance sheet date immediately prior to the Business Combination, the deferred tax asset and liability inventory included additional net operating losses and alternative minimum tax credit carryforwards, which were included in the tax receivable agreement discussed herein.

The Company considers non-U.S. subsidiary earnings to be permanently invested outside the United States under the provisions of ASC Topic 740-30-25-17. As such, no income or withholding taxes have been provided for approximately $12.1 million of unremitted earnings. These earnings would become subject to U.S. income tax if remitted. The amount of unrecognized deferred U.S. federal income tax liability on the unremitted earnings has not been determined because the hypothetical calculation is not practicable.

Notes to Consolidated Financial Statements
(In Thousands, Except for shares data)

9. Income Taxes (cont.)

During the successor period from July 7, 2017 through August 26, 2017 and the predecessor period from August 28, 2016 through July 6, 2017, there was no significant increase to the tax loss carryforwards in foreign jurisdictions. As the carryforwards were generated in jurisdictions where the Company has historically recognized book losses or does not have strong future earnings projections, the Company concluded it is more likely than not that the operating losses would not be realized, and thus maintained a full valuation allowance against the associated deferred tax assets. As of August 26, 2017, the Company has recorded total valuation allowances of $3.9 million. The recognition of the incremental full valuation allowances results in a net zero impact to the Consolidated Statement of Operations and Comprehensive Income (loss).

As of August 27, 2016, the Company has recorded valuation allowances of $3.6 million on deferred tax assets related to foreign net operating loss carryforwards. This amount represents a full valuation allowance on the deferred tax assets of foreign entities within the United Kingdom, New Zealand, Netherlands, and Spain. $0.3 million valuation allowance on deferred tax assets relates to state net operating losses.

As of August 26, 2017 and August 27, 2016, the Company has no unrecognized tax benefits. Below is a reconciliation of the beginning and ending unrecognized tax benefits, gross, recorded in the Consolidated Balance Sheet:

	August 26, 2017	August 27, 2016
	(Successor)	(Predecessor)
Beginning of period	$—	$—
Increases for tax positions related to the current period	—	—
Increases for tax positions related to prior periods	—	—
Decreases for tax positions related to prior periods	—	—
Decreases related to settlements	—	—
Decreases due to lapsed statute of limitations	—	—
End of period	$—	$—

The Company records interest and penalties associated with unrecognized tax benefits as a component of tax expense. As of August 26, 2017 and August 27, 2016, the Company has not accrued interest or penalties on unrecognized tax benefits, as there is no position recorded as of the fiscal years. No changes to the uncertain tax position balance are anticipated within the next 12 months, and are not expected to materially impact the financial statements.

As of August 26, 2017, tax years 2012 to 2016 remain subject to examination in the United States and the tax years 2012 to 2016 remain subject to examination in other major foreign jurisdictions where Atkins conducts business. State income tax returns are generally subject to examination for a period of three to five years after the filing of the respective return.

Tax Receivable Agreement

Concurrent with the Business Combination, the Company entered into a tax receivable agreement (TRA) with the historical shareholders of Atkins. The Tax Receivable Agreement entered into by the Company in consideration for the Business Combination is valued based on the future expected payments under the terms of the agreement (see Note 3. Business Combinations). The TRA generally provides for the payment by Simply Good Foods to the Atkins’ selling equity holders for certain federal, state, local and non-U.S. tax benefits deemed realized in post-closing taxable periods by Simply Good Foods, Conyers Park, Atkins and Atkins’ eligible subsidiaries from the use of up to $100 million of the following tax attributes: (i) net operating losses available to be carried forward as of the closing of the Business Combination; (ii) certain deductions generated by the consummation of the business transaction; and

Notes to Consolidated Financial Statements
(In Thousands, Except for shares data)

9. Income Taxes (cont.)

(iii) remaining depreciable tax basis from the 2003 acquisition of Atkins Nutritionals, Inc. In addition, Simply Good Foods will pay the Atkins selling equity holders for the use of 75% of up to $7.6 million of alternative minimum tax credit carryforwards. The TRA is contingent consideration and subsequent changes in fair value of the contingent liability will be recognized in earnings. As of August 26, 2017, the initial estimated fair value of these contingent payments is $25.7 million, which has been recorded as a liability and represents 100% of the value of the recorded tax attributes.

Estimating the amount of payments that may be made under the TRA is by its nature imprecise, insofar as the calculation of amounts payable depends on a variety of factors. The actual increase in tax basis and deductions, as well as the amount and timing of any payments under the TRA, will vary depending upon a number of factors, including:

•         The amount and timing of the Company’s income — The Company is required to pay 100% of the deemed benefits as and when deemed realized. As such, the Company is generally not required to make payments under the TRA until and unless a tax benefit is actually realized on a filed return. Without income against which specified TRA attributes are deductible, the benefit of such deduction is not deemed to be realized, resulting in no payment under the TRA. The utilization of such tax attributes and recognition of benefit against Company income will result in payments under the TRA.

•         The amount and timing of deductions — Similar to the above, the timing of the recognition of deductions and attributes included in the TRA will impact the ultimate timing of payments under the TRA. In turn, the fair value of the TRA payments will fluctuate over time; and

•         Future tax rates of jurisdictions in which the Company has tax liability.

Significant inputs used to preliminarily estimate the future expected payments include a tax savings rate of approximately 37% and an imputed interest rate of approximately 10%. TRA fair value inputs related to Note 8 are discount rate, book income projections, timing of expected adjustments to calculate taxable income, and the projected rate of use for attributes defined in the TRA. The TRA fair value requires significant judgment and is considered a level 3 hierarchy assessment.

Payments made under the TRA are generally due within 90 days following the filing of The Simply Good Foods U.S. federal and state income tax returns, and may include the tax returns that reflect activity as early as the taxable year ended August 26, 2017. Payments under the TRA will be based on the tax reporting positions that Simply Good Foods will determine. The term of the TRA generally will continue until all applicable tax benefit payments have been made to the seller’s representative under the agreement.

As of August 26, 2017, the undiscounted future expected payments under the TRA are as follows:

Successor (In thousands)	Estimated future payments
2018	$2,812
2019	9,195
2020	5,271
2021	4,075
2022	3,482
2023 and thereafter	15,001

Notes to Consolidated Financial Statements
(In Thousands, Except for shares data)

10. Commitments and Contingencies

Leases

The Company has non-cancellable operating leases for nine buildings. The future commitments on the operating leases are as follows:

Successor (In thousands)	Future payments
2018	$2,294
2019	2,211
2020	2,161
2021	1,585
Thereafter	2,089
Total	$10,340

Rent expenses were $0.3 million for the successor period from July 7, 2017 through August 26, 2017 and $1.7 million for the predecessor period from August 28, 2016 through July 6, 2017, and $2.3 million, $1.5 million, and $2.1 million for the 52-week period ended August 27, 2016, the 35-week period ended August 29, 2015, and the 52-week period ended December 27, 2014, respectively.

Litigation

The Company is a party to certain litigation and claims that are considered normal to the operations of the business. Management is of the opinion that the outcome of these actions will not have a material adverse effect on the Company’s consolidated financial statements.

Tax Receivable Agreement

Refer to Note 9. Income Taxes for detail on the Tax Receivable Agreement which was contingent consideration at the time of the acquisition of Atkins.

11. Stockholders’ Equity Successor Common Stock

Simply Good Foods, the successor entity, is authorized to issue 600,000,000 shares of common stock, par value $0.01 per share, of which 70,562,477 shares of Simply Good Foods were issued at the time of the Business Combination transaction. The Company is authorized to issue 100,000,000 shares of preferred stock, par value $0.01 per share, of which no shares were issued and outstanding at the time of the Business Combination transaction. Simply Good Foods issued 65,845 shares of Restricted Stock Units of Common Stock during the successor period ending August 26, 2017.

Successor Equity Warrants

Prior to the Business Combination, Conyers Park issued 13,416,667 public warrants and 6,700,000 private placement warrants. Simply Good Foods assumed the Conyers Park equity warrants upon the change of control event. As a result of the Business Combination, the warrants issued by Conyers Park are no longer exercisable for shares of Conyers Park common stock, but instead will be exercisable for common stock of Simply Good Foods. All other features of the warrants remain unchanged.

Each whole warrant entitles the holder to purchase one whole share of Simply Good Food’s Common Stock at a price of $11.50 per share, subject to adjustment as discussed below. The warrants became exercisable 30 days after the completion of the Business Combination and expire five years after that date, or earlier upon redemption or liquidation.

Notes to Consolidated Financial Statements
(In Thousands, Except for shares data)

11. Stockholders’ Equity Successor Common Stock (cont.)

Simply Good Foods may call the warrants for redemption, in whole and not in part, at a price of $0.01 per warrant upon not less than 30 days’ prior written notice of redemption to each warrant holder if the reported last sale price of the Company’s common stock equals or exceeds $18.00 per share for any 20 trading days within a 30-trading day period ending three business days before the Company sends the notice of redemption to the warrant holders.

If the number of outstanding shares of the Company’s common stock is increased by a stock dividend payable in shares of common stock, or by a split-up of shares of common stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of common stock issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding shares of common stock.

If the number of outstanding shares of the Company’s common stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of common stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of common stock issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding shares of common stock.

Predecessor Common Stock

The predecessor Company was authorized to issue 600,000 shares of common stock at $0.01 par value per share. The holders of the Company’s common stock were entitled to one vote per share.

Predecessor Warrant Liabilities of Atkins

Atkins, the predecessor company, had outstanding warrants prior to the transaction forming Simply Good Foods. These Warrants were settled as a part of the Business Combination. Refer to Note 3. Business Combinations of the consolidated financial statements for additional details on the acquisition of the Company.

Historically, the value of the predecessor warrants were reflected as a liability in the accompanying consolidated financial statements and adjusted to fair value each reporting period through change in warrant liabilities in the accompanying Consolidated Statements of Operations and Comprehensive Income (Loss). For the predecessor entity, other income (expenses) of $0.7 million, $(0.7) million, $1.7 million, and $0.1 million were included in the changes in warrant liabilities in the accompanying Consolidated Statement of Operations and Comprehensive Income were charged for the period ending July 6, 2017, the 52-week period ended August 27, 2016, the 35-week period ended August 29, 2015, and the 52-week period ended December 27, 2014, respectively.

At August 26, 2017, there were no warrant liabilities on the balance sheet as these were settled in conjunction with the July 7, 2017 change of control. At August 27, 2016, $15.7 million was recorded in warrant liabilities on the accompanying Consolidated Balance Sheets.

12. Earnings Per Share

Basic earnings per share is based on the weighted average number of common shares issued and outstanding for the Successor period. Diluted earnings per share is based on the weighted average number of common shares issued and outstanding and the effect of all dilutive common stock equivalents outstanding during each period.

Notes to Consolidated Financial Statements
(In Thousands, Except for shares data)

12. Earnings Per Share (cont.)

The following table reconciles the numerators and denominators used in the computations of both basic and diluted earnings per share:

Successor
(In thousands, except share data)	From July 7, 2017 through August 26, 2017
Basic earnings per share computation:
Numerator:
Net income available to common stock shareholders	$450
Denominator:
Weighted average common shares – basic	70,562,477
Basic earnings per share from net income	$0.01
Diluted earnings per share computation:
Numerator:
Net income available to common stock shareholders	$450
Denominator:
Weighted average common shares outstanding – basic	70,562,477
Warrant conversion	690,248
Weighted average common shares – diluted(1)	71,254,770
Diluted earnings per share from net income	$0.01

____________

(1)      Excludes the effect of non-qualified stock options as the strike price exceeds the average market price for the period

13. Stock Option Plan Successor

In July 2017, the Company’s shareholders’ approved and adopted the Company’s 2017 Omnibus Incentive Plan (the “Incentive Plan”) which provides for the issuance of a maximum of 9,067,917 shares of Common Stock for the grant of options, and/or other stock-based or stock-denominated awards to employees, officers, directors, and agents of the Company and its subsidiaries.

Stock Options

The Incentive Plan includes provisions for granting incentive stock options for shares of Common Stock at a price not less than the fair value at the date of grant. Non-qualified stock options may be granted at a price equal to or more than the fair value of Common Stock on the date the option is granted. Stock options under the Incentive Plan generally become exercisable ratably over three years from the date of grant and must be exercised within 10 years from the date of grant. The Company’s policy is to recognize compensation expense on a straight-line basis over the requisite service period for the entire award. Forfeitures are recognized as incurred.

(In thousands, except share data and years)	Awards	Fair value per share	Weighted average exercise price	Weighted average contractual life (in years)	Aggregate intrinsic value
Outstanding at July 7, 2017	—		$—
Granted	2,577,692	$3.71	12.00	;
Exercised	—		—
Forfeited, canceled and expired	—		—
Outstanding at August 26, 2017	2,577,692	$3.71	$12.00	2.9	$—

Notes to Consolidated Financial Statements
(In Thousands, Except for shares data)

13. Stock Option Plan Successor (cont.)

Expected stock price volatility is based on a sampling of comparable publicly traded companies. The Company believes this sector to most closely model the nature of its own business. The risk-free rates are based on the implied yield available on U.S. Treasury zero-coupon issues with an equivalent remaining term. Assumptions as of the grant date used in the fair value calculation of each year’s grants are outlined in the following table.

From July 7, 2017 through August 26, 2017
Expected volatility	27.5%
Expected dividend yield	— %
Expected option term	6.0 years
Risk-free rate of return	1.975%

We recognized stock-based compensation expense related to stock options of $0.4 million for the successor period from July 7, 2017 through August 26, 2017. No stock options vested in the successor period ended August 26, 2017.

As of August 26, 2017, $9.2 million of total unrecognized compensation cost related to stock option plans that will be recognized over a weighted average period of 2.9 years.

Restricted Stock Units

Restricted stock units vest over a period of three years. During the successor period from July 7, 2017 through August 26, 2017, the Company granted 65,845 units with a weighted-average market value of $12.00 each. Prior to vesting, restricted stock units have no voting rights.

	Units	Weighted average grant-date fair value
Non-vested at July 7, 2017	—	$—
Granted	65,845	$12.00
Vested	—	$—
Forfeited, canceled and expired	—	$—
Non-vested at August 26, 2017	65,845	12.00

As of August 26, 2017, the Company had $0.8 million of total unrecognized compensation cost related to restricted stock awards that will be recognized over a weighted average period of 2.9 years.

Stock-based compensation expense related to restricted stock units recognized by the Company was nil in the successor period from July 7, 2017 through August 26, 2017. No restricted stock units vested in the successor period ended August 26, 2017.

Predecessor

In January 2011, the Board of Directors adopted the NCP-ATK Holdings, Inc. 2010 Stock Option Plan (the “Option Plan”). Under the terms of the Option Plan, nonqualified stock options may be granted to employees, directors, and consultants of the Company. An option certificate for each grant sets forth the exercise price, vesting period, performance thresholds if applicable, and other terms. Options with service conditions generally vest over a period of five years, and the Company recognizes share-based compensation expense ratably over the vesting period. Options with performance conditions generally vest over five successive years, based on the achievement of certain annual financial targets. Typically, each performance option contains five separate tranches, with each tranche vesting based on a specific year’s target. Compensation cost for each tranche is recognized over the period from grant date to vesting date. Options typically expire after ten years.

Notes to Consolidated Financial Statements
(In Thousands, Except for shares data)

13. Stock Option Plan Successor (cont.)

During the 52-week period ended August 27, 2016, the Company made a significant modification of the existing Option Plan by removing the performance condition requirement for five employees. This modification resulted in an incremental compensation cost of approximately $0.7 million. The unvested portion of the stock option will forfeit as of the change of control effective date and the vested portion of the stock option must be exercised within five calendar days following receipt by the option holder of written notice of the change in control. If not exercised, these vested stock options will cancel.

As of August 27, 2016, August 29, 2015 and December 27, 2014, the Company’s authorized common stock included 75,872 shares, 60,872 shares, and 60,872 shares, respectively, reserved for issuance under the Option Plan. As of August 27, 2016, the Company had granted 75,872 options, and 3,213 options are available for future grant.

The fair value of each option award is estimated on the date of grant using a Black-Scholes valuation model. The following assumptions were used for grants occurring in the predecessor period from August 28, 2016 through July 6, 2017 and the 52-week period ended August 27, 2016, the 35-week period ended August 29, 2015, and the 52-week period ended December 27, 2014:

	From August 28, 2016 through July 6, 2017	52-weeks ended August 27, 2016	35-weeks ended August 29, 2015	52-weeks ended December 27, 2014
Expected volatility	55%	55%	55%	40% to 45%
Expected dividend yield	— %	— %	— %	— %
Expected option term	5.1 – 6.5 years	5.1 – 6.5 years	5.1 – 6.5 years	6.25 years
Risk-free rate of return	1.62% to 1.74%	1.62% to 1.74%	1.62% to 1.74%	1.08% to 1.16%

The expected term of the options represents the estimated period of time until exercise and considers vesting schedules and expectations of future employee and director behavior. Expected stock price volatility is based on a sampling of comparable publicly traded companies. The Company believes this sector to most closely model the nature of its own business. The risk-free rates are based on the implied yield available on U.S. Treasury zero-coupon issues with an equivalent remaining term.

A summary of the option activity under the plans for the predecessor period ending July 6, 2017 is presented below.

	Shares	Weighted average exercise price	Weighted average contractual life in years	Aggregate intrinsic value
Outstanding at August 27, 2016	52,473	$534.78
Granted	314	$960.27
Exercised	(31,500)	$352.79
Forfeited, canceled and expired	(21,287)	$810.36
Outstanding at July 6, 2017	—	$—	—	$—
Options vested or expected to vest	—	$—	—	$—
Exercisable at July 6, 2017	—	$—	—	$—

	From August 28, 2016 through July 6, 2017	52-weeks ended August 27, 2016	35-weeks ended August 29, 2015	52-weeks ended December 27, 2014
Weighted average grant date fair value per share of options granted	$261.80	$261.80	$142.28	$142.28
Intrinsic value of options exercised	$11,106	$326	$11	$1,023
Fair value of shares vested	$—	$2,145	$757	$1,485
Tax benefit related to stock option expense	$910	$595	$20	$395

Notes to Consolidated Financial Statements
(In Thousands, Except for shares data)

13. Stock Option Plan Successor (cont.)

During the predecessor period ending July 6, 2017, the 52-week period ended August 27, 2016, the 35-week period ended August 29, 2015, and the 52-week period ended December 27, 2014, the Company received $0.1 million, $0.3 million, $0.0 million, and $1.9 million of cash from stock option exercises, respectively.

14. Related Party Transactions Successor

Tax Receivable Agreement

The tax receivable agreement provides for the effective payment by us to the former equity holders of Atkins for cash savings, if any, in U.S. federal, state and local income tax or franchise tax that is actually realized as a result of the change in control discussed in Note 9. Income Taxes.

Predecessor

Pursuant to an arrangement with former majority stockholder of Atkins, the Predecessor Company was obligated to pay a management fee of the greater of $0.9 million or an amount equal to 2% of consolidated adjusted earnings before interest, tax, depreciation and amortization (EBITDA), as defined by the First Lien and Second Lien, which can be prorated upon a fiscal year-end change. Annual reimbursements for out-of-pocket expenses were limited to $0.2 million.

For the predecessor period ending July 6, 2017, the management fee expense was $1.2 million. During the 52-week period ended August 27, 2016, the 35-week period ended August 29, 2015, and the 52-week period ended December 27, 2014, the management fee expense was $1.7 million, $0.9 million, and $1.6 million, respectively.

15. Accumulated Other Comprehensive Loss

Foreign Currency Translation
Balance, December 28, 2013 (Predecessor)	$(1,329)
Foreign currency translation adjustment	292
December 27, 2014 (Predecessor)	(1,037)
Foreign currency translation adjustment	(27)
August 29, 2015 (Predecessor)	(1,064)
Foreign currency translation adjustment	621
August 27, 2016 (Predecessor)	(443)
Foreign currency translation adjustments (Predecessor)	(199)
Elimination of accumulated other comprehensive loss (Predecessor)	642
Foreign currency translation adjustments (Successor)	19
Balance, August 26, 2017 (Successor)	$19

16. Segment and Customer Information

The Company has organized its operations into one operating segment that sells its branded nutritional foods and snacking products designed around the nutrition principles of the Atkins eating approach. The results of the operating segment are reviewed by the Company’s chief operating decision maker to make decisions about resource expenditures and assessing financial performance. This operating segment is therefore the Company’s only reportable segment.

Reconciliations of the totals of reported segment revenues, profit, or loss measurement, assets, and other significant items reported by segment to the corresponding GAAP totals is not applicable to Atkins as it only has one reportable segment. The following is a summary of geographical information:

Notes to Consolidated Financial Statements
(In Thousands, Except for shares data)

16. Segment and Customer Information (cont.)

	2017		2016	2015	2014
	From July 7, 2017 through August 26, 2017	From August 28, 2016 through July 6, 2017	52-weeks ended August 27, 2016	35-weeks ended August 29, 2015	52-weeks ended December 27, 2014
	(Successor)	(Predecessor)	(Predecessor)	(Predecessor)	(Predecessor)
Revenues from external customers
North America	$52,373	$316,776	$399,922	$234,564	$398,321
International	3,961	23,061	27,936	18,334	31,537
Total	$56,334	$339,837	$427,858	$252,898	$429,858
Long lived assets
North America	$2,073	$1,759	$2,226	$2,481	$2,172
International	32	34	47	69	50
Total	$2,105	$1,793	$2,273	$2,550	$2,222

Revenues from transactions with external customers for each of Atkins’ products would be impracticable to disclose. Management does not view its business by product line.

Significant Customers

Credit risk for the Company was concentrated in the following customer who comprised more than 10% of the Company’s total sales for the successor period from July 7, 2017 through August 26, 2017, the predecessor period from August 28, 2016 through July 6, 2017, the 52-week period ending August 27, 2016, the 35-week period ending August 29, 2015, and 52-week period ending December 27, 2014:

	2017		2016	2015	2014
	From July 7, 2017 through August 26, 2017	From August 28, 2016 through July 6, 2017	52-weeks ended August 27, 2016	35-weeks ended August 29, 2015	52-weeks ended December 27, 2014
	(Successor)	(Predecessor)	(Predecessor)	(Predecessor)	(Predecessor)
Customer 1	42%	46%	41%	38%	40%

At August 26, 2017 and August 27, 2016, the Company had a single significant customer that accounted for the following amounts of the Company’s accounts receivable:

	August 26, 2017		August 27, 2016
	(Successor)		(Predecessor)
Customer 1	$14,886	34%	$14,884	34%

No other customers of the Company accounted for more than 10% of sales during these periods. The Company generally does not require collateral from its customers and has not incurred any significant losses on uncollectible accounts receivable.

17. Significant Agreement

In July 2016, the Company entered into an Exclusive License Agreement (the “License Agreement”) with a co-manufacturer to use the Atkins name and licensed marks to develop, market, distribute and sell frozen food products. In accordance with and subject to terms and conditions of the License Agreement, Atkins will receive a minimum annual royalty payment of $4.0 million in the first year of the License Agreement and increasing annually 3% through the seventh year. Immediately following the initial seven year term, and only upon prior mutual written agreement of the parties, the License Agreement may renew for an additional consecutive seven year period. The License Agreement became effective on September 1, 2016 and all related royalty revenue is recorded in net sales in the accompanying Consolidated Statement of Operations and Comprehensive Income.

Notes to Consolidated Financial Statements
(In Thousands, Except for shares data)

17. Significant Agreement (cont.)

As discussed in Note 5. Goodwill and Intangibles, the Company recorded a $22.0 million intangible asset for the License Agreement with a depreciable life of 14 years as a result of the Business Combination of Atkins discussed in Note 3. Business Combinations.

18. Unaudited Quarterly Financial Data

Summarized quarterly financial data:

	(Successor)	(Predecessor)
	From July 7, 2017 through August 26, 2017	From May 28, 2017 through July 6, 2017	13-weeks ended May 27, 2017	13-weeks ended February 25, 2017	13-weeks ended November 26, 2016
Net sales	$56,334	$41,223	$96,503	$102,308	$99,803
Income from operations	1,859	(18,660)	10,628	13,305	18,460
Net income	$450	$(17,082)	$4,347	3,463	6,787
Earnings per share from net income:
Basic	$0.01
Diluted	$0.01

	52-weeks ended August 27, 2016	13-weeks ended August 27, 2016	13-weeks ended May 28, 2016	13-weeks ended February 27, 2016	13-weeks ended November 28, 2015
Net sales	$427,858	$103,491	$104,590	$120,095	$99,682
Income from operations	45,959	10,124	7,992	11,424	16,419
Net income	$10,034	$1,159	$776	$2,390	$5,709

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholder of
Conyers Park Acquisition Corp.

We have audited the accompanying balance sheet of Conyers Park Acquisition Corp. (the “Company”), as of December 31, 2016, and the related statements of operations, changes in stockholders’ equity and cash flows for the period from April 20, 2016 (inception) to December 31, 2016. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above presents fairly, in all material respects, the financial position of Conyers Park Acquisition Corp. as of December 31, 2016, and the results of its operations and its cash flows for the period from April 20, 2016 (inception) to December 31, 2016, in accordance with accounting principles generally accepted in the United States of America.

/s/ WithumSmith+Brown, PC

Morristown, New Jersey
March 31, 2017

Conyers Park Acquisition Corp.
Balance Sheet

As of December 31, 2016
ASSETS:
Current assets:
Cash and cash equivalents	$954,102
Prepaid expenses	336,458
Total current assets	1,290,560
Investments held in Trust Account	402,794,587
Total assets	$404,085,147

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Current liabilities:
Accounts payable and accrued expenses	$1,404
Accounts payable – related party	185,424
Accrued franchise tax	126,000
Total current liabilities	312,828
Deferred underwriting compensation	14,087,500
Total liabilities	14,400,328

Class A Common Stock subject to possible redemption; 38,468,481 (at redemption value of $10.00 per share)	384,684,810

Stockholders’ equity:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized, none issued or outstanding	—
Class A Common Stock, $0.0001 par value, 200,000,000 shares authorized, 1,781,519 shares issued and outstanding (excluding 38,468,481 shares subject to redemption)	178
Class B common stock, $0.0001 par value, 20,000,000 shares authorized, 10,062,500 issued and outstanding	1,006
Additional paid-in capital	5,191,328
Accumulated deficit	(192,503)
Total stockholders’ equity	5,000,009
Total liabilities and stockholders’ equity	$404,085,147

See accompanying notes to financial statements

Conyers Park Acquisition Corp.
Statement of Operations

For the Period From April 20, 2016 (Inception) to December 31, 2016
Revenues	$—
General and administrative expenses	487,090
Loss from operations	(487,090)
Interest income	294,587
Net loss	$(192,503)

Weighted average number of shares outstanding:
Basic and diluted	11,201,093

Net loss per common share:
Basic and diluted	$(0.02)

See accompanying notes to financial statements

Conyers Park Acquisition Corp.
Statement of Changes in Stockholders’ Equity

	Class A Common Stock		Class B Common Stock		Additional Paid-in	Accumulated	Stockholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Equity
Balance at April 20, 2016 (date of inception)	—	$—	—	$—	$—	$—	$—
Sale of Class B common stock to Sponsor	—	—	10,062,500	1,006	23,994	—	25,000
Sale of Class A Common Stock to public	40,250,000	4,025	—	—	402,495,975	—	402,500,000
Sale of 6,700,000 Private Placement Warrants to Sponsor	—	—	—	—	10,050,000	—	10,050,000
Underwriters’ discount and offering costs	—	—	—	—	(22,697,678)	—	(22,697,678)
Class A Common Stock subject to possible redemption	(38,468,481)	$(3,847)	—	—	(384,680,963)	—	(384,684,810)
Net loss	—	—	—	—	—	(192,503)	(192,503)
Balance at December 31, 2016	1,781,519	$178	10,062,500	$1,006	$5,191,328	$(192,503)	$5,000,009

See accompanying notes to financial statements

Conyers Park Acquisition Corp.
Statement of Cash Flows

For the Period from April 20, 2016 (Inception) to December 31, 2016
Cash flows from operating activities:
Net loss	$(192,503)
Changes in prepaid expenses	(336,458)
Changes in accounts payable and accrued expenses	1,404
Changes in accounts payable – related party	185,424
Changes in accrued franchise tax	126,000
Net cash used by operating activities	(216,133)

Cash flows from investing activities:
Cash deposited in Trust Account	(402,500,000)
Interest earned in Trust Account	(294,587)
Net cash used by investing activities	(402,794,587)

Cash flows from financing activities:
Proceeds from sale of Class A Common Stock to public	402,500,000
Proceeds from sale of Class B common stock to Sponsor	25,000
Proceeds from sale of Private Placement Warrants to Sponsor	10,050,000
Payment of underwriters’ discount	(8,050,000)
Payment of offering costs	(560,178)
Net cash provided by financing activities	403,964,822

Increase in cash	954,102
Cash and cash equivalents at beginning of period	—
Cash and cash equivalents at end of period	$954,102

Supplemental disclosure of non-cash financing activities:
Deferred underwriting compensation	$14,087,500

See accompanying notes to financial statements

Conyers Park Acquisition Corp.
Notes to Financial Statements

Note 1 — Description of Organization and Business Operations

Organization and General

Conyers Park Acquisition Corp. (the “Company”) was incorporated in Delaware on April 20, 2016. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Initial Business Combination”). The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended, or the “Securities Act,” as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”).

At December 31, 2016, the Company had not commenced any operations. All activity for the period from April 20, 2016 (Inception) through December 31, 2016 relates to the Company’s formation and the initial public offering (“Public Offering”) described below and since the Public Offering, the search for a target business with which to consummate an Initial Business Combination. The Company will not generate any operating revenues until after completion of its Initial Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income on cash and cash equivalents from the proceeds derived from the Public Offering.

Sponsor and Proposed Financing

The Company’s sponsor is Conyers Park Sponsor LLC, a Delaware limited liability company (the “Sponsor”). The registration statement for the Company’s Public Offering was declared effective by the United States Securities and Exchange Commission (the “SEC”) on July 14, 2016. The Company intends to finance its Initial Business Combination with proceeds from the $402,500,000 Public Offering of Units and a $10,050,000 private placement (Note 4). Upon the closing of the Public Offering and the private placement, $402,500,000 was placed in a trust account (the “Trust Account”) (discussed below).

The Trust Account

The proceeds held in the Trust Account may be invested only in U.S. government treasury bills with a maturity of one hundred eighty (180) days or less or in money market funds that meet certain conditions under Rule 2a-7 under the Investment Company Act of 1940 and that invest only in direct U.S. government obligations. Funds will remain in the Trust Account until the earlier of (i) the consummation of the Initial Business Combination or (ii) the distribution of the Trust Account proceeds as described below. The remaining proceeds outside the Trust Account may be used to pay for business, legal and accounting due diligence on prospective acquisitions and continuing general and administrative expenses.

The Company’s amended and restated certificate of incorporation provides that, other than the withdrawal of interest to fund working capital requirements of up to $1,000,000 and to pay taxes, if any, none of the funds held in the Trust Account will be released until the earlier of: (i) the completion of the Initial Business Combination; (ii) the redemption of any shares of Class A common stock, $0.0001 par value (the “Class A Common Stock”) included in the Units (the “Public Shares”) sold in the Public Offering that have been properly tendered in connection with a stockholder vote to amend the Company’s amended and restated certificate of incorporation to modify the substance or timing of its obligation to redeem 100% of such shares of Class A Common Stock if it does not complete the Initial Business Combination within 24 months from the closing of the Public Offering; and (iii) the redemption of 100% of the shares of Class A Common Stock included in the Units sold in the Public Offering if the Company is unable to complete an Initial Business Combination within 24 months from the closing of the Public Offering (subject to the requirements of law). The proceeds deposited in the Trust Account could become subject to the claims of the Company’s creditors, if any, which could have priority over the claims of the Company’s public stockholders.

Initial Business Combination

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Public Offering, although substantially all of the net proceeds of the Public Offering are intended to be generally

Conyers Park Acquisition Corp.
Notes to Financial Statements

Note 1 — Description of Organization and Business Operations (cont.)

applied toward consummating an Initial Business Combination. The Initial Business Combination must occur with one or more target businesses that together have an aggregate fair market value of at least 80% of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on income earned on the Trust Account) at the time of the agreement to enter into the Initial Business Combination. Furthermore, there is no assurance that the Company will be able to successfully effect an Initial Business Combination.

The Company, after signing a definitive agreement for an Initial Business Combination, will either (i) seek stockholder approval of the Initial Business Combination at a meeting called for such purpose in connection with which stockholders may seek to redeem their shares, regardless of whether they vote for or against the Initial Business Combination, for cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the Initial Business Combination, including interest but less taxes payable and amounts permitted to be withdrawn for working capital purposes, or (ii) provide stockholders with the opportunity to sell their Public Shares to the Company by means of a tender offer (and thereby avoid the need for a stockholder vote) for an amount in cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the Initial Business Combination, including interest but less taxes payable and amounts permitted to be withdrawn for working capital purposes. The decision as to whether the Company will seek stockholder approval of the Initial Business Combination or will allow stockholders to sell their Public Shares in a tender offer will be made by the Company, solely in its discretion, and will be based on a variety of factors such as the timing of the transaction and whether the terms of the transaction would otherwise require the Company to seek stockholder approval, unless a vote is required by law or under NASDAQ rules. If the Company seeks stockholder approval, it will complete its Initial Business Combination only if a majority of the outstanding shares of common stock voted are voted in favor of the Initial Business Combination. However, in no event will the Company redeem its Public Shares in an amount that would cause its net tangible assets to be less than $5,000,001. In such case, the Company would not proceed with the redemption of its Public Shares and the related Initial Business Combination, and instead may search for an alternate Initial Business Combination.

If the Company holds a stockholder vote or there is a tender offer for shares in connection with an Initial Business Combination, a public stockholder will have the right to redeem its shares for an amount in cash equal to its pro rata share of the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the Initial Business Combination, including interest but less taxes payable and amounts permitted to be withdrawn for working capital purposes. As a result, such shares of Class A Common Stock will be recorded at redemption amount and classified as temporary equity upon the completion of the Public Offering, in accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 480, “Distinguishing Liabilities from Equity.”

Pursuant to the Company’s amended and restated certificate of incorporation, if the Company is unable to complete the Initial Business Combination within 24 months from the closing of the Public Offering, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but no more than ten business days thereafter subject to lawfully available funds therefore, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to us to pay up to $1,000,000 of the Company’s working capital requirements as well as to pay the Company’s franchise and income taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.

The Sponsor and the Company’s officers and directors entered into a letter agreement with the Company, pursuant to which they agreed to waive their rights to liquidating distributions from the Trust Account with respect

Conyers Park Acquisition Corp.
Notes to Financial Statements

Note 1 — Description of Organization and Business Operations (cont.)

to any Founder Shares (as defined below) held by them if the Company fails to complete the Initial Business Combination within 24 months of the closing of the Public Offering. However, if the Sponsor or any of the Company’s directors, officers or affiliates acquires shares of Class A common stock in or after the Public Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such shares if the Company fails to complete the Initial Business Combination within the prescribed time period.

In the event of a liquidation, dissolution or winding up of the Company after an Initial Business Combination, the Company’s stockholders are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision is made for each class of stock, if any, having preference over the common stock. The Company’s stockholders have no preemptive or other subscription rights. There are no sinking fund provisions applicable to the common stock, except that the Company will provide its stockholders with the opportunity to redeem their Public Shares for cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account, upon the completion of the Initial Business Combination, subject to the limitations described herein.

Note 2 — Summary of Significant Accounting Policies

Basis of Presentation

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the accounting and disclosure rules and regulations of the SEC.

Liquidity

As of December 31, 2016, the Company had a balance of cash and cash equivalents of approximately $954,000, which excludes interest income available to the Company for tax obligations of approximately $295,000 from the Company’s investments in the Trust account.

The Company intends to use substantially all of the funds held in the Trust Account, including any amounts representing interest earned on the Trust Account (less taxes payable and deferred underwriting commissions) to complete its initial business combination. To the extent that the Company’s equity or debt is used, in whole or in part, as consideration to complete the initial business combination, the remaining proceeds held in the Trust Account will be used as working capital to finance the operations of the target business or businesses, make other acquisitions and pursue its growth strategies.

Based on the foregoing, management believes that the Company will have sufficient working capital to meet the Company’s needs for the next twelve months. Over this time period, the Company will be using these funds for paying existing accounts payable, identifying and evaluating prospective acquisition candidates, performing business due diligence on prospective target businesses, traveling to and from the offices, plants or similar locations of prospective target businesses, reviewing corporate documents and material agreements of prospective target businesses, selecting the target business to acquire and structuring, negotiating and consummating the business combination.

Emerging Growth Company

Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different

Conyers Park Acquisition Corp.
Notes to Financial Statements

Note 2 — Summary of Significant Accounting Policies (cont.)

application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard.

This may make comparison of the Company’s financial statements with another public company, which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period, difficult or impossible because of the potential differences in accounting standards used.

Net Loss Per Common Share

Net loss per common share is computed by dividing net loss applicable to common stockholders by the weighted average number of common shares outstanding during the period, plus, to the extent dilutive, the incremental number of shares of common stock to settle warrants, as calculated using the treasury stock method. At December 31, 2016, the Company had outstanding warrants to purchase 20,116,667 shares of common stock. For the period presented, these shares were excluded from the calculation of diluted loss per share of common stock because their inclusion would have been antidilutive. As a result, diluted loss per common share is the same as basic loss per common share for the period.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentration of credit risk consist of cash accounts in a financial institution, which, at times, may exceed the Federal depository insurance coverage of $250,000. The Company had not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under FASB ASC 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the balance sheet.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

Offering Costs

The Company complies with the requirements of FASB ASC 340-10-S99-1 and SEC Staff Accounting Bulletin Topic 5A — “Expenses of Offering.” Offering costs were $22,697,678 (including $22,137,500 in underwriters’ fees), consisting principally of costs incurred in connection with formation and preparation for the Public Offering. These costs, together with the underwriters’ discount were charged to additional paid-in capital upon closing of the Public Offering on July 20, 2016.

Redeemable Class A Common Stock

As discussed in Note 1, all of the 40,250,000 shares of Class A common stock sold as parts of the Units in the Public Offering contain a redemption feature which allows for the redemption of Class A common stock under the Company’s Liquidation or Tender Offer/Stockholder Approval provisions. In accordance with FASB ASC 480, redemption provisions not solely within the control of the Company require the security to be classified outside of permanent equity. Ordinary liquidation events, which involve the redemption and liquidation of all of the entity’s equity instruments, are excluded from the provisions of FASB ASC 480. Although the Company has not specified a maximum redemption threshold, its amended and restated certificate of incorporation provides that in no event

Conyers Park Acquisition Corp.
Notes to Financial Statements

Note 2 — Summary of Significant Accounting Policies (cont.)

will the Company redeem its public shares in an amount that would cause its net tangible assets to be less than $5,000,001.

The Company recognizes changes in redemption value immediately as they occur and will adjust the carrying value of the security to equal the redemption value at the end of each reporting period. Increases or decreases in the carrying amount of redeemable Class A common stock shall be affected by charges against additional paid-in capital. Accordingly, at December 31, 2016, 38,468,481 of the 40,250,000 shares of Class A common stock included in the Units were classified outside of permanent equity at its redemption value.

Income Taxes

The Company follows the asset and liability method of accounting for income taxes under FASB ASC 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

FASB ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. There were no unrecognized tax benefits as of December 31, 2016. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. No amounts were accrued for the payment of interest and penalties at December 31, 2016. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

Marketable Securities Held in Trust Account

The amounts held in the Trust Account represent proceeds from the Public Offering and the Private Placement of $402,500,000 which were invested in a money market instrument that invests in United States Treasury Securities with original maturities of six months or less and can only be used by the Company in connection with the consummation of an Initial Business Combination.

Recent Accounting Pronouncements

In August 2014, FASB issued ASU 2014-15, “Presentation of Financial Statements — Going Concern” (Subtopic 205-40): Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern. ASU 2014-15 provides guidance on management’s responsibility to evaluate whether there is substantial doubt about an organization’s ability to continue as a going concern and to provide related footnote disclosures. For each reporting period, management will be required to evaluate whether there are conditions or events that raise substantial doubt about a company’s ability to continue as a going concern within one year from the date the financial statements are issued. The amendments in ASU 2014-15 are effective for annual reporting periods ending after December 15, 2016 and for annual and interim periods thereafter. Early adoption is permitted. The Company has adopted and incorporated the methodologies prescribed by ASU 2014-15 in the accompanying financial statements.

The Company’s management does not believe that any other recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s financial statements.

Conyers Park Acquisition Corp.
Notes to Financial Statements

Note 3 — Public Offering

On July 20, 2016, in the Public Offering, the Company sold 40,250,000 units at a price of $10.00 per unit (the “Units”), including the full exercise of the underwriter’s overallotment option. The Sponsor purchased an aggregate of 6,700,000 warrants at a price of $1.50 per warrant in a private placement that occurred simultaneously with the closing of the Public Offering.

Each Unit consists of one share of the Company’s Class A common stock, and one-third of one warrant to purchase shares of Class A common stock (each, a “Warrant” and, collectively, the “Warrants”). Each whole Warrant entitles the holder to purchase one share of Class A common stock at a price of $11.50 per share. No fractional shares will be issued upon separation of the Units and only whole Warrants will trade. Each Warrant will become exercisable on the later of 30 days after the completion of the Company’s Initial Business Combination or 12 months from the closing of the Public Offering and will expire five years after the completion of the Company’s Initial Business Combination or earlier upon redemption or liquidation. Once the Warrants become exercisable, the Company may redeem the outstanding Warrants in whole and not in part at a price of $0.01 per Warrant upon a minimum of 30 days’ prior written notice of redemption, if and only if the last sale price of the Company’s Class A common stock equals or exceeds $18.00 per share for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sent the notice of redemption to the Warrant holders.

The Company paid an underwriting discount of $8,050,000 to the underwriters at the closing of the Public Offering, with an additional fee (the “Deferred Discount”) of $14,087,500, payable upon the Company’s completion of an Initial Business Combination. The Deferred Discount will become payable to the underwriters from the amounts held in the Trust Account solely in the event the Company completes its Initial Business Combination.

Note 4 — Related Party Transactions

Founder Shares

On April 29, 2016, the Sponsor purchased 10,062,500 shares of Class B common stock for an aggregate price of $25,000, or approximately $0.002 per share. As used herein, unless the context otherwise requires, “Founder Shares” shall be deemed to include the shares of Class A common stock issuable upon conversion thereof. The Founder Shares are identical to the Class A common stock included in the Units sold in the Public Offering except that the Founder Shares automatically convert into shares of Class A common stock at the time of the Company’s Initial Business Combination and are subject to certain transfer restrictions, as described in more detail below. Holders of Founder Shares may also elect to convert their shares of Class B common stock into an equal number of shares of Class A common stock, subject to adjustment as provided above, at any time.

The Company’s initial stockholders have agreed, subject to limited exceptions, not to transfer, assign or sell any of their Founder Shares until the earlier to occur of: (A) one year after the completion of the Initial Business Combination or (B) subsequent to the Initial Business Combination, (x) if the last sale price of the Company’s Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Initial Business Combination, or (y) the date on which the Company completes a liquidation, merger, stock exchange or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property.

Private Placement Warrants

The Sponsor has purchased an aggregate of 6,700,000 private placement warrants (including warrants required to be purchased in connection with the over-allotment option) at a price of $1.50 per warrant in a private placement that occurred simultaneously with the closing of the Public Offering (the “Private Placement Warrants”). Each Private Placement Warrant is exercisable for one whole share of the Company’s Class A common stock at a price of $11.50 per share. A portion of the purchase price of the Private Placement Warrants has been added to the proceeds from the Public Offering held in the Trust Account pending completion of the Initial Business Combination such that at the closing of the Public Offering $402.5 million was held in the Trust Account. If the Initial Business

Conyers Park Acquisition Corp.
Notes to Financial Statements

Note 4 — Related Party Transactions (cont.)

Combination is not completed within 24 months from the closing of the Public Offering, the proceeds from the sale of the Private Placement Warrants held in the Trust Account will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Private Placement Warrants will expire worthless. The Private Placement Warrants are non-redeemable and exercisable on a cashless basis so long as they are held by the Sponsor or its permitted transferees.

The Sponsor and the Company’s officers and directors have agreed, subject to limited exceptions, not to transfer, assign or sell any of their Private Placement Warrants (including the Class A common stock issuable upon exercise of the Private Placement Warrants) until 30 days after the completion of the Initial Business Combination.

Registration Rights

The holders of Founder Shares, Private Placement Warrants and Warrants that may be issued upon conversion of working capital loans, if any, are entitled to registration rights (in the case of the Founder Shares, only after conversion of such shares to shares of Class A common stock) as stated in the registration rights agreement signed on the date of the prospectus for the Public Offering. These holders are entitled to certain demand and “piggyback” registration rights.

However, the registration rights agreement provides that the Company will not permit any registration statement filed under the Securities Act to become effective until termination of the applicable lock-up period for the securities to be registered. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Related Party Loans

On April 29, 2016, the Sponsor agreed to loan the Company an aggregate of up to $300,000 to cover expenses related to the Public Offering pursuant to a promissory note (the “Note”). This note was non-interest bearing and payable on the earlier of December 31, 2016 or the completion of the Public Offering. On April 29, 2016, the Company borrowed $100,000 under the Note. From April 30, 2016 through July 19, 2016, the Company borrowed an additional $125,000 under the Note. On July 20, 2016, the total balance of $225,000 of the Note was repaid to the Sponsor.

Administrative Support Agreement

The Company has agreed to pay an affiliate of the Sponsor a total of $10,000 per month for office space, utilities and secretarial and administrative support. Services commenced on July 15, 2016, the date the securities were first listed on the NASDAQ Capital Market and will terminate upon the earlier of the completion of the Initial Business Combination or the Company’s liquidation.

Accounts Payable — Related Party

As of December 31, 2016, the Company had a balance of $185,424 payable to related parties for expenses paid on behalf of the Company in the amount of $125,424 and $60,000 payable under the administrative support agreement. These borrowings are non-interest bearing, unsecured and due on demand.

Note 5 — Investments Held in Trust Account

Upon the closing of the Public Offering and the Private Placement, $402,500,000 was placed in the Trust Account. At December 31, 2016, funds in the Trust Account totaled $402,794,587 and were held in investment securities and cash, with investment securities consisting only of money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act of 1940, as amended, which invest only in direct U.S. government obligations. Such investment securities are carried at cost, which approximates fair value.

Conyers Park Acquisition Corp.
Notes to Financial Statements

Note 6 — Fair Value Measurements

The following table presents information about the Company’s assets that are measured on a recurring basis as of December 31, 2016 and indicates the fair value hierarchy of the valuation techniques that the Company utilized to determine such fair value. In general, fair values determined by Level 1 inputs utilize quoted prices (unadjusted) in active markets for identical assets or liabilities. Fair values determined by Level 2 inputs utilize data points that are observable, such as quoted prices, interest rates and yield curves. Fair values determined by Level 3 inputs are unobservable data points for the asset or liability, and includes situations where there is little, if any, market activity for the asset or liability.

	December 31, 2016	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Investments in money market fund held in Trust Account	$402,794,587	$402,794,587	$—	$—
Total	$402,794,587	$402,794,587	$—	$—

Note 7 — Deferred Underwriting Commission

The Company is committed to pay the Deferred Discount of 3.5% of the gross proceeds of the Public Offering, or $14,087,500, to the underwriters upon the Company’s completion of an Initial Business Combination. The underwriters are not entitled to receive any of the interest earned on Trust Account funds that would be used to pay the Deferred Discount, and no Deferred Discount is payable to the underwriters if an Initial Business Combination is not completed within 24 months after the Public Offering.

Note 8 — Stockholders’ Equity

Common Stock

The authorized common stock of the Company consists of 200,000,000 shares of Class A common stock and 20,000,000 shares of Class B common stock. If the Company enters into an Initial Business Combination, it may (depending on the terms of such an Initial Business Combination) be required to increase the number of shares of Class A common stock which the Company is authorized to issue at the same time as the Company’s stockholders vote on the Initial Business Combination to the extent the Company seeks stockholder approval in connection with the Initial Business Combination. Holders of the Company’s common stock are entitled to one vote for each share of common stock. At December 31, 2016, there were 40,250,000 shares of Class A (of which 38,468,481 was classified outside of permanent equity) and 10,062,500 shares of Class B common stock issued and outstanding.

Preferred Stock

The Company is authorized to issue 1,000,000 shares of preferred stock with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. At December 31, 2016, there were no shares of preferred stock issued or outstanding.

Outstanding Warrants

The Company issued warrants to purchase 13,416,667 shares of Class A common stock as part of the units sold in the Initial Public Offering and, simultaneously with the closing of our Initial Public Offering, the Company issued Private Placement Warrants to purchase an aggregate of 6,700,000 shares of Class A common stock at $11.50 per share. At December 31, 2016, the Company had outstanding warrants to purchase 20,116,667 shares of common stock.

8,843,174 Shares

Common Stock

________________________________

PROSPECTUS SUPPLEMENT

________________________________

Morgan Stanley

The date of this prospectus supplement is February 6, 2018.